As filed with the Securities and Exchange Commission on September 30, 2021

Registration No. 333-259778

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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AMENDMENT NO. 1
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_____________________________________

Cazoo Group Ltd

(Exact Name of Registrant as specified in its charter)

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Cayman Islands	5500	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

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41 Chalton Street
London, NW1 1JD, United Kingdom
+44 20 3901 3488

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

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Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

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Copies to:

Valerie Ford Jacob, Esq. Sebastian Fain, Esq. Freshfields Bruckhaus Deringer US LLP 601 Lexington Avenue New York, NY 10022 (212) 277-4000

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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†        The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Security(1)		Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee(2)
Primary Offering:
Class A ordinary shares, par value $0.0001 per share	41,254,590	(4)	$11.50	(5)	$474,427,785		$51,760.10
Secondary Offering:
Class A ordinary shares, par value $0.0001 per share	429,176,927	(6)	$9.20	(7)	$3,948,427,728.50	(7)	$430,773.46
Warrants	21,129,818	(8)	$—		$—		$—	(10)
Class A ordinary shares issuable on exercise of warrants(3)	21,129,818	(9)	$11.50	(5)	$242,992,907		$26,510.53
Total							$509,044.10	(11)

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(1)      Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant is also registering an indeterminate number of additional securities as may be issued to prevent dilution resulting from share dividends, share splits or similar transactions.

(2)      Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001091, which represents the registration fee of $109.10 per $1,000,000 of the aggregate offering price.

(3)      Includes 21,129,818 Class A ordinary shares, par value $0.0001 per share (“Class A Shares”) of Cazoo Group Ltd, a Cayman Islands exempted company (“we,” “Company” or “Cazoo”), issuable upon the exercise of warrants of the Company that were issued in exchange for 21,129,818 private placement warrants of Ajax I, a Cayman Islands exempted company (“Ajax”) (the “private placement warrants”), in connection with the closing of the Business Combination (as defined below).

(4)      Includes (i) 20,124,772 Class A Shares of the Company, issuable upon the exercise of warrants of the Company that were issued in exchange for the public warrants of Ajax in connection with the closing of the Business Combination, and (ii) 21,129,818 Class A Shares issuable upon the exercise of the Company’s warrants that were issued in exchange for 21,129,818 private placement warrants in connection with the closing of the Business Combination (the “private warrants”).

(5)      Estimated solely for the purpose of the calculation of the registration fee pursuant to Rule 457(g), based on the exercise price of the warrants.

(6)      Consists of (i) 8,944,343 Class A Shares issued upon conversion of the Registrant’s Class B Shares owned by Ajax I Holdings, LLC (the “Sponsor”) initially issued in the form of Class B ordinary shares, par value $0.0001 per share of Ajax in a private placement prior to the initial public offering of Ajax (the “founder shares”), (ii) 80,000,000 Class A Shares beneficially owned by a number of subscribers purchased from the Registrant, for a purchase price of $10.00 per share, pursuant to separate subscription agreements, and (iii) 340,232,584 Class A Shares (including 4,592,617 Class A Shares issuable upon the exercise of employee equity awards) issuable upon conversion of Class C ordinary shares, par value $0.0001 per share (the “Class C Shares”), issued to certain former shareholders of Cazoo Holdings Limited, a private limited company organized under the law of England and Wales (“Cazoo Holdings”).

(7)      Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $9.20, which is the average of the high and low prices of the Registrant’s Class A Shares on September 22, 2021 on the New York Stock Exchange.

(8)      Includes the resale of 21,129,818 private warrants.

(9)      Includes the resale of 21,129,818 Class A Shares issuable upon the exercise of private warrants.

(10)    In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the Class A ordinary shares underlying the warrants, and no separate fee is payable for the warrants.

(11)    Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 30, 2021

PRELIMINARY PROSPECTUS

Cazoo Group Ltd

Primary Offering of
41,254,590 Class A Shares

Secondary Offering of
429,176,927 Class A Shares
21,129,818 Warrants to Purchase Class A Shares and
21,129,818 Class A Shares Issuable upon Exercise of Warrants

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This prospectus relates to the issuance from time to time by us of up to 41,254,590 of our Class A Shares, par value $0.0001 per share (the “Class A Shares”), including (i) 20,124,772 Class A Shares issuable upon the exercise of our public warrants (the “public warrants”), each whole warrant exercisable for one Class A Share at an exercise price of $11.50 per share, and, (ii) 21,129,818 Class A Shares issuable upon the exercise of our private warrants (the “private warrants” and, collectively with the public warrants, the “Warrants”), each whole warrant exercisable for one Class A Share at an exercise price of $11.50 per share.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (collectively, the “selling securityholders”) of up to 429,176,927 Class A Shares, up to 21,129,818 private warrants to purchase our Class A Shares and 21,129,818 Class A Shares issuable upon the exercise of the private warrants. This prospectus covers any additional securities that may become issuable by reason of share splits, share dividends and other events described therein.

The Class A Shares covered by this prospectus that may be offered and sold by the selling securityholders include (i) 340,232,584 Class A Shares issuable upon conversion of our Class C ordinary shares, par value $0.0001 per share (the “Class C Shares”), including shares issuable upon exercise of employee equity awards, issued to certain former shareholders of Cazoo Holdings Limited, a private limited company organized under the law of England and Wales (“Cazoo Holdings”), at the closing of the business combination among Cazoo Holdings, Ajax I and the Company (the “Business Combination”), (ii) 8,944,343 Class A Shares issued at the closing of the Business Combination held by Ajax I Holdings, LLC, a Delaware limited company (the “Sponsor”), (iii) 80,000,000 Class A Shares beneficially owned by a number of subscribers purchased from us, for a purchase price of $10.00 per share, pursuant to separate subscription agreements, and (iv) 21,129,818 Class A Shares issuable upon the exercise of the 21,129,818 private warrants.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The selling securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the selling securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The selling securityholders may sell or distribute these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of Class A Shares offered hereunder, the selling securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We are registering these securities for resale by the selling securityholders named in this prospectus, or their transferees, pledgees, distributees, donees, assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

All of the Class A Shares and Warrants (including shares underlying such warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of $474,427,785 from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash. If the Warrants are exercised pursuant to a cashless exercise feature we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our Class A Shares and Warrants are currently listed on the New York Stock Exchange under the symbols “CZOO” and “CZOO WS,” respectively. On September 29, 2021, the last reported sale price of our Class A Shares and Warrants as reported on the New York Stock Exchange was $8.22 per Class A Share and $1.65 per Warrant.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” as that term is defined in the Jumpstart Our Business Startups Act of 2012 and, as such, are subject to reduced public company reporting requirements.

Our principal executive offices are located at 41 Chalton Street, London, NW1 1JD, United Kingdom.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated           , 2021

You should rely only on the information contained in this prospectus or any amendment or supplement to this prospectus. Neither we, nor the selling securityholders, have authorized any other person to provide you with different or additional information. Neither we, nor the selling securityholders, take responsibility for, nor can we provide assurance as to the reliability of, any other information that others may provide. The selling securityholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus or such other date stated in this prospectus, and our business, financial condition, results of operations and/or prospects may have changed since those dates.

Except as otherwise set forth in this prospectus, neither we nor the selling securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Cazoo Group Ltd. The selling securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus includes important information about us, the Class A Shares being issued by us, the securities being offered by the selling securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC.

References to “U.S.$,” “U.S. Dollars”, “USD” and “$” in this prospectus are to United States dollars, the legal currency of the United States. References to “Pound(s) Sterling,” “GBP” and “£” in this prospectus are to the legal currency of the United Kingdom. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Certain amounts and percentages have been rounded; consequently, certain figures may add up to be more or less than the total amount and certain percentages may add up to be more or less than 100% due to rounding. In particular and without limitation, amounts expressed in millions contained in this prospectus have been rounded to a single decimal place for the convenience of readers.

Information on the website of Cazoo is not included or incorporated by reference in the registration statement of which this prospectus forms a part.

FINANCIAL STATEMENT PRESENTATION

Ajax I

The historical financial statements of Ajax were prepared in accordance with U.S. GAAP and are denominated in U.S. Dollars.

Cazoo Holdings Limited

The audited consolidated financial statements of Cazoo Holdings for the years ended December 31, 2020 and 2019 and the period October 15, 2018 (inception) through December 31, 2018 and the unaudited condensed consolidated interim financial statements of Cazoo Holdings for the six months ended June 30, 2021, and 2020 included in this prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are reported in Pounds Sterling.

Cazoo Holdings refers in various places in this prospectus to adjusted EBITDA, a non-IFRS financial measure, which is more fully explained in “Management’s Discussion of Financial Condition and Results of Operations.” The presentation of the non-IFRS information is not meant to be considered in isolation or as a substitute for Cazoo Holdings’ consolidated financial results prepared in accordance with IFRS.

Cazoo Group Ltd

Cazoo was incorporated on March 24, 2021 for the purpose of effectuating the transactions described herein. Prior to consummation of the Business Combination, Cazoo had no material assets and did not operate any businesses. Cazoo qualifies as a foreign private issuer as defined under Rule 405 under the Securities Act and prepares its financial statements in accordance with IFRS with transactions denominated in Pounds Sterling. Accordingly, the unaudited pro forma condensed combined financial information presented in this prospectus have been prepared in accordance with IFRS and denominated in Pounds Sterling.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Cazoo and its subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

INDUSTRY AND MARKET DATA

In this prospectus, Cazoo presents industry data, forecasts, information and statistics regarding the markets in which it operates and/or may operate as well as its analysis of statistics, data and other information that it has derived from third parties, publicly available information, various industry publications and other published industry sources. Industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable. Such information is supplemented where necessary with Cazoo’s own internal estimates and information obtained from discussions with its customers, taking into account publicly available information about other industry participants and management’s judgment where information is not publicly available. This information appears in “Prospectus Summary,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this prospectus.

Although Cazoo believes that these third-party sources are reliable, it does not guarantee the accuracy or completeness of this information, and it has not independently verified this information. Accordingly, Cazoo makes no representation or warranty as to the accuracy of any such information from third-party studies included in this prospectus. Prospective investors are advised to consider these data with caution. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. Forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates. Some market data and statistical information are also based on Cazoo’s good faith estimates, which are derived from management’s knowledge of Cazoo’s industry and such independent sources referred to above. Certain market, ranking and industry data included elsewhere in this prospectus, including the size of certain markets and Cazoo’s size or position and the positions of its competitors within these markets, including services relative to competitors, are based on estimates by Cazoo. These estimates have been derived from management’s knowledge and experience in the markets in which Cazoo operates and/or may operate, as well as information obtained from surveys, reports by market research firms, Cazoo’s customers, suppliers, trade and business organizations and other contacts in the markets in which Cazoo operates and/or may operate and have not been verified by independent sources. Unless otherwise noted, all of Cazoo’s market share and market position information presented in this prospectus is an approximation.

FREQUENTLY USED TERMS

Unless otherwise indicated and unless the context otherwise requires, “we,” “us,” “our,” the “Company” or “Cazoo” refers to Cazoo Group Ltd and its subsidiaries subsequent to the Business Combination and to Capri Listco prior to the closing of the Business Combination.

Unless otherwise stated in this prospectus or the context otherwise requires, references to:

“affiliate” means, with respect to any specified person, any person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified person, through one or more intermediaries or otherwise.

“Ajax” means Ajax I, a Cayman Islands exempted company.

“Ajax Articles” means Ajax’s amended and restated memorandum and articles of association.

“Ajax Class A Shares” means Ajax’s Class A ordinary shares, par value $0.0001.

“Ajax Class B Shares” means Ajax’s Class B ordinary shares, par value $0.0001.

“Ajax Ordinary Shares” means the Ajax Class A Shares together with the Ajax Class B Shares.

“Ajax public warrants” means the Ajax Warrants issued as part of the Ajax Units in the IPO.

“Ajax Unit” means a unit of Ajax consisting of (a) one Ajax Class A Share and (b) one-fourth of one redeemable Ajax Warrant.

“Ajax Warrants” means, collectively, the redeemable private and public warrants of Ajax, each entitling the holder to purchase one Ajax Class A Share per warrant at a price of $11.50 per share.

“Articles” means the amended and restated memorandum and articles of association of the Company.

“Board” means our board of directors.

“Brexit” means the United Kingdom (“UK”) leaving the European Union (“EU”).

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of March 29, 2021, as amended by the First Amendment thereto, dated as of May 14, 2021, by and among Ajax I, Capri Listco and Cazoo Holdings.

“CAGR” means compounded annual growth rate.

“Cazana” means UK Vehicle Limited.

“Cazoo Shares” means the issued and outstanding shares of Cazoo Holdings as of the Closing.

“Cazoo Shareholders” means the holders of Cazoo Shares.

“Class A Shares” means the Cazoo Class A ordinary shares, par value $0.0001.

“Class B Shares” means the Cazoo Class B ordinary shares, par value $0.0001.

“Class C Lock-Up Period” means the earlier of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Class A Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date.

“Class C Shares” means the Cazoo Class C ordinary shares, par value $0.0001.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of closing of the Business Combination, which was August 26, 2021.

“Cluno” means Cluno GmbH and its subsidiaries.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.

“COVID-19” means SARS-CoV-2 or COVID-19 and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“DMGH” means Daily Mail and General Holdings Ltd.

“DMGV” means DMGV Limited.

“Drover” means Drover Limited and its subsidiaries.

“DTC” means the Depository Trust Company.

“EU” means the European Union.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCA” means the UK Financial Conduct Authority and any successor authority thereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GDPR” means the EU’s General Data Protection Regulation 2016/679, as amended.

“HMRC” means HM Revenue & Customs.

“HP” means hire purchase plans.

“IFRS” means the International Financial Reporting Standards, as issued by the IASB.

“Imperial” means Imperial Car Supermarkets Limited.

“Incentive Equity Plan” means the incentive equity plan pursuant to which members of the board of directors, employees and consultants of Cazoo and its affiliates may receive equity and equity-based incentive awards.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of the Closing Date, by and among Cazoo, the Sponsor and the other investors party thereto.

“IPO” means Ajax’s October 30, 2020 initial public offering of units, with each unit consisting of one Ajax Class A Share and one-fourth of one redeemable Ajax Warrant, raising total gross proceeds of $804,990,900.

“IT” means information technology.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger” means the merger of Ajax with and into Listco, with Listco continuing as the surviving entity.

“Ordinary Shares” means the Class A Shares together with the Class B Shares and Class C Shares.

“NYSE” means the New York Stock Exchange.

“OEMs” means original equipment manufacturers.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCP” means personal contract purchase plans.

“PIPE Investment” means the sale of 80,000,000 PIPE Shares to the PIPE Investors, for a purchase price of $10.00 per share and an aggregate purchase price of $800,000,000, in a private placement.

“PIPE Investors” means those certain investors that entered into subscription agreements in relation to the PIPE Investment.

v

“PIPE Shares” means an aggregate of 80,000,000 Class A Shares issued to PIPE Investors in the PIPE Investment.

“private warrants” means the Cazoo warrants issued in exchange for the Ajax private placement warrants.

“private placement warrants” means the warrants entitling their holders to purchase Ajax Class A Shares at an exercise price of $11.50 per share, subject to adjustment, initially sold by Ajax to the Sponsor.

“public warrants” means the Cazoo warrants issued in exchange for the Ajax public warrants.

“RAC” means Royal Automobile Club.

“Reorganization” means, collectively, (a) the transfer by MaplesFS Limited, as the sole shareholder of Capri Listco, to Ajax of all of the issued and outstanding equity securities of Capri Listco, as a result of which Capri Listco became a wholly-owned subsidiary of Ajax, (b) the adoption by Ajax, as the sole shareholder of Capri Listco, of the Articles (to take effect as of the Closing), and (c) the Merger.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“sat nav” means satellite navigation.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SEO” means search engine optimization.

“Smart Fleet” means Smart Fleet Solutions Limited.

“SMH” means SMH Fleet Solutions Limited.

“Sponsor” means Ajax I Holdings, LLC, a Delaware limited liability company.

“UK” means the United Kingdom.

“UK DPA” means the United Kingdom’s Data Protection Act 2018.

“UK GDPR” means the UK General Data Protection Regulation as defined by the UK DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.

“Unit” means a unit of the Company consisting of (a) one Class A Share and (b) one-fourth of one redeemable Warrant.

“Warrant” means a redeemable warrant exercisable to purchase one Class A Share for $11.50 per share and includes the public warrants and the private warrants.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 27, 2020, between Ajax and Continental Stock Transfer & Trust Company (“Continental”), as amended by the Amendment to and Assignment of Warrant Agreement, dated as of August 23, 2021, by and among Ajax, the Company, Continental and Equiniti Trust Company (“Equiniti”).

“$” or “U.S.$” or “USD” or “U.S. Dollar” means the lawful currency of the United States of America.

“£” or “GBP” or “Pound(s) Sterling” means the lawful currency of the United Kingdom.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes thereto, and the other documents to which this prospectus refers. Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” for more information.

Unless otherwise indicated and unless the context otherwise requires, “we,” “us,” “our,” “the Company” or “Cazoo” refers to Cazoo Group Ltd and its subsidiaries subsequent to the Business Combination and to Capri Listco prior to the closing of the Business Combination.

Overview

We are an online car retailer aiming to transform the car buying experience across the UK and Europe by allowing consumers to purchase, finance or subscribe to a car entirely online, for either delivery or collection. We seek to make buying a car as seamless as purchasing any other product online by providing improved selection, transparency, quality and convenience. As of June 30, 2021, we have sold more than 32,000 used cars to customers across the UK since our launch in the UK in December, 2019.

We have recently expanded our business to include car subscription services in the UK, France and Germany, to offer a flexible alternative to traditional car ownership, and are already one of the leading consumer car subscription players in Europe with over 6,500 subscribers as of June 30, 2021. This expansion was achieved via our acquisitions of Drover (UK and France) and Cluno (Germany), completed in the first quarter of 2021, both of which are expected to be fully integrated into our platform over the next year and we plan to launch the Cazoo proposition in France and Germany by the end of 2021. We also acquired Smart Fleet, a vehicle refurbishment business located in the UK, in the first quarter of 2021, which allowed us to transition our vehicle reconditioning activities in the UK fully in house during the second quarter of 2021. Subsequent to June 30, 2021 we have further expanded our refurbishment capacity with our recent acquisition of SMH Fleet Solutions Limited (“SMH”), and our data team capabilities with the acquisition of UK Vehicle Limited (“Cazana”). See “— Recent Developments — Acquisition of SMH” and “— Recent Developments — Acquisition of Cazana.” While these transactions were not significant to us in terms of their individual contribution to our consolidated revenue or assets, we believe they provide additional building blocks, together with organic growth, for expanding our geographic footprint, product and service offerings and infrastructure. Due to our launch in the UK in December 2019, we have only a limited history of operating under non-pandemic business conditions.

We are highly data-driven and use proprietary data and algorithms to both purchase vehicles and to price them for sale. We had over 2,900 cars available for sale as of June 30, 2021, ranging from SUVs to hatchbacks, and including a wide range of electric and hybrid vehicles. We purchase the cars we believe are best suited for our customers and platform. Our buying strategy is led by consumer desirability. We use a data-driven approach, derived from a mix of our first party data (our website searches and intent to buy, sales volume, days to sale) and third-party data sources, to determine which cars to purchase. Our main objective is to ensure we have a wide breadth and balanced inventory based on consumer demand. We do not specialize in cars made by certain manufacturers and purchase decisions are not influenced by incentives provided by manufacturers or other third-parties. Each of our cars undergoes an inspection and is refurbished to a high standard at our reconditioning facilities before being offered for sale. Buyers can view high quality, 360-degree images as well as a car’s features and history on our website.

We offer all standard forms of car financing, as well as the purchase of any part-exchanges (customer vehicles exchanged as partial payment for a Cazoo car) at the time of delivery or collection for added convenience. Every Cazoo car comes with a seven-day money-back guarantee in place of the test-drive consumers would typically have prior to a traditional car purchase. If a customer chooses to return their car during the seven-day period, we will collect it for free. Each car also comes with a seven-day free insurance policy and a free comprehensive 90-day warranty, including Royal Automobile Club (“RAC”) roadside assistance.

Since launching, our revenues have grown rapidly, amounting to £248.2 million for the six months ended June 30, 2021, with revenues increasing over 500% when compared to the six months ended June 30, 2020. For the year ended December 31, 2020, our first full year of operations, our revenue was £162.2 million.

We are highly acquisitive by nature based on our business plan and have completed six strategic acquisitions since July, 2020 to accelerate our growth, enhance our infrastructure and expand our services. Our strategy is to continue to seek further acquisitions where they meet our strategic goals. As we are continuously looking for suitable acquisition targets, we regularly conduct due diligence and enter into non-binding letters of intent with possible targets, some of which may be material. In the past, we have utilized either a mix of cash and equity or all cash to acquire our targets and expect to continue to use either cash or equity, or both, in the future.

Our strategy is to significantly expand across Europe following our recent acquisitions of Drover and Cluno, with businesses in France and Germany, respectively. As of June 30, 2021, we had over 6,500 subscribers across the UK, Germany and France.

Business Combination

On March 29, 2021, Ajax, Cazoo Holdings Limited, a private limited company organized under the law of England and Wales (“Cazoo Holdings”) and Capri Listco, a Cayman Islands exempted company, entered into the Business Combination Agreement, as amended by the First Amendment thereto, dated as of May 14, 2021 (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”) which, among other things, provided that (i) Ajax would merge with and into the Company, with the Company continuing as the surviving company, (ii) the Company would acquire all of the issued and outstanding shares of Cazoo Holdings via exchange for a combination of shares of the Company and cash consideration and (iii) the Company would become tax resident in the United Kingdom following the consummation of the Business Combination.

Pursuant to the Business Combination Agreement, (a) on August 23, 2021, MaplesFS Limited, a company incorporated under the laws of the Cayman Islands, as the sole shareholder of the Company (“MaplesFS Limited”), transferred to Ajax all of the issued and outstanding equity securities of the Company and, as a result of such transfer, the Company became a wholly-owned subsidiary of Ajax, (b) Ajax, as the sole shareholder of the Company, adopted the Company’s amended and restated memorandum and articles of association (the “Articles”) (which became effective as of the closing of the Business Combination on August 26, 2021 (the “Closing”)) and (c) on August 24, 2021, Ajax merged with and into the Company, with the Company continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by the foregoing, the “Reorganization”). At the Closing, pursuant to the Business Combination Agreement, and subject to the terms and conditions therein, the Company acquired all of the issued and outstanding shares of Cazoo Holdings (the “Cazoo Shares”) from the holders thereof (the “Cazoo Shareholders”).

In connection with the Merger, each Ajax unit (an “Ajax Unit”) (consisting of one Ajax Class A ordinary share, par value $0.0001 per share (an “Ajax Class A Share”), and one-fourth of one redeemable warrant of Ajax, each whole warrant exercisable to purchase one Ajax Class A Share for $11.50 per share (an “Ajax Warrant”)), Ajax Class A Share, Ajax Class B ordinary share, par value $0.0001 per share (an “Ajax Class B Share” and, together with the Ajax Class A Shares, the “Ajax Ordinary Shares”), and Ajax Warrant issued and outstanding immediately prior to the Merger was cancelled in exchange for one Company unit (a “Unit”) (consisting of one Class A ordinary share, par value $0.0001 per share (a “Class A Share”), and one-fourth of one redeemable warrant of the Company, each whole warrant exercisable to purchase one Class A Share for $11.50 per share (a “Warrant”)), Class A Share, Class B ordinary share, par value $0.0001 per share (a “Class B Share”), and Warrant, respectively. Effective as of the Closing, (a) the issued and outstanding Class B Shares converted automatically on a one-for-one basis into Class A Shares, and (b) each issued and outstanding Unit automatically separated into its component parts.

Upon Closing, the Company acquired the Cazoo Shares for a combination of 640,924,026 Class C ordinary shares, par value $0.0001 per share (the “Class C Shares” and, together with the Class A Shares and the Class B Shares, the “Ordinary Shares”), and aggregate cash consideration of approximately $77,216,042. Subject to certain exceptions, the Class C Shares will be non-transferrable until the earlier of (a) the date that is six (6) months following August 26, 2021 (the “Closing Date”) and (b) the date on which the last reported sale price of the Class A Shares on the New York Stock Exchange (“NYSE”) equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date (the “Class C Lock-Up Period”). Upon expiration of the Class C Lock-Up Period, such Class C Shares will automatically convert into Class A Shares on a one-for-one basis in accordance with the Articles.

Concurrently with the execution and delivery of the Business Combination Agreement, the Company, Ajax and certain investors, including Ajax’s sponsor, Ajax I Holdings, LLC (the “Sponsor”), and Ajax’s directors and officers (collectively, the “PIPE Investors”), entered into Subscription Agreements, pursuant to which, the PIPE Investors purchased, concurrently with the closing of the Business Combination, in the aggregate, 80,000,000 Class A Shares for $10.00 per share, for an aggregate purchase price of $800,000,000 (the “PIPE Investment”).

Upon consummation of the Business Combination, shareholders of Ajax and Cazoo Holdings became shareholders of the Company, and Capri Listco changed its name to “Cazoo Group Ltd.” Upon consummation of the Business Combination the Class A Shares and Warrants became listed on the NYSE under the symbols “CZOO” and “CZOO WS,” respectively.

Recent Developments

Acquisition of Cazana

On September 2, 2021, we announced the acquisition of Cazana, the owner of one of the most comprehensive vehicle pricing datasets globally and one of the leading data insights platforms in the European automotive industry.

Founded in 2012, Cazana has grown to a team of more than 50 staff including data scientists and engineers headquartered in London. Cazana has built an extensive dataset of over 500 million historic vehicle transactions from a range of countries, including the UK, Germany, France, Spain and Italy, and its tools are used by car manufacturers, lenders, fleet owners and insurers.

Cazana’s products include real-time vehicle valuation, pricing and stock management tools, and our acquisition of Cazana will combine our market leading brand, proposition and platform with Cazana’s extensive data, products and expertise. We anticipate this deal will enhance our data team and capabilities and allow us to further optimise our car buying and pricing across the UK and Europe for the benefit of consumers.

Under the terms of the agreement we acquired Cazana for net consideration of approximately £25 million in cash.

Acquisition of SMH Fleet Solutions

We have further enhanced our refurbishment capacity with the recent acquisition of SMH on September 15, 2021. SMH is one of the UK’s leading vehicle preparation, logistics and storage businesses.

Established in 2003, SMH has a team of over 500 expert staff and has the capacity to process 70,000 vehicle refurbishments annually from five vehicle preparation sites across 136 acres in Bedford, Gloucester, Throckmorton, Worcester and St Helens. SMH also carries out over 150,000 vehicle movements per year with a team of over 300 logistics specialists as well as operating an online wholesale platform for used cars.

The combination of our world-class online retail platform and brand with SMH’s leading infrastructure and expertise will double our overall vehicle reconditioning, logistics and storage capabilities in the UK with 10 total sites across more than 265 acres, as well as providing us with an experienced team of hundreds of additional vehicle preparation and logistics specialists and our own digital wholesale platform.

We acquired SMH for approximately £70 million, net of cash acquired.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in their periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our Class A Shares and Warrants and the prices of our Class A Shares and Warrants may be more volatile.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenues of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Shares that are held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; or (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, as such, generally are permitted to follow the corporate governance practices of our home country, the Cayman Islands, in lieu of the corporate governance standards of the NYSE applicable to U.S. domestic companies. For example, we are not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. We may continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, you may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to the NYSE corporate governance requirements applicable to U.S. domestic companies. As a foreign private issuer, we are also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules.

Summary Risk Factors

In addition to the other information contained in this prospectus, including the matters addressed under the heading “Forward-Looking Statements,” you should carefully consider all of the risks and uncertainties described in the section of this prospectus captioned “Risk Factors” immediately following this Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business

•        Our limited operating history makes it difficult to evaluate our current business and future prospects

•        We have a history of losses and we may not achieve or maintain profitability in the future

•        Our recent growth may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively

•        We may have difficulties implementing our growth strategy, which could have a material adverse effect on our business and results of operations

•        Our growth strategy of expanding our geographical footprint in Europe could expose our business to new risks

•        We may be unable to attract a sufficient audience to our website in a cost-effective manner

•        The success of our business relies heavily on our marketing and branding efforts, and these efforts may not be successful

•        Our business is dependent upon access to suitable vehicle inventory for resale to customers. Obstacles to acquiring suitable inventory for resale to customers, whether because of supply, competition, or other factors, could have a material adverse effect on our business, financial condition, results of operations and prospects

•        Our business is dependent upon our ability to refurbish and sell inventory expeditiously and efficiently

•        If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, our ability to grow our business may suffer

•        We may be unable to identify or accurately evaluate suitable acquisition candidates or to complete or integrate past or prospective acquisitions successfully and/or in a timely manner, which could, among other things, divert our management’s attention, result in additional dilution to shareholders and otherwise disrupt our operations, which could have a materially adversely affect on our growth

•        We rely on key third-party suppliers for the delivery of outsourced services to us and to provide financing, as well as value-added products to our customers, and we cannot control the quality or fulfilment of these products

•        We rely on internal and external logistics to transport our vehicle inventory. Thus, we are subject to business risks and costs associated with the transportation industry

•        We will need to improve the capacity, speed and automation of our reporting systems and operational processes as we grow

•        Cyber breaches caused by malicious hacking could jeopardize the integrity of our IT systems and the security of our data

•        Failure to safeguard our customer and other personal data may result in reputational damage, financial penalties, claims from individuals and litigation, and decrease in revenues

•        We may require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, operating results and financial condition may be materially adversely affected

•        The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members

•        We have identified material weaknesses in our internal control over financial reporting (ICFR), and we may identify additional material weaknesses in the future which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations. If these material weaknesses are not remediated or we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected

•        Our operations may be adversely affected by legal, regulatory and other developments in the jurisdictions in which we operate. Our non-compliance with applicable financial regulations could have a material impact on us

Corporate Information

Cazoo Group Ltd was incorporated under the laws of the Cayman Islands on March 24, 2021 solely for the purpose of effectuating the Business Combination, which was consummated on August 26, 2021, at which time we became a public company.

Our registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our principal executive office is located at 41 Chalton Street, London, NW1 1JD, United Kingdom, and our telephone number is +44 20 3901 3488. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, DE 19711.

Our principal website address is https://www.cazoo.co.uk/. The information contained on our website does not form a part of, and is not incorporated by reference into, this prospectus.

Summary Terms of the Offering

The summary below describes the principal terms of this offering. The “Description of Securities” section of this prospectus contains a more detailed description of our Class A Shares and Warrants.

Shares issuable by us upon exercise of Warrants	41,254,590 Class A Shares.
Securities that may be offered and sold from time to time by the selling securityholders	Up to 429,176,927 Class A Shares, up to 21,129,818 Warrants and up to 21,129,818 Class A Shares issuable upon exercise of the Warrants.
Terms of Warrants	Each Warrant entitles the registered holder to purchase one Class A Share at a price of $11.50 per share. The public warrants expire on August 26, 2026 at 5:00 p.m., New York City time.
Offering prices

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the selling securityholders may determine. See “Plan of Distribution.”

Ordinary Shares issued and outstanding prior to any exercise of Warrants	752,152,839 Ordinary Shares, consisting of 111,228,813 outstanding Class A Shares, 0 outstanding Class B Shares and 640,924,026 outstanding Class C Shares (as of September 28, 2021).
Ordinary Shares to be issued and outstanding assuming exercise of all Warrants	793,407,429 Ordinary Shares, consisting of 152,483,403 outstanding Class A Shares, 0 outstanding Class B Shares and 640,924,026 outstanding Class C Shares (as of September 28, 2021).
Transfer restrictions on our securities

Certain of our securityholders are subject to restrictions on transfer until the termination of the applicable lock-up period. In addition, our Class C Shares are subject to transfer restriction until expiration of the Class C Lock-Up Period. See “Securities Eligible for Future Sale” for further discussion.

Dividend policy

We have not paid any cash dividends on our Ordinary Shares to date and do not intend to pay cash dividends for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. See “Dividend Policy.”

Use of proceeds

All of the Class A Shares and Warrants (including shares underlying such Warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of $474,427,785 from the exercise of the Warrants, assuming the exercise in full of all the Warrants for cash. If the Warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants. See “Use of Proceeds.”

Market for our Class A Shares and Warrants	Our Class A Shares and Warrants are listed on the New York Stock Exchange under the symbols CZOO and CZOO WS, respectively.
Risk factors

Investing in our securities involves substantial risks. See “Risk Factors” beginning on page 8 of this prospectus for a description of certain of the risks you should consider before investing in our Class A Shares or Warrants.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below as well as the other information included in this prospectus, including “Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus, before investing in our securities. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial.

Risks Related to Cazoo’s Business

Our limited operating history makes it difficult to evaluate our current business and future prospects

We first began operations in December 2019 and therefore do not have a long history as a commercial company, and until 2021 had only operated in the UK. Our business has grown rapidly as additional customers have purchased cars and related products and services through our platform. However, given our limited operating history, it is difficult to predict whether we will be able to maintain or grow our business. We also expect that our business will evolve in ways that may be difficult to predict. For example, since July 2020 we have completed six acquisitions, including the acquisition of Imperial Car Supermarkets Limited (“Imperial”), Drover, Smart Fleet Solutions Limited (“Smart Fleet”), Cluno, Cazana and SMH. Our completed acquisitions have expanded the scope of our business, our storage and refurbishment facilities, the services we provide and the markets in which we operate. We have also invested, and continue to invest, in enhancing our digital platform and distribution infrastructure as we scale our business, including the opening of additional customer centers, the design and expansion of website functionality and features and the development of sophisticated data analytics and logistics software and network management, and such work is ongoing.

These types of activities subject us to various costs and risks, including increased capital expenditures, additional administration and operating expenses, potential disruption of our internal operations, additional demands on management time, the introduction of errors or vulnerabilities and other risks and costs of delays. We may not succeed in successfully developing our capabilities in each of these areas and a desirable return on investment may not be achieved on the investments made in these areas. As a result, our operating results are not predictable and our historical results may not be indicative of our future results.

We have a limited history of operations under non-pandemic business conditions. We cannot predict the impact of a post-pandemic recovery on the economy, our customers, sources of vehicle inventory and other market participants, and on the continued adoption of online car retailing.

We have a history of losses and we may not achieve or maintain profitability in the future

We have not been profitable since we began operations in December 2019 and had an accumulated loss of approximately £222.9 million as of June 30, 2021. We expect to continue to incur losses in the near future as we make significant investments to further develop and expand our business (including investments in the acquisition of synergistic companies, infrastructure, advertising and the expansion of our vehicle inventory). While we believe we will become profitable in the future, these investments may not achieve the anticipated results and as such we cannot guarantee we will become profitable, achieve the levels of profit anticipated or achieve profit at all.

We may continue to incur losses in the future for a number of reasons, some of which are outside of our control, including slower than anticipated adoption of online channels for car buying, slower than anticipated demand for car purchases and subscriptions and our related products and services, increased competition, weakness in the automotive retail industry generally and a decline in global financial conditions that negatively impacts economic activity and employment. We may also encounter unforeseen expenses, difficulties, complications and delays in generating revenues or profitability. If our rate of generating revenues slows, we may not be able to reduce costs in a timely manner. In addition, if we reduce variable costs to respond to losses, this may limit our ability to acquire customers and grow revenues.

Accordingly, we may not achieve or maintain profitability and may continue to incur significant losses in the future, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our recent growth may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively

Since we began operations in December 2019, our revenues have grown to £248.2 million for the six months ended June 30, 2021 and £162.2 million for the year ended December 31, 2020, from £1.2 million in the year ended December 31, 2019 (representing one month of operations in calendar year 2019). In the future, our revenues may not grow as rapidly as they did in the six months ended June 30, 2021 and in 2020, or may decrease. We believe that future revenue growth will depend, among other factors, on our ability to:

•        increase awareness of our brand;

•        increase the number of unique visitors to our website and the number of customers;

•        further improve the quality of our vehicle offering, and complementary products and services (including financing), and introduce high-quality new vehicles and services;

•        acquire sufficient suitable inventory, and effectively and timely refurbish them, at an attractive cost to meet the increasing demand for our vehicles;

•        successfully develop complementary business lines, such as our car subscription service¸ and identify suitable acquisition candidates;

•        successfully expand our business into new countries across Europe; and

•        further invest in and enhance the quality of our logistics operations, including our customer delivery experience.

We may not meet these objectives.

In addition, our historical rapid growth has placed and may continue to place significant demands on our management and our operational and financial resources. We have experienced significant growth in the number of users of our platform, as well as in the amount of data that we analyze. We have hired and expect to continue hiring additional personnel to support our rapid growth, including personnel in jurisdictions outside the United Kingdom. Our organizational structure is becoming more complex as we add staff, open new customer centers and vehicle preparation centers across the United Kingdom and expand into new countries across Europe. We also believe that our entrepreneurial culture is an important contributor to our success and this culture may weaken as we grow, acquire new businesses and expand into new regions and markets. We will require significant capital expenditure and the allocation of valuable management resources to continue to grow without undermining our operations as well as our customers’ car-buying experience. If we cannot manage our growth effectively, maintain the quality and efficiency of our customers’ car-buying experience, and the quality of the vehicles we sell, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may have difficulties implementing our growth strategy, which could have a material adverse effect on our business and results of operations

Our ability to increase our revenues and pursue growth and development objectives depends on our success in carrying out our growth strategy, which includes increasing our market penetration in the UK and expanding our geographical footprint in Europe.

A number of factors may affect the achievement of our strategy, including, among others, demand for our vehicles, our ability to locate suitable inventory, the availability of suitable acquisition candidates and our ability to obtain funding. We may not be able to fulfill our strategy in the near term or at all. In the event that we continue to grow, we will have to react and adapt to the changing business environment, including the emergence of competitors with digital platforms that are similar to our platform. Growth in the volume of sales may also outstrip our ability to serve customers while maintaining the quality and efficiency of the customers’ car-buying experience. See “— If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, our ability to grow our business may suffer” below.

In addition, the costs associated with the pursuit of our growth strategy, whether successful or not, may have a negative impact on our results of operations or an increase in our indebtedness. Furthermore, the time required to pursue our growth strategy could divert management’s attention from other business concerns.

If we fail to realize our strategic objectives in full or in part and in a timely manner, or if the underlying assumptions on which such objectives are based prove to be incorrect, our ability to increase our revenues and profitability as well as our ability to respond to competitive pressures could suffer, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our growth strategy of expanding our geographical footprint in Europe could expose our business to new risks

Our growth strategy of expanding our geographical footprint in Europe could expose our business to new risks that we may not have the expertise, capability or the systems to manage, including as a result of the United Kingdom’s exit from the European Union (“Brexit”). These risks include cultural differences, difficulties in staffing and managing overseas operations, difficulties and delays in contract negotiation and enforcement and the collection of receivables under the legal systems of individual European countries, the risk of non-tariff barriers, regulatory and legal requirements affecting our ability to enter new markets (including requirements for joint ventures with local entities), difficulties in obtaining regulatory approvals, environmental permits and other similar types of governmental consents, obtaining the necessary sites for customer centers or vehicle preparation centers or securing essential local financing, liquidity, trade financing or cash management facilities, export and import restrictions, multiple tax regimes (including regulations relating to transfer pricing and withholding and other taxes on remittances and other payments from subsidiaries) and restrictions on repatriation of funds, other restrictions on foreign trade or investment sanctions and the burdens of complying with a wide variety of foreign laws and regulations. In addition, the expansion in Europe may divert management’s attention from the operation of existing businesses.

Our expansion in Europe will also expose us to foreign exchange rate risk arising from various currency exposures, primarily with respect to Euros versus GBP. When our operating entities recognize assets and liabilities in the local currency, it creates translation risk when converting the net asset value into GBP. Net earnings are also exposed to the same risk when they are recognized in local currency; such an exposure remains until the accumulated net earnings are converted into GBP when remitting dividends upwards in the Company. The realization of foreign exchange or currency risks could negatively impact our business, financial condition, results of operations and prospects.

The current geographic concentration where we provide services creates an exposure to severe weather, local economies, regional downturns, or catastrophic occurrences that may materially adversely affect our financial condition and results of operations

For the fiscal year ended December 31, 2020, 100% of our revenues were derived from the UK. Beginning in 2021, with the acquisitions of Drover and Cluno, we began activities in France and Germany, and for the six months ended June 30, 2021, materially all of our revenues were derived from the UK. Accordingly, we are subject to risks related to downturns in the economies of the UK and Europe, especially the UK, as well as downturns in the market for our products and services in these regions. In addition, the geographic concentration of our business exposes us to risks related to regional specific legislation, taxes and disasters such as earthquakes or floods, which could disproportionately affect us and our financial performance. Furthermore, the full effects of Brexit are currently unknown and Brexit may lead to uncertainty and potentially divergent national laws and regulations (including financial laws and regulations, tax and free trade agreements, immigration laws and employment laws). As such, the United Kingdom’s legal, political and economic relationship with the European Union may continue to be a source of instability in international markets, create significant currency fluctuations or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise) for the foreseeable future and could adversely affect economic or market conditions in the United Kingdom and the European Union. Any such event or occurrence could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our ability to grow our complementary service offerings may be limited, which could negatively impact our growth rate, revenues and financial performance

As we introduce new offerings or expand existing offerings, including the launch of our car subscription service or other services or products or enters new markets, we may incur losses or otherwise fail to introduce these services or enter these markets successfully. Our expansion into new offerings and markets may place us in competitive and regulatory environments with which we are unfamiliar and involves various risks, including the need to invest significant resources and the possibility that returns on such investments will not be achieved for several years, or at all. In attempting to establish new service or product offerings or enter new markets, we expect to incur significant expenses and face various other challenges, such as expanding our customer advocate and management personnel to cover these markets and complying with complicated regulations that apply to these markets. We face risks in connection with the expansion of our customer base through our subscription service. For example, customers of our car subscription service may have a higher-than-expected rate of default due to macroeconomic factors or if we fail to correctly assess their creditworthiness, which would result in increased costs to us. In addition, we face challenges in accessing a sufficient volume of vehicle inventory at competitive pricing for our subscription offering.

In addition, we may not successfully demonstrate the value of our new products and services to consumers, and failure to do so would compromise our ability to successfully expand into these additional businesses or achieve increasing attachment rates on these products and services over time. Any of these risks, if realized, could have a material adverse effect on our business, financial condition, results of operations and prospects.

The global COVID-19 pandemic has impacted our business, financial condition, results of operations and prospects, and could exacerbate the adverse effects of other risks to our business

Our business has been affected by the COVID-19 pandemic, which has resulted in changes to the operations of our customer centers and vehicle preparation centers (e.g., social distancing measures, operational constraints and increased working from home activity). The nature of our business provides some protection against the negative effects of the COVID-19 pandemic (given our digital platform and emphasis on home delivery), and we have been able to keep all of our customer centers open with restricted activities during the COVID-19 pandemic. However, we were required to pause our vehicle purchasing and preparation activity for a number of weeks during March and April 2020 during the first national lockdown in the United Kingdom. As a result, our car inventory declined for a short period of time. In addition, the measures we have taken may not be sufficient to offset the impact of the COVID-19 pandemic going forward.

The full implications of the COVID-19 pandemic depend on a number of factors, such as the duration of the pandemic, the severity of current infection rates and subsequent waves of infection and mutations, the length of time it takes to effectively vaccinate the general population, government initiatives to limit the spread of the virus and the extent of macroeconomic measures introduced by authorities in response. The effectiveness of macroeconomic measures (e.g., government stimulus packages and measures introduced by central banks) will also influence the impact that the COVID-19 pandemic will have on the economy and ultimately on the Company. There remains limited clarity in relation to these factors, and therefore we cannot reasonably estimate the impact of the COVID-19 pandemic on our business, financial condition, results of operations and prospects.

In addition, the COVID-19 pandemic may have an impact on consumer behavior and preferences in the medium to longer-term, including willingness to make large purchases such as vehicles. Furthermore, the temporary or permanent closure of traditional car dealerships during the course of the pandemic may have accelerated the online adoption of car retailing. The use of online platforms to purchase cars may slow or decline as traditional car dealerships reopen to full service. This could result in diminished demand for our products and services.

Any of the foregoing, including a prolonged period of government restrictions, as well as any resulting deterioration in general economic conditions or change in customer behavior, could adversely affect our business.

We may be unable to attract a sufficient audience to our website in a cost-effective manner

Our success will depend, in part, on our ability to attract users to our website and to do so in a cost-effective manner. Although we have made substantial investments in advertising and public relations campaigns in order to raise awareness of, and direct traffic to, our website, and intend to continue to do so, these campaigns may not be successful. Factors important to maintaining and increasing the audience to our website include our ability to:

•        maintain a convenient and reliable user experience as consumer preferences evolve and as we expand into new product categories and markets;

•        develop and manage new and existing technologies and distribution channels, including smartphones and tablets; and

•        increase awareness of our brand and website through marketing and promotional activities.

In addition, our future success depends, in part, on our ability to provide adequate functionality for visitors who use mobile devices to search for and purchase cars and the number of transactions that are completed by those users. In the year ended December 31, 2020, approximately 80% of unique visitors to our website were attributable to mobile devices. The online market for purchasing vehicles is significantly less developed than the online market for other goods and services such as books, music, travel and other consumer products. If the market for online vehicle transactions does not gain more widespread acceptance, our business may suffer. Furthermore, we may have to incur significantly higher and more sustained advertising and promotional expenditures or offer more incentives than we currently anticipate in order to attract additional consumers to our digital platform and convert them into purchasing customers. Specific factors that could prevent consumers from purchasing vehicles through our digital platform include a preference for the ability to physically test-drive and examine vehicles, our ability to provide the same level of website functionality to a mobile device that we provide on a desktop computer, the actual or perceived lack of security of information on a mobile device and possible disruptions of service or connectivity. In addition, we may not continue to innovate and introduce enhanced products that can be suitably conveyed on mobile platforms. Any failure to properly manage these factors could negatively affect our brands and reputation or our ability to attract and retain users.

We rely on search engines and vehicle listings sites to help drive traffic to our website, and if we fail to appear prominently in the search results or fail to drive traffic through paid advertising, our audience may decline and our business would be adversely affected

We depend in part on search engines, such as Google and Bing and vehicle listings sites such as Autotrader and Motors.co.uk to drive traffic to our website. Our ability to maintain and increase the number of visitors directed to our website is not entirely within our control. A significant number of users access our website via links contained in search engines’ “natural” listings (i.e. listings not dependent on advertising or other payments). Search engines typically do not accept payments to rank websites in their natural listings and instead rely on algorithms to determine which websites are included and in what priority to order in the results of a search query. We endeavor to enhance the relevance of our website to common user search queries and thereby improve the rankings of our website in natural listings (a process known as “search engine optimization” or “SEO”). Search engines frequently modify their algorithms and ranking criteria to prevent their natural listings from being manipulated, which could impair our search engine optimization activities. These algorithms and ranking criteria may be confidential or proprietary information, and we may not have complete information on the methods used to rank our website. If we are unable to quickly recognize and adapt our techniques to such modifications in search engine algorithms or if the effectiveness of our SEO activities is affected for any other reason, we could suffer a significant decrease in traffic to our website. Our website has experienced fluctuations in search result rankings in the past, and we anticipate similar fluctuations in the future.

Our competitors may increase their search engine optimization efforts and outbid us for placement on various vehicle listings sites or search terms on various search engines, resulting in their websites receiving a higher search result page ranking than Cazoo. Search engine providers could also provide automotive dealer and pricing information directly in search results and search engine providers or vehicle listings sites could align with our competitors or choose to develop competing services.

Further, a violation of a search engine’s terms of service may result in a website’s exclusion from that search engine’s natural listings. If a search engine were to modify our terms of service or interpret existing or modified terms of service in a manner such that our SEO practices were deemed to violate such terms, our website could be excluded from the search engine’s natural listings. Such exclusion could significantly affect our ability to direct traffic to our website.

If search engines modify their algorithms in ways that are detrimental to us, if vehicle listings sites are unwilling to display any or all of our inventory or if they significantly increase the cost of doing so, or if our competitors’ efforts are more successful than us, overall growth in our audience could slow or our customer base could decline. Any reduction in the number of users directed to our website through search engines or vehicle listings sites could have an adverse effect on our business, financial condition, results of operations and prospects.

Our business is dependent on the image and reputation of our brand

Our financial performance is influenced by the image, perception and recognition of the Cazoo brand. We need to maintain, protect, and enhance our brand in order to expand our base of users and increase their engagement with our website. This, in turn, depends on many factors such as the quality of the vehicles available for sale and the services provided, the level of customer service and advice, the efficiency of our delivery services and our communication activities including advertising, public relations, marketing and our general corporate and market profile. If we fail to maintain the standards on which our reputation is built, or if an event occurs that damages this reputation, such as accidents in or malfunctions related to Cazoo vehicles or services, consumer demand could be adversely affected which would have a material adverse effect on our business, sales and results of operations. Even the perception of a decrease in the quality of our vehicles, customer service or brand could impact results. Our high rate of growth enhances the difficulty of maintaining the quality of our customers’ experience.

Complaints or negative publicity about our business practices, the quality of our vehicles or services, our marketing and advertising campaigns, compliance with applicable laws and regulations, the integrity of the vehicle data that we provide to users, data privacy and security issues, and other aspects of our business, especially on blogs and social media websites, and irrespective of their validity, could diminish customer confidence in our platform and adversely affect the Cazoo brand. The growing use of social media increases the speed with which information and opinions can be shared and thus the speed with which reputation can be affected. While we may choose to engage in marketing campaigns to further promote our brands, these efforts may not be successful. Our failure to correct or mitigate misinformation or negative information about us, the vehicles we sell or purchase, our customer experience, or any aspect of our brand, including information spread through social media or traditional media channels, could have a material adverse effect on our business, financial condition, results of operations and prospects.

The success of our business relies heavily on our marketing and branding efforts, and these efforts may not be successful

We believe that an important component of our growth will be the growth of visitors to our website. As we are a consumer brand, we rely heavily on marketing and advertising to increase brand visibility with potential customers. We recorded expenses of approximately £36.0 million and £29.4 million on marketing, customer experience, advertising and other marketing related costs in the year ended December 31, 2020 and the six months ended June 30, 2021, respectively, and anticipate that these expenses will increase in future reporting periods. We are also heavily reliant on our website, which needs to evolve as our business scales. In the future, we may not be able to maintain the level of capital expenditures necessary to support the improvement or upgrading of our website in a timely manner or at all. Our business model relies on our ability to scale rapidly to decrease incremental customer acquisition costs as we grow. If we are unable to recover marketing costs through increases in customer traffic and in the number of transactions by users of our platform, or if our broad marketing campaigns are not successful or are terminated, it could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is dependent upon access to suitable vehicle inventory for resale to customers. Obstacles to acquiring suitable inventory for resale to customers, whether because of supply, competition, or other factors, could have a material adverse effect on our business, financial condition, results of operations and prospects

We acquire cars for sale through numerous sources, including from used-car auctions, corporate suppliers including vehicle finance, leasing, rental companies and OEMs, as well as directly from consumers and from end of term subscription agreements. The supply of suitable vehicles may not be sufficient to meet our needs and the vehicles may not be available at prices or on terms acceptable to us. For example, any reduction in the volume of new cars could negatively impact the supply and availability of cars for our business. A number of OEMs have announced new car production disruptions caused by an ongoing global shortage of automobile microchips, which has resulted in a decline in the supply of new vehicles, which has in turn resulted in a decline in the supply of used vehicles due to a lack of turnover in the automotive retail market. The decline in the supply of new vehicles has resulted in used car pricing increasing significantly. Follow-on effects from the COVID-19 pandemic have led to reduced supply from rental companies. In addition, suppliers may also choose to provide our competitors with certain vehicles or may prefer working with our competitors over us, limiting our ability to obtain inventory. We also currently acquire only a small percentage of used vehicles directly from consumers, however, subsequent to June 30, 2021, we have begun purchasing cars directly from consumers outside of part-exchanges, which we expect will increase the availability of suitable vehicle inventory at attractive commercial costs. However, this service may not be successful or gain traction. A reduction in the availability of or access to sources of inventory could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, the shift to electric vehicles as a result of government mandates and consumer preferences may result in a dislocation in the supply of suitable vehicles in the medium term as used electric vehicles may not achieve wide consumer acceptance as a result of actual or perceived limitations on battery life or other concerns. New technologies, such as autonomous driving software, also have the potential to change the dynamics of car ownership in the future and could reduce the demand for both new and used cars. A decline in the volumes of new cars would result in a decline in the supply of used vehicles over time.

We evaluate thousands of potential cars to purchase daily using proprietary algorithms to determine appropriate appraisals based on a variety of factors including age, condition, consumer desirability and relative value as prospective inventory. Our failure to adjust appraisals to stay in line with broader market trends or failure to recognize those trends, could adversely affect our ability to acquire inventory. In addition, if our appraisals are too high, we may be unable to generate sufficient profit or any profit on the sale of our vehicles. Our ability to source vehicles could also be affected by competition, which may have the effect of increasing prices for and decreasing the availability of used vehicles.

A reduction in the availability of suitable vehicle inventory for any of the above reasons, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is dependent upon our ability to refurbish and sell inventory expeditiously and efficiently

Our purchases of vehicles are based in large part on projected consumer demand. If actual sales are materially less than we forecast, we would experience an over-supply of vehicle inventory. An over-supply of vehicle inventory will generally cause downward pressure on product sales prices and margins and increase our average days to sale. Vehicle inventory represents a significant portion of our total assets (approximately 22.2% (£127.3 million as of June 30, 2021). Having such a large portion of total assets in the form of inventory for an extended period subjects us to depreciation and other risks that affect our results of operations. Vehicles depreciate rapidly and therefore a failure to sell our inventory expeditiously or to recondition and deliver vehicles efficiently to customers could adversely impact our gross profit per unit. If we have excess inventory or our average days to sale increases, we may be unable to liquidate such inventory at prices that allow us to meet margin targets or to recover our costs, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, if our customer demand exceeds our capacity to purchase and refurbish our used vehicle inventory this could result in lower inventory levels, leading to lower conversion rates. We have recently expanded vehicle refurbishment in the UK. The expanded refurbishment capacity was integrated into our business during the second quarter of 2021. There may be reduced refurbishment capacity during the integration period, impacting the number of vehicles we are able to sell during this integration period. As we grow and expand into Europe, we will require additional refurbishment capabilities either from third parties or through the creation of our own vehicle preparation centers. There is no assurance that we will be able to achieve such capabilities in a timely manner to meet our growth objectives.

Our business is sensitive to changes in the prices of new and used vehicles

Any significant changes in retail prices for new or used vehicles could have a material adverse effect on our revenues and results of operations. For example, if retail prices for used vehicles rise relative to retail prices for new vehicles, it could make buying new vehicles more attractive to our customers than buying used vehicles, which could result in reduced used-car sales and lower revenues. Additionally, manufacturer incentives could contribute to narrowing the price gap between new and used vehicles.

Used vehicle prices may also decline for a variety of reasons including an increase in supply due to an increased number of new vehicle lease returns over the next several years. While lower used vehicle prices reduce the cost of acquiring new inventory, lower prices could also lead to reductions in the value of inventory we currently hold, which could result in impairments to our assets and have a negative impact on gross profit. Furthermore, any significant changes in wholesale prices for used vehicles could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to adapt to and satisfy customer demands in a timely and cost-effective manner, our ability to grow our business may suffer

The success of our business depends in part on effectively managing, maintaining and growing sales of our vehicle inventory and related products and services, and providing customers with a car buying experience that meets or exceeds their expectations. If for any reason we are unable to do so in a timely and cost-effective manner, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

If our products and services do not meet expected performance or quality standards, including with respect to customer safety and satisfaction, this could adversely affect consumer demand. In addition, the volume of customer service requests before and after delivery limits our service capacity and may prevent us from retailing service plans to customers effectively. Growth in the volume of sales may also outstrip our ability to serve customers while maintaining the quality and efficiency of the customers’ car-buying experience. If the demand for our used cars exceeds our ability to refurbish cars, we may be unable to meet customer demand and may have to decrease our range of brands and models for sale. While we may look to expand our capacity or use third-party suppliers to refurbish cars, we may not be able to do so in a timely manner or at a reasonable cost. This could adversely impact our reputation, customer demand for our vehicles and our competitive position.

If we cannot manage our growth effectively and maintain the quality and efficiency of the customers’ car-buying experience or the quality of the vehicles we sell, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be unable to identify or accurately evaluate suitable acquisition candidates or to complete or integrate past or prospective acquisitions successfully and/or in a timely manner, which could, among other things, divert our management’s attention, result in additional dilution to shareholders and otherwise disrupt our operations, which could have a materially adversely affect on our growth

Our business has grown through a number of acquisitions of complementary assets, businesses and technologies. Since July, 2020, we have acquired Imperial, Drover, Smart Fleet, Cluno, Cazana and SMH. Our strategy is to continue to grow our business through acquisitions of companies or assets that we believe are an appropriate strategic fit and will present opportunities to create value. As we are continuously looking for suitable acquisition targets, we regularly conduct due diligence and enter into non-binding letters of intent with possible targets, some of which may be material. Among the risks associated with acquisitions that could materially adversely affect our growth, are the following:

•        we may not find suitable acquisition candidates or may face competition for them;

•        our history of utilizing capital stock, in addition to cash, as consideration may not continue to be acceptable to buyers;

•        the financing of any such acquisition may be unavailable on satisfactory terms;

•        synergies attributable to the acquisition may vary from expectations;

•        we may not successfully integrate the acquired company’s technology and teams;

•        we may not successfully transition and retain the acquired company’s customers;

•        we may incur substantial costs, delays or other operational or financial problems in integrating acquired businesses or assets, such as costs and issues relating to monitoring, hiring and training of new personnel, or the integration of information technology (“IT”) and accounting and internal control systems;

•        we may incur costs associated with upgrading or rebranding acquired infrastructure or assets;

•        increased investments may be needed in order to understand new markets and new regulatory schemes and follow trends in these markets in order to effectively compete;

•        we may not be sufficiently familiar with the market of the acquired business to accurately predict our performance;

•        we may experience increased regulatory uncertainties;

•        potential harm to our existing business relationships as a result of an acquisition;

•        acquisitions may divert management’s attention from the operation of existing businesses;

•        we may not be able to retain key personnel at acquired businesses;

•        we may encounter unanticipated events, circumstances or legal liabilities related to the acquired businesses or assets; and

•        we may not plan or manage any acquisition effectively and an acquisition may not achieve anticipated synergies or other expected benefits.

In addition, following the integration of an acquired business or assets into Cazoo, such acquired business or assets may not be able to generate the expected margins or cash flows. Although we assess each acquisition target, these assessments are subject to a number of assumptions and estimates concerning markets, profitability, growth, interest rates and company and asset valuations. Our assessments of, and assumptions regarding, acquisition candidates may prove to be incorrect and actual developments may differ significantly from our expectations. Moreover, we may incur write downs, impairment charges or unforeseen liabilities, or encounter other difficulties in connection with completed acquisitions that could have a material adverse effect on our business, financial condition, results of operations and prospects.

In the past, we have utilized either a mix of cash and equity or all cash to acquire our targets and expect to continue to use either cash or equity, or both, in the future. As a result, acquisitions could result in dilutive issuances of equity securities, which could adversely impact the investment of existing shareholders. We have in the past and in the future may consider incurring indebtedness to pay for an acquisition. The incurrence of indebtedness could result in increased obligations and include covenants or other restrictions that restrict our operational flexibility, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We operate in a competitive industry. Increased competition in online car sales could increase our marketing costs and affect our business, results of operations and prospects

The car retail market is highly competitive with respect to price, quality, service, location and vehicle offering. Our current and future competitors may include:

•        traditional car dealers or marketplaces who could increase investment in technology and infrastructure to compete directly with our online retail model or online retail platforms such as Cinch in the UK and AutoHero in Europe;

•        search engines and vehicle listings sites and new entrants that could change their models to directly compete with us, such as Google, Amazon and AutoTrader.co.uk and Motors.co.uk; and

•        OEMs that could change their sales models through technology and infrastructure investments and enter into the subscription and/or direct online retail sales market themselves.

We also expect that new competitors will continue to enter the online and traditional automotive retail industry with competing brands, business models, products, and services, which could have an adverse effect on our business, financial condition, results of operations and prospects. Our competitors may also develop and market new technologies that render our existing or future business model, products and services less competitive, undesirable or obsolete. In addition, if our competitors develop business models, products or services with similar or superior functionality to our solutions or broader in range than those of we or provide customers with more competitive pricing, this may adversely impact our business and prospects. Should OEMs enter into the subscription and/or direct online retail sales market themselves, they may remove discounts on new cars provided to us which would increase our costs.

Our current and potential competitors may have significantly greater financial, technical, marketing and other resources than we have, and an ability to devote greater resources to the development, promotion and support of their products and services. Additionally, they may have more extensive automotive industry relationships, longer operating histories and greater name recognition than us. As a result, these competitors may be able to adapt more quickly, develop new technologies faster and undertake more extensive marketing or promotional campaigns. In addition, if one or more of our competitors were to merge or partner with another of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. If we are unable to compete with these competitors, the demand for our cars, products and services could substantially decline.

We may not be able to compete successfully against current or future competitors, and competitive pressures could have a material adverse effect on our business, financial condition, results of operations and prospects.

Loss of, or disruption to, our customer centers or vehicle preparation centers could have a material adverse effect on our business, financial condition, results of operations and prospects

We operate 19 customer centers and 10 vehicle preparation centers in the United Kingdom We store our sale-ready inventory at and deliver vehicles from these locations. Our ability to deliver vehicles to customers is dependent on our operational infrastructure, particularly the efficient functioning of our customer centers and vehicle preparation centers. Further, our customer centers and vehicle preparation centers rely on inventory management and logistics technology. If this technology fails to operate correctly it could result in an interruption to or a significant diminishment in our ability to function until the technology is restored to working order, which could result in delays in deliveries to our customers, damage to our reputation and potentially a loss of customers or sales.

Our customer centers also provide support in organizing deliveries, managing servicing, MOTs and repairs, dealing with insurance and warranty claims and answering general queries, and our vehicle preparation centers are used to refurbish used cars prior to sale. If one or more of these customer centers or vehicle preparation centers were to suffer an interruption to their operations, we may have difficulty in replicating their services at one of our other centers. Such an interruption could have a substantial impact on our ability to refurbish vehicles to our quality standards, fulfill customer orders or address our customers’ needs, which could result in damage to our reputation and potentially a loss of customers or sales. For example, we were required to pause our vehicle purchasing and preparation activity for a number of weeks in March and April 2020 during the first national lockdown in the United Kingdom as a result of the COVID-19 pandemic. As a result, our used car inventory declined for a short period of time.

Although we have established business continuity procedures designed to minimize the impact of any such disruption, including work from home procedures where necessary, those procedures may not be adequate or effective. We maintain insurance to cover material exposures; however, the insurance coverage may not be sufficient and insurance proceeds may not be paid on a timely basis to us if any of our customer centers or vehicle preparation centers are unavailable for any extended period of time. As a result, any loss of or disruption to any of our customer centers and vehicle preparation centers may have a material adverse effect on our business, financial condition, results of operations and prospects.

We rely on key third-party suppliers for the delivery of outsourced services to us and to provide financing, as well as value-added products to our customers, and we cannot control the quality or fulfilment of these products

Our operations are subject to a number of risks, some of which are outside of our control, including failure of a supplier to provide the required level of service, comply with the terms of an agreement with us; interruption of operations or increased costs in the event that a supplier ceases its business due to insolvency or other unforeseen circumstances; failure of a supplier to comply with applicable legal and regulatory requirements or our policies; and difficulty in managing the workforce, labor unrest or other employment issues. This in turn, may affect our relationships with our customers and damage our reputation. In addition, we may incur liability to third parties as a result of the actions of our suppliers.

Outsourced services may cease to be provided, for example due to a contract period expiring or a contract being terminated, and there can be no guarantee that the chosen suppliers will be able to provide the functions for which they have been contracted. Although we may replace suppliers or decide to perform functions ourselves, we cannot ensure that such substitution can be accomplished in a timely fashion or without significant costs or disruption to our operations. Any failure of third-party suppliers to deliver the contracted services could have a material adverse effect on our business, financial condition, results of operations and prospects, particularly if a disruption occurs during peak trading periods.

We also rely on agreements with third-party lenders to finance our vehicle inventory purchases. If we are unable to extend these agreements on favorable terms or at all, or if the agreements are terminated or expire and are not renewed, our inventory supply may decline, resulting in fewer vehicles available for sale on our website. If we are unable to renew the facilities with our third-party lenders or find satisfactory replacements, whether because of our financial and operating performance or for other reasons, our ability to acquire inventory would be adversely affected. New funding arrangements may include higher interest rates or other less favorable terms. These financing risks, in addition to rising interest rates and changes in market conditions, if realized, could have a material adverse effect on our business, financial condition, results of operations and prospects.

We also offer value-added products to our customers through third-party service providers, including Assurant and RAC roadside assistance. As we utilize third-party service providers, we cannot control all of the factors that might affect the quality and fulfilment of these services and products, including (i) lack of day-to-day control over the activities of third-party service providers, (ii) that such service providers may not fulfil their obligations to us or our customers or may otherwise fail to meet expectations and (iii) that such service providers may terminate their arrangements with us on limited or no notice or may change the terms of these arrangements in a manner unfavorable to us or our customers for reasons outside of our control. Such providers also are subject to local and national regulations and any failure by such third-party service providers to comply with applicable legal requirements could cause us financial or reputational harm.

In addition, we rely on third-party lenders to finance our customers’ vehicle purchases. To the extent that our finance customers have a higher-than-expected default rate, this may affect our ability to agree customer financing with third-party lenders on acceptable terms or at all. Moreover, we receive fees from these third-party service providers in connection with finance, service and insurance products purchased by our customers. A portion of the fees we receive on such products is subject to chargebacks in the event of early termination, default or prepayment of the contracts by end-customers, which could have an adverse effect on our business, financial condition, results of operations and prospects.

Our revenues and results of operations are partially dependent on the actions of these third parties. If one or more of these third-party service providers cease to provide these services or products to our customers, tighten their credit standards or otherwise provide services to fewer customers or are no longer able to provide them on competitive terms, any of these could have a material adverse effect on our business, revenues and results of operations. In addition, as we expand in Europe, we are likely to require increased reliance on third-party suppliers for refurbishment, logistics and transportation activity until we successfully scale our operations and build our own infrastructure. If we are unable to replace the current third-party providers upon the occurrence of one or more of the foregoing events, or to successfully build our own European infrastructure, it could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, disagreements with such third-party service providers could require or result in costly and time-consuming litigation or arbitration.

We rely on internal and external logistics to transport our vehicle inventory. Thus, we are subject to business risks and costs associated with the transportation industry

We rely on a combination of internal and external logistics to transport vehicles from the site of purchase to our vehicle preparation centers, then to our customer centers and then directly to our customers. As a result, we are exposed to risks associated with transportation, such as weather, traffic patterns, gasoline prices, recalls affecting our vehicle fleet, local and national regulations, insufficient internal capacity, rising prices of external transportation vendors, taxes, license and registration fees, insurance premiums, difficulty in recruiting and retaining qualified drivers, disruption of our technology systems and increasing equipment and operational costs. We are also exposed to the risks of vehicular crashes, which may result in serious injury to or loss of life of an employee or third party. In addition, as we expand in Europe, we are likely to require increased reliance on third-party suppliers for transportation activity in the near term until we successfully scale our logistics operations. Our failure to successfully manage our logistics and fulfilment process could cause a disruption in our inventory supply chain and distribution, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is subject to risks related to the larger automotive ecosystem, including consumer demand, the shift to electric vehicles, global supply chain challenges and other macroeconomic issues

Our business may be negatively affected by challenges to the larger automotive ecosystem, including urbanization, global supply chain challenges and other macroeconomic issues. The shift to electric vehicles as a result of government mandates and consumer preferences may result in a dislocation in the supply of suitable vehicles in the medium term as there may be fewer used electric vehicles available. New technologies such as autonomous driving software also have the potential to change the dynamics of car ownership in the future. A decline in the volume of new cars would result in a decline in the supply of used cars over time. In addition, manufacturer recalls are a common occurrence. Recalls and a scrutiny surrounding selling used vehicles with open safety recalls could adversely affect used vehicle sales or valuations, could cause us to temporarily remove vehicles from inventory, sell affected vehicles at a loss, incur increased costs and could expose us to litigation and adverse publicity related to the sale of recalled vehicles. See “— Our business is sensitive to conditions affecting automotive manufacturers, including manufacturer recalls and potential financial issues” below.

Decreases in consumer demand could adversely affect the market for vehicles and, as a result, reduce the number of consumers using our platform. Consumer purchases of vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of vehicles may be affected by negative trends in the economy, in particular the economy of the United Kingdom or the European Union, and other factors, including rising interest rates, the cost of energy and gasoline, the availability and cost of credit, reductions in business and consumer confidence, stock market volatility, increased regulation and increased unemployment. See “— Downturns in general economic and market conditions and reductions in spending may reduce demand for our products” below.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business is sensitive to conditions affecting automotive manufacturers, including manufacturer recalls and potential financial issues

Adverse conditions affecting one or more automotive manufacturers, including financial issues, could have a material adverse effect on our business, financial condition, results of operations and prospects and could impact the supply of vehicles. Our business may be negatively affected by challenges to the larger automotive ecosystem, including global supply chain challenges, such as those resulting from the ongoing global microchip shortage. In addition, manufacturer recalls are a common occurrence that have accelerated in frequency and scope in recent years. Recalls and the increased regulatory scrutiny surrounding selling used vehicles with open safety recalls could adversely affect used vehicle sales or valuations, could cause us to temporarily remove vehicles from inventory, could force us to incur increased costs and could expose us to litigation and adverse publicity related to the sale of recalled vehicles, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Vehicles in our inventory may be stolen, damaged or destroyed before they can be sold. In addition, our vehicles used for our subscription service may be stolen, damaged or destroyed before being returned to us

Vehicles in our inventory comprise a large share of our total assets. As of June 30, 2021, the value of our overall inventory amounted to £127.3 million. Given the size of this inventory, we require significant space to store our cars. To this end, we have entered into agreements with third-party logistics partners to handle the transport and storage of our cars. We have limited control over the third-party logistics partners and cannot guarantee that cars in our inventory will be properly protected (e.g., against theft or vandalism).

In addition, given that our cars are typically stored in unroofed parking lots, force majeure events such as flooding, fires or hail may affect a large number of our cars. These type of parking lots also have an increased risk of theft or vandalism. Such events may cause us to incur large, uninsured damages, deprive us of a significant portion of our inventory and reduce customer satisfaction if we cannot deliver sold cars. In addition, vehicles provided to customers under our car subscription service may be stolen, damaged or destroyed before being returned to us. While we carry insurance for our vehicles, the insurance coverage may not be sufficient.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be adversely affected by fraudulent behavior of sellers or purchasers of our cars or an inability to correctly assess their creditworthiness

Given the large number of used cars we source, we do not check publicly available registers for all of the cars purchased and the process and details of public registers differ between the United Kingdom and the various European markets in which we are entering. Consequently, it may be difficult to detect that cars offered to us have been stolen. Criminals attempting such sales tend to be sophisticated, presenting us with fake identities, forged car documentation (e.g., a fake registration document and vehicle registration, or obtaining such documentation by submitting false information to the relevant governmental agencies). Given that applicable laws in many European jurisdictions, including Germany, prevents us from acquiring ownership if cars purchased by us were stolen, we may be required to return such cars to their actual owners without being able to recover the money paid for them. In addition, our reputation may suffer as a result of such transactions.

When deciding whether to provide financing or subscription services to consumers, we analyze their creditworthiness by relying, among other things, on the assessments of third-party credit agencies. There is, however, no guarantee that the systems of these agencies will function properly or that there are no gaps or errors in their assessment. Going forward, we may develop and rely on our own automated credit assessment software. Our credit risk algorithms are, however, unproven and may not function as envisaged. Consequently, we may fail to correctly assess the creditworthiness of consumers. If purchases or payments are not properly authorized or payment confirmations are transmitted in error, the relevant purchasers may turn out to have insufficient funds or be able to defraud us, which would adversely affect our operations and result in increased legal expenses and fees. High levels of fraud could result in us having to comply with additional requirements or pay higher payment processing fees or fines. Furthermore, permitting new and innovative online payment options may increase the risk of fraud. In addition, as we expand into new geographies and markets and opens new customer collection centers, the risk of fraud will increase.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may experience significant returns of cars sold

Consumers who purchase cars have the right to return such cars within a period of seven days from delivery and to receive full refunds, assuming they have driven no more than a stated maximum amount of miles or kilometers per our terms and conditions and providing the car is undamaged. In the year ended December 31, 2020, the return rate for cars sold under this offering amounted to 5.1%. Returning cars is more cost-intensive than returns for other goods sold online due to the size and weight of vehicles. If we face high levels of returns (e.g., due to customers being dissatisfied with their car or customer service) we may incur significant costs. Continued growth of our car sales and subscription services is likely to increase the absolute number of returns, which may force us to allocate additional resources to the handling of such returns and may further complicate our operations.

In addition, we typically purchase cars ‘as is’ based on the details provided and we assume responsibility for any defects these cars may have, assuming they were not previously disclosed by the seller. We also sell cars through our wholesale channel and, in the case where these cars have defects that have not been disclosed, we may be required to compensate the purchaser or take back the deficient vehicle, which may result in significant transport costs, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may experience seasonal and other fluctuations in our operating results, which may not fully reflect the underlying performance of our business

We expect our results of operations, including revenues and profitability, if any, and cash flow to vary in the future based in part on, among other things, consumers’ car-buying patterns. Industry vehicle sales exhibit seasonality with sales peaking late in the first calendar quarter and diminishing through the rest of the year, with the lowest relative level of industry vehicle sales expected to occur in the fourth calendar quarter. Due to our rapid growth, our sales patterns to date have not reflected the general seasonality of the automotive industry, but we expect this to change once our business and markets mature. Used vehicle prices also exhibit seasonality, with used vehicles depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year. In the future, this may result in a gross profit per unit higher on average in the first half of the year than in the second half of the year.

In addition, a significant portion of our expenses are fixed and do not vary proportionately with fluctuations in revenues. If sales during peak seasons are significantly lower than expected for any reason, we may be unable to adjust our expenses in a timely manner and may be left with a substantial amount of unsold inventory which may be difficult to liquidate and the value of which may depreciate. At the same time, if we fail to obtain sufficient inventory of appropriate vehicles, we may not have an adequate supply of products to meet consumer demand.

We are highly dependent on our senior management team and other highly skilled personnel, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy

Our results and success are dependent in part on our ability to attract and retain effective personnel. Our performance depends significantly on the efforts and abilities of our key senior management, including Alex Chesterman (Chairman and Chief Executive Officer) and Stephen Morana (Chief Financial Officer). Our senior management have substantial experience and expertise and have made significant contributions to our continuing growth and success. The loss of any members of the senior management or other key employees without the prompt addition of appropriate replacements could have a material adverse effect on our business, financial condition, results of operations and prospects. We may be unable to find appropriate replacements in a timely manner or the replacements, once appointed, may not perform as effectively as expected. In addition, we may not continue to be able to retain or attract a sufficient number of skilled personnel, including within the commercial, car refurbishment, sales and marketing, software engineering, data and IT teams, on attractive terms or at all. Any inability to recruit, train or retain such personnel could hinder our ability to successfully operate our business and to meet business objectives and timelines, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are exposed to risks in connection with product-related warranties as well as the provision of services, which may be costly

We provide a 90-day warranty and offer insurance and service plans to our customers. There is a risk that, relative to the warranties and insurance and service plans provided, the calculated product prices and the provisions for our warranty and insurance and service risks have been set, or will in the future be set, too low. There is also a risk that we may be required to extend the 90-day warranty originally granted or to provide services as a courtesy or for reasons of reputation where we are not legally obliged to do so, and for which we will generally not be able to assert claims in recourse against suppliers or insurers. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

A significant disruption in service of our website and information technology systems could result in a disruption in our business and could have a material adverse effect on our results of operations

Our brand, reputation and ability to attract customers and generate revenues depend on the reliable performance of our website and the supporting systems, technology and infrastructure. Our services are accessed by a large number of users, often at the same time, and as user traffic increases, we may not be able to scale our technology to accommodate increased capacity requirements, which may result in interruptions or delays in service. We have experienced minor interruptions in our systems in the past, including server failures, that temporarily slowed the performance of our website and we may experience interruptions in the future. Notwithstanding efforts to prevent website or IT failure or disruption, including established disaster recovery plans, interruptions in these systems, whether due to system failures, programming or configuration errors, computer viruses, malware, cyber-attacks, power outages, physical or electronic break-ins, fire, telecommunications failures, floods or other malfunctions and disruptions, could affect the availability of inventory on our website and prevent or inhibit the ability of customers to access our website. Problems with the reliability or security of our systems could harm our reputation, prevent us from making sales, result in a loss of customers and result in additional costs.

In addition, problems faced by our third-party web-hosting providers, including Amazon Web Services, could adversely affect the experience of our customers. For example, our third-party web-hosting providers could close their facilities without adequate notice or suffer interruptions in service caused by cyber-attacks, natural disasters or other phenomena. Any financial difficulties, up to and including bankruptcy, faced by our third-party web-hosting providers or any of the service providers with whom they contract may have negative effects on our business, the nature and extent of which are difficult to predict. We may not be able to find a replacement provider within a timely manner or on commercially favorable terms, which may result in reduced revenues and profitability, deteriorating cash flow and reduced market share. In addition, if our third-party web-hosting providers are unable to keep up with our growing capacity needs, our business could be harmed.

In the future, we may not be able to maintain the level of capital expenditures necessary to support the improvement or upgrading of our IT infrastructure. Any failure to effectively maintain, improve or upgrade our IT infrastructure and management information systems in a timely manner or at all could have a material adverse effect on our business, financial condition, results of operations or prospects.

We will need to improve the capacity, speed and automation of our reporting systems and operational processes as we grow

We have experienced substantial growth in our business that has placed, and may continue to place, significant demands on our management and operational infrastructure. As our operations grow in size, scope and complexity, including in connection with becoming a public company, we will need to improve the capacity, speed and automation of our reporting systems and operational processes. As a public company, we will incur additional expenses including registration and listing fees, increased corporate governance costs and other similar expenditure. See “— The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members” below.

Further, continued growth could also strain our ability to maintain reliable service levels for our users and inhibit our ability to develop and improve our operational, financial, and management controls, enhance our reporting systems and procedures, and recruit, train and retain highly skilled personnel.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as we grow, our business, financial condition, results of operations or prospects could be materially adversely affected.

Our business relies on e-mail and other messaging services, and any restrictions on the sending of e-mails or messages or an inability to timely deliver such communications could materially and adversely affect our business, financial condition and results of operations

We use e-mail and other messaging services both for internal employee communication purposes and as a free marketing tool to promote our services and website to customers. Promotions offered through e-mail and other messages we send are an important part of our marketing strategy. We provide e-mails to customers and other visitors informing them of the convenience and value of using our platform, as well as updates on orders placed, new inventory and price updates on listed inventory, and we believe these e-mails, coupled with our general marketing efforts, are an important part of the customer experience and help generate revenues. If we are unable to successfully deliver e-mails or other messages to our employees and customers, or if customers decline to open our e-mails or other messages, our revenues could be materially and adversely affected. In addition, our e-mails may be shown as “spam” or given a lower priority, which could reduce the likelihood of customers opening or responding positively to them. Actions by third parties to block, impose restrictions on, or charge for the delivery of, e-mails and other messages, as well as legal or regulatory changes limiting our right to send such messages or imposing additional requirements, could impair our ability to communicate with customers.

We also rely on social networking messaging services to send communications and to encourage customers to send communications. Changes to the terms of these social networking services to limit promotional communications, any restrictions that would limit our ability or customers’ ability to send communications through their services, disruptions or downtime experienced by these social networking services or decline in the use of or engagement with social networking services by customers and potential customers could materially and adversely affect our business, financial condition, results of operations or prospects. If we are not able to use unpaid marketing tools in the form of e-mails or other messages efficiently, this could impair our marketing efforts or make them more expensive if we have to increase spending on paid marketing channels.

Furthermore, malfunctions of our e-mail and messaging services could result in erroneous messages being sent and customers no longer wanting to receive any messages from us. Furthermore, our process to obtain consent from visitors to our website to receive newsletters and other messages from us and to allow us to use their data may be insufficient or invalid. As a result, such individuals or third parties may accuse us of sending unsolicited advertisements and other messages, which would result in claims being brought against us.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are subject to risks related to online payment methods

We accept payments for our vehicles through a variety of methods, including credit card, debit card and bank transfers. As we offer new payment options to customers, we may be subject to additional regulations, compliance requirements and fraud. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs. We are also subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. As our business changes and we enter new markets, we also may be subject to different rules under existing standards, which may require new assessments that involve costs above what we currently pay for compliance. If we fail to comply with the rules or requirements of any provider of a payment method we accept, if the volume of fraud in our transactions limits or terminates our rights to use payment methods we currently accept, or if a data breach occurs relating to our payment systems, we may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions placed upon, our ability to accept credit card and debit card payments from customers or facilitate other types of online payments. If any of these events were to occur, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

We occasionally receive orders placed with fraudulent credit card data, including stolen credit card numbers, or from clients who have closed bank accounts or have insufficient funds in open bank accounts to satisfy payment obligations. We may suffer losses as a result of orders placed with fraudulent credit card data even if the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions. If we are unable to detect or control credit card or other fraud, our liability for these transactions could be substantial.

Cyber breaches caused by malicious hacking could jeopardize the integrity of our IT systems and the security of our data

The rise in cyber- and data-related crime presents a significant challenge in terms of securing data and systems against attack. The increase in online access throughout the retail landscape increases our exposure to potential cyber threats. Our systems, website, data (wherever stored), software or networks, and those of third parties, may be vulnerable to security breaches, including unauthorized access (from within our organization or by third parties), computer viruses or other malicious code and other cyber threats that could have a security impact. We and third parties may not be able to anticipate evolving techniques used to effect security breaches (which change frequently and may not be known until launched), or prevent attacks by hackers, including phishing or other cyber-attacks, or prevent breaches due to employee error or malfeasance, in a timely manner, or at all. Cyber-attacks have become far more prevalent in the past few years, leading potentially to the theft or manipulation of confidential and proprietary information or loss of access to, or destruction of, data on our or third-party systems, as well as interruptions or malfunctions in our or third-parties’ operations.

Attacks on our information technology networks may increase in the future as a public company. We and our suppliers are at a risk of suffering materially from such attacks and breaches, which could adversely affect our ability to process customer and consumer transactions and manage inventories, result in us incurring significant additional costs to modify our protective measures or to investigate and remediate vulnerabilities, and result in significant losses, reputational harm, competitive disadvantage and sometimes physical damage. We may also be subject to related litigation and financial losses that are either not insured against or not fully covered through our insurance policies, as well as being obliged to incur costs through a need to engage third party experts, advisers and consultants. We may also be subject to regulatory intervention, significant regulatory fines and sanctions, particularly as a result of the increasing regulatory focus on promoting the protection of customer information and the integrity of information technology systems.

We have security measures in place to safeguard customer information and have invested in cyber security and added additional controls but still may suffer a major loss or unavailability of customer, employee or other personal data, or other business sensitive data, due to inadequate or failed processes or systems, human error, employee misconduct, catastrophic events, external or internal security breaches, acts of vandalism, computer viruses, malware, ransomware, misplaced or lost data, or other events that could disrupt our normal operating procedures and have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, with the rise in remote working as a response to the COVID-19 pandemic, the risk of one of our employees compromising our systems or misusing data or confidential information has grown.

Failure to safeguard our customer and other personal data may result in reputational damage, financial penalties, claims from individuals and litigation, and decrease in revenues

We collect, store and use data in our operations that may be protected by data protection and privacy laws. We have taken steps to comply with the General Data Protection Regulation (Regulation (EU) 2016/679) (“GDPR”) and the GDPR as it forms part of the law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 and relevant statutory instruments (the “UK GDPR”). Such laws govern our ability to collect, use and transfer personal data, including relating to our customers and business partners, as well as any such data relating to our employees and others. We routinely transmit and receive personal, proprietary and confidential information (including debit and/or credit card details of our customers) by electronic means and therefore rely on the secure processing, storage and transmission of such information in line with regulatory requirements (including Payment Card Industry — Data Security Standards). Therefore, we are exposed to the risk that such data could be wrongfully appropriated, lost or disclosed, damaged or processed in breach of privacy or data protection laws. Failure to comply with the GDPR, the UK GDPR and other applicable data protection laws may result in reputational damage, financial penalties and fines, claims from individuals and litigation, and loss of competitive advantage. For example, breaches of the GDPR can result in fines of up to 4% of annual global turnover.

In addition, we work with third-party service providers that process personal data on our behalf. There is a risk that those service providers may not fully comply with the relevant contractual data processing terms and all data protection obligations imposed on them (including by applicable law). Any failure by such third-party service providers to maintain and protect customer or other personal data could affect the quality of our services, compromise the confidentiality of our customer and other data or cause service interruptions. Such a failure may also result in the imposition of fines and other penalties and could lead to litigation that may result in our being ordered to pay damages and other costs and, as a result, could have a material adverse effect on our business, financial condition, results of operations and prospects.

We also use cookies and similar technologies on our website including to allow our website to work, to analyze and improve our website, to personalize customers’ experiences and to market products to users through advertisements. In recent years, regulators in the EU and the UK have expressed increased concern over the use of third-party cookies and similar technologies including for online behavioral advertising and laws in this area are also subject to reform. In the EU and the UK, laws implementing the e-Privacy Directive 2002/58/EC require us to obtain informed consent for the placement of a cookie on a customer’s device for certain purposes, and the GDPR also imposes additional conditions in relation to that consent, such as a prohibition on pre-checked consents. There has been increased scrutiny of compliance with these laws in some EU jurisdictions over the past 12 months and any failure to comply with the law on cookies may lead to regulatory enforcement action with the possibility of fines.

We may not succeed in adequately protecting our intellectual property and know-how

We rely on a combination of trademark registrations, domain name registrations, and unregistered rights including copyright, unregistered designs, database rights and trade secrets, as well as contractual provisions and restrictions on access to and use of proprietary information to protect our brands, technologies, algorithms, applications and systems, a number of which are of essential importance to our business success. Although we have taken steps consistent with industry practice to protect our intellectual property and know-how, such steps may be inadequate.

We have a portfolio of registered trademarks in respect of the various trading names and logos used in connection with our website. Competitors may adopt service names similar to ours, thereby harming our ability to build our brand identity and possibly leading to user confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other trademarks or trademarks that incorporate variations of our trading name and logo. We also own a portfolio of internet domain names related to our brand and website. We actively monitor the domain name market for any changes and additions and seeks to protect our brand through the registration of additional domain names, where appropriate. However, we may not be able to acquire or maintain all domain names that relate to our brand.

We may need to seek intellectual property protection of our brand, technologies and algorithms in any new geographic market that we enter. There is a risk that registered trademark protection for our trading names and logo may not be available as a result of prior rights held by third parties.

To the extent that our brand, technologies and algorithms are not protected by intellectual property rights or the law protecting confidential information, third parties, including competitors, may be able to commercialize or otherwise use our brands, technologies and/or algorithms without compensation. We also face the risk that existing or new competitors may independently develop similar or alternative technologies that are equal or superior to our technology without infringing our intellectual property rights or may design around our proprietary technologies.

Furthermore, litigation or proceedings before governmental authorities in the United Kingdom and overseas may be necessary in the future to enforce our intellectual property rights, to protect our brand, trade secrets and domain names and to determine the validity and scope of our proprietary rights and those of others. See “— We may be subject to intellectual property rights claims, which are costly to defend and could require us to pay damages or an account of profits” below.

Any of these risks, if realized, could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be subject to intellectual property rights claims, which are costly to defend and could require us to pay damages or an account of profits

Companies in the internet and technology sectors may enter into litigation in order to enforce and protect their intellectual property rights. Third parties may in the future assert that we have infringed their intellectual property rights. As we face increasing competition and expand our business into new services and markets, the possibility of being subject to intellectual property rights claims may grow.

Our technologies may not be able to withstand third-party claims against their use. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management’s attention. If we were found to be in violation of a third-party’s intellectual property rights, we may be required to pay compensation, including damages, or an account of profits, or be subject to injunctions that prevent us from using certain technologies. We may have to seek a license to use the intellectual property rights in the technology, which may not be available or available on reasonable terms and may significantly increase our operating expenses. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense. If we cannot license or develop aspects of our technology due to infringement of third-party intellectual property rights, we may be forced to limit our product and service offerings and may be unable to compete effectively.

In addition, like many businesses, we use open-source software and will continue to use open-source software in the future. Open-source software is generally licensed without any support, warranties or other protections regarding infringement, origin, or quality. Some open source licenses may, depending on how we use or modify the licensed software, require that we make available the source code of our modifications to or derivatives of the open source software or grant other licenses to our intellectual property. This may include allowing third parties to make further modifications to and distributions of that source code, in some circumstances at no or minimal cost. Some open source licenses may also require us to make the source code for our proprietary software available under the terms of the open source license, depending on how we combine our proprietary software with the relevant open source software. Companies that use open source software have faced challenges to their use of open source software and other software incorporating it. As such, we could be subject to lawsuits claiming that we have not complied with applicable open source license terms. If we are held to have breached or failed to comply with an open source software license, we could be exposed to liability and be required to re-engineer our software.

Any of these risks, if realized, could have a material adverse effect on our business, financial condition, results of operations and prospects.

We may require additional debt and equity capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances. If such capital is not available to us, our business, operating results and financial condition may be materially adversely affected

We may require additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, including to increase our marketing expenditures to improve our brand awareness, expand our geographical footprint, build and maintain our inventory of quality vehicles, develop new products or services (including car subscription services), further improve existing products and services, enhance our operating infrastructure and acquire complementary businesses and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all. In addition, any debt financing that we secure in the future could involve restrictive covenants which may make it more difficult for us to obtain additional capital and to pursue business opportunities. Volatility in the credit markets may also have an adverse effect on our ability to obtain debt financing. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Ordinary Shares. If we are unable to obtain adequate financing or financing on terms satisfactory to us when required, our ability to continue to pursue our business objectives and to respond to business opportunities, challenges or unforeseen circumstances could be significantly limited, and this could have a material adverse effect on our business, financial condition, results of operations and prospects.

We rely, or may rely in the future, on various of forms of debt financing to operate our business, including car financing facilities, mortgage debt and syndicated loans, and there is no guarantee that such financing will be available in the future on acceptable terms, or at all. In addition, our leverage from any such facilities could adversely impact our business, financial condition and results of operations

As of December 31, 2020, we had approximately £100 million in car financing facilities to finance purchasing of our inventory, as well as £3.5 million in secured loans. In 2021, we entered into an additional £25 million stocking facility, an additional £25 million facility for the financing of our subscription fleet of vehicles and a €20 million stocking facility to finance the purchase of retail cars in Europe. We also have debt facilities for subscription vehicles in the EU through the acquisition of Cluno. We may in the future seek to refinance our existing debt, or incur new debt to, among other things, finance our continuing operations and provide cash for acquisitions. No assurance can be given that financing will be available in the future on terms acceptable to us, or at all.

If we increase our indebtedness, that will pose additional risks to our business. A high degree of leverage could have important consequences to us. For example, it could:

•        increase our vulnerability to adverse economic and industry conditions;

•        require us to dedicate a substantial portion of cash from operations to the payment of debt service, thereby reducing the availability of cash to fund working capital, capital expenditures and other general corporate purposes;

•        limit our ability to obtain additional financing for working capital, capital expenditures, general corporate purposes or acquisitions;

•        place us at a disadvantage compared to our competitors that are less leveraged;

•        limit our flexibility in planning for, or reacting to, changes in our business and in our industry; and

•        make us vulnerable to increases in interest rates.

Our ability to make payments on and refinance our current debt and any future debt that we may incur will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that we cannot control. If we cannot service our debt or repay or refinance our debt as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including (1) reducing financing in the future for working capital, capital expenditures and other general corporate purposes or (2) dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. The lenders or other investors who hold debt that we fail to service or on which we otherwise default could also accelerate amounts due, which could in such an instance potentially trigger a default or acceleration of other debt we may incur.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain executive management and qualified board members

As a public company, we are subject to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Act, the Public Company Accounting Oversight Board (“PCAOB”) and the listing requirements of the NYSE, each of which imposes additional reporting and other obligations on public companies. As a public company, we are required to, among other things:

•        prepare, file and distribute annual reports with respect to our business and financial condition;

•        expand the roles and duties of our board of directors and committees thereof and management;

•        hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;

•        institute more comprehensive financial reporting and disclosure compliance procedures;

•        involve and retain to a greater degree outside counsel and accountants to assist us with the activities listed above;

•        enhance our investor relations function;

•        establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•        comply with the NYSE listing standards; and

•        comply with the Sarbanes-Oxley Act.

Compliance with applicable rules and regulations for public companies and changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, have and will continue to increase demands on our legal and financial functions and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and additional focus and attention from management necessitated by ongoing revisions to disclosure and governance practices. Our compliance obligations with respect to existing and evolving regulatory requirements have and will continue to result in a diversion of management’s time and attention from revenue-generating activities to compliance activities.

Operations as a public company and complying with applicable rules and regulations may also make it more difficult and more expensive for us to obtain and maintain directors’ and officers’ liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain and/or maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, board committees or as executive officers.

The obligations associated with being a public company require significant resources and management attention, and we will incur increased costs as a result

As a public company, we face increased legal, accounting, administrative and other costs and expenses that we did not incur as a private company. We have incurred and expect to continue to incur significant costs related to operating as a public company. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses. In addition, the need to establish the corporate infrastructure demanded of a public company may also divert management’s attention from implementing our business strategy, which could prevent us from us improving our business, financial condition, results of operations and prospects. If we do not continue to develop and implement appropriate processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired.

We have identified material weaknesses in our internal control over financial reporting (ICFR), and we may identify additional material weaknesses in the future which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations. If these material weaknesses are not remediated or we otherwise fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected

SEC guidance defines a material weakness as a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual financial statements will not be prevented or detected on a timely basis. Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, our management has identified the following material weaknesses which have caused the company to conclude that we have not maintained an effective control framework. The material weaknesses identified were:

i.       The entity level and financial reporting control environment is not designed with the appropriate precision to prevent or detect material misstatement in accounting or disclosure; and

ii.      Ineffective IT general control environment, including lack of segregation of duties, supporting the financial reporting systems.

These deficiencies are considered to be material weaknesses which could potentially result in material misstatements and/or impact disclosures which would not be prevented or detected. Prior to the Business Combination, we have operated as a private business. As such, our management has not been required to perform an evaluation of our internal control over financial reporting, nor have we been required to obtain an audit of our control environment in accordance with the provisions of the Sarbanes-Oxley Act or any similar law applicable in the relevant jurisdictions. Had such an evaluation or audit been performed in prior periods, additional control deficiencies may have been identified, and those control deficiencies could have also represented one or more material weaknesses. As such, we cannot assure you that we have identified all our existing material weaknesses.

We have commenced remediation planning and will implement measures to design an entity-level and financial reporting control framework which will address the underlying causes of the material weaknesses. We have engaged consultants with the appropriate expertise to perform a risk assessment of the internal control environment and assist management in designing and implementing entity level, financial reporting and management review controls, together with IT general and application controls for systems which impact financial reporting. We will develop a detailed workplan which will include identifying and remediating gaps in internal control and developing standard documentation to support the performance of controls to detect and prevent material misstatement in accounting and disclosure. The workplan will also include the ongoing testing and monitoring of controls and procedures for informing those charged with governance as to the progress of remediation implementation and of any new identified deficiencies. In addition, the workplan will highlight where investment in strengthening resource and expertise is required within the accounting function, and how this will be addressed, as well a plan to conduct IFRS and SEC financial reporting training for personnel.

While we intend to complete this remediation process as quickly as possible, the material weaknesses cannot be considered remediated until all steps in the remediation process are complete. In addition, the process of assessing the effectiveness of our internal control over financial reporting may require the investment of substantial time and resources, including by members of our senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete. Additionally, if we are unable to successfully remediate the identified material weaknesses or if we identify additional material weaknesses, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our reporting obligations. At such time, our independent registered public accounting firm may issue an adverse report in the event we are not satisfied with the level at which the company’s internal control over financial reporting is documented, designed, or operating.

If we are considered to have material weaknesses in our internal control over financial reporting which are not addressed in a timely manner, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Ordinary Shares could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Ajax identified a material weakness in its internal control over financial reporting as of December 31, 2020. If we fail to remediate material weaknesses or to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”).

Following the issuance of the SEC Statement, after consultation with its independent registered public accounting firm, Ajax’s management and its audit committee concluded that, in light of the SEC Statement, it was appropriate to restate the company’s previously issued audited financial statements as of and for the period ended December 31, 2020 (the “Restatement”). As part of such process, Ajax identified a material weakness in its internal controls over financial reporting.

Failing to remediate material weaknesses, or to maintain effective internal controls over financial reporting, could have a material adverse effect on our business, financial condition, results of operations and prospects and could cause a decline in the price of our securities.

We may identify material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our reporting obligations

Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. If we identify any material weaknesses in the future, or fail to remediate our existing material weaknesses, the accuracy and timing of our financial reporting may be adversely affected. Additionally, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports as well as applicable stock exchange listing requirements. We may be unable to prevent fraud, investors may lose confidence in our financial reporting and our share price may also decline. Our reporting obligations as a public company may place a significant strain on our management, operational and financial resources and systems for the foreseeable future and may cause us to fail to timely achieve and maintain the adequacy of our internal control over financial reporting.

Due to our inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate. In addition, control over financial reporting cannot provide absolute assurance of achieving financial reporting objectives. Internal control over financial reporting is a process that involves human diligence and compliance and is subject to lapses in judgment and breakdowns resulting from human failures. In addition, the level of manual processes and multiple systems in our internal control over financial reporting increases the risk of error. As a result, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. We can provide no assurance that the measures we are currently undertaking or may take in the future will be sufficient to maintain effective internal controls or to avoid potential future deficiencies in internal control, including material weaknesses.

Failing to maintain effective disclosure controls and internal controls over financial reporting could have a material adverse effect on our business, financial condition, results of operations and prospects and could cause a decline in the price of our securities.

We operate in several highly regulated industries and are subject to a wide range of national and local laws and regulations which will increase as we execute on our business strategy of expanding in Europe. Changes in these laws and regulations, or our failure to comply, could have a material adverse effect on our business, results of operations, and financial condition

We are subject to a wide range of national and local laws and regulations. Our sale and purchase of vehicles and related activities, including the sale of complementary products and services, are subject to national and local licensing requirements, national and local laws regulating advertising of vehicles and related products and services, laws related to title and registration and laws regulating the sale of vehicles, consumer protection laws and related products and services. The applicability of these regulatory and legal compliance obligations is dependent on the evolving interpretations of these laws and regulations and how our operations are, or are not, subject to them. The financing we offer to customers is subject to national laws regulating the provision of consumer finance, for which we have and maintain all required licenses and permissions. Our facilities and business operations are subject to laws and regulations relating to environmental protection and health and safety. The violation of any of these laws or regulations could result in administrative, civil or criminal penalties or in a cease-and-desist order against our business operations, any of which could damage our reputation and have a material adverse effect on our business, sales and results of operations. We have incurred and will continue to incur capital and operating expenses and other costs to comply with these laws and regulations.

Our logistics operations, which we depend on to transport vehicles from the site of purchase to our customer centers and vehicle preparation centers or directly to customers, are subject to regulations in both the United Kingdom and the European Union. Carrying goods for hire or reward in either jurisdiction requires us to have in place an operator license. We must continue to demonstrate to transport regulators that we have in place sufficient governance measures, financial standing, professional competence and repute to conduct logistics operations. Operator licensing regimes also restrict the number of vehicles that we can operate and from which locations.

Our logistics fleet can be subject to inspections and spot checks by the authorities. Vehicle dimensions, driver alcohol and drug testing and driver hours of service are also subject to regulation. More restrictive limitations on vehicle weight and size, trailer length and configuration, methods of measurement, driver qualifications or driver hours of service would increase our costs, and if we are unable to pass these cost increases on to our customers, our operating expenses may increase and adversely affect our financial condition, operating results and cash flows. If we fail to comply with applicable regulations or regulations become more stringent, we could be subject to increased inspections, audits or compliance burdens. Regulatory authorities could take remedial action including imposing fines or shutting down our operations.

Our sale of vehicles, related products and services and finance receivables is subject to licensing requirements of the jurisdictions in which we operate. Regulators of jurisdictions where customers reside but in which we do not have a dealer or financing license could require that we obtain a license or otherwise comply with various local regulations. Regulators may seek to impose punitive fines for operating without a license or demand we seeks a license in those jurisdictions, any of which may inhibit our ability to do business in those jurisdictions.

If any of these events occur, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our operations may be adversely affected by legal, regulatory and other developments in the jurisdictions in which we operate. Our non-compliance with applicable financial regulations could have a material impact on us

We are subject to a range of legal and regulatory requirements originating in the jurisdictions in which we operate, particularly in the areas of consumer protection, transportation, product safety, competition, bribery and corruption, financial services, environment, customer service agreements, supplier pricing, infrastructure investment, property rights and planning laws, accounting and stock exchange regulation. Failure to comply with laws and regulations may result in significant costs and payments for Cazoo.

We are authorized in the United Kingdom by the Financial Conduct Authority to sell certain types of finance and insurance products, including cover for the loss or theft of, or damage to, customers’ vehicles. Similar authorizations and/or regulations and regulators apply in other territories. We intend to remain compliant with such regulations although compliance cannot be guaranteed. Any non-compliance or regulatory changes could have a material and adverse effect on our ability to sell finance and/or insurance products and/or the pricing of and cover provided by such products. This could therefore materially and adversely affect the revenues and earnings that we derive from such products, and consequently could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, changes in laws and regulations, more stringent enforcement or alternative interpretation of existing laws and regulations in jurisdictions in which we currently operate can change the legal and regulatory environment, making compliance with all applicable laws and regulations more challenging. Changes in laws and regulations in the future could have an adverse economic impact on us by tightening restrictions, reducing our freedom to do business, increasing our costs of doing business or reducing our profitability. Failure to comply with applicable laws or regulations can lead to civil, administrative or criminal penalties, including but not limited to fines or the revocation of permits and licenses that may be necessary for our business activities. We could also be required to pay damages or civil judgments in respect of third-party claims.

We may be adversely impacted by weakness in travel demand or a significant increase in fuel costs

Demand for vehicle purchases and subscriptions may be impacted by international, national and local economic conditions and travel demand. When travel demand or economic conditions weakens, our financial condition and results of operations may be adversely impacted. In addition, any significant increases in fuel prices, a severe protracted disruption in fuel supplies or rationing of fuel could discourage our customers from purchasing or subscribing for vehicles, which could also adversely impact our results of operations.

New laws, regulations or policies of governmental organizations regarding increased fuel economy requirements, reduced greenhouse gas or pollutant emissions or vehicle safety could give rise to significant costs

We are subject to comprehensive and constantly evolving laws, regulations and policies related to environmental matters (and, in particular, climate change) and health and safety in the jurisdictions in which we operate. Capital and operating expenses required in order to comply with environmental laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations. We anticipate that the extent of the legal and regulatory requirements in these areas and the related effect on our operations and costs of compliance will continue to increase in the future.

In general, there is a clear move toward increasingly stringent vehicle emissions regulations, particularly for conventional drive systems. Moreover, further tightening and scrutiny could be forthcoming given the ongoing focus on emissions testing and on-road performance, which could lead to significant additional costs to refurbish cars so they comply with new regulations, which may reduce our profit margin. In particular, the UK Government has announced plans to ban sales of new petrol and diesel cars by 2030, which would subsequently reduce the number of used petrol and diesel cars available for us to purchase. There may be a limited availability of vehicles that comply with such regulations which would adversely impact our ability to purchase inventory for sale.

In addition, to comply with current and future environmental, health and safety norms (such as air emissions, the maintenance of safe workplace conditions and regulations that impose responsibility on vehicle sellers to fund the recovery, recycling and disposal of vehicle parts, including lead-acid batteries, at the end of their useful life), we may have to incur substantial capital expenditures to upgrade vehicles and vehicle preparation facilities. All of these factors could increase our costs significantly.

Government regulation of the internet and e-commerce is evolving, and unfavorable changes or our failure to comply with these regulations could substantially harm our business and results of operations

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet, e-commerce and mobile commerce. Existing and future regulations and laws could impede the growth of the Internet, e-commerce or mobile commerce. These regulations and laws may involve taxes, privacy, data security, anti-spam, pricing, content protection, electronic contracts and communications, mobile communications, consumer protection, information reporting requirements, unencumbered Internet access to our services and the design and operation of our website. It is not clear how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet as the vast majority of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet, e-commerce or mobile commerce. Unfavorable regulations and laws could diminish the demand for used cars and complementary products and services and increase our cost of doing business and could adversely affect our business and results of operations.

We are subject to many hazards and operational risks, including accidents or incidents relating to health, safety and the environment at our customer centers and vehicle preparation centers, that can disrupt our business, which could have a material adverse effect on our business, financial condition and results of operations

Our operations are subject to many hazards and operational risks inherent to our business, including accidents or incidents relating to health, safety and the environment at our customer centers and vehicle preparation centers. Our refurbishment operations may expose us to safety risks, including environmental risks and health and safety hazards to our employees or third parties. Any significant interruption due to any of the above hazards at one of our primary facilities could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are also exposed to hazards and operational risks associated with transportation, such as vehicular crashes, which may result in serious injury to or loss of life of an employee or third party. See “— We rely on internal and external logistics to transport our vehicle inventory. Thus, we are subject to business risks and costs associated with the transportation industry” above.

Moreover, our insurance coverage may be inadequate to cover our liabilities related to such hazards or operational risks and we may not be able to maintain adequate insurance in the future at rates we consider reasonable and commercially justifiable, and insurance may not continue to be available on terms as favorable as our current arrangements.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Natural disasters, unusual weather conditions, epidemic outbreaks, global health crises, terrorist acts and political events could disrupt our business

The occurrence of one or more natural disasters such as tornadoes, hurricanes, fires, floods and earthquakes, unusual weather conditions, epidemic or pandemic outbreaks, terrorist attacks or disruptive political events in regions where we operate or where our third-party contractors’ and suppliers’ facilities are located, could adversely affect our business. Natural disasters including tornados, hurricanes, floods and earthquakes may damage our facilities or those of our suppliers, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Severe weather, such as rainfall, snowfall or extreme temperatures, may impact our ability to transport and deliver vehicles, thereby reducing our sales and profitability. Terrorist attacks, actual or threatened acts of war or the escalation of current hostilities, or any other military or trade disruptions impacting our domestic or foreign suppliers of components of our vehicles, may impact our operations by, among other things, causing supply chain disruptions and increases in commodity prices, which could adversely affect our raw materials or transportation costs. These events also could cause or act to prolong an economic recession or depression in the countries in which we operate, such as the current business disruption and related financial impact resulting from the COVID-19 pandemic. To the extent these events also impact one or more of our suppliers or contractors or result in the closure of any of their facilities or our facilities, we may be unable to maintain delivery schedules or provide other support functions to our customers. In addition, the disaster recovery and business continuity plans we have in place currently are limited and are unlikely to prove adequate in the event of a serious disaster or similar event. We may incur substantial expenses as a result of the limited nature of our disaster recovery and business continuity plans and, more generally, any of these events could cause consumer confidence and spending to decrease, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Tax matters could impact our results of operations and financial condition

We are subject to income tax in the United Kingdom and, following our expansion in Europe, in certain other European countries. Our provision for income taxes and cash tax liability in the future could be adversely affected by numerous factors including, changes in tax laws, regulations, accounting principles or interpretations thereof, which could materially and adversely impact our cash flows and our business, financial condition, results of operations and prospects in future periods. Increases in our effective tax rate could also materially affect our results. Further, we are subject to the examination of our income and other tax returns by Her Majesty’s Revenue and Customs and the relevant tax authorities in the other jurisdictions in which we operate, which could impact on our business, financial condition, results of operations and prospects.

We may become subject to risks arising from legal disputes in connection with our general business activities

In connection with our general business activities, we may become the subject of legal disputes in the United Kingdom and other jurisdictions in which we operate. Legal claims could be asserted against us by individuals, either individually or through class actions, by governmental entities in civil or criminal investigations and proceedings or by other entities. These claims could be asserted under a variety of laws, including but not limited to consumer finance laws, consumer protection laws, intellectual property laws, privacy laws, labor and employment laws, securities laws, employee benefit laws and tort laws. Moreover, the process of litigating cases, even if we are successful, may be costly, and in certain circumstances may approximate the cost of damages sought. These claims may also divert our financial and management resources from more beneficial uses. These actions could also expose us to adverse publicity, which might adversely affect our reputation and/or customer preference for our products. Litigation trends and expenses and the outcome of litigation cannot be predicted with certainty and adverse litigation trends, expenses and outcomes could have an adverse effect on our business, financial condition, results of operations and prospects.

Our inability to obtain affordable insurance on our inventory may materially adversely affect our financial condition and results of operations

We rely on inventory insurance to protect against catastrophic losses of our inventory. There is no guarantee that we will continue to be able to insure our inventory at affordable rates, or at all, through outside insurers. If we are unable to purchase affordable insurance, we may have to self-insure, reducing our ability to make other investments in our business and exposing us to financial risk. In addition, our inability to insure our inventory through an outside insurer, or to adequately self-insure, may adversely impact our ability to finance inventory purchases.

Our insurance may not provide adequate levels of coverage against claims

We are subject to all of the operating hazards and risks normally incidental to the provision of sales of cars. In addition to contractual provisions limiting our liability to our corporate vehicle sourcing partners, retail sellers, customers and third parties, we maintain insurance policies in such amounts and with such coverage and deductibles as required by law and that we believe are reasonable and prudent. Nevertheless, such insurance may not be adequate to protect us from all the liabilities and expenses that may arise from claims arising in the ordinary course of our business and current levels of insurance may not be able to be maintained or be available at economical prices. If a significant liability claim is brought against us that is not covered by insurance, then we may have to pay the claim with our own funds, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Downturns in general economic and market conditions and reductions in spending may reduce demand for our products

Our revenues, results of operations and cash flows depend on the overall demand for our cars, services and products. Negative conditions in the general economy both in the countries in which we operate and in other jurisdictions, including conditions resulting from changes in gross domestic product growth, financial and credit market fluctuations construction slowdowns, energy costs, international trade relations and other geopolitical issues and the availability and cost of credit could cause a decrease in consumer discretionary spending and business investment and diminish growth expectations in the countries in which we operate.

Economic slowdowns in the past have significantly affected the automotive and related markets. Consumer purchases of vehicles generally decline during recessionary periods and other periods in which disposable income is adversely affected. Purchases of vehicles may be affected by negative trends in the economy, in particular the economy of the United Kingdom and the European Union. Periods of deteriorating general economic conditions may result in a significant reduction in car sales, which may negatively affect our profitability and put downward pressure on our product and service prices and volumes.

Downturns in general economic conditions may also materially affect our third-party suppliers. Adverse economic conditions may cause suppliers to be unable to meet their commitments to us, which could limit our ability to purchase or refurbish sufficient numbers of cars to meet demand, or our ability to purchase or refurbish any cars at all. Our suppliers may also seek to reduce their costs in response to adverse economic conditions, which could reduce the quality of their products or services, which, in turn, could damage our reputation.

Any of these events or occurrences could cause consumer confidence and spending to decrease, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to the Ownership of Our Securities, the Law of the Cayman Islands and Provisions of Our Memorandum and Articles of Association

If our business and results of operations do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.

If our business, prospects, financial condition and results of operations do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was not a public market for our Class A Shares or Warrants.

Accordingly, the valuation ascribed to us in the Business Combination may not be indicative of the prices that will prevail in the trading market in the future. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In these circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•        actual or anticipated fluctuations in our financial results or the financial results of companies perceived to be similar to us;

•        changes in the market’s expectations about our operating results;

•        success of competitors;

•        our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning us or the industry in which we operate;

•        operating and share price performance of other companies that investors deem comparable to us;

•        our ability to market new and enhanced products on a timely basis;

•        changes in laws and regulations affecting our business;

•        commencement of, or involvement in, litigation;

•        changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of our Class A Shares available for public sale;

•        any major change in our board or management;

•        sales of substantial amounts of our securities by our directors, executive officers or significant shareholders, or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and the NYSE, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to us could depress our share price regardless of our business, prospects, financial conditions, or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Future resales of our Class A Shares and/or our Warrants may cause the market price of our securities to drop significantly, even if our business is doing well

Under the Business Combination Agreement, the Sponsor, certain current shareholders of Cazoo and the PIPE Investors were granted certain rights to require us to register, in certain circumstances, the resale under the Securities Act of our Class A Shares and Warrants held by them, subject to certain conditions. The sale or possibility of sale of these Class A Shares and/or Warrants could have the effect of increasing the volatility in the prices of these securities or putting significant downward pressure on the price of our Class A Shares and/or Warrants. On July 12, 2021, Daily Mail and General Trust plc (“DMGT”) announced a possible major reorganization of DMGT, which would include a special distribution of the Class A Shares held by Daily Mail and General Holdings Ltd (“DMGH”) following completion of the Business Combination to the public shareholders of DMGT. The special distribution is conditional on, among other things, the completion of the sale of DMGT’s Insurance Risk division. Settlement of the distribution of our Class A Shares by DMGT would not occur prior to expiration of the Class C Lock-Up Period. Upon completion of the special distribution it is expected that affiliates of DMGH would continue to own approximately 5% of the outstanding Class A Shares.

We may issue additional Class A Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Class A Shares

We may issue additional Class A Shares or other equity securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without your approval in many circumstances.

Our issuance of additional Class A Shares or other equity securities would have the following effects:

•        our existing shareholders’ proportionate ownership interest in us may decrease;

•        the amount of cash available per share, including for payment of dividends in the future, may decrease;

•        the relative voting strength of each previously outstanding Class A Share may be diminished; and

•        the market price of our securities may decline.

Any future issuances of our Class A Shares may be dilutive to current holder of Class A Shares and negatively impact the value of your investment.

In connection with any future equity issuances within one year of the closing of the Business Combination we may, under certain circumstances, pursuant to the provisions of the Investor Rights Agreement, be obligated to issue additional Ordinary Shares to holders of 10% or more of our issued and outstanding Ordinary Shares, in an aggregate amount, on a pro forma basis after giving effect to the issuance of such equity securities, that would result in any such shareholder maintaining beneficial ownership of at least ten percent (10%) of the issued and outstanding Ordinary Shares. See “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Investor Rights Agreement.”

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving customers and negative media coverage, may result in significant decreases in the price of our securities

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of our Class A Shares and, as a result, there may be significant volatility in the market price of our Class A Shares. Separately, if we are unable to achieve profitability in line with investor expectations, the market price of our Class A Shares will likely decline when it becomes apparent that the market expectations may not be realized. In addition to operating results, many economic and seasonal factors outside of our control could have an adverse effect on the price of our Class A Shares increase fluctuations in our results. These factors include certain of the risks discussed herein, operating results of other companies in the same industry, changes in financial estimates or recommendations of securities analysts, speculation in the press or investment community, negative media coverage or risk of proceedings or government investigation, change in government regulation, foreign currency fluctuations and uncertainty in tax policies, the possible effects of war, terrorist and other hostilities, other factors affecting general conditions in the economy or the financial markets or other developments affecting the vehicle industry.

A market for our securities may not develop, which would adversely affect the liquidity and price of our securities

An active trading market for our Class A Shares following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities could fluctuate significantly for various reasons, many of which are outside our control, such as our performance, large purchases or sales of the Class A Shares, legislative changes and general economic, political or regulatory conditions. You may be unable to sell your Class A Shares unless a market can be established and sustained.

We do not currently intend to pay dividends on our Class A Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A Shares

We currently intend to retain our future earnings, if any, to finance the further development and expansion of our business and do not intend to pay cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our Board and will depend on our financial condition, results of operations, capital requirements and future agreements and financing instruments, business prospects and such other factors as our Board deems relevant. As a result, a shareholder’s ability to achieve a return on their investment in our Class A Shares will depend on appreciation in the price of our Class A Shares.

Concentration of ownership may have the effect of delaying or preventing a change in control

Alex Chesterman owns approximately 23.6% of our issued and outstanding Ordinary Shares and DMGH owns approximately 17.6% of our issued and outstanding Ordinary Shares. As a result, these shareholders, if they act together, have significant influence over matters requiring shareholder approval. In addition, under the Investor Rights Agreement, Alex Chesterman is entitled to nominate himself to our board of directors so long as he is our Chief Executive Officer or, together with his affiliates, beneficially owns at least 5% of our issued and outstanding voting shares. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our Class A Shares. On July 12, 2021, DMGT announced a possible major reorganization of DMGT, which would include a special distribution of our Class A Shares held by DMGH following completion of the Business Combination to the public shareholders of DMGT. The special distribution is conditional on, among other things, the completion of the sale of DMGT’s Insurance Risk division. Settlement of the distribution of our Class A Shares by DMGT would not occur prior to expiration of the Class C Lock-Up Period. Upon completion of the special distribution it is expected that affiliates of DMGH would continue to own approximately 5% of the outstanding Class A Shares. This concentration of ownership may not be in the best interests of our other shareholders.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act and the common law of the Cayman Islands. We are be subject to the federal securities laws of the United States. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to the Company under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws as compared to the United States, and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

We have been advised by Maples and Calder, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a corporation incorporated in the United States.

It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States

The majority of our directors and executive officers are not residents of the United States, and substantially all of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides. See “Description of Securities — Enforceability of Civil Liability under Cayman Islands Law.”

Provisions in our Articles may inhibit a takeover of the Company, which could limit the price investors might be willing to pay in the future for our Class A Shares and could entrench management

Our Articles contain provisions that may discourage unsolicited takeover proposals that shareholders may consider to be in their best interests. These provisions include that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of the board only by successfully engaging in a proxy contest at two or more annual general meetings. Our authorized but unissued Ordinary Shares and preference shares will be available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares and preference shares could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise that could involve the payment of a premium over prevailing market prices for our Class A Shares.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our Class A Shares may be less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act and we intend to take advantage of some of the exemptions from reporting requirements that are available to emerging growth companies, including not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our

Class A Shares less attractive as a result of such reliance. If some investors find our Class A Shares less attractive as a result, there may be a less active trading market for our shares and our share price may be more volatile. We may take advantage of these reporting exemptions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Under Section 107(b) of the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Given that we currently report and expect to continue to report under IFRS, we will not be able to use this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the International Accounting Standards Board.

As a foreign private issuer, we generally are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards applicable to U.S. domestic companies; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards

We are considered a foreign private issuer as such term is defined in Rule 405 under the Securities Act. The NYSE rules generally permit a foreign private issuer like us to follow the corporate governance practices of our home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards.

Among other things, we are not required to: (i) have a majority of the board be independent; (ii) have a compensation committee consisting entirely of independent directors; (iii) have a nominating and corporate governance committee consisting entirely of independent directors; (iv) obtain shareholders’ approval for issuance of securities in certain situations; or (v) have regularly scheduled executive sessions with only independent directors each year. We may continue to follow our home country’s corporate governance practices as long as we remain a foreign private issuer. As a result, our securityholders will not have the benefit of all of the NYSE corporate governance rules that apply to U.S. domestic companies.

We are a foreign private issuer, and as such are exempt from certain provisions of U.S. securities laws applicable to U.S. domestic public companies

Because we qualify as a foreign private issuer, we are exempt from certain provisions of the securities rules and regulations in the U.S. that are applicable to U.S. domestic issuers, including: (i) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (ii) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (iii) the sections of the Exchange Act related to short-swing profit disgorgement and the disclosure of beneficial ownership of directors, executive officers and 10% or greater shareholders; and (iv) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we currently intend to publish certain quarterly financial information as press releases, distributed pursuant to the rules and regulations of the NYSE. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense

The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Cazoo on June 30, 2022.

In the future, we would lose our foreign private issuer status if a majority of our shareholders are U.S. residents, and a majority of our directors and management are U.S. citizens or residents, more than 50% of our assets are located in the United States or our business is administered principally in the United States. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the related to short-swing profit disgorgement and the disclosure of beneficial ownership of directors, executive officers and 10% or greater shareholders. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we would lose our ability to rely upon exemptions from certain corporate governance requirements on the NYSE that are available to foreign private issuers.

The NYSE may delist our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions

Our Class A Shares and Warrants are listed on the NYSE. Although we were able to meet their initial listing requirements, we may be unable to maintain the listing of our securities in the future.

If NYSE subsequently delists our securities, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Class A Shares;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional Class A Shares or obtain additional financing in the future.

If securities analysts do not publish research or reports about our business or if they downgrade our shares or our sector, our share price and trading volume could decline.

The trading market for our Class A Shares will rely in part on the research and reports that industry or financial analysts publish about our business. We will not control these analysts. If one or more of the analysts who do cover us downgrade our shares or industry, or the shares of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our shares could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline.

There can be no assurance that our Warrants will be in the money at the time they become exercisable, and they may expire worthless

The exercise price for our Warrants is $11.50 per Class A Share. There can be no assurance that our Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, our Warrants may expire worthless.

We may redeem your unexpired public warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless

We have the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant if, among other things, the reference value equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described in the section “Description of Securities — Warrants — Redemption of Warrants when the price per Class A Share equals or exceeds $18.00”). If and when the Warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem Warrants as set forth above even if the holders are otherwise unable to exercise such Warrants. Redemption of the outstanding Warrants as described above could force you to: (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, we expect such price would be substantially less than the market value of your Warrants.

In addition, we have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per Warrant if, among other things, the last reported sale price of our Class A Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders equals or exceeds $10.00 per share as adjusted for share sub-divisions, share dividends, right issuances, consolidations, reorganizations, recapitalizations and other similar transactions). In such a case, the holders will be able to exercise their Warrants prior to redemption for a number of our Class A Shares determined based on the redemption date and the fair market value of our Class A Shares. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out of the money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our Class A Shares had your Warrants remained outstanding. The value received upon exercise of our Warrants (i) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the Warrants, including because the number of Class A Shares received is capped at 0.361 Class A Shares per Warrant (subject to adjustment) irrespective of the remaining life of the Warrants.

Our Warrants may be exercised for Class A Shares, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders

Outstanding Warrants to purchase an aggregate of 41,254,590 Class A Shares may be exercised in accordance with the terms of the Warrant Agreement governing those securities. These Warrants will become exercisable at any time commencing on October 30, 2021. The exercise price of these Warrants will be $11.50 per share. To the extent such Warrants are exercised, additional Class A Shares will be issued, which will result in dilution to the holders of Class A Shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such Warrants may be exercised could adversely affect the market price of our Class A Shares.

Our Warrants may never be in the money, they may expire worthless, and the terms of our Warrants may be amended in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment

The Warrant Agreement governing the terms of the Warrants provides that (a) the terms of our Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the prospectus for the IPO, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants under the Warrant Agreement and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants; provided that any amendment that solely affects the terms of the private warrants or any provision of the Warrant Agreement solely with respect to the private warrants will also require at least 65% of the then outstanding private warrants.

Accordingly, we may amend the terms of our public warrants in a manner adverse to a holder if holders of at least 65% of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of our public warrants with the consent of at least 65% of the then outstanding public warrants will be unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares purchasable upon exercise of a Warrant.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements that do not directly or exclusively relate to historical facts. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “could,” “may,” “would,” “should,” “intend,” “plan,” “potential,” “predict,” “forecast,” “will,” “expect,” “budget,” “contemplate,” “believe,” “estimate,” “continue,” “project,” “positioned,” “strategy,” “outlook” and similar expressions. You should read statements that contain these words carefully because they:

•        discuss future expectations;

•        contain projections of future results of operations or financial condition; or

•        state other “forward-looking” information.

All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. We believe it is important to communicate our expectations to our security holders. However, there may be events in the future that we are not able to predict accurately or over which they have no control. The risk factors and cautionary language discussed in this prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•        realizing the benefits expected from the Business Combination;

•        achieving the expected revenue growth and effectively managing growth;

•        executing our expansion strategy in Europe;

•        acquiring and integrating other companies;

•        achieving and maintaining profitability in the future;

•        having access to suitable and sufficient vehicle inventory for resale to customers and for our subscription offering and refurbishing and selling inventory expeditiously and efficiently;

•        expanding our subscription offering;

•        increasing our service offerings and price optimization;

•        effectively promoting our brand and increasing brand awareness;

•        expanding our product offerings and introducing additional products and services;

•        enhancing future operating and financial results;

•        acquiring and protecting intellectual property;

•        attracting, training and retaining key personnel;

•        complying with laws and regulations applicable to our business; and

•        successfully deploying the proceeds from the Business Combination.

These and other factors are more fully discussed in the “Risk Factors” section and elsewhere in this prospectus. These risks could cause actual results to differ materially from those implied by the forward-looking statements contained in this prospectus.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

All of the Class A Shares and Warrants (including shares underlying such Warrants) offered by the selling securityholders pursuant to this prospectus will be sold by the selling securityholders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $474,427,785 from the exercise of Warrants, assuming the exercise in full of all the Warrants for cash. If the Warrants are exercised pursuant to a cashless exercise feature we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the Warrants.

There is no assurance that the holders of the Warrants will elect to exercise any or all of the Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

DIVIDEND POLICY

We have not paid any cash dividends on our Ordinary Shares to date and do not intend to pay cash dividends for the foreseeable future. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2021 on:

•        a historical basis; and

•        on a pro forma basis as-adjusted basis, after giving effect to the Business Combination.

The information in this table should be read in conjunction with Cazoo Holdings’ audited consolidated financial statements and notes thereto, unaudited condensed consolidated interim financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Unaudited Pro Forma Combined Financial Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results do not necessarily indicate our expected results for any future periods.

(in thousands)	Cazoo Holdings (Historical)	Pro forma combined
Cash and cash equivalents	£60,347	£636,214
Current Liabilities
Trade and other payables	£76,569	£67,355

Loans and borrowings	130,803	130,803
Warrants	6,648	6,648
Total Current Liabilities	214,020	204,806

Non-Current Liabilities
Loans and borrowings	48,478	48,478

Provisions	4,163	4,163
Warrants	—	66,067
Total Liabilities	266,661	323,514

Shareholders’ Equity
Cazoo Holdings
Share premium reserve	266,120	—
Merger reserve	246,598	—
Accumulated deficit	(206,480)	—
Translation reserve	76	—

Cazoo
Class A ordinary shares	—	9
Class C ordinary shares	—	46
Share premium reserve	—	1,038,298
Merger reserve	—	246,598
Accumulated deficit	—	(457,949)
Translation reserve		76
Total Shareholders’ Equity	306,314	827,078

Total Capitalization	£572,975	£1,150,592

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

On March 29, 2021, Ajax I, a Cayman Islands exempted company (“Ajax”), Cazoo Holdings Limited, a private limited company organized under the law of England and Wales (“Cazoo”) and Capri Listco, a Cayman Islands exempted company (“Listco”), entered into the Business Combination Agreement, as amended by the First Amendment thereto, dated as of May 14, 2021 (the “Business Combination Agreement,” and the transactions contemplated thereby, the “Business Combination”) which, among other things, provided that (i) Ajax would merge with and into Listco, with Listco continuing as the surviving company, (ii) Listco would acquire all of the issued and outstanding shares of Cazoo via exchange for a combination of shares of Listco and cash consideration and (iii) Listco would become tax resident in the United Kingdom following the consummation of the Business Combination.

Pursuant to the Business Combination Agreement, (a) on August 23, 2021, MaplesFS Limited, a company incorporated under the laws of the Cayman Islands, as the sole shareholder of Listco, transferred to Ajax all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco became a wholly-owned subsidiary of Ajax, (b) Ajax, as the sole shareholder of Listco, adopted Listco’s amended and restated memorandum and articles of association (the “Articles”) (which became effective as of the closing of the Business Combination on August 26, 2021 (the “Closing”)) and (c) on August 24, 2021, Ajax merged with and into Listco, with Listco continuing as the surviving entity (the “Merger” and, together with the other transactions contemplated by the foregoing, the “Reorganization”). At the Closing, pursuant to the Business Combination Agreement, and subject to the terms and conditions therein, Listco acquired all of the issued and outstanding shares of Cazoo (the “Cazoo Shares”) from the holders thereof (the “Cazoo Shareholders”).

In connection with the Merger, each Ajax unit (an “Ajax Unit”) (consisting of one Ajax Class A ordinary share, par value $0.0001 per share (an “Ajax Class A Share”), and one-fourth of one redeemable warrant of Ajax, each whole warrant exercisable to purchase one Ajax Class A Share for $11.50 per share (an “Ajax Warrant”)), Ajax Class A Share, Ajax Class B ordinary share, par value $0.0001 per share (an “Ajax Class B Share” and, together with the Ajax Class A Shares, the “Ajax Ordinary Shares”), and Ajax Warrant issued and outstanding immediately prior to the Merger was cancelled in exchange for one Listco unit (a “Unit”) (consisting of one Class A ordinary share, par value $0.0001 per share (a “Class A Share”), and one-fourth of one redeemable warrant of Listco, each whole warrant exercisable to purchase one Class A Share for $11.50 per share (a “Warrant”)), Class A Share, Class B ordinary share, par value $0.0001 per share (a “Class B Share”), and Warrant, respectively. Effective as of the Closing, (a) the issued and outstanding Class B Shares converted automatically on a one-for-one basis into Class A Shares, and (b) each issued and outstanding Unit automatically separated into its component parts. Upon Closing, the Company acquired the Cazoo Shares for a combination of 640,924,026 Class C ordinary shares, par value $0.0001 per share (the “Class C Shares” and, together with the Class A Shares and the Class B Shares, the “Ordinary Shares”), and aggregate cash consideration of approximately $77,216,042.

Concurrently with the execution and delivery of the Business Combination Agreement, Listco, Ajax and certain investors, including Ajax’s sponsor, Ajax I Holdings, LLC (the “Sponsor”), and Ajax’s directors and officers (collectively, the “PIPE Investors”), entered into Subscription Agreements, pursuant to which, the PIPE Investors purchased, concurrently with the closing of the Business Combination, in the aggregate, 80,000,000 Class A Shares for $10.00 per share, for an aggregate purchase price of $800,000,000 (the “PIPE Investment”).

Upon consummation of the Business Combination, shareholders of Ajax and Cazoo became shareholders of Listco, and Listco changed its name to Cazoo Group Ltd (“Cazoo Group”).

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 combines the historical balance sheet of Ajax with the historical consolidated statement of financial position of Cazoo on a pro forma basis as if the Business Combination had been consummated as of that date. The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and twelve months ended December 31, 2020 combines the historical statement of operations of Ajax with the historical consolidated statement of profit or loss and other comprehensive income of Cazoo for such period on a pro forma basis as if the Business Combination had occurred as of January 1, 2020. This information should be read together with the historical financial statements of Cazoo and related notes, Ajax’s historical financial statements and related notes, and other financial information included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of financial position as of June 30, 2021 has been prepared using the following:

•        Cazoo’s historical consolidated statement of financial position as of June 30, 2021.

•        Ajax’s historical balance sheet as of June 30, 2021.

The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 has been prepared using the following:

•        Cazoo’s historical consolidated statement of profit or loss and other comprehensive income for the six months ended June 30, 2021.

•        Ajax’s statement of operations for the six months ended June 30, 2021.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 has been prepared using the following:

•        Cazoo’s historical consolidated statement of profit or loss and other comprehensive income for the year ended December 31, 2020.

•        Ajax’s statement of operations for the period from August 13, 2020 (inception) through December 31, 2020.

Accounting for the Business Combination

As the first step within the Business Combination, Listco and Ajax completed the Reorganization. As a result of the Reorganization, which will be accounted for as a capital reorganization, the existing shareholders of Ajax continued to retain control through their full ownership of Listco. Under a capital reorganization, the consolidated financial statements of Listco reflect the net assets transferred at pre-combination predecessor book values.

The next step, being the acquisition of the Cazoo Shares by Listco, will be accounted for as a “reverse merger” in accordance with IFRS. Under this method of accounting, Listco will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on the following assumptions:

•        Cazoo Shareholders will hold a majority of the voting power of the combined company;

•        Cazoo’s operations will substantially comprise the ongoing operations of the combined company;

•        Cazoo’s designees are expected to comprise a majority of the governing body of the combined company; and

•        Cazoo’s senior management will comprise the senior management of the combined company.

Accordingly, for accounting purposes, the acquisition of the Cazoo Shares by Listco will be treated as the equivalent of Cazoo issuing shares for the net assets of Listco, accompanied by a recapitalization. It has been determined that Listco is not a business under IFRS hence, the transaction is accounted for within the scope of IFRS 2 (“Share-based payment”). In accordance with IFRS 2, the difference in the fair value of the Cazoo equity instruments deemed issued to Listco shareholders, over the fair value of identifiable net assets of Listco, represents a service for listing and is accounted for as a share-based payment which is expensed as incurred. The net assets of Listco will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the acquisition of the Cazoo Shares by Listco will be deemed to be those of Cazoo.

Basis of Pro Forma Presentation

The historical financial statements of Cazoo have been prepared in accordance with IFRS and in its presentation currency of Pounds Sterling. The historical financial statements of Ajax have been prepared in accordance with U.S. GAAP in its presentation currency of United States Dollars. The historical financial information of Ajax has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information (see Note 1 — IFRS Adjustments and Reclassifications). For purposes of having unaudited pro forma condensed combined financial information, the historical balance sheet of Ajax has been translated into Pounds Sterling at the rate on June 30, 2021 of $1.00 to £0.7236. The historical statement of operations of Ajax has been translated into Pounds Sterling using the average exchange rate for the period from August 13, 2020 (inception) through December 31, 2020 of $1.00 to £0.7609 and £0.7201 for the six months ended June 30, 2021.

The adjustments presented on the unaudited pro forma condensed combined financial statements have been identified and presented to provide an understanding of the combined company upon consummation of the Business Combination for illustrative purposes.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). No Management’s Adjustments have been identified by Cazoo Group and therefore only Transaction Accounting Adjustments are included in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies been combined for the referenced period. The unaudited pro forma condensed combined financial information should not be relied on as being indicative of the historical results that would have been achieved had the companies been combined for the referenced period or the future results that the combined company will experience. Cazoo, Ajax and Cazoo Group have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma condensed combined provision for income taxes of nil does not necessarily reflect the amounts that would have resulted had the combined company filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial information has been prepared based on the actual redemption of 58,214,620 Ajax Class A Shares.

The following table summarizes the pro forma number of Ordinary Shares outstanding by source, but not giving effect to (i) Warrants that will remain outstanding immediately following the Business Combination and may be exercised thereafter (commencing upon the later of (i) 30 days after completion of the Business Combination or (ii) October 30, 2021) or (ii) the issuance of the rollover options to former option holders of Cazoo at the Closing and any options upon completion of the Business Combination under the Cazoo Group Incentive Equity Plan, but including the Class B Shares, which at Closing will convert into 8,944,343 Class A Shares in accordance with the terms of the Articles:

Reflecting Actual Redemptions upon the Closing of the Business Combination on August 26, 2021 Shares
Ajax Public Shareholders	22,284,470
Sponsor and Ajax Directors and Officers(1)	28,944,343
Cazoo Shareholders(2)	665,924,026
Other PIPE Investors	35,000,000
752,152,839

____________

(1)      Includes participation in the PIPE Investment.

(2)      Includes participation of certain existing Cazoo Shareholders in the PIPE Investment.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2021
(in GBP thousands unless otherwise denoted)

	Cazoo (Historical)	Ajax (Historical in USD)	Ajax (Historical in GBP) 1(a)	IFRS Conversion and Presentation Alignment	Notes		Reflecting Actual Redemptions upon the Closing of the Business Combination on August 26, 2021
							Transaction accounting adjustments	Notes		Pro forma combined
Assets
Non-Current Assets
Property, plant and equipment	£182,631	$—	£—	£—			£—			£182,631
Intangible assets	155,037	—	—							155,037
Trade and other receivables	8,865	—	—							8,865
Cash and marketable securities held in Trust Account	—	805,245	582,675				(582,675)	2	(a)	—
Total Non-Current Assets	346,533	805,245	582,675	—			(582,675)			346,533

Current Assets
Inventory	127,322	—	—							127,322
Trade and other receivables	38,773	—	—	1,750	1	(b)				40,523
Prepaid expenses	—	2,418	1,750	(1,750)	1	(b)				—
Cash and cash equivalents	60,347	1,917	1,387				582,700	2	(a)	636,214
							578,880	2	(b)
							(107,301)	2	(c)
							(421,392)	2	(d)
							(2,533)	2	(e)
							(55,874)	2	(g)
Total Current Assets	226,442	4,335	3,137	—			574,480			804,059

Total Assets	£572,975	$809,580	£585,812	£—			£(8,195)			£1,150,592

Liabilities and Shareholders’ Equity
Current Liabilities
Trade and other payables	£76,569	$—	£—	£2,110	1	(b)	£(9,647)	2	(c)	£67,355
							(1,677)	2	(i)
Accrued expenses	—	2,916	2,110	(2,110)	1	(b)				—
Loans and borrowings	130,803	—	—							130,803
Warrants	6,648									6,648
Provisions	—	—	—							—
Total Current Liabilities	214,020	2,916	2,110	—			(11,324)			204,806

Non-Current Liabilities
Loans and borrowings	48,478	—	—	582,675	1	(c)	(421,392)	2	(d)	48,478
				2,533	1	(b)	(2,533)	2	(e)
							(161,283)	2	(f)
Executive Loans	—	3,500	2,533	(2,533)	1	(b)				—
Provisions	4,163	—	—							4,163
Warrants	—	—	—	66,067	1	(b)				66,067
Warrant Liability	—	91,303	66,067	(66,067)	1	(b)				—
Deferred underwriting fee payable	—	28,175	20,387				(20,387)	2	(c)	—
Total Liabilities	266,661	125,894	91,097	582,675			(616,919)			323,514

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2021 — (Continued)
(in GBP thousands unless otherwise denoted)

	Cazoo (Historical)	Ajax (Historical in USD)	Ajax (Historical in GBP) 1(a)	IFRS Conversion and Presentation Alignment	Notes		Reflecting Actual Redemptions upon the Closing of the Business Combination on August 26, 2021
							Transaction accounting adjustments	Notes		Pro forma combined
Commitments
Class A ordinary shares subject to possible redemption, 80,499,090 shares at redemption value at June 30, 2021		805,244	582,675	(582,675)	1	(c)				—

Shareholders’ Equity
Cazoo
Share capital	—									—
Share premium reserve	266,120						(266,120)	2	(g)	—
Merger reserve	246,598						(246,598)	2	(g)	—
Accumulated deficit	(206,480)						206,480	2	(g)	—
Translation reserve	76						(76)	2	(g)	—
Ajax
Class A ordinary shares	—	—	—							—
Class B ordinary shares	—	1	1				(1)	2	(h)	—
Additional paid-in capital	—	—	—							—
Accumulated deficit	—	(121,559)	(87,961)				87,961	2	(g)	—
Capri Listco
Class A ordinary shares	—	—	—				6	2	(b)	9
							2	2	(e)
							1	2	(h)
Class B ordinary shares	—	—	—							—
Class C ordinary shares	—	—	—				46	2	(g)	46
Share premium reserve	—	—	—				578,874	2	(b)	1,038,298
							(36,683)	2	(c)
							161,281	2	(d)
							266,120	2	(g)
							156,667	2	(g)
							(87,961)	2	(g)

Merger reserve	—	—	—				246,598	2	(g)	246,598
Accumulated deficit	—	—	—				25	2	(a)	(457,949)
							(40,584)	2	(c)
							(206,480)	2	(g)
							(212,587)	2	(g)
							1,677	2	(i)
Translation reserve							76	2	(g)	76
Total Shareholders’ Equity	306,314	(121,558)	(87,960)	—			608,724			827,078

Total Liabilities and Shareholders’ Equity	£572,975	$809,580	£585,812	£—			£(8,195)			£1,150,592

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS FOR THE SIX MONTHS ENDED JUNE 30, 2021
(in GBP thousands unless otherwise denoted)

	Cazoo (Historical)	Ajax (Historical in USD)	Ajax (Historical in GBP) 1(aa)	IFRS Conversion and Presentation Alignment	Notes		Reflecting Actual Redemptions upon the Closing of the Business Combination on August 26, 2021
							Transaction accounting adjustments	Notes		Pro forma combined
Revenue	£248,209	£—	£—	£—			£—			£248,209
Cost of sales	(236,850)	—	—							(236,850)
Gross income	11,359	—	—	—			—			11,359

Marketing expenses	(29,355)	—	—							(29,355)
Selling and distribution expenses	(20,389)	—	—							(20,389)
Administrative expenses	(69,427)	—	—	(4,288)	1	(bb)	2,109	2	(dd)	(71,606)
Formation and operating costs	—	(5,954)	(4,288)	4,288	1(bb)					—
Loss from operations	(107,812)	(5,954)	(4,288)	—			2,109			(109,991)

Finance income	166	—	—	104	1	(bb)	(104)	2	(cc)	166
Interest earned on marketable securities held in Trust Account	—	157	113	(113)	1	(bb)
Unrealized gain on marketable securities held in Trust Account	—	(13)	(9)	9	1	(bb)
Finance expense	(1,793)	—	—	46,300	1	(bb)				44,507
Change in fair value of derivative liability	—	64,297	46,300	(46,300)	1(bb)					—
(Loss)/income before tax	(109,439)	58,487	42,116	—			2,005			(65,318)

Tax expense	7,326	—	—	—						7,326
Net (loss)/income	£(102,113)	$58,487	£42,116	£—			£2,005			£(57,992)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	N/A	65,544,174	65,544,174							N/A

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	N/A	—	—							N/A

Basic and diluted weighted average shares outstanding	153,424,853	23,899,259	13,618,324					3		752,152,839

Basic and diluted net (loss)/income per share	£(0.67)	$2.44	£2.00							£0.08

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in GBP thousands unless otherwise denoted)

	Cazoo (Historical)	Ajax (Historical in USD)	Ajax (Historical in GBP) 1(aa)	IFRS Conversion and Presentation Alignment	Notes	Reflecting Actual Redemptions upon the Closing of the Business Combination on August 26, 2021
						Transaction accounting adjustments	Notes	Pro forma combined
Revenue	£162,208	$—	£—	£—		£—		£162,208
Cost of sales	(165,082)	—	—					(165,082)
Gross loss	(2,874)	—	—	—		—		(2,874)

Marketing expenses	(36,110)	—	—					(36,110)
Selling and distribution expenses	(17,693)	—	—					(17,693)
Administrative expenses	(42,358)	—	—	(1,410)	1(bb)	(212,587)	2(aa)	(259,997)
						(1,533)	2(bb)
						(2,109)	2(dd)
Formation and operating costs	—	(1,853)	(1,410)	1,410	1(bb)			—
Loss from operations	(99,035)	(1,853)	(1,410)	—		(216,229)		(316,674)

Finance income	486	—	—	83	1(bb)	(83)	2(cc)	486
Interest earned on marketable securities held in Trust Account	—	98	74	(74)	1(bb)
Unrealized gain on marketable securities held in Trust Account	—	12	9	(9)	1(bb)
Finance expense	(1,298)	—	—	(84,708)	1(bb)			(86,006)
Change in fair value of derivative liability	—	(111,327)	(84,708)	84,708	1(bb)			—
Loss before tax	(99,847)	(113,070)	(86,035)	—		(216,312)		(402,194)

Tax credit	969	—	—					969
Net loss	£(98,878)	$(113,070)	£(86,035)	£—		£(216,312)		£(401,225)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	N/A	72,074,470	72,074,470					N/A

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	N/A	$0.00	£0.00					N/A

Basic and diluted weighted average shares outstanding	149,109,163	13,618,324	13,618,324				3	752,152,839

Basic and diluted net loss per share	£0.66	$8.31	£6.09					£0.53

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(in thousands, except share and per share data)

Note 1 — IFRS Adjustments and Reclassifications

The historical financial information of Ajax has been adjusted to give effect to the differences between U.S. GAAP and IFRS for the purposes of the unaudited condensed combined pro forma financial information.

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2021 are as follows:

(a)     The historical financial information of Ajax was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Pounds Sterling using the historical closing exchange rate, as of June 30, 2021, of $1.00 to £0.7236.

(b)    Reflects the reclassification adjustments to align Ajax’s historical financial statement balances with the presentation of Cazoo’s financial statements.

(c)     Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Ajax’s historical mezzanine equity (Class A common stock subject to possible redemption) into Non-Current Liabilities (Loans and borrowings).

The IFRS Adjustments and Reclassifications included in the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and year ended December 31, 2020 are as follows:

(aa)   The historical financial information of Ajax was prepared in accordance with U.S. GAAP and presented in U.S. dollars. The historical financial information was translated from U.S. dollars to Pounds Sterling using the average exchange rate for the period from August 13, 2020 (inception) through December 31, 2020 of $1.00 to £0.7609. The average exchange rate used for the six months ended June 30, 2021 was $1.00 to £0.7201.

(bb)  Reflects the reclassification adjustment to align Ajax’s historical statement of operations with the presentation of Cazoo’s statement of profit or loss.

Note 2 — Transaction Accounting Adjustments to unaudited pro forma condensed combined financial information

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of financial position as of June 30, 2021 are as follows:

(a)     Reflects the reclassification of £582,675 cash and marketable securities held in the trust account along with income of £25 that became available to fund the Business Combination.

(b)    Reflects the proceeds received from the PIPE Investment with the corresponding issuance of 80,000,000 Class A Shares, with a nominal value of US$0.0001, assuming stock price of $10.00 (£7.24) per share, or £578,880. The unaudited pro forma condensed combined statement of financial position reflects this payment as an increase of Cash and cash equivalents of £578,880 with a corresponding increase to Class A Ordinary Shares of £6 and increase to Share premium reserve of £578,874.

(c)     Represents payment of estimated transaction costs of £107,301 to be incurred as a part of the Business Combination.

(1)    Payment of deferred underwriters’ fees of £20,387. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of £20,387 with a corresponding decrease of £20,387 to Deferred underwriting fee payable.

(2)    Payment of incremental expenses attributable to equity issuance costs related to the Business Combination incurred through the Business Combination of £36,683. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of £36,683 with a corresponding decrease of £36,683 to Share premium reserve.

(3)    Payment of all other incremental expenses related to the Business Combination incurred through the Business Combination of £40,584. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of £40,584 with a corresponding increase of £40,584 to Accumulated deficit.

(4)    Payment of transaction costs accrued at the financial year ended June 30, 2021 of £9,647. The unaudited pro forma condensed combined statement of financial position reflects these costs as a reduction of Cash and cash equivalents of £9,647 with a corresponding decrease of £9,647 to Trade and other payables.

(d)    To reflect actual redemption of 58,214,620 Ajax Class A Shares into cash of £421,392 by Ajax Class A shareholders prior to the Business Combination. The unaudited pro forma condensed combined statement of financial position reflects this redemption as a reduction of Cash and cash equivalents of £421,392 with a corresponding decrease of Loans and borrowings of £421,392.

(e)     Reflects the repayment of £2,533, relating to the non-interest bearing and unsecured loans by executives upon completion of the Business Combination. The loans were provided by Ajax’s founders and repaid in full following the consummation of the Business Combination. The unaudited pro forma condensed combined statement of financial position reflects this repayment as a reduction of Cash and cash equivalents of £2,533 with a corresponding decrease of Loans and borrowings of £2,533.

(f)     Reflects the Reorganization between Ajax and Listco with Listco as the surviving entity. The Reorganization was the first step completed as part of the Business Combination and the Sponsor surrendered all Ajax Class B Shares in exchange for the same number of Class B Shares. The remaining Ajax Class A shareholders, post redemption, received Class A Shares, and Ajax warrant holders received Warrants on a one for one basis. As the equity is exchanged on a one for one basis there is no impact on the combined company financial information. The unaudited pro forma condensed combined statement of financial position reflects the reclassification as a decrease of Loans and borrowings of £161,283 with a corresponding increase to Class A Ordinary Shares of £2 and increase to Share premium reserve of £161,281.

(g)    To reflect the recapitalization of Cazoo through:

•        The contribution of all the aggregate share capital, merger reserve, accumulated deficit and translation reserve in Cazoo to Listco of £266,120, £246,598, £206,480 and £76.

•        The issuance of 640,924,026 Class C Shares to Cazoo Shareholders of £46.

•        The elimination of the historical Ajax accumulated deficit of £87,961.

•        The payment of cash to Cazoo shareholders of £55,874.

•        The fair value of the share consideration of £864,790 and a £212,587 excess of the fair value of the shares issued over the value of the net monetary assets acquired in the Business Combination. Under IFRS 2, this excess amount is recognized as a loss on the statement of profit or loss (refer to Note (aa)).

(h)    Reflects the net adjustment in respect of Ajax Class B Shares in relation to the Reorganization between Ajax and Listco and the Business Combination. As outlined above in Note 2(e), upon completion of the Reorganization between Ajax and Listco, all Ajax Class B Shares were surrendered in exchange for the same number of Class B Shares. Immediately thereafter upon completion of the Business Combination, Class B Shares automatically converted into the same number of Class A Shares. The unaudited pro forma condensed combined statement of financial position reflects both of these adjustments net as a reduction to Ajax Class B Shares of £1 with a corresponding increase to Class A Shares of £1.

(i)     Reflects the recognition of the liability related to the introduction of the cash settlement options for holders of Cazoo’s vested unapproved options triggered by the Business Combination. This resulted in a change in classification for 2.21% of the total outstanding vested unapproved options from an equity-settled award to a cash-settled award. 2.21% is the best estimate of the total number of options which will be cancelled for cash payment. In accordance with IFRS 2, the modification date fair value of these original vested unapproved options has been measured and the options have been reclassified from equity to liabilities with the incremental fair value of £1,533 recognized as incremental share-based compensation expense for the twelve-month period ended December 31, 2020. The unaudited pro forma condensed combined statement of financial position reflects this adjustment net as an increase to Trade and other payables of £1,677 with a corresponding increase to Accumulated deficit of £1,677.

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and year ended December 31, 2020 are as follows:

(aa)   Reflects adjustments of £212,587 in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020 for the excess of the fair value of the shares issued over the value of the net assets acquired in the Business Combination.

(bb)  Reflects the expense related to the introduction of the cash settlement options for holders of Cazoo’s vested unapproved options triggered by the Business Combination. This resulted in a change in classification for 2.21% of the total outstanding vested unapproved options from an equity-settled award to a cash-settled award. 2.21% is the best estimate of the total number of options which will be cancelled for cash payment. In accordance with IFRS 2, the modification date fair value of these original vested unapproved options has been measured and the options have been reclassified from equity to liabilities with the incremental fair value of £1,533 recognized as incremental share-based compensation expense in the unaudited pro forma condensed combined statement of profit or loss. The adjustment is a non-recurring item.

(cc)   Reflects the elimination of interest income and the unrealized gain related to the marketable securities held in the trust account. The unaudited pro forma condensed combined statement of profit or loss for the six months ended June 30, 2021 and year ended December 31, 2020 have been adjusted with £104 and £83 respectively.

(dd)  Reflects the accelerated vesting of certain unvested unapproved options triggered by the Business Combination of £2,109 that was recognized in the consolidated statement of profit or loss and other comprehensive income for the six months ended June 30, 2021 and reflected for pro forma purposes in the unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2020.

Note 3 — Loss per share

The calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that Ajax’s initial public offering occurred as of January 1, 2020. In addition, as the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire periods presented. This calculation is retroactively adjusted to eliminate the number of shares redeemed for the entire period.

Please refer to the Basis of Pro Forma Presentation for the calculation of basic and diluted weighted average shares outstanding of 752,152,839. The computation of diluted loss per share excludes the effect of warrants to purchase 41,254,590 shares and the effect of unvested share-based compensation because the inclusion of any of these securities would be anti-dilutive.

BUSINESS

Investors should read this section in conjunction with the more detailed information about the Company contained in this prospectus, including Cazoo Holdings’ audited and unaudited interim financial statements and the other information appearing in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.”

Overview

We are an online car retailer aiming to transform the car buying experience across the UK and Europe by allowing consumers to purchase, finance or subscribe to a car entirely online, for either delivery or collection. We seek to make buying a car as seamless as purchasing any other product online by providing improved selection, transparency, quality and convenience. As of June 30, 2021, we have sold more than 32,000 used cars to customers across the UK since our launch in the UK in December, 2019.

We have recently expanded our business to include car subscription services in the UK, France and Germany, to offer a flexible alternative to traditional car ownership, and are already one of the leading consumer car subscription players in Europe with over 6,500 subscribers as of June 30, 2021. This expansion was achieved via our acquisitions of Drover (UK and France) and Cluno (Germany), completed in the first quarter of 2021, both of which are expected to be fully integrated into our platform over the next year and we plan to launch the Cazoo proposition in France and Germany by the end of 2021. We also acquired Smart Fleet, a vehicle refurbishment business located in the UK, in the first quarter of 2021, which allowed us to transition our vehicle reconditioning activities in the UK fully in house during the second quarter of 2021. Subsequent to June 30, 2021 we have further expanded our refurbishment capacity with our recent acquisition of SMH, and our data team capabilities with the acquisition of Cazana. See “Prospectus Summary — Recent Developments — Acquisition of SMH” and “Prospectus Summary — Recent Developments — Acquisition of Cazana.” While these transactions were not significant to us in terms of their individual contribution to our consolidated revenue or assets, we believe they provide additional building blocks, together with organic growth, for expanding our geographic footprint, product and service offerings and infrastructure. Due to our launch in the UK in December 2019, we have only a limited history of operating under non-pandemic business conditions.

We are highly data-driven and use proprietary data and algorithms to both purchase vehicles and to price them for sale. We had over 2,900 cars available for sale as of June 30, 2021, ranging from SUVs to hatchbacks, and including a wide range of electric and hybrid vehicles. We purchase the cars we believe are best suited for our customers and platform. Our buying strategy is led by consumer desirability. We use a data-driven approach, derived from a mix of our first party data (our website searches and intent to buy, sales volume, days to sale) and third-party data sources, to determine which cars to purchase. Our main objective is to ensure we have a wide breadth and balanced inventory based on consumer demand. We do not specialize in cars made by certain manufacturers and purchase decisions are not influenced by incentives provided by manufacturers or other third-parties. Each of our cars undergoes an inspection and is refurbished to a high standard at our reconditioning facilities before being offered for sale. Buyers can view high quality, 360-degree images as well as a car’s features and history on our website.

We offer all standard forms of car financing, as well as the purchase of any part-exchanges (customer vehicles exchanged as partial payment for a Cazoo car) at the time of delivery or collection for added convenience. Every Cazoo car comes with a seven-day money-back guarantee in place of the test-drive consumers would typically have prior to a traditional car purchase. If a customer chooses to return their car during the seven-day period, we will collect it for free. Each car also comes with a seven-day free insurance policy and a free comprehensive 90-day warranty, including Royal Automobile Club (“RAC”) roadside assistance.

Since launching, our revenues have grown rapidly, amounting to £248.2 million for the six months ended June 30, 2021, with revenues increasing over 500% when compared to the six months ended June 30, 2020. For the year ended December 31, 2020, our first full year of operations, our revenue was £162.2 million.

We are highly acquisitive by nature based on our business plan and have completed six strategic acquisitions since July, 2020 to accelerate our growth, enhance our infrastructure and expand our services. Our strategy is to continue to seek further acquisitions where they meet our strategic goals. As we are continuously looking for suitable acquisition targets, we regularly conduct due diligence and enter into non-binding letters of intent with possible targets, some of which may be material. In the past, we have utilized either a mix of cash and equity or all cash to acquire our targets and expect to continue to use either cash or equity, or both, in the future.

Our strategy is to significantly expand across Europe following our recent acquisitions of Drover and Cluno, with businesses in France and Germany, respectively. As of June 30, 2021, we had over 6,500 subscribers across the UK, Germany and France.

Our History

In December 2018, Alex Chesterman OBE, our Chairman and Chief Executive Officer, one of Europe’s most successful serial digital entrepreneurs who previously founded LoveFilm and Zoopla, raised over £30 million in seed funding for Cazoo Holdings, with the aim of transforming the used car market in the UK. In July 2019, despite having not started operations, we were ranked #13 on the Startups 100 2019 list, the longest running annual index of its kind, which ranks the UK’s top 100 new businesses that demonstrate innovation, solid financials, economic impact and the ability to scale. In September 2019, we raised a further £50 million in pre-launch funding, making us one of Europe’s best funded start-ups, with over £80 million raised prior to the launch of operations.

We launched our operations in the UK in December 2019 with over 1,500 cars in stock. In March 2020, after generating over £20 million in revenues in our first three months, we raised a further £100 million of funding as we sought to accelerate the UK’s shift to online car buying, and then raised a further £25 million in June 2020. In October 2020, we raised a further £240 million of funding, taking the total funding in the two years since we were founded to £445 million.

On March 29, 2021, Ajax, Cazoo Holdings and Capri Listco, a Cayman Islands exempted company, entered into the Business Combination Agreement, as amended by the First Amendment thereto, dated as of May 14, 2021 which, among other things, provided that (i) Ajax would merge with and into the Company, with the Company continuing as the surviving company, (ii) the Company would acquire all of the issued and outstanding shares of Cazoo Holdings via exchange for a combination of shares of the Company and cash consideration and (iii) the Company would become tax resident in the United Kingdom following the consummation of the Business Combination.

Upon consummation of the Business Combination, shareholders of Ajax and Cazoo Holdings became shareholders of the Company, and Capri Listco changed its name to “Cazoo Group Ltd.” Upon consummation of the Business Combination the Class A Shares and Warrants became listed on the NYSE under the symbols “CZOO” and “CZOO WS,” respectively. See “Prospectus Summary — Business Combination.”

Competitive Strengths

Our mission is to transform the car buying experience across the UK and Europe and to make buying a car no different to purchasing any other product online today, where consumers can simply and seamlessly buy, finance or subscribe to a car entirely online for delivery or collection in as little as 72 hours. We believe that the following competitive strengths will continue to provide us with significant competitive advantages.

Unique proposition with comprehensive market offering

We are pioneering the shift to online car buying in the UK and Europe, providing consumers with a differentiated customer experience with the transparency and convenience of buying cars entirely online. We believe we have created a unique and comprehensive market offering in the UK, which we plan to replicate in the EU, including in-house refurbishment and logistics, a fully digital finance proposition, national coverage, delivery and collection, post-sales servicing and a subscription offering. This enables us to offer better selection, transparency, quality, and convenience for consumers looking for their next car.

Brand leadership driven by brand awareness and customer experience

We have invested significant capital and resources to increase our brand awareness and to create a market-leading consumer experience. We have created a strong brand identity in the UK through our brand marketing, in particular via multiple sports sponsorships including Premier League football, and have built trust and confidence in our offering through our unique quality control process on all vehicles, with every used car going through a comprehensive 300-point inspection and full reconditioning before sale, as well as a money-back guarantee and 90-day warranty. As a result of the confidence and trust in our platform, our brand has over 70% national UK brand awareness, an NPS of approximately 70 and a score on Trustpilot of 4.7/5.0. We plan to replicate our brand building and customer experience activities in the EU markets.

Purpose-built end-to-end digital platform

We are making buying cars as simple as buying any other product online. We have developed technology and built a platform that provides consumers with a market-leading online car buying experience, making the purchase of a car online seamless, transparent and convenient. Customers are able to search for, purchase, finance, or subscribe to a car entirely online, including receiving instant financing offers and part-exchange valuations.

Fully integrated proposition with scaled in-house infrastructure

We have created in the UK a fully integrated proposition using proprietary data and algorithms with thousands of cars purchased, reconditioned and stored centrally. We have a nationwide operations and logistics model, with in-house reconditioning, storage, distribution, collection and servicing infrastructure, combined with a unique, best-in-class delivery experience from a Cazoo employee on a Cazoo-branded delivery vehicle, creating a consumer experience controlled by Cazoo.

Proprietary data and technology

Data and technology innovation are at the core of our business, underpinning growth and profitability and driving decision making. We use demand-led buying models that provide us with a unique inventory advantage and use data and technology across our operations and logistics networks, with data-driven teams, tools and infrastructure helping to optimize operations. We also use proprietary algorithms pricing models to sell cars and use data to support best-in-class brand and digital marketing to drive efficiencies and optimize margins.

Platform established for expansion in Europe and subscription

Since our launch, we have completed important acquisitions and a number of key business partnerships to accelerate our growth and enhance our value proposition. We have completed six acquisitions — Imperial, Drover, Smart Fleet, Cluno, Cazana and SMH — which have increased our coverage in the UK and the EU, expanded our infrastructure, accelerated the development of in-house refurbishment capabilities, increased our inventory, and bolstered our team with additional expertise and relationships. We believe we now have the platform, capabilities, data and team to expand our presence further across the UK and into Europe.

Visionary, founder-led management team with proven track-record of scaling multiple high-growth consumer internet businesses

We have a world-class team with an unrivalled track-record, led by our Chairman and Chief Executive Officer, Alex Chesterman, one of Europe’s most successful serial founders and digital entrepreneurs. Our team brings a significant level of experience and accomplishments, in both private and public markets, and includes a very strong executive and senior leadership team assembled from among some of the best digital consumer retail businesses across Europe. We have grown to a team of 2,642 employees as of August 27, 2021 across UK, Germany, France and Portugal.

Strategies

We have the opportunity to capture a significant share of the £480 billion addressable used car market across the UK and Europe as the shift to online car buying accelerates. Our business plan is to do so by executing on the following key growth strategies:

Increase sales from continued accelerated shift of market from offline to online and via market share gains

The online used car market remains at an early stage of growth with penetration of less than 2% of the overall used car market in the UK and Europe. We believe we will continue to benefit from the acceleration from offline to online car buying and the permanent shift in buyer behavior and we will continue to invest in our marketing, operations and logistics to grow our brand awareness and market share.

Continue to roll-out subscription services and European expansion

Our strategy is to increase our total addressable audience and market of car buyers through the continued roll-out of our new subscription service and the launch of our online car retail operations in Europe, in particular France, Germany, Italy and Spain. Our subscription model will expand the value proposition to consumers who are looking for an alternative to purchasing or financing a vehicle, while creating a recurring revenue stream and an additional source of inventory as once a car is returned following the final subscription period the car will be placed back on our platform for sale. Our expansion into France, Germany, Italy and Spain increases our total addressable market (“TAM”) from £100 billion in the UK to £380 billion.

Additional revenue opportunities from ancillary products and in-house financing products

We will continue to use our data and technology to launch new products and thereby increase our ancillary revenue opportunities. This includes initiatives to drive higher attachment rates for finance and other ancillary revenue products, increasing consumer lifetime value and develop in-house financing solutions.

Leverage scale to drive growth, efficiencies and margins

We will leverage our scale to drive growth and profitability through a continued shift in our buying mix as we source more of our inventory from consumers, achieve further efficiencies in our reconditioning, logistics and stock turn, and further enhancements to our products, partnerships, processes and pricing.

Identify and execute additional M&A and strategic deals

Since launch, we have completed six acquisitions. Our completed acquisitions have, together with organic growth, contributed to the expansion of our geographic footprint, product and service offerings and infrastructure. We will use our significant expertise to continue to identify, evaluate and execute inorganic growth opportunities through M&A and strategic partnerships. As in the past, these may include opportunities to drive scale and growth, to enhance our proposition or product offering, or to expand our infrastructure or expertise.

M&A Strategy

Our strategy is to grow both organically and through the acquisition of complementary businesses. We have and intend to continue our strategy of expanding our business through strategic acquisitions, some of which may be significant, subject to refinement of our business plans and management’s ability to identify, acquire and develop suitable acquisition targets in both new and existing product and service categories. As we are continuously looking for suitable acquisition targets, we regularly conduct due diligence and enter into non-binding letters of intent with possible targets, some of which may be material. In the past, we have utilized either a mix of cash and equity or all cash to acquire our targets and expect to continue to use either cash or equity, or both, in the future.

Since July, 2020, we have completed six strategic acquisitions. While these transactions were not significant to us in terms of their individual contribution to our consolidated revenue or assets or, in the case of Imperial, continuing operations, we believe they provide additional building blocks, together with organic growth, for expanding our geographic footprint, product offerings and infrastructure. These acquisitions are described in more detail below.

Imperial Car Supermarkets

In July 2020, Cazoo Holdings acquired Imperial Car Supermarkets Limited (“Imperial”), one of the largest independent used car retailers in the UK. Imperial was established in 2006 and operated from 18 retail dealership locations across the UK. Imperial offered approximately 2,500 nearly new and used cars, supported by two vehicle preparation centers, with Imperial group services supplied from its headquarters in Southampton. Imperial operated as an offline retailer. The acquisition was undertaken pursuant to a sale and purchase agreement between Cazoo Holdings and the shareholders of Imperial (the “Imperial Sellers”) which was entered into on July 13, 2020 (the “Imperial SPA”).

The consideration for the acquisition was £23,832,438 comprised of £14,832,438 in cash (taking into account the post-completion debt adjustment) and 2,117,646 of the Series C Shares (the “Series C Shares”). Additionally, in connection with the Imperial SPA, Cazoo Holdings issued: (a) 100,000 Series C Shares to the former operations director of Imperial subject to, and conditional upon, his entry into a subscription agreement; and (b) 50,000 Series C Shares to

Focal Strategy Limited, subject to, and conditional upon, Focal Strategy Limited’s entry into a dealership management software license with Cazoo Holdings upon the completion of the Imperial Transaction. Cazoo Holdings also agreed to sell a property referred to as Millbrook and pay over the net proceeds of the sale of the Millbrook property to the Imperial Sellers.

Pursuant to the Imperial SPA, the Imperial Sellers made certain warranties to Cazoo Holdings and also agreed to indemnify Cazoo Holdings for certain matters related to the business being acquired.

We acquired Imperial in order to obtain its infrastructure and properties, including Imperial’s main refurbishment facility, which has the capacity to recondition up to 50,000 cars per year, rather than to continue Imperial’s physical retailing operation. The acquisition helped to accelerate our expansion by providing us with a national network of storage, distribution, after sales and collection hubs. In addition, the acquisition provided us with an additional approximately 2,500 cars to add to our inventory.

Following completion of the acquisition, Imperial’s properties were either converted into our customer centers or our vehicle preparation centers or were disposed of. The retained Imperial retail sites were repurposed as our customer centers, enabling us to offer customer collection as well as home delivery of cars sold. All of the sites converted into our customer centers have opened since the acquisition.

Those properties that were incompatible with our business and operations were disposed of. Seven leases were terminated post-completion of the acquisition. Two other properties were sublet back to one of the former shareholders of Imperial pursuant to an agreement entered into in September 2020. As traditional dealership roles (e.g. sales) were not required under our business model, we reduced the Imperial employee headcount through a redundancy program which concluded on September 10, 2020.

Drover Limited

In January 2021, we acquired Drover Limited (“Drover”), a car subscription service with operations in the UK and France. Founded in 2016, Drover had grown to a team of over 100 employees across London, Lisbon, Paris and Bucharest. Drover provides a monthly car subscription service, including maintenance, servicing, tax, breakdown cover and optional insurance, allowing its customers to choose from over 50 different models, all available online.

The acquisition combines our brand, platform and funding with Drover’s expertise and relationships in car subscription services. We acquired Drover to accelerate our entry into the car subscription market and the acquisition provided us with an existing customer base of over 2,000 active subscribers in the UK as well as a small subscriber base in France, along with the associated recurring revenues. The acquisition was undertaken pursuant to a sale and purchase agreement between Cazoo Holdings and the shareholders of Drover entered into on December 16, 2020 (the “Drover SPA”).

The consideration for the acquisition was approximately £54 million, of which approximately £20.8 million was paid in cash and the remainder was paid in the form of 3,137,822 Series D Shares of Cazoo Holdings (the “Series D Shares”). In addition, we funded the repayment of certain loans of approximately £4.5 million owed by Drover to third parties.

Pursuant to the Drover SPA, the shareholders of Drover made certain warranties to Cazoo Holdings and agreed to indemnify Cazoo Holdings for certain matters related to the business being acquired.

In connection with this acquisition, warrants were issued to certain of the shareholders of Drover.

Smart Fleet Solutions Limited

In February 2021, Cazoo Holdings acquired Smart Fleet Solutions Limited (“Smart Fleet”), a vehicle refurbishment business. Cazoo operates 10 state-of-the-art vehicle refurbishment centers across the UK which provides us with the capacity to refurbish up to a total of approximately 180,000 cars per year across all of our sites, which we expect to increase over time, reducing our dependence on any third-party providers. Smart Fleet’s team of over 500 vehicle refurbishment and logistics staff also provide significant expertise. In addition, Smart Fleet has in place a number of third-party contracts which are strategically beneficial to us. We acquired Smart Fleet for its UK-wide infrastructure and expertise in the refurbishment of used cars, which is expected to enhance our ability to operate at scale, as well as our margins. The acquisition was undertaken pursuant to a sale and purchase agreement between Cazoo Holdings, Smart

Fleet and Greenhous Group Limited (“Greenhous”) entered into on February 10, 2021 for the transfer of the shares of Smart Fleet (the “Smart Fleet SPA”) and a property sale agreement between Cazoo Properties Limited, Greenhous and Greenhous Group (Holdings) Limited entered into on February 10, 2021 for the transfer of certain properties used in the business (the “Smart Fleet Property Sale Agreement”).

The consideration for the acquisition was £23.2 million, consisting of £13.2 million in cash, £9.0 million of debt assumed and discharged and £1.0 million through the issue of 94,118 Series D Shares of Cazoo Holdings. Cazoo Holdings also acquired £15.9 million of freehold property relating to reconditioning sites operated by Smart Fleet in the same transaction.

Pursuant to the Smart Fleet SPA, Greenhous made certain warranties to Cazoo Holdings and also agreed to indemnify Cazoo Holdings for certain matters related to the business being acquired and a pre-sale reorganization undertaken by the seller group involving Smart Fleet.

Cluno GmbH

In February 2021, Cazoo Holdings acquired Cluno GmbH and its two subsidiaries (“Cluno”), a German car subscription services company, with a business similar to Drover and a team of approximately 100 employees based in Munich. Cluno offers a monthly subscription that includes all car expenses other than fuel, with a six-month minimum term per car in Germany with 100 different models from 15 different brands. Cluno has an experienced team and strong supplier and EU-partner relationships. We acquired Cluno to accelerate our entry into the German market and the acquisition provided us with an existing customer base of over 3,000 active subscribers in Germany along with the associated recurring revenues and a strong team to help launch our proposition in Germany and across Europe.

The transaction was undertaken pursuant to a share sale and purchase agreement between Cazoo Holdings, Cluno GmbH and the shareholders of Cluno GmbH entered into on February 22, 2021 (the “Cluno SPA”). The total consideration for the transaction was approximately €69 million, with approximately €34 million paid in cash and the remainder paid in form of 2,918,471 Series D Shares of Cazoo Holdings.

Pursuant to the Cluno SPA, the shareholders of Cluno GmbH made certain warranties to Cazoo Holdings. In addition, Cazoo Holdings purchased a warranty and indemnity insurance policy with an aggregate limit of liability of €17.5 million.

Cazana and SMH

In addition, we have recently completed the acquisitions of Cazana and SMH. See “Prospectus Summary — Recent Developments.”

Business Description

The Cazoo Platform

Our end-to-end digital platform offers customers a choice of over 2,900 used vehicles as of June 30, 2021, with over 350 different makes and models. Our easy-to-use website allows customers to search for their desired car based on a number of search criteria, including make and model, price, mileage, color and CO2 emissions. Our website also offers expert reviews of our car brands and models, as well as a number of buying guides which include helpful features and car-buying advice to assist the customer in making their decision.

We provide a seven-day money-back guarantee and a free, comprehensive 90-day warranty as well as Royal Automobile Club (“RAC”) roadside assistance with every car. We also offer customers the option to purchase CazooCover, a plan that provides extended coverage after the 90-day warranty has ended, for a period of one to four years. The plan includes coverage for the replacement of mechanical and electrical parts (such as the engine, suspension, satellite navigation (“sat nav”) and in-car entertainment), full access to our service centers, as well as hundreds of RAC approved garages across the UK, 24/7 recovery breakdown from the RAC, up to £50 a day for car hire costs for up to seven days (if the repair time is over eight hours) and full car warranty benefits when driving abroad for up to 60 days.

Customers can also part-exchange their current vehicle as a form of partial payment for a Cazoo car. In such an exchange, the customer provides certain information about their current car online and is given an instant valuation. The valuation of a customer’s car is determined by our proprietary algorithms and depends on a number of different factors. We consider the make and model, the age of a car, its mileage, the number of previous owners, the condition of the car (both the exterior and interior) and the car’s service history. We base all valuations on current data on market prices which are reviewed regularly, aiming to deliver the best market price to our customers. The price of the customer’s current car is then deducted from the cost of the Cazoo car and we will take the customer’s car at the same time we deliver the Cazoo car.

Delivery and Collection

Within the UK, we have a logistics infrastructure throughout the country (excluding Northern Ireland) that offers a high-quality delivery experience with in-house storage, distribution and servicing. We are seeking to build out an equivalent logistics network in the other jurisdictions in which we are launching. Customers can have their car delivered to their door or they can collect it from one of our 19 customer centers across the UK. All deliveries are handled in-house by our employees. Cars being transported from the vehicle preparation center to their end destination are primarily transported by our own fleet of transporters and employed drivers. We use third-party providers for collection of certain of our wholesale cars for delivery to auctions, and in a limited number of cases we use third-party providers to assist with intra-site deliveries. Our strategy is to open approximately eight more customer centers across the UK over the next 12 months. Delivery is currently free to all customers and we intend to introduce a delivery fee in due course. We offer flexible delivery or collection slots at a time that suits the customer, with availability seven days a week. If a customer chooses to have their car delivered, one of our handover specialists will bring the car to their residence during their chosen two-hour delivery slot. The car arrives in a dedicated Cazoo single-car transporter, which is about the size of a grocery delivery truck and is unloaded for the customer. We have over 170 single-car transporters and 30 multi-car transporters in the UK, which increase efficiency by allowing multiple deliveries per trip from hub to hub. We have a similar number of transporters on order for delivery in the EU over the next 12 months. If a customer chooses to collect their car, they can select a one-hour collection slot from one of our customer centers.

We aim to ensure that customers have a detailed introduction to their vehicle and thus one of our handover specialists takes each customer through all of the car’s key features and confirms that the customer is happy with the car. Handover specialists show customers how car features such as heated seats or sat nav work and can assist with setup such as pairing a customer’s phone with the car and setting radio stations. Handovers generally take between 30 and 45 minutes and our handover specialists will answer customer questions. Customers have up to seven days to drive their Cazoo car and to decide if it suits their lifestyle. If they change their mind, they can return the car for a full refund, assuming they have driven no more than a stated maximum amount of miles or kilometers per our terms and conditions and providing the car is undamaged. In the year ended December 31, 2020, 5.1% of used cars sold were returned for a refund.

European Expansion

International expansion is a core part of our strategy to transform the car buying experience across the UK and Europe. In the year ended December 31, 2020, we operated solely within the UK where we sold approximately 12,000 cars. Following the acquisition of Drover and Cluno in the first quarter of 2021, we expanded our footprint in Europe with businesses in France and Germany, respectively.

The acquisition of Cluno created a foundation for our European expansion, establishing a team of over 100 people based in Munich. We will have a single technology platform and brand across the UK and Europe tailored to the local language with customers being able to purchase, finance or subscribe to a car entirely online for delivery or collection in as little as 72 hours.

We will follow the UK playbook as we expand in Europe with local operations, logistics and customer support in each country, which may entail the acquisition of one or more complementary businesses. Any such acquisitions would be subject to risks similar to those present in our prior acquisitions. See “Risk Factors — Risks Related to Cazoo’s Business — We may be unable to identify or accurately evaluate suitable acquisition candidates or to complete or integrate past or prospective acquisitions successfully and/or in a timely manner, which could, among other things, divert our management’s attention, result in additional dilution to shareholders and otherwise disrupt our operations, which could have a materially adverse effect on our growth.”

In the same way as with our development in the UK, we will initially require increased reliance on third-party suppliers for refurbishment, logistics and transportation activity as we work to successfully scale our operations and build our own logistics networks across Europe. We will leverage existing relationships with pan-European vendors for purchasing and seek to benefit from cross-border margin arbitrage across different European countries.

We aim to launch Cazoo branches in Germany and France by the end of 2021 and in additional EU markets in 2022.

Cazoo Subscription Service

We view subscription as part of the future of the car market. Our branded subscription service launched in the UK in May 2021, building upon the existing service and customer base of Drover. The Cluno and Drover subscription services continue to operate in Germany and France, respectively, and we plan to launch our branded subscription service in these countries during the course of 2022. Our subscription service is available as a payment option on our cars offering a flexible alternative to car ownership with an all-inclusive, single monthly subscription fee which includes the car, road tax, servicing, breakdown coverage and insurance — all our subscription customers need to do is add fuel. Pricing for subscription cars is based on a cost plus model whereby pricing is built on an estimated holding cost (including depreciation, predicted future value and cost of capital) as well as operating costs (including servicing, insurance and a provision for customer defaults). In the UK, the price for a six-month subscription, depending on make and model of vehicle, currently ranges from £359 per month up to £779 per month. After a minimum term of six months, the customer can choose to exchange or return their car. As part of the acquisitions of Cluno and Drover, we added management team members with substantial experience in the car subscription, rental and leasing sectors. A number of the senior executives from Cluno and Drover now hold senior executive and management positions at the Company.

We believe subscription will provide a recurring revenue stream and is not expected to result in any additional customer acquisition costs, as the service is relevant for our existing marketing channels. In addition, this service will increase our total addressable audience and market of car seekers. It will also provide us with the ability to recycle ex-subscription cars as a high-quality source of used car inventory as once a car is returned following the final subscription period the car will be placed back on our platform for sale. Important aspects of our subscription offering, which allow us to offer competitively priced products to our customers, lie in accessing sufficient volume of vehicle inventory at competitive pricing, as well as ensuring that we continue to have a balanced portfolio of customers who take up subscriptions as we scale.

As of June 30, 2021, we had over 6,500 subscribers across the UK, France and Germany through the acquisitions of Drover and Cluno. Once we launch in Europe, we will transfer all existing subscribers in Germany and France over to our company and eliminate the Drover and Cluno brands. Drover continues to provide subscription services to its existing customers post-acquisition under the Cazoo brand, but any potential new customers are directed to our subscription service. Drover France and Cluno continue to provide the same services to existing and potential new customers post-acquisition. As part of the integration, the Drover brand and platform in the UK were closed during the second quarter of 2021.

Vehicle Lifecyle

Vehicle Acquisition

We acquire our used vehicle inventory in the UK from a variety of sources, including used-car auctions, corporate suppliers including vehicle finance, leasing, rental companies and OEMs, as well as directly from consumers and from end of term subscription agreements and part-exchanges. In the six months ended June 30, 2021 and the fiscal year ended December 31, 2020, we purchased from different supplier sources as follows:

	Year Ended December 31, 2020		Six Months Ended June 30, 2021
Channel	Cars Purchased	% of Total	Cars Purchased	% of Total
Auction	5,015	29%	6,281	38%
Corporate	8,915	52%	7,896	47%
Imperial	2,850	17%	19	0%
Consumer	484	3%	1,395	8%
Consignment	—	—	1,099	7%
Total	17,264	100%	16,690	100%

Our scale gives us the ability to achieve attractive pricing on vehicle acquisition. We have also obtained inventory through our acquisitions, including as part of the Imperial acquisition in July 2020, which gave us a sale-ready inventory of approximately 2,500 vehicles. We determine which cars to purchase and how much to pay using our proprietary demand-led buying and algorithmic pricing models.

Our buying strategy seeks to identify vehicle desirability using a mix of our own and third-party data and each vehicle is profiled by variant (e.g. make, model, fuel type, transmission, color) and assigned a ‘desirability score’. We try to ensure a balanced inventory to respond to consumer demand and we stock over 350 makes and models.

We also purchase new cars from OEMs for our subscription service. Acquiring new cars at scale from OEMs enables us to secure attractive discounts and, following a period of use for subscription only, these vehicles can then be recycled back into our used car inventory for sale.

We partner with third-party lenders to finance the purchases of our inventory. We had approximately £100 million in stocking finance facilities on December 31, 2020, which enable capital efficient inventory acquisition. In 2021, we entered into an additional £25 million stocking facility, an additional £25 million facility for the financing of our subscription fleet of vehicles in the UK and a €20 million stocking facility to finance the purchase of retail cars in Europe. We also have debt facilities for subscription vehicles in the EU through the acquisition of Cluno.

We intend to purchase vehicles from the same mix of sources in the EU, including used-car auctions, corporate suppliers, including vehicle finance, leasing, rental companies and OEMs, as well as directly from consumers and from end of term subscription agreements.

Refurbishment

At launch, we fully outsourced our refurbishment function. We have recently expanded vehicle refurbishment in the UK to be entirely within our operations. Prior to purchase, all of our cars are checked against our strict criteria to ensure they have no outstanding finance or insurance issues and have never been stolen or in a major reported accident. We seek to acquire cars that have a range of zero to six years and zero to 60,000 miles of use (although some used cars purchased are outside of this range).

All cars complete a thorough inspection at one of our vehicle preparation centers in the UK before being offered for sale. Our qualified technicians conduct a 300-point mechanical, bodywork, interior and electrical inspection. We diagnose any faults or issues that are not visible and will also fix any cosmetic imperfections depending on the age/mileage of the car and according to our published standard. Our technicians test-drive every car to check engine performance, steering and brakes, listen for unexpected noises or vibrations and test for mechanical problems. If technicians discover any issues, they either remediate the issue or we reject the car back to the vendor or sell the car back into the wholesale market.

Our vehicle preparation centers provide us with the capacity to refurbish up to a total of approximately 180,000 cars per year across all of our sites, which we expect to increase over time, and which will allow us to refurbish vehicles at scale, reducing our total refurbishment spend per car.

We also carry out an oil and filter change on every car, where applicable, based on the designated service interval. If a car is due for an MOT within the next six months, it is given an MOT inspection and a new certificate. Each car is fully valeted inside and out and thoroughly sanitized before being sold. Upon delivery the car will have approximately a quarter of a tank of fuel, or, if it is an electric vehicle, will be approximately 75% charged.

We have historically owned the vehicles we have reconditioned and sold, helping us to ensure the quality of our offering. We are also testing an asset-light model where the vendor owns the car up to the point of sale, but cars still go through our reconditioning and logistics processes.

We will initially refurbish cars in the EU through third-party partnerships as we build out our own refurbishment capabilities over time. In addition, we will partner with third-party suppliers to provide bulk transportation services and regional logistics hubs.

Customer Centers

We operate 19 customer centers around the UK, with plans to open approximately eight additional centers in the UK over the next 12 months. We store, distribute, prepare for delivery and services inventory at these centers. Both Cazoo car owners and customers who have not purchased a Cazoo car can take their vehicles to these centers for everything from servicing to MOT and repairs. The addition of the new customer centers will improve the convenience of our post-sales services, increase the number of delivery and collection slots available to customers and reduce the delivery mileage, which enables more deliveries per shift and the convenience of collection. In turn, this will reduce our dependency on third parties, lowering costs and increasing control of the consumer experience.

We will seek to build out a network of customers centers in the markets in which we operate in the EU during 2021 and 2022.

Financing

We work with partners including Blackhorse Finance, BNP Finance and Evolution Funding (a broker which has a panel of different lenders) to offer our UK customers a range of payment options to finance their Cazoo car. As we are a credit broker, not a lender, we aim to find the most competitive deal for the customer from our finance partners. We offer hire purchase (“HP”) plans, which are finance plans that allow customers to spread the cost of the car by making monthly payments over an agreed period at the end of which the customer will own the car.

We also offer personal contract purchase (“PCP”) plans, which are finance plans pursuant to which the customer makes equal monthly payments over an agreed period, which feature lower payments than under an HP plan. At the end of the period, the customer can choose to return the car to the finance company, part-exchange it for another car on a new agreement or make a final repayment in order to own the car.

Once customers have chosen their finance plan, they pay a deposit, sign all the necessary documents electronically and choose whether to collect their car or have it delivered to their residence. In the year ended December 31, 2020, approximately 41% of our cars were ordered using one of our financing options. For each financed car purchase, we receive a commission from Blackhorse Finance, BNP Finance or Evolution Funding. The commission is determined as a fixed fee or a fixed percentage of the amount borrowed by the customer and can vary by lender.

We will seek to largely replicate the type of financing arrangements we have in place in the UK in each market in the EU in which we operate.

Wholesale

Our wholesale operations consist of used cars sold via used-car auctions when they do not meet our retail criteria or standards. These cars are primarily acquired from customers in part-exchange for one of our cars. In the six months ended June 30, 2021 and the year ended December 31, 2020, we derived approximately 5.2% and 5.3%, respectively, of our revenues from our wholesale operations.

We plan to utilize the same strategy in the EU markets in which we operate for wholesale cars that do not meet our retail criteria by selling them through used-car auctions.

Information Technology

Data and technology are at the heart of our business. Our proprietary data and algorithms are used both to set the purchase and retail prices for our cars and to determine which used cars to purchase for our inventory.

Our information technology systems are managed centrally and cover all key business processes in the value chain, including logistics, inventory management and payment functions. Certain of these systems are considered business critical and plans are in place to mitigate failures of these systems.

Our product engineering teams are organized across three broad areas — (i) merchandizing (responsible for customer engagement and search and browse functions); (ii) operations (responsible for operations and logistics); and (iii) orders (responsible for checkout, payments, valuations, and consumer finance). These three areas are supported by central platform and design product engineering teams. The product and engineering teams are based in London, Lisbon and Munich.

We have a separate data team comprising data engineers, data scientists and data analysts. Our data team is responsible for optimizing pricing for vehicle purchases and sales as well as capturing data across all of our operations (including data relating to commercial performance, operations, products, marketing, finance and other data), measuring our performance and producing analysis that enables us to optimize our activities. We have recently enhanced our data team and capabilities with the acquisition of Cazana. See “Prospectus Summary — Recent Developments — Acquisition of Cazana.”

We rely on several critical software tools to run our business. These tools are a mixture of proprietary tools developed or acquired by us and third-party tools provided under software-as-a-service (“SaaS”) agreements with third parties.

Critical third-party systems include those that provide business IT systems and those that provide tools that power our website, logistics and e-commerce platforms. In relation to business IT systems, our e-mail and productivity tools are provided by Google. Other business IT systems include Oracle’s Netsuite accounting software, Jumpcloud’s cloud directory platform for user authentication and identity management, Slack for internal communications and productivity, and Hibob, our human resources platform.

In relation to the website, logistics and e-commerce platforms, we have in place key agreements with commercetools (which helps to power our e-commerce architecture), Descartes and Satalia (which power our logistics operations) and Amazon Web Services (which hosts our website).

Alongside significant proprietary code in our website and systems developed by our employees and contractors (each under contracts that assign the IP in that code to us), we also own the IP in a system called “CazooNet,” which is software that we use to support purchasing, photography, vehicle reconditioning and preparation, and our service centers. CazooNet was originally developed for Imperial by Focal Strategy Limited and we acquired all of the IP in CazooNet from Focal Strategy Limited in October 2020.

Marketing

Since we began operations in December 2019, we have built a strong brand identity and have achieved national brand awareness in the UK of over 70%. In our first six months of operations, we became one of the UK’s top ten used car retailers by volume. Our marketing strategy has been one of our key focuses in order to raise our brand awareness and grow our customer base. In February 2020, we launched our first national TV advertising campaign. We have also entered into a number of high-profile sports marketing sponsorship deals.

We are the principal partner and shirt sponsor of Aston Villa Football Club and Everton Football Club. Our branding features on the clubs’ playing kits and training wear, as well as throughout Villa Park stadium and Goodison Park stadium, on official club merchandise and across the clubs’ websites and media backdrops.

We are an official partner of the English Football League (EFL). For the 2021-22 season, our branding will be seen across all 72 EFL Championship clubs. With millions of worldwide supporters, this partnership supports Cazoo’s existing connections to Premier League football.

We are the principal sponsor of the Rugby League World Cup 2021, which is scheduled to take place at 21 venues throughout England in October and November 2021. All 61 matches are scheduled to be shown live on the BBC in the UK.

We were the principal partner of The Hundred, an exciting new format of cricket that successfully launched in 2021, under a multi-year deal. Our brand will feature in stadia, on players’ shirt sleeves and across digital platforms. The competition will see 68 matches played around the UK and screened live by Sky Sports and the BBC.

In February 2021, we announced a partnership with World Snooker Tour to sponsor a trio of prestigious events on the snooker calendar, now known as the “Cazoo Series.” The deal sees prominent Cazoo branding on the main set, players’ waistcoats and interview and media conference backdrops. The events receive extensive live coverage on ITV and on a range of broadcasters across the globe. The multi-year deal covers the Cazoo Players Championship, which took place in February 2021, the Cazoo Tour Championship, which took place in March 2021, and the Cazoo World Grand Prix that will take place in December 2021.

In March 2021, we became an official partner of the English Football League (“EFL”). The multi-year deal gives us brand exposure across all 72 professional EFL clubs from the start of the 2021/22 season, including significant match day LED and digital branding, as well as branding across the EFL’s showpiece finals that take place at Wembley Stadium each year. Before the COVID-19 outbreak, over 18 million fans attended matches each year across the three EFL divisions.

In April 2021, we became the headline sponsor of the Cazoo Derby Festival, which features the world’s most famous Flat horserace. The multi-year agreement with The Jockey Club, which owns Epsom Downs Racecourse, includes naming rights, significant brand exposure and exclusive naming rights during the Cazoo Derby Festival. The historic event features two of the ‘Classics of the Turf’ — The Cazoo Oaks and The Cazoo Derby — pinnacles of the Flat racing season globally. The races are shown live on ITV and, in addition to the branding and naming rights at the Cazoo Derby Festival, we will also receive significant year-round brand exposure across the Jockey Club’s other 15 main racecourses across the UK.

Our business plan is to copy our UK marketing playbook as we launched into each EU market by initially focusing on digital marketing and then subsequently building our brand marketing through ‘above the line’ advertising and sponsorships.

Corporate Social Responsibility

The goal of our ESG committee is to oversee and support our commitment to social, environmental, corporate social responsibility, sustainability and other public policy initiatives relevant to us. We are committed to being a responsible member of the communities in which we do business.

Seasonality

Vehicle sales exhibit seasonality with sales peaking late in the first calendar quarter and diminishing through the rest of the year, with the lowest relative level of industry vehicle sales expected to occur in the fourth calendar quarter. Due to our rapid growth, our sales patterns to date have not reflected the general seasonality of the used vehicle industry. Used vehicle prices also exhibit seasonality, with used vehicles depreciating at a faster rate in the last two quarters of each year and a slower rate in the first two quarters of each year. In the future, this may result in a gross profit per unit higher on average in the first half of the year than in the second half of the year.

Competition

The car retail market in Europe is fragmented and highly competitive with respect to price, quality, service, location and vehicle offering. There are approximately 15,000 used vehicle dealers in the UK and approximately 180,000 across the top ten markets in Europe (including the UK). No dealership group has a share of the market greater than 5%. Our current and future competitors may include:

•        Traditional car dealers or marketplaces who could increase investment in technology and infrastructure to compete directly with our online retail model or online retail platforms such as Cinch in the UK and AutoHero in Europe;

•        Search engines and vehicle listings sites and new entrants that could change their models to directly compete with us, such as Google, Amazon and AutoTrader.co.uk and Motors.co.uk; and

•        OEMs that could change their sales models through technology and infrastructure investments and enter into the subscription and/or direct online retail sales market themselves.

We offer a fully integrated model with in-house refurbishment and logistics, fully digital customer financing, delivery and collection and post-sales servicing.

Intellectual Property

We protect our intellectual property through a combination of trademark registrations, domain name registrations, and unregistered rights including copyright, unregistered designs, database rights and trade secrets, as well as contractual provisions and restrictions on access to and use of proprietary information.

We have registered or applied for trademarks covering all of the jurisdictions in which our business currently operates. Our key trademark is the Cazoo name itself, whether used in its plain or stylized forms, or in conjunction with one or more of our marketing slogans. The Cazoo name and logo are protected in key jurisdictions through trademark registrations, including in the UK and Europe.

We also have proprietary rights in bespoke information technology algorithms, applications and systems that have been developed by or for us for operating our business and for pricing our vehicles. We protect intellectual property and trade secrets developed by our employees in the course of their employment with us through intellectual property assignment and confidentiality provisions in our standard employment contracts.

We conduct detailed intellectual property due diligence in connection with our acquisitions, and manage risks identified through pre-closing requirements and customary protections in transaction documents.

Like other digital businesses, we use open-source software (“OSS”) libraries in the development of our website and technology platforms. We have recently invested in enterprise software subscriptions that include OSS code evaluation tools, which enable more structured monitoring of the use of OSS and more mature license management practices.

Insurance

We maintain insurance policies covering a range of risks including business interruption, director and officer liability, professional indemnity (for the Drover business), terrorism, injury to employees, cyber and tech liability (for the Drover business), travel, motor, damage to property and stock, as well as coverage against general liability claims that may arise through the course of our normal business operations. We engage an insurance broker to advise on the necessary types and levels of coverage. We continually review our coverage and consult with our broker at least annually. We also maintain other insurance policies to cover other risks relating to our business, such as director and officer cover.

Regulatory Matters

We are subject to various laws and regulations affecting the operation of our business, including UK and European Union legislation and national and local laws and regulations concerning our operations, including financial service regulation, consumer credit, consumer rights, zoning and land-use planning, product liability, distance selling, and data protection and privacy, among others.

Financial services regulation

We provide credit broking, consumer hire and insurance distribution services to customers. Under the Financial Services and Markets Act (FSMA) 2000, these are regulated financial services in the UK, for which we have and maintain all required licenses and permissions with the UK regulator: the Financial Conduct Authority (the “FCA”).

Cazoo Limited is registered with the FCA as an appointed representative, a firm that can act on behalf of a regulatory principal firm. ITC Compliance Limited (“ITC”) are the regulatory principal firm for Cazoo Limited, ITC is authorized and regulated by the FCA. Our permitted regulatory activities obtained via ITC include entering into regulated hire agreements, advising on and arranging general insurance contracts as an intermediary and acting as a credit broker.

Imperial Cars of Swanwick Limited is authorized by the FCA to provide consumer credit services, including credit broking. Carsaz Limited is authorized by the FCA to provide consumer credit services, including credit broking. Drover Limited is authorized and regulated by the FCA to provide consumer credit services, including credit broking, and entering into regulated hire agreements. Drover Limited is also an appointed representative of Ambant Underwriting Services Limited (Ambant) which is authorized and regulated by the FCA for carrying on general insurance distribution.

Drover France SAS is registered with the French regulator, ORIAS, as an insurance representative. Vehicle hire is not a regulated activity in France, however, insurance distribution is a regulated activity (under the Insurance Distribution Directive). Drover France arranges insurance policies provided by a French authorized insurer (Altima). As set out on the ORIAS register: (1) Drover France is registered with ORIAS as an insurer’s representative (“mandataire d’assurance”); and (2) Altima Assurances, which is a French regulated insurance company, is Drover France’s regulatory principal in respect of that representative role.

The regulated entities are subject to various regulatory requirements governing conduct of business, relations with customers, governance and risk management. Each entity listed above is subject to regulatory supervision and is in regular contact with its regulators.

Consumer protection law

We are subject to consumer protection laws that set quality and service standards and create a range of rights for consumers. These include requirements on sellers and service providers to provide information to consumers, automatic rights for consumers to cancel and return goods, and rights of redress against unfair, misleading or aggressive business practices.

Online and distance selling of goods and services are subject to additional requirements to provide consumers with clear information and to meet certain cancellation and delivery standards. Product liability law in the UK creates grounds for manufacturer and seller liability in the event of an injury caused by a defective product.

Data protection law

We collect and process personal data from customers, employees and suppliers as part of our business. As a result of these activities, we are subject to the data protection laws and regulations of the jurisdictions in which we operate. In the UK, this includes the UK GDPR and the UK DPA and, in the EU, this includes the GDPR. These data protection laws impose certain restrictions on what we can and cannot do with the data we collect and give data subjects certain rights in relation to their data. Applicable data protection laws also require us to identify, and safeguard against, risks that arise in relation to certain high-risk processing, which may include the use of algorithms and geolocation data. The applicable data protections laws also oblige us to establish appropriate assessments of the risks relating to the processing of personal data, to establish appropriate technical and organizational measures to reduce the risk of security incidents and to inform individuals of the ways in which we use their personal data.

We have appointed a data protection officer to oversee our compliance with applicable data protection laws and have in place policies and procedures to support ongoing compliance. Those polices were the result of input from our external data privacy counsel. We conduct mandatory training for our personnel on applicable data protection laws and publish information on how we collect, use and disseminate personal data in data privacy and cookies policies that are published on our website, and in other policies provided to employees that may be modified from time to time.

We use cookies and similar technologies on our website to allow our website to work, to analyze and improve them and to personalize users’ experiences. These activities, as well as direct marketing, are regulated in the UK and the European Union by laws implementing the e-Privacy Directive 2002/58/EC. These rules include an obligation to obtain consent for the placement of cookies on customers’ devices for direct electronic marketing. Changes to these laws are anticipated in the future.

Logistics

Our logistics operations are regulated in both the UK and European Union. Carrying goods for hire or reward in either jurisdiction requires us to have in place an operator license. We must continue to demonstrate to transport regulators that we have in place sufficient governance measures, financial standing, professional competence and repute to conduct logistics operations. Operator licensing regimes also restrict the number of vehicles that we can operate and from which locations. Our logistics fleet can be subject to inspections and spot checks by the authorities.

Property

Our headquarters are located in London, UK under a lease agreement that expires in September 2024. We have further offices located in London, Southampton, Lisbon, Paris and Munich all of which are held under leases or licenses to occupy. We operate 19 customer centers around the UK, with plans to open approximately eight additional centers over the next 12 months. Of these customer centers, two are owned and 17 are leased. We have 10 vehicle preparation centers located in Bristol, Milton Ernest, Bedford, Newark, Quedgeley, Gloucester, St Helens, Merseyside, Staffordshire, Thurleigh, Wiltshire and Scotland. Of these vehicle preparation centers, two are owned, one is part owned and part leased and the remaining seven are leased. We are currently looking for assignees for a leased property in Bristol and a long-leasehold property at Southampton. We have served a break notice to terminate our lease at Halesowen in September 2021. We have sublet two of our leased properties in Eastleigh and Loughborough. We also have a delivery hub leased in London.

Employees

As of August 27, 2021, we had 2,642 employees, all of whom were employed on a permanent or fixed term basis, and primarily located in the UK with teams in Germany, Portugal and France. We hire a limited number of temporary workers, primarily at certain of our vehicle preparation centers.

Our success is highly dependent on human capital and a strong leadership team. We aim to attract, retain and develop staff with the skills, experience and potential necessary to implement our growth strategy. When selecting and onboarding new employees, we communicate our vision and core values that we expect all staff to uphold, which is underpinned by a business-wide Code of Conduct and Ethics supported by appropriate training programs. We believe that engagement with staff on issues affecting the business is important for our culture and success and aim to do so through regular group-wide and location-specific “all-hands” and “town hall” sessions and other engagement platforms. We appointed our first Chief People Officer in May 2021.

None of our employees are represented by a labor union and there have been no work stoppages to date. We generally consider relations with our employees to be good.

Legal Proceedings

From time to time, we are subject to various claims, charges and litigation matters that arise in the ordinary course of business. We believe these actions are a normal incident of the nature and kind of business in which we are engaged. While it is not feasible to predict the outcome of these matters with certainty, we do not believe that any asserted or unasserted legal claims or proceedings, individually or in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or prospects.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information which Cazoo’s management believes is relevant to an assessment and understanding of Cazoo’s results of operations and financial condition.

This discussion and analysis should be read together with Cazoo’s audited condensed consolidated financial statements and related notes and unaudited condensed consolidated interim financial statements and related notes that are included elsewhere in this prospectus.

Cazoo’s audited consolidated financial statements and unaudited condensed consolidated interim financial statements are prepared in accordance with IFRS, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. GAAP.

This discussion and analysis should also be read together with the section of this prospectus entitled “Business” and the unaudited pro forma condensed combined financial information as of June 30, 2021 and for the six months ended June 30, 2021 and the year ended December 31, 2020 (in the section of this prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Statements”).

In addition to historical financial information, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions. See the section entitled “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or elsewhere in this prospectus.

Certain figures, such as interest rates and other percentages included in this section, have been rounded for ease of presentation. Percentage figures included in this section have not in all cases been calculated on the basis of such rounded figures but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this section may vary slightly from those obtained by performing the same calculations using the figures in Cazoo’s audited consolidated financial statements or unaudited condensed consolidated interim financial statements, or in the associated text. Certain other amounts that appear in this section may similarly not sum due to rounding.

Any reference to “we,” “us,” “Cazoo,” the “Company,” the “Group”, “management” and “our” as used herein refers to Cazoo Holdings Limited and its subsidiaries prior to the consummation of the Business Combination and references to “we,” “us,” “Cazoo,” or “our” refers to Cazoo Group Ltd and its subsidiaries subsequent to consummation of the Business Combination.

Overview

We are an online car retailer aiming to transform the car buying experience across the UK and Europe by allowing consumers to purchase, finance or subscribe to a car entirely online, for either delivery or collection. We seek to make buying a car as seamless as purchasing any other product online by providing improved selection, transparency, quality and convenience. As of June 30, 2021, we have sold more than 32,000 used cars to customers across the UK since our launch in the UK in December 2019.

We have recently expanded our business to include car subscription services in the UK, France and Germany, to offer a flexible alternative to traditional car ownership, and are already one of the leading consumer car subscription players in Europe with over 6,500 subscribers as of June 30, 2021. This expansion was achieved via our acquisitions of Drover (UK and France) and Cluno (Germany), completed in the first quarter of 2021, both of which are expected to be fully integrated into our platform over the next year, and we plan to launch the Cazoo proposition in France and Germany by the end of 2021. We also acquired Smart Fleet, a vehicle refurbishment business located in the UK, in the first quarter of 2021, which allowed us to transition our vehicle reconditioning activities in the UK fully in house during the second quarter of 2021.

Subsequent to June 30, 2021, we have further expanded both our refurbishment capacity with our recent acquisition of SMH and our data team and capabilities with the acquisition of Cazana. See “— Recent developments — Expansion of refurbishment capacity” and “— Recent developments — Data analytics.”

While the transactions discussed in the two preceding paragraphs were not significant to us in terms of their individual contribution to our consolidated revenue or assets, we believe they provide additional building blocks, together with organic growth, for expanding our geographic footprint, product and service offerings and infrastructure.

Due to our launch in the UK in December 2019, we have only a limited history of operating under non-pandemic business conditions.

We are highly data-driven and use proprietary data and algorithms to both purchase vehicles and to price them for sale. We had over 2,900 cars available for sale as of June 30, 2021, ranging from SUVs to hatchbacks, and including a wide range of electric and hybrid vehicles. We purchase the cars we believe are best suited for our customers and platform. Our buying strategy is led by consumer desirability. We use a data-driven approach, derived from a mix of our first party data (our website searches and intent to buy, sales volume, days to sale) and third-party data sources, to determine which cars to purchase. Our main objective is to ensure we have a wide breadth and balanced inventory based on consumer demand. We do not specialize in cars made by certain manufacturers and purchase decisions are not influenced by incentives provided by manufacturers or other third-parties. Each of our cars undergoes an inspection and is refurbished to a high standard at our reconditioning facilities before being offered for sale. Buyers can view high quality, 360-degree images as well as a car’s features and history on our website. We offer all standard forms of car financing, as well as the purchase of any part-exchanges (customer vehicles exchanged as partial payment for a Cazoo car) at the time of delivery or collection for added convenience. Every Cazoo car comes with a seven-day money-back guarantee in place of the test-drive consumers would typically have prior to a traditional car purchase. If a customer chooses to return their car during the seven-day period, we will collect it for free. Each car also comes with a seven-day free insurance policy and a free comprehensive 90-day warranty, including Royal Automobile Club (“RAC”) roadside assistance.

Since launching, our revenues have grown rapidly, amounting to £248.2 million for the six months ended June 30, 2021, with revenues increasing over 500% when compared to the six months ended June 30, 2020. For the year ended December 31, 2020, our first full year of operations, our revenue was £162.2 million.

We are highly acquisitive by nature based on our business plan and have completed six strategic acquisitions since July, 2020 to accelerate our growth, enhance our infrastructure and expand our services. Our strategy is to continue to seek further acquisitions where they meet our strategic goals. As we are continuously looking for suitable acquisition targets, we regularly conduct due diligence and enter into non-binding letters of intent with possible targets, some of which may be material. In the past, we have utilized either a mix of cash and equity or all cash to acquire our targets and expect to continue to use either cash or equity, or both in the future.

Our strategy is to significantly expand across Europe following our recent acquisitions of Drover and Cluno, with businesses in France and Germany, respectively. As of June 30, 2021, we had over 6,500 subscribers across the UK, Germany and France.

Prior to closing of the Business Combination we had raised £445.6 million in funds from our shareholders. Our latest rounds of equity funding prior to closing of the Business Combination were completed during the financial year ending December 31, 2020. On March 23, 2020 we completed the Series C funding round initially raising £99.8 million followed by an extension to the funding round on June 23, 2020 raising an additional £25.2 million. On October 1, 2020 we completed our Series D funding round raising £239.1 million before fees. We use the capital we have raised to fund our operations, strategic acquisitions and growth plans including our new product portfolio and overseas expansion plans.

On March 29, 2021, Ajax, Cazoo Holdings, a private limited company organized under the law of England and Wales and Capri Listco, a Cayman Islands exempted company, entered into the Business Combination Agreement, as amended by the First Amendment thereto, dated as of May 14, 2021 which, among other things, provided that (i) Ajax would merge with and into the Company, with the Company continuing as the surviving company and (ii) the Company would acquire all of the issued and outstanding shares of Cazoo Holdings via exchange for a combination of shares of the Company and cash consideration.

Upon consummation of the Business Combination, shareholders of Ajax and Cazoo Holdings became shareholders of the Company, and Capri Listco changed its name to “Cazoo Group Ltd.” Upon consummation of the Business Combination the Class A Shares and Warrants became listed on the NYSE under the symbols “CZOO” and “CZOO WS,” respectively. Upon closing of the Business Combination we received proceeds of approximately $836 million, net of fees. See “Prospectus Summary — Business Combination.”

We classify our revenue into three main categories — Retail, Wholesale and Other sales. The revenue recognized throughout the periods presented in our audited consolidated financial statements included elsewhere in this prospectus has arisen within the UK, and the revenue recognized throughout the periods presented in our unaudited condensed consolidated interim financial statements included elsewhere in this prospectus has materially arisen within the UK, and in each case represents a single operating and reportable segment.

Retail:    The sale of fully refurbished vehicles to retail customers is our largest stream of revenue. We primarily sell vehicles directly to our customers through our website www.cazoo.co.uk. Our website provides customers with a safe and easy way to purchase used cars online and since the launch of our business, we have experienced rapid growth in retail sales. The number of refurbished vehicles we sell to our retail customers is an important measure of our growth and our strategy is to continue to grow our market share and increase our retail units sold. During the six months ending June 30, 2021 and the year ended December 31, 2020, revenue generated from retail sales through our platform was £207.9 million, with over 16,000 units sold and during the year ended December 31, 2020, revenue generated from retail sales through our platform was £150.4 million, with over 12,000 units sold.

Revenue for the six months ended June 30, 2021 excludes £7.5 million generated from the sale of vehicles as an agent for third parties. Only the net commission received from those sales is recorded within revenue. Cazoo is not a marketplace and all cars sold under this model continue to be refurbished, stored and marketed by Cazoo. Cazoo is also responsible for any returns or post-sales issues. The Group purchases vehicles in this way from time to time, where the makes and models may otherwise be unavailable.

Wholesale:    We also sell vehicles through car auctions to trade buyers and other customers. These vehicles are primarily those acquired from customers as part-exchanges that do not meet our quality standards to list and sell through as retail vehicles. During the six months ending June 30, 2021 and the year ended December 31, 2020, revenue generated from wholesale was £12.8 million and £8.7 million, respectively.

Other sales:    We also generate revenue from the provision of ancillary services, including vehicles finance, warranties, paint protection and car servicing. Customers purchasing vehicles from us may enter a contract for finance or enter a contract to extend their warranty after the initial 90-day inclusive period through our platform. We act as an agent and receive a commission for the arrangement of these contracts from the principal. At our customer centers, we also provide vehicle servicing products including interim, full and major servicing, MOT (Ministry of Transport) tests, general repairs and one-off checks and repairs. We also continue to carry out refurbishment of third-party vehicles at our vehicle preparation sites, including those acquired as part of the acquisition of Smart Fleet.

In the six months ending June 30, 2021, we have made strategic acquisitions such as Drover– a leading UK car subscription service company and Cluno — a leading Germany car subscription service company, to accelerate our launch into the subscription market in both the UK and in Europe. Through these acquisitions, we had over 6,500 subscribers in the UK, Germany and France as of June 30, 2021. Car subscription is a service in which customers may obtain a vehicle on a short-term rental basis as an alternative to owning a vehicle. The total revenue generated from other sales during the six months ending June 30, 2021 and the year ended December 31, 2020 was £27.5 million and £3.1 million, respectively and is included in Other sales.

Year ended December 31, 2018

We did not generate any revenues for the period ended December 31, 2018. The only operations for the period ended December 31, 2018 were administrative and primarily related to staff recruitment, legal and other professional activities. The total administrative cost incurred during this period was £0.2 million and as such, the results of operations discussed below do not include the period ended December 31, 2018.

Covid-19 pandemic

On January 30, 2020, the World Health Organization declared the COVID-19 outbreak a “Public Health Emergency of International Concern” and on March 11, 2020, declared it to be a pandemic. Our business has been affected by the COVID-19 pandemic which has resulted in changes to the operations of our customer centers and vehicle preparation centers. The nature of our business provides some protection against the negative effects of the COVID-19 pandemic given our digital platform and emphasis on home delivery, and we have been able to keep all of our customer centers open with restricted activities during the COVID-19 pandemic. However, we were required to pause our vehicle preparation and delivery activities for a number of weeks during March and April 2020 during the first national lockdown in the UK. As a result, our car inventory declined for a short period of time.

The full implications of the COVID-19 pandemic on our business depend on a number of factors, and therefore we cannot reasonably estimate the impact of the COVID-19 pandemic on the Group’s business, financial condition, results of operations and prospects at this time.

See “Risk Factors — Risk’s Related to Cazoo’s Business — The global COVID-19 pandemic has impacted our business, financial condition, results of operations and prospects, and could exacerbate the adverse effects of other risks to our business.”

The COVID-19 pandemic may have an impact on consumer behavior and preferences in the medium to longer-term, including willingness to make large purchases such as vehicles. Furthermore, the temporary or permanent closure of traditional car dealerships during the course of the pandemic may have accelerated the adoption of online used car retailing. We anticipate the shift to online may continue to accelerate given consumers’ poor legacy experience with offline car dealerships and an increased consumer discovery of a new and better way of transacting for cars.

We have a limited history of operations under non-pandemic business conditions. We cannot predict the impact of a post-pandemic recovery on the economy, our customers, sources of vehicle inventory and other market participants, and on the continued adoption of online car retailing.

Recent developments

Our recent developments are discussed below:

The Business Combination

On August 26, 2021 we completed our business combination with Ajax, and, on August 27, 2021, the Class A Shares began trading under the new ticker symbol “CZOO”. Under the terms of the Business Combination Agreement, Ajax and Cazoo combined under a new holding company, Cazoo Group Ltd, which received proceeds of approximately $836 million, net of fees from the Business Combination. We expect to use the capital we have raised to fund our operations, strategic acquisitions and growth plans, including our overseas expansion plans.

Data analytics

We have recently enhanced our data team and capabilities with the acquisition of Cazana, completed on September 2, 2021. Cazana is the owner of one of the most comprehensive vehicle pricing datasets globally and one of the leading data insights platforms in the European automotive industry.

Founded in 2012, Cazana has grown to a team of more than 50 staff including data scientists and engineers headquartered in London. Cazana has built an extensive dataset of over 500 million historic vehicle transactions from a range of countries, including the UK, Germany, France, Spain and Italy, and its tools are used by car manufacturers, lenders, fleet owners and insurers.

Cazana’s products include real-time vehicle valuation, pricing and stock management tools, and our acquisition of Cazana will combine our market leading brand, proposition and platform with Cazana’s extensive data, products and expertise. We anticipate this deal will enhance our data team and capabilities and allow us to further optimize our car buying and pricing across the UK and Europe for the benefit of consumers.

Under the terms of the agreement, we acquired Cazana for net consideration of approximately £25 million in cash.

Expansion of refurbishment capacity

We have further enhanced our refurbishment capacity with the recent acquisition of SMH on September 15, 2021. SMH is one of the UK’s leading vehicle preparation, logistics and storage businesses.

Established in 2003, SMH has a team of over 500 expert staff and has the capacity to process 70,000 vehicle refurbishments annually from five vehicle preparation sites across 136 acres in Bedford, Gloucester, Throckmorton, Worcester and St Helens. SMH also carries out over 150,000 vehicle movements per year with a team of over 300 logistics specialists as well as operating an online wholesale platform for used cars.

The combination of our world-class online retail platform and brand with SMH’s leading infrastructure and expertise will double our overall vehicle reconditioning, logistics and storage capabilities in the UK with 10 total sites across more than 265 acres, as well as providing us with an experienced team of hundreds of additional vehicle preparation and logistics specialists and our own digital wholesale platform.

We acquired SMH for approximately £70 million, net of cash acquired.

Purchasing cars directly from consumers

Subsequent to June 30, 2021, we have begun purchasing cars directly from consumers outside of part-exchanges. The new service gives sellers an offer within seconds that is guaranteed for seven days. Customers can either opt to have their car picked up from their home in 48 hours or drop the car off at their nearest Cazoo Customer Centre with payment made directly to the seller’s bank account on the same day.

This new vehicle supply source not only enables us to further diversify our sourcing mix but carries significant cost advantages. For example, purchasing vehicles at third-party auctions is competitive and, consequently, vehicle prices at third-party auctions tend to be higher than vehicle prices for vehicles sourced directly from consumers. We expect the cost advantages to contribute to our gross margin per unit development going forward.

Key trends and factors affecting the results of our operations

Our financial condition and results of operations have been, and will continue to be, affected by a number of key factors and trends. Management believes that we are well positioned to continue to transform the car buying experience across the UK and Europe. For a discussion of uncertainties and other factors that could affect our operating results see the section entitled “Risk Factors” in this prospectus. The key trends and factors affecting the results of our operations include the following:

Shift to online/e-commerce penetration

The purchase of used cars online has experienced significant growth, driven primarily by a shift in the buying patterns of customers. We are one of a handful of online car retail specialists offering a fully digital journey in the UK, and through our data-driven marketing efforts we continue to pioneer the shift to online car buying in the UK with customers across the country embracing the transparency and convenience of buying used cars entirely online. We believe that our high growth in volumes is primarily driven by customer appetite for our online exclusive proposition. We also believe that the e-commerce penetration rate for buying and selling used vehicles online may continue to increase as we see a strong demand-driven rationale for growth. Our ability to continue to benefit from this customer shift will be an important driver of our future performance.

We believe that the pool of potential online buyers is growing and that used car buyers have an increasing propensity to purchase their next car online. Our continued growth in retail unit sales depends on our ability to capitalize on the growing trend of car purchases entirely online.

As with other retail marketplaces, the shift from offline to online accelerated in 2020 due to COVID-19. Vehicle sales have shifted to online platforms during the pandemic as car buyers practice social distancing. The COVID-19 pandemic has increasingly driven customers to research for used cars online and also heightened demand for cars as people look for ways to travel while avoiding other people.

However, the shift to online has also seen an increased focus on the online channel from traditional offline market participants, including dealerships and automotive manufacturers. Some traditional dealerships have started to transition to a hybrid model, supplementing their offline offering with online and phone purchases. However, for these dealers, the majority of the purchase journey remains offline. We believe that we may continue to benefit from the acceleration to online buying because customers see clear advantages of our online exclusive proposition particularly around the range of cars available online, transparency and convenience.

As the online channel continues to grow, our strategy is to continue to invest in marketing, operations and logistics to grow our brand awareness, online engagement and market share. Our extensive marketing activities are driving our brand recognition. Our aggregate marketing spend has significantly increased in the six months ended June 30, 2021 and the year ended December 31, 2020, and we will continue to invest in brand marketing as we believe that investment in marketing and advertising will drive additional demand and sales on our website in the near future.

Inventory sourcing

We strategically source inventory from three channels: primarily from auction and corporate relationships and, to a lesser extent, from consumer directly. Because the quality of vehicles and associated gross margin profile vary across each channel, the mix of inventory sources has an impact on our profitability.

We continually evaluate the optimal mix of sourcing channels and strive to source vehicles in a way that maximizes our average gross profit per unit and improves our unit economics. For example, purchasing vehicles at third-party auctions is competitive and, consequently, vehicle prices at third-party auctions tend to be higher than vehicle prices for vehicles sourced directly from consumers. Accordingly, as part of our sourcing strategy, we seek to increase the percentage of vehicle sales that we source from consumers. We currently acquire only a small percentage of used vehicles directly from consumers, however we expect that our expanded purchasing from consumers will increase the availability of suitable vehicle inventory at attractive commercial costs. Subsequent to June 30, 2021, we have begun purchasing cars directly from consumers outside of part-exchanges. We believe our ability to increase the percentage of inventory sourced directly from customers will depend on the popularity and success of our ecommerce platform. We expect that as customers experience the convenience of our platform to sell or trade in their used vehicles, the percentage of inventory we source directly from consumers may continue to grow and we expect this would positively impact our profitability.

With the launch of our car subscription service, we have added an additional sourcing channel. Once the cars reach the end of their final subscription period, we are able to resell through our retail or wholesale channels. We anticipate that these cars will have a relatively higher margin given their age, profile and oversight of the vehicles through the subscription period.

The supply of vehicles to the market continues to be impacted by the global shortage of automobile microchips. See “Risk Factors — Risks Related to Cazoo’s Business — Our business is dependent upon access to suitable vehicle inventory for resale to customers. Obstacles to acquiring suitable inventory for resale to customers, whether because of supply, competition, or other factors, could have a material adverse effect on our business, financial condition, results of operations and prospects.”

Inventory financing

Our growth as an online specialist depends on having the right volume and range of inventory on our website. Accordingly, we believe that having the appropriate volume and mix of vehicle inventory is fundamental to our ability to drive revenue growth. The continued growth of our vehicle inventory requires a number of important factors, including the ability to finance the acquisition of inventory at competitive rates and source high quality vehicles across various acquisition channels nationwide.

The availability and cost of financing for vehicle purchases is a significant factor affecting our results of operations. Stocking loans are used specifically to finance the purchase of inventory and typically cover 90% of the car value for an average of 180 days from inception of the loan. The availability of stocking loans provides us with the flexibility to finance our inventory while maximizing liquidity available in the business.

Our ability to continue to access financing at affordable rates to purchase the required mix and selection of inventory is an important factor for our future performance. Subsequent to June 30, 2021, we have increased our total availability of funding facilities in both the UK and Europe.

Vehicle preparation capacity

We have the capacity to fully recondition all our cars in the UK in-house and carry out a 300-point inspection before offering them for sale on our website. Our ability to recondition purchased vehicles to our quality standards is a critical component of our business. We believe that our future success will depend on our ability to expand and optimize our reconditioning capacity to meet the quality expectations of customer demand on our website.

At commencement of our operations, we worked with a partner to refurbish our vehicles for sale. On July 15, 2020, we acquired Imperial Car Supermarkets Limited (“Imperial”), one of the largest independent used car retailers in the UK. We acquired Imperial in order to obtain its infrastructure and properties, including Imperial’s main vehicle preparation center, rather than to continue Imperial’s physical retailing operation. This acquisition helped to expand our reconditioning capacity, providing Cazoo with two additional vehicle preparation centers with the main refurbishment facility having the capacity to recondition up to 50,000 cars per year. The Imperial retail business was closed on October 1, 2020 and has been treated as a discontinued operation in our audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this prospectus. See the section entitled “— Results of operations” below and Note 12 of our audited consolidated financial statements included elsewhere in this prospectus for further details.

With the acquisitions of Smart Fleet and SMH, we have further expanded and intend to continue expanding our in-house refurbishment capacity (see “— Recent developments” for further details). It is our strategy to continue to utilize our technology, proprietary data and industry experience to strategically select reconditioning locations where we believe there would be the highest supply and customer demand for our vehicles. We believe that our expanded reconditioning capacity and technology will lower our reconditioning costs per unit and drive greater efficiency, higher gross margins per unit and improved unit economics.

Technology and data

We continue to invest in the data, information technology and security infrastructure, as well as in the core technology-based systems used to drive and support our business. The customer experience on our website is critical to attracting unique users to our platform, converting such visitors into customers and increasing new customers through referrals. Accordingly, we believe that our ability to make our platform an attractive choice for customers and create a more tailored website experience based on our functionalities and offerings, tailored to customer preferences, may drive higher customer conversion rates.

We believe we have created a unique, best in-class customer experience and have built a brand with market leading execution, proprietary data and technology and a world class team. This gives our customers a fully end-to-end digital buying experience with the entire purchasing journey taking place online. We continue to incur expenditure on research and development to develop new products and enhance our existing technology platform.

Additionally, our ability to accurately forecast pricing and customer demand for specific types of vehicles is critical to sourcing high quality, high-demand vehicles. This ability is enabled by our proprietary data that leverages the vast amount of information at our disposal to adjust our supply and sourcing models. We plan to continue to invest in technology and infrastructure to support growth in retail units sold on our website. We believe our future revenue growth will also depend on the ways in which we predict customer demand through constant improvement and investment in technology and data.

With the acquisition of Cazana in September 2021, we have further enhanced our data team and capabilities. This will enable us to further optimize our car buying and pricing across the UK and Europe for the benefit of consumers.

Key performance indicators

We regularly monitor the following key performance indicators to help evaluate our business and trends, identify near-term and longer-term risks and opportunities, measure our performance, prepare financial projections and make strategic decisions. We believe these operational measures are useful in evaluating our performance, in addition to our financial results prepared in accordance with IFRS.

The calculation of our key operating and financial metrics is straightforward and does not rely on significant projections, estimates or assumptions. Nevertheless, there are limitations inherent within these calculations, and these measures may not be comparable to other performance measures used by our competitors. Each of our key operating and financial metrics focuses specifically on only one standard by which to evaluate our business, without taking into account other applicable standards, performance measures or operating trends by which our business could be evaluated. Accordingly, no single metric should be viewed as the indicator by which our business should be measured. Rather, each key operating and financial metric should be considered in conjunction with other metrics and components of our results of operations.

These operating and financial metrics should be read in conjunction with the following discussion of our results of operations and together with our audited consolidated financial statements and related notes and our unaudited condensed consolidated interim financial statements and related notes included elsewhere in this prospectus.

	Six months Ended June 30,		Variance
	2021	2020	Change	%
Retail units sold	16,557	3,234	13,323	412%
Gross profit/(loss) per unit	£315	£(355)	£670	—
Average monthly unique users	1,548,191	449,734	1,098,457	244%
Inventory units available on website	2,882	1,759	1,123	64%
	Year Ended December 31,		Variance
	2020	2019	Change	%
Retail units sold	12,097	107	11,990	11,206%
Gross profit/(loss) per unit	£(229)	£(9,883)	£9,654	98%
Average monthly unique users	763,000	195,000	568,000	291%
Inventory units available on website	4,628	2,028	2,600	128%

Retail units sold

Retail units sold is defined as the number of vehicles sold through our website and delivered to customers, net of returns under our 7-day money back guarantee program. Retail units sold excludes vehicles sold through our wholesale channel. Our retail business is the core proposition of our business and as we continue to expand, we expect that retail units sold will be the primary driver of our revenue growth. Additionally, each vehicle sale through our website also creates the opportunity to leverage such sales to sell other ancillary products. We anticipate that continued retail sales growth will also increase the number of trade-in vehicles acquired from our customers, which we can either recondition and add to our inventory or sell through our wholesale channel.

Retail units sold for the six months ended June 30, 2021 was 16,557 units compared to 3,234 retail units sold for the six months ended June 30, 2020. Retail units sold increased throughout the period, which was primarily a result of our continued investment in brand and marketing and our continued website optimization.

Retail units sold for the year ended December 31, 2020 was 12,097 units compared to 107 retail units sold for the year ended December 31, 2019. The increase of 11,990 units was due to a full year of sales in 2020 in comparison to one month of post-launch sales in 2019. Retail units sold increased throughout 2020, which was primarily a result of our continued investment in brand and marketing, increasing inventory available on the website and our continued website optimization since launch.

Gross profit/(loss) per unit

This metric is defined as the aggregate retail sales price and ancillary revenues (including financing commission, warranty commission, paint protection and any add-ons) from all vehicles sold through our website in a given period, less the aggregate costs to acquire those vehicles, the aggregate costs of inbound transportation to the vehicle preparation centers, auction fees, the aggregate costs of reconditioning those vehicles, costs of providing insurance, warranty, fuel and other direct costs associated with providing the car to the customer, divided by the number of retail units sold in that period. This is an important metric that we use to record and forecast the performance and trends of our core retail business. There are a number of drivers of this metric including our purchasing mix, cost of refurbishment, days to sale, our finance attachment rate and the number of new ancillary products.

For the six months ended June 30, 2021, gross profit per unit was £315, compared to gross loss per unit of £355 for the six months ended June 30, 2020. The improvement to now achieving a gross profit per unit was primarily due to a significant increase in retail units sold, refurbishment efficiencies, reducing days to sale and growing ancillary services.

For the year ended December 31, 2020, gross loss per unit was £229 compared to gross loss per unit of £9,883 for the year ended December 31, 2019. The significant gross loss per unit in 2019 was due to the low number of retail units sold and the impairment of inventory purchased in the pre-launch period. The decrease in gross loss per unit in 2020 was primarily due to a significant increase in retail units sold, refurbishment efficiencies, reducing days to sale and growing ancillary services.

As our business continues to expand, our business plan is to continue to our grow gross profit per unit, leveraging improvements discussed above.

Average monthly unique users

This metric is defined as the average number of individuals who access our website within a calendar month, based on data provided by Google Analytics. We calculate the average monthly unique visitors over any period by dividing the aggregate monthly unique visitors during such period by the number of months in that period. This metric is used to measure the quality of our customer experience, the effectiveness of our marketing campaigns and customer acquisition as well as the strength of our brand and market penetration, which can then be turned into a retail sale.

The computation of average monthly unique visitors excludes individuals who access our platform multiple times within a calendar month, counting such individuals only one time for purposes of the calculation. If an individual accesses our website using different devices or different browsers on the same device within a given month, the first access through each such device or browser is counted as a separate monthly unique visitor.

Our average monthly unique users during the six months ended June 30, 2021 was 1,548,191 users, compared to 449,734 users during the six months ended June 30, 2020. The increase in the average monthly unique visitors was primarily due to our investment in marketing and the increased brand recognition.

Our average monthly unique users during the year ended December 31, 2020 was 763,000 users, compared to 195,000 users during the year ended December 31, 2019. The increase in the average monthly unique visitors was primarily due to our investment in marketing and the increased brand recognition.

Inventory units available on website

Inventory units available on website represents the total number of vehicles available for sale and subscription on our website on the last day of each reporting period. This may lead to volatility when comparing one period to another. It is important to ensure we have enough inventory to cater to the majority of customers based on customer demand and in the way they choose to purchase — purchase, finance or subscribe.

Inventory units available on website is a key indicator of our performance because we believe that the number of vehicles listed on our platform is a key driver of vehicle sales and revenue growth. Increasing the number of vehicles listed on our website results in a greater selection of vehicles for our customers, creating demand and increasing conversion.

Our inventory units available on website increased to 2,882 units as of June 30, 2021, from 1,759 units as of June 30, 2020. The 1,123 increase in units was primarily driven by the increased demand from our customers, driving the need for a larger depth and breadth of vehicles on offer on our website.

Our inventory units available on website increased to 4,628 units as of December 31, 2020 2020, from 2,028 units as of December 31,2019. The 2,600 increase in units was primarily driven by the increased demand from our customers in 2020, driving the need for a larger depth and breadth of vehicles on offer on our website.

Key components of our operating results

Revenue

Revenue is recorded for the sale of used vehicles (retail and wholesale) as well as the provision of services (other sales). We recognize revenue net of VAT.

Retail — We sell refurbished vehicles directly to customers primarily through our platform. Customers include both consumers and businesses. The prices of vehicles are included in customer contracts at stand-alone selling prices, which are agreed prior to delivery. We recognize revenue when we satisfy our performance obligations for vehicle sales. The amount we recognize as revenue is the agreed upon purchase price stated in the contract less an estimate for returns. Estimates for returns are based on an analysis of historical experience, trends and sales data. We reflect the changes in these estimates as an adjustment to revenue in the period identified. The amount of consideration received for vehicles includes non-cash consideration which represents the value of part-exchange vehicles, if applicable, as stated in the contract.

Wholesale — We sell vehicles through car auctions to trade buyers and other customers. The vehicles sold to trade buyers are primarily acquired from customers as part-exchanges that do not meet the Cazoo criteria or standards to list and sell on our retail platform. We recognize revenue when we satisfy our performance obligation for the wholesale vehicle sales.

Other sales — Customers purchasing vehicles from us may enter into a contract for finance through our platform and/or enter into a contract to extend their warranty after the initial 90-day inclusive period. We receive commissions for the arrangement of these contracts from the principal. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction in revenue. Changes in these estimates are reflected as an adjustment to revenue in the period identified.

At our customer centers, vehicle servicing products are offered including interim, full and major servicing, MOT tests, general repairs and one-off checks and treatments. We recognize revenue from such services when we satisfy our performance obligations, which is at the point the agreed work is completed.

Revenue from the Cazoo Subscription Service is also included within ‘Other sales’. The Cazoo Subscription Service allows customers to subscribe for a vehicle over a period of time for a monthly fee as an alternative to ownership. Revenue from the Cazoo Subscription Service is recognized under IFRS 16 and as such is recognized on a straight-line basis over the contract period and presented as part of ‘other revenue’ within the breakdown of revenue in the statement of profit or loss.

Revenue from provision of related services such as maintenance and breakdown and additional charges are recognized in accordance with IFRS 15 — overtime, as the services are provided.

Cost of sales

Cost of sales primarily relates to vehicle acquisition costs and reconditioning costs, as well as any necessary adjustments to reflect vehicle inventory at the lower of cost and net realizable value.

Vehicle reconditioning costs are the direct and indirect costs associated with preparing the vehicles for resale on our website and typically include the cost of parts, labor and inbound transportation costs.

Our cost of sales also includes the cost of providing drive-away insurance, fuel, vehicle warranty, buyers fees, and other costs incurred in providing ancillary products and services.

Cost of sales also includes the depreciation of cars out on subscription.

Marketing expenses

These primarily relate to the cost of advertising through various platforms, including brand marketing, digital marketing, media costs, agency and production costs, and other promotional expenses such as sponsorships. Our marketing expenditure also include public relation costs and costs of any customer incentives.

Selling and distribution expenses

Selling and distribution costs mainly relate to the salaries and wages of our employees engaged in the transportation of vehicles, costs incurred in relation to the storage and transportation of vehicles and payment gateway fees. The depreciation charges of vehicle preparation centers and right of use assets (transporters) are also included in the selling and distribution expenses.

Administrative expenses

Administrative expenses comprise staff related costs (excluding sales and distribution staff costs), property costs, information technology, external professional services and other general administrative costs.

Our administrative expenses also include depreciation and amortization charges. Amortization is in relation to capitalized development costs, leasehold improvements, software, domain name and other intangible assets. Depreciation expenses mainly relate to the depreciation of offices and customer centers. These costs are amortized or depreciated over their useful economic lives.

We operate an equity-settled share-based incentive scheme and our share-based charges are included as part of administrative expenses.

Specifically, for the six months ended June 30, 2021, our administrative expenses included certain exceptional costs which were incurred primarily in relation to the Business Combination and recent acquisition of subsidiaries. For the year ended December 31, 2020, our administrative expenses included certain exceptional costs which were incurred primarily in relation to acquiring Imperial and related restructuring costs.

Finance income

Finance income relates to interest income receivable on bank deposits.

Finance expense

Our finance expense consists primarily of interest incurred on stocking facilities and lease interest accretion.

Tax credit

Tax credit relates to deferred tax. A deferred tax liability arises due to a purchase price adjustment on the acquisition of subsidiaries where the fair value of intangible assets exceeded the tax basis in the subsidiaries. A deferred tax asset on losses is only recognized to the extent that it reduces the deferred tax liability arising to nil due to uncertainty of recoverability. No income tax expense has been recognized as we were in a loss-making position through the six months ended June 30, 2021.

Results of operations

Six Months Ended June 30, 2021 compared to Six Months Ended June 30, 2020

	Six months ended June 30, 2021	Six months ended June 30, 2020	Variance
	£‘000	£‘000	£‘000%
Continuing operations
Revenue	248,209	39,945	208,264	521%
Cost of sales	(236,850)	(41,381)	(195,469)	472%
Gross profit/ (loss)	11,359	(1,436)	12,795	891%
Marketing expenses	(29,355)	(10,354)	(19,001)	184%
Selling and distribution expenses	(20,389)	(5,298)	(15,091)	285%
Administrative expenses	(69,427)	(13,236)	(56,191)	425%
Loss from operations	(107,812)	(30,324)	(77,488)	256%

Finance income	166	185	(19)	10%
Finance expense	(1,793)	(627)	(1,166)	186%

Loss before tax	(109,439)	(30,766)	(78,673)	256%

Tax credit	7,326	—	7,326	—

Loss for the period	(102,113)	(30,766)	(71,347)	232%

Revenue

The following table summarizes our revenue for the periods presented:

	Six months ended June 30, 2021	Six months ended June 30, 2020	Variance
	£’000	£’000	£’000%
Retail	207,948	36,902	171,046	464%
Wholesale	12,774	2,509	10,265	409%
Other sales	27,487	534	26,953	5,047%
	248,209	39,945	208,264	521%

Revenue has increased by £208.3 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to increased online orders and rapid expansion of our business.

Retail revenue has increased by £171.0 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. This is due to an increase in the number of used vehicles sold on our website, from 3,234 during the six months ended June 30, 2020, to 16,557 during the six months ended June 30, 2021, driven by a significant investment in advertising and marketing, the depth and breadth of our inventory levels, increased brand awareness, customer referrals and product enhancements and other activities.

Wholesale revenue has increased by £10.3 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, as the number of part-exchange cars received from customers has grown with retail sales.

Other sales have increased by £27.0 million for the six months ended June 30, 2020, compared to the six months ended June 30, 2020. The increase was driven by the expansion of our panel of partners for our finance offering, as well as by the launch of new products, including car subscriptions, remarketing, extended warranties and paint protection.

Revenue excludes £7.5 million generated from the sale of vehicles as an agent for third parties. Only the net commission received from those sales is recorded within revenue. Cazoo is not a marketplace and all cars sold under this model continue to be refurbished, stored and marketed by Cazoo. Cazoo is also responsible for any returns or post-sales issues. The Group purchases vehicles in this way from time to time, where the makes and models may otherwise be unavailable.

Cost of sales

The following table summarizes our cost of sales for the periods presented:

	Six months ended June 30, 2021	Six months ended June 30, 2020	Variance
	£’000	£’000	£’000%
Vehicle purchases	190,281	36,768	153,513	418%
Reconditioning and other costs	46,569	4,613	41,956	910%
	236,850	41,381	195,469	472%

Cost of sales have increased by £195.5 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to an increase in vehicle purchases due to the rapid expansion and growth of our business. Vehicle purchases increased by £153.5 million for the six months ended June 20, 2021, compared to the six months ended June 30, 2020, primarily due to an increase in the level of inventory purchases from corporate companies, auctions and customers. Similarly, reconditioning and other costs increased by £42.0 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, as a result of an increase in the number of cars requiring reconditioning before being listed on our website, and the costs of providing warranties and drive away insurance for cars sold.

Vehicle purchases includes the cost of wholesale units disposed of. The refurbishment of third-party vehicles and the deprecation charge of subscription vehicles are included within reconditioning and other costs.

Marketing expenses

The following table summarizes our marketing expenses for the periods presented:

	Six months ended June 30, 2021	Six months ended June 30, 2020	Variance
	£’000	£’000	£’000%
Brand marketing	19,606	7,082	12,524	177%
Digital marketing	7,965	3,017	4,948	164%
Other costs	1,784	255	1,529	600%
	29,355	10,354	19,001	184%

Marketing expenses have increased by £19.0 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to a significant increase in advertising spend and promotion of the Cazoo brand to generate customer awareness.

Brand marketing expenses have increased by £12.5 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to increased media costs and sponsorships which help to promote the Cazoo brand for the present and future. Sponsorships have increased by £7.0 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to significant English Premier League football sponsorships. In 2021 we have extended our sponsorships to include snooker, cricket, rugby league, rugby union, golf, darts and horse-racing.

Digital marketing expenses have increased by £4.9 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, reflecting increased pay-per-click marketing and aggregator costs, which both drive short-term website traffic and have an impact on orders in the near-term.

Selling and distribution expenses

The following table summarizes our selling and distribution expenses for the periods presented:

	Six months ended June 30, 2021	Six months ended June 30, 2020	Variance
	£’000	£‘000	£‘000%
Staff costs	8,276	2,070	6,206	300%
Transportation and storage costs	5,187	1,650	3,537	214%
Depreciation and amortization	2,707	1,040	1,667	160%
Other costs	4,219	538	3,681	684%
	20,389	5,298	15,091	285%

Selling and distribution expenses have increased by £15.1 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to an increase in personnel-related costs (selling and distribution staff) by £6.2 million, due to a significant increase in head count in the six months ended June 30, 2021, to help support the expansion and growth of the Cazoo business.

Transportation and storage costs increased by £3.5 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to an increase in the fleet of transporters, resulting in increases in fuel and mileage, insurance and other costs incurred in the outbound transportation of vehicles, and a significant increase in inventory during the period.

Depreciation costs increased by £1.7 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, reflecting an increase in the number of transporters and vehicle preparation centers owned and used. Depreciation costs are expected to increase as we continue to grow the number of customer centers, vehicle preparation centers and transporters.

Administrative expenses

The following table summarizes our administrative expenses for the periods presented:

	Six months ended June 30, 2021	Six months ended June 30, 2020	Variance
	£’000	£‘000	£‘000%
Staff costs	21,195	7,470	13,725	184%
Office and Property costs	5,615	1,120	4,495	401%
Technology and other costs	8,137	2,850	5,287	186%
Depreciation and amortization	10,975	1,470	9,505	647%
Share based payments	12,688	326	12,362	3,792%
Exceptional costs	10,817	—	10,817	—
	69,427	13,236	56,191	425%

The total administrative costs have increased by £56.2 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020, primarily due to:

•        an increase in personnel-related costs of £13.7 million, due to an increase in head count across all administrative functions to help support the expansion and growth of the Cazoo business;

•        an increase in share-based payments by £12.4 million, reflecting the higher head count, larger number of outstanding options and increases in share price used to determine the fair value of such grants;

•        an increase in depreciation and amortization costs of £9.5 million, reflecting the amortization of intangibles from acquisitions, and an increase in the number of transporters and customer centers; and

•        exceptional costs of £10.8 million, primarily related to transaction costs of £4.4 million incurred in the acquisition of subsidiaries; and transactions costs of £6.4 million incurred in relation to the Business Combination.

Following completion of the Business Combination, we expect to incur additional costs associated with operating as a public company which will consequently impact the result of our future operations. We expect that these will include additional legal, accounting, administrative and other costs.

Finance income

Finance income has remained flat at £0.2 million for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Finance expenses

Our finance expenses are interest on stocking loans and lease interest accretion. The table below is a summary of the amount recognized for the periods presented:

	Six months ended June 30, 2021	Six months ended June 30, 2020	Variance
	£’000	£‘000	£‘000%
Finance expense
Bank interest payable	1,233	425	808	190%
Lease interest accretion	560	202	358	177%
Total finance expense	1,793	627	1,166	186%

Finance expenses have increased by £1.2 million for the six months ended June 30, 2021, compared to the six months ended June 30, 2020. Bank interest payable increased by £0.8 million primarily due to an increase in stocking loans to match higher inventory. The increase in the lease interest accretion by £0.4 million was driven by an increase in the number of leasehold properties and transporters.

Tax credit

Tax credit increased by £7.3 million for the six months ended June 30, 2021, compared to six months ended June 30, 2020. A deferred tax liability arises due to a purchase price adjustment on the acquisition of subsidiaries where the fair value of intangible assets exceeded the tax basis in the subsidiaries. A deferred tax asset on losses is only recognized to the extent that it reduces the deferred tax liability arising to nil due to uncertainty of recoverability.

Year Ended December 31, 2020 compared to Year Ended December 31, 2019

After a successful launch of the Cazoo website in December 2019, our reported results of operations expanded significantly in 2020 as compared to 2019, with 2019 only containing a single month of post-launch sales. Thus, we believe comparison of all of the results of operations is impacted by this factor.

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£‘000	£‘000	£‘000%
Revenue	162,208	1,176	161,032	13,693%
Cost of sales	(165,082)	(2,246)	(162,836)	7,250%
Gross loss	(2,874)	(1,070)	(1,804)	169%
Marketing expenses	(36,110)	(3,899)	(32,211)	826%
Selling and distribution expenses	(17,693)	(2,059)	(15,634)	759%
Administrative expenses	(42,358)	(10,650)	(31,708)	298%
Loss from operations	(99,035)	(17,678)	(81,357)	460%

Finance income	486	170	316	186%
Finance expense	(1,298)	(456)	(842)	185%

Loss before tax from continuing operations	(99,847)	(17,964)	(81,883)	456%
Tax credit	969	—	969	—

Loss for the year from continuing operations	(98,878)	(17,964)	(80,914)	450%

Discontinued operations
Loss after tax for the year from discontinued operations	(3,809)	—	—	—
(Loss) for the year	(102,687)	(17,964)	84,723	472

Revenue

The following table summarizes our revenue from continuing operations for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£’000	£’000%
Retail	150,420	1,078	149,342	13,854%
Wholesale	8,667	90	8,577	9,530%
Other sales	3,121	8	3,113	38,913%
	162,208	1,176	161,032	13,693%

Revenue from continuing operations increased by £161.0 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily due to having a full year of revenue in 2020 as compared to 2019, which had only one month of sales after the launch of our website.

Retail revenue increased by £149.3 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. This was due to an increase in the number of used vehicles sold on our website from 107 in 2019 to 12,097 in 2020, driven by a significant investment in advertising and marketing, the depth and breadth of our inventory levels, increased brand awareness, customer referrals and product enhancements and other activities.

Wholesale revenue increased by £8.6 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, as the number of part-exchange cars received from customers grew with retail sales.

Other sales increased by £3.1 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. The increase was driven by the expansion of our panel of partners for our finance offering, as well as the launch of new products, including extended warranties and paint protection.

Additionally, during the year ended December 31, 2020, we recorded £27.2 million in revenue from discontinued operations relating to sales made at the onsite Imperial dealerships prior to closure in September 2020.

Cost of sales

The following table summarizes our cost of sales for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£’000	£’000%
Vehicle purchases	147,362	1,107	146,255	13,212%
Reconditioning and other costs	17,720	1,139	16,581	1,456%
	165,082	2,246	162,836	7,250%

Cost of sales increased by £162.8 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily due to an increase in vehicle purchases due to the rapid expansion and growth of our business in 2020. Vehicle purchases increased by £146.3 million, from £1.1 million in 2019 to £147.4 million in 2020, primarily due to an increase in the level of inventory purchases from corporate companies, auctions and customers. Similarly, reconditioning and other costs increased to £17.7 million in the year ended December 31, 2020, from £1.1 million in the year ended December 31, 2019, as a result of an increase in the number of cars requiring reconditioning before being listed on our website, and the costs of providing warranties and drive away insurance for cars sold.

Reconditioning and other costs also include the recognition of an inventory provision of £1.0 million in the year ended December 31, 2019, due to the aging of stock purchased in the pre-launch period. The provision increased by £2.5 million in the year ended December 31, 2020 to £3.5 million, as a result of the increase in total inventory. The provision represented less than 3% of the inventory balance as of December 31, 2020.

Marketing expenses

The following table summarizes our marketing expenses for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£’000	£’000%
Brand marketing	26,320	3,311	23,009	695%
Digital marketing	8,764	436	8,328	1,910%
Other costs	1,026	152	874	575%
	(36,110)	(3,899)	(32,211)	826%

Marketing expenses increased by £32.2 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily due to a significant increase in advertising spend and promotion of the Cazoo brand to generate customer awareness. Marketing activities commenced in December 2019 after the launch of our website.

Brand marketing expenses increased by £23.0 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily due to increased media costs and sponsorships which help to promote the Cazoo brand for the present and future. Sponsorships increased by £3.6 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, and include significant English Premier League football sponsorships.

Digital marketing expenses increased by £8.3 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, reflecting increased pay-per-click marketing and aggregator costs, which both drive short-term website traffic and have an impact on orders in the near-term.

Selling and distribution expenses

The following table summarizes our selling and distribution expenses for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£‘000	£‘000%
Staff costs	7,859	1,182	6,677	565%
Transportation and storage costs	4,724	356	4,368	1,227%
Depreciation and amortization	2,593	81	2,512	3,101%
Other costs	2,517	440	2,077	472%
	17,693	2,059	15,634	759%

Selling and distribution expenses increased by £15.6 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily due to an increase in personnel-related costs (selling and distribution staff) by £6.7 million, due to a significant increase in head count in 2020, to help support the expansion and growth of the Cazoo business.

Transportation and storage costs increased by £4.4 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, due to increase in fuel and mileage, insurance and other costs incurred in the outbound transportation of vehicles, and a significant increase in inventory during the period.

Depreciation costs increased by £2.5 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, reflecting an increase in the number of transporters and vehicle preparation centers owned and used. Depreciation is expected to increase as we continue to grow the number of customer centers, vehicle preparation centers and transporters.

Administrative expenses

The following table summarizes our administrative expenses for the periods presented:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£‘000	£‘000%
Staff costs	16,988	5,421	11,567	213%
Office and Property costs	3,760	468	3,292	703%
Technology and other costs	6,371	3,861	2,510	65%
Depreciation and amortization	4,597	701	3,896	556%
Share based payments	3,759	199	3,560	1,789%
Exceptional costs	6,883	—	6,883	—
	42,358	10,650	31,708	298%

The total administrative costs increased by £31.7 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily due to:

•        an increase in personnel-related costs of £11.6 million due to an increase in head count across all administrative functions to help support the expansion and growth of the Cazoo business;

•        an increase in share-based payments of £3.6 million, reflecting the higher head count and higher valuations of the employee share options resulting from successful fund-raising events;

•        an increase in depreciation costs of £3.9 million, reflecting an increase in our office space and number of customer centers; and

•        exceptional costs of £6.9 million, primarily related to transaction costs of £0.9 million incurred in the acquisition of Imperial, and restructuring costs of £6.0 million incurred in relation to the discontinuation of the operations of Imperial.

Expenditure from discontinued operations

Additionally, during the year ended December 31, 2020, we incurred £30.2 million in expenditure from discontinued operations relating to the onsite Imperial dealerships prior to closure in September 2020.

Finance income

Finance income increased by £0.3 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, primarily due to an increase in interest income receivable on the cash reserves generated as part of our funding rounds.

Finance expenses

Our finance expenses are interest on stocking loans and lease interest accretion. The table below is a summary of the amount recognized for the periods presented from continuing operations:

	Year ended December 31, 2020	Year ended December 31, 2019	Variance
	£’000	£‘000	£‘000%
Finance expense
Bank interest payable	1,000	392	608	155%
Lease interest accretion	298	64	234	366%
Total finance expense	1,298	456	842	185%

Finance expenses increased by £0.8 million for the year ended December 31, 2020, compared to the year ended December 31, 2019. Bank interest payable increased by £0.6 million for the year ended December 31, 2020, compared for the year ended December 31, 2019, primarily due to an increase in stocking loans. The increase in the lease interest accretion by £0.2 million was driven by an increase in the number of leasehold properties and transporters.

Additionally, during the year ended December 31, 2020, we incurred finance costs of £0.7 million from discontinued operations relating to the onsite Imperial dealerships prior to closure in September 2020.

Tax credit

Tax credit increased by £1.0 million for the year ended December 31, 2020, compared to the year ended December 31, 2019, due to research and development tax relief received in 2020 (2019: nil).

On March 11, 2020, the UK government published a policy paper announcing that the Finance Bill 2020 intends to maintain the Corporation Tax rate at 19% for the 2020 and 2021 tax years.

Discontinued operations

On July 15, 2020, we completed our acquisition of Imperial. Prior to the acquisition, Imperial had been one of the largest independent used car retailers in the UK. Imperial operated as a wholly offline retailer.

Imperial operated from 18 retail dealership locations in the UK. Imperial offered approximately 2,500 nearly new and used cars, supported by 14 service centers and two vehicle preparation centers.

We acquired Imperial in order to obtain its infrastructure and properties, including Imperial’s main refurbishment facility with the capacity to recondition up to 50,000 cars per year, rather than to continue Imperial’s physical retailing operation. Two months after the acquisition, the Imperial onsite dealership business ceased operations. Eleven of the existing dealership centers were converted to Cazoo Customer Centers in order to align with our online strategy.

In accordance with IFRS 5 the revenue and costs arising from the on-site dealership businesses from the date of acquisition through to the date of closure have been treated as a discontinued operation.

Year ended December 31, 2020
£‘000
Revenue	27,194
Expenses	(30,315)
Operating loss	(3,121)

Finance expense	(688)
Loss before tax from discontinued operations	(3,809)
Tax expense	—
Loss for the year from discontinued operations	(3,809)

Non-IFRS financial measures

In addition to our results determined in accordance with IFRS, we believe that Adjusted EBITDA provides useful information for management and investors to assess the underlying performance of the business as it removes the effect of certain non-cash items and certain charges that are not indicative of our core operating performance or results of operations. We believe that non-IFRS financial information, when taken collectively with financial measures prepared in accordance with IFRS, may be helpful to investors because it provides an additional tool for investors to use in evaluating our ongoing operating results and trends and because it provides consistency and comparability with past financial performance. However, our management does not consider non-IFRS measures in isolation or as an alternative to financial measures determined in accordance with IFRS.

Adjusted EBITDA is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, the analysis of other IFRS financial measures, such as net loss. Some of the limitations of Adjusted EBITDA include that it does not reflect the impact of working capital requirements or capital expenditures and other companies in our industry may calculate Adjusted EBITDA differently, or use a different accounting standard such as U.S. GAAP, which limits its usefulness as a comparative measure.

“Adjusted EBITDA” is defined as loss for the period adjusted for the impact of tax credit, finance income, finance expense, depreciation, amortization, share based payment expense and exceptional costs which do not relate to our core operations.

The table below presents a reconciliation of loss for the period, the most comparable IFRS measure to Adjusted EBITDA, for the six months ended June 30, 2021 and 2020.

	Six months ended June 30, 2021	Six months ended June 30, 2020
	£’000	£’000
Loss for the period	(102,113)	(30,767)
Adjustments:
Tax credit	(7,326)	—
Finance income	(166)	(185)
Finance expense	1,793	627
Depreciation	10,531	2,053
Amortization	4,618	457
Share based payment expense	12,688	326
Exceptional costs(1)	10,817	—
Total adjustments	32,955	3,278
Adjusted EBITDA(2)	(69,158)	(27,489)

____________

(1)      Exceptional costs are primarily related to transaction costs incurred in relation to the acquisition of subsidiaries and the Business Combination. Specifically, £6.4 million was incurred in relation to the Business Combination and £4.4 million was incurred as transaction costs in relation to the acquisition of subsidiaries.

(2)      Adjusted EBITDA is defined as loss for the period adjusted for the impact of tax credit, finance income, finance expense, depreciation, amortization, share based payment expense and exceptional costs which do not relate to our core operations.

The table below presents a reconciliation of loss for the period from continued operations, the most comparable IFRS measure to Adjusted EBITDA for the years ended December 31, 2020 and 2019.

	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
	£’000	£’000	£’000
Loss for the year from continued operations	(98,878)	(17,964)	(179)
Adjustments:
Tax credit	(969)	—	—
Finance income	(486)	(170)	—
Finance expense	1,298	456	—
Depreciation(1)	5,897	705	—
Amortization	1,292	76	—
Share based payment expense	3,759	199	—
Exceptional costs(2)	6,883	—	—
Total adjustments	17,674	1,266	—
Adjusted EBITDA(3)	(81,204)	(16,698)	(179)

____________

(1)      Depreciation of £5.9 million relates to continuing operations. Total depreciation charge is £11.8 million and includes the accelerated depreciation charges in respect to the write-down of Imperial’s leasehold improvement fixed assets at dealership sites converted into Cazoo customer centers recognized within exceptional costs.

(2)      Exceptional costs are primarily related to transaction costs and restructuring costs incurred in relation to the discontinuation of an acquired business. Specifically, £0.9 million was incurred as transaction costs in relation to the acquisition of Imperial and £6.0 million was incurred in relation to the discontinuation of the acquired Imperial’s business.

(3)      Adjusted EBITDA is defined as loss for the period from continued operations adjusted for the impact of tax credit, finance income, finance expense, depreciation, amortization, share based payment expense and exceptional costs which do not relate to our core operations.

Liquidity and Capital Resources

Our primary sources of liquidity and capital resources comes from raising £445.6 million in funds from shareholders since incorporation in October 2018 which has funded the growth of Cazoo to date, and from the proceeds from the recently completed Business Combination. Our primary uses of liquidity have been our operations

As of June 30, 2021, we had cash and cash equivalents of £60.3 million. Upon closing of the Business Combination on August 26, 2021 we received $836 million of proceeds, net of fees. We believe that our cash on hand, and available borrowing capacity under stocking loans and borrowings, will be adequate to meet our liquidity requirements for at least the 12 months following the date of this prospectus. Our future capital requirements will depend on several factors, including increasing our marketing expenditures to improve our brand awareness, expanding our geographical footprint, building and maintaining our inventory of quality vehicles, developing new products or services, further improving existing products and services, enhancing our operating infrastructure and acquiring complementary businesses and technologies. If these sources of liquidity are not sufficient to fully fund our future capital requirements, including any acquisitions, or due to unforeseen circumstances, we may need to engage in equity or debt financings to secure additional funds, however, additional funds may not be available on terms acceptable to us, if at all.

As of June 30, 2021, we had loans and borrowings of £185.9 million including stocking loans of £116.2 million, mortgages of £2.3 million and lease liabilities of £60.3 million. Our business model relies on having a large inventory of cars available on our platform to have a broad offering to prospective customers. To fund the working capital required to maintain high levels of inventory, we enter into stocking loan arrangements. Under a stocking loan arrangement, a bank will take the legal title of cars held in Cazoo’s stock and provide a loan relative to the value of the car. Our stocking loans at June 30, 2021 do not contain financial or other restrictive covenants. The loans charge a rate of interest at a base rate plus a margin. In 2021 base rate references to LIBOR have been replaced with Bank of England base rate. As of June 30, 2021, we also held £2.3 million of mortgages secured against freehold property.

Cash flows

The following tables show a summary of our cash flows for the periods presented.

	Six months ended June 30, 2021	Six months ended June 30, 2020
	£’000	£’000
Net cash provided by (used in):
Operating activities	(55,489)	(31,256)
Investing activities	(119,190)	(1,255)
Financing activities	(8,498)	120,828
Net (decrease) increase in cash and cash equivalents	(183,177)	88,317
	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
	£’000	£’000	£’000
Net cash provided by (used in):
Operating activities	(115,874)	(67,554)	(114)
Investing activities	(36,338)	(5,666)	(20)
Financing activities	361,197	81,393	26,500
Net increase in cash and cash equivalents	208,985	8,173	26,366

Operating activities

Our primary sources of operating cash flows result from the sale of retail vehicles, wholesale vehicles and other services we provide to customers. Our primary uses of cash from operating activities are purchases of inventory, vehicle reconditioning costs, customer acquisition costs and personnel-related expenses.

During the six months ended June 30, 2021, cash used in operating activities was £55.5 million (£31.3 million for the six months ended June 30, 2020). The primary factors affecting operating cash flows during the period were a net loss of £102.1 million (£30.8 million for the six months ended June 30, 2020), adjustments for non-cash items of £22.1 million (£3.3 million for the six months ended June 30, 2020), movements in working capital of £24.3 million (£3.9 million for the six months ended June 30, 2020) and interest income of £0.2 million (£0.2 million for the six months ended June 30, 2020) received on bank deposits.

For the year ended December 31, 2020, net cash used in operating activities was £115.9 million, an increase of £48.4 million compared to net cash used in operating activities of £67.5 million for the year ended December 31, 2019. The increase in our net cash used in operating activities for the year ended December 31, 2020 was primarily due to a net loss of £102.7 million (£18.0 million for the year ended December 31, 2019); adjusted for non-cash items of £16.7 million (£1.3 million for the year ended December 31, 2019), movements in working capital of £31.4 million (£51.0 million for the year ended December 31, 2019), R&D tax credits of £1 million (£nil for the year ended December 31, 2019) and interest of £0.5 million received on bank deposits. Movements within working capital include the purchase of inventory, which is financed through stocking loans classified separately within financing activities.

For the year ended December 31, 2019, net cash used in operating activities was £67.5 million, an increase of £67.4 million compared to net cash used in operating activities of £0.1 million for the period ended December 31, 2018. The increase in our net cash used in operating activities for the year ended December 31, 2019 was primarily due to a net loss of £18.0 million (£0.2 million for the period ended December 31, 2018); adjusted for non-cash items of £1.3 million (£nil for the period ended December 31, 2018), movements in working capital of £51.0 million (£0.1 million for the period ended December 31, 2018) and interest of £0.2 million received on bank deposits. Movements within working capital include the purchase of inventory, which is financed through stocking loans classified separately within financing activities.

£12.3 million of the cash used in working capital was attributable to the increase in inventory for the six months ended June 30, 2021 (£3.1 million for the six months ended June 30, 2020). The remaining movement in working capital was due to movements in trade and other receivables and trade and other payables.

Our non-cash items include depreciation and amortization and share based charges while movements in working capital include the movements in trade and other receivables, trade and other payables and inventory.

Investing activities

Net cash used in investing activities was £119.2 million for the six months ended June 30, 2021 (£1.3 million for the six months ended June 30, 2020).

The net cash used in investing activities during the six months ended June 30, 2021 was primarily attributed to the acquisition of subsidiaries for £79.7 million net of the cash acquired, additions to property, plant and equipment of £34.7 million, as well as additions to intangible assets of £4.8 million.

Net cash used in investing activities was £36.3 million for the year ended December 31, 2020 and £5.7 million for the year ended December 31, 2019, resulting in an increase of £30.6 million. This increase was primarily attributed to the acquisition of a subsidiary (Imperial Group) for £16.5 million net of the cash acquired and an increase of £15.5 million in leasehold improvements to the customer centers and offices across the UK. This was partially offset by a net decrease of £1.4 million in intangible assets.

Net cash used in investing activities was £5.7 million for the year ended December 31, 2019, an increase of £5.7 million from the period ended December 31, 2018. This increase was primarily attributed to purchases of property, plant, and equipment of £2.4 million and purchase and development of intangible fixed assets of £3.2 million.

Financing activities

Net cash used in financing activities was £8.5 million for the six months ended June 30, 2021 while the net cash provided by financing activities was £120.8 million for the six months ended June 30, 2020.

The net cash used in financing activities during the six months ended June 30, 2021 was primarily attributed to lease payments and the repayment of stocking loans and mortgages. No ordinary shares were issued during the six months ended June 30, 2021. The net cash from financing in the six months ended June 30, 2020 arose from funds received on the issue of ordinary shares.

Net cash provided by financing activities was £361.2 million for the year ended December 31, 2020 and £81.4 million for the year ended December 31, 2019 resulting in an increase of £279.8 million. This change primarily relates to an increase of £298.9 million in proceeds from issuance of equity and an increase of £173.6 million in proceeds from stocking loans. This was partially offset by an increase in repayment of stocking loans of £185.8 million, increase in lease payments of £5.7 million, an increase in interest payments of £0.8 million and £0.4 million for the repayment of mortgages.

Net cash used in financing activities was £81.4 million for the year ended December 31, 2019 and £26.5 million for the period ended December 31, 2018 resulting in an increase of £54.9 million. This change primarily relates to an increase of £23.5 million in proceeds from issuance of equity and an increase of £42.8 million in proceeds from stocking loans. This was partially offset by an increase in repayment of stocking loans of £10.3 million, increase in lease payments of £0.6 million and an increase in interest payments of £0.5 million.

Contractual obligations and commitments

The table below presents a summary of our undiscounted contractual obligations and other commitments as of December 31, 2020 (in thousands):

	Total	< 1 Year	1 – 5 Years	> 5 Years
	£’000	£’000	£’000	£’000
Stocking loans(1)	86,709	86,709	—	—
Lease liabilities	53,898	7,603	25,243	21,052
Mortgages(2)	3,615	1,385	2,230	—
Dilapidation provisions(3)	3,363	—	1,221	2,142
Total contractual obligations	147,585	95,697	28,694	23,194

____________

(1)      The stocking loan becomes due at the earlier of a sale of a vehicle by us to a customer or 180 days from the inception of the individual loan.

(2)      The mortgages are secured against our freehold property.

(3)      The dilapidation provisions relate to the expected reinstatement costs of leased office buildings, customer centers and vehicles back to the conditions required by the lease. Cash outflows associated with the dilapidation provision are to be incurred at the end of the relevant lease term, between 4 and 20 years.

There have been no material changes in our contractual obligations during the six months ended June 30, 2021, except as it relates to the debt repayment and refinancing which is described in further detail in Note 10, Loans and borrowings, within Cazoo’s unaudited condensed consolidated interim financial statements appearing elsewhere in this prospectus.

Off balance sheet arrangements

As of June 30, 2021, we did not have any off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Critical accounting policies and estimates

Our financial statements are prepared in accordance with international accounting standards in conformity with the requirements of the Companies Act 2006 and International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

While our significant accounting policies are described in more detail in Note 2 in our audited consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue recognition

Retail — We recognize revenue at the agreed upon purchase price stated in the customer’s contract less an estimate for returns. Our estimates for returns are based on an analysis of historical experience, trends and sales data. The changes in these estimates are reflected as an adjustment to revenue in the period identified.

Other sales — We receive commission for the arrangement of finance and warranty contracts from the principal. We recognize commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction in revenue. Changes in these estimates are reflected as an adjustment to revenue in the period identified.

Recognition of acquired intangibles on acquisition

The process of recognizing intangibles assets acquired in an acquisition requires a judgement in assessing the intangibles that exist in the acquired business and assessing fair value. An intangible asset acquired as part of a business combination is recognized if it can be separately identified and it is a probable source of economic benefits.

We recognized £22.6 million of goodwill in respect of the acquisition of Imperial during the year ended December 31, 2020 and no other separately identifiable intangibles. The acquisition of Imperial included a portfolio of suitable leasehold and freehold properties which enabled us to accelerate the roll out of our customer centers. We engaged a third-party valuation expert for the purchase price allocation exercise in relation to the Imperial acquisition to mitigate the risk associated with the recognition and valuation of assets and liabilities upon acquisition. The purchase price allocation exercise was performed separately for the two cash generating units of the acquired business (the vehicle preparation centers and the customer facing dealerships).

Imperial was acquired during the COVID-19 pandemic, during which customer facing dealerships were forced to close temporarily to prevent the further spread of the virus. Market analysis concluded that during the crisis, no premium to net assets was being paid by market participants in transactions involving car dealership businesses. Accordingly, the purchase price, in excess of net assets acquired, was fully allocated to the vehicle preparation center cash generating unit (“CGU”).

The vehicle preparation center CGU was analyzed for the existence of separately identifiable intangibles, and none were noted. The Imperial purchase price allocation exercise, therefore, determined no separately identifiable intangible assets exist aside from Goodwill. Goodwill is attributable to the expertise and synergies expected to be achieved from integrating the existing infrastructure of Imperial into our business.

The details of all assets and liabilities recognized upon acquisition is set out in Note 12 of the audited consolidated financial statements included elsewhere in this prospectus.

Net realizable value of inventory

Vehicles held in inventory are stated at the lower of cost and net realizable value. The calculation of net realizable value requires an estimate of the expected selling price of each vehicle held in inventory. This estimate is made using a combination of our historical data and independent market data.

Independent market data provides a view to recent market activity for vehicles with similar attributes to those held in stock. This, combined with our recent sales data, is used to estimate the expected selling prices of inventory.

Share based compensation

Equity settled share-based payments to employees are measured at the fair value of the equity instruments at the grant date. The fair value determined at the grant date of the equity settled share-based payments is expensed on a straight-line basis over the vesting period, based on our estimate of equity instruments that will eventually vest, with a corresponding increase in equity. At the end of each reporting period, we revise our estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the retained earnings.

Stock options granted are accounted for based on their fair value on the measurement date using the Black-Scholes option-pricing model.

The following information is relevant in understanding the determination of fair value of the employee share options granted in the year ended December 31, 2020, 2019 and 2018.

	Year Ended December 31,
	2020	2019	2018
Exercise price	£nil	£0 – £0.1	N/A
Expected volatility(1)	46%	62% – 66%	N/A
Expected dividend yield	Nil	Nil	N/A
Risk-free interest rate	Nil	0.75% – 0.80%	N/A
Fair value per share	£0.72 – £4.47	£0.17	N/A

____________

(1)      The expected volatility was estimated with reference to listed companies with a similar business model.

Determination of the fair value of shares on grant dates

As there had been no public market for the equity instruments of Cazoo Holdings Limited, the estimated fair value of the Cazoo Holdings Limited ordinary shares was determined by the supply and demand from new and existing investors at each funding round and the market approach. The estimated fair value has considered the current and projected performance of the business compared to revenue and gross profit multiples of peers and our management’s assessment of additional objective and subjective factors that they believed were relevant and which may have changed between the effective date of the most recent valuation and the date of the grant, including, for example, strategic acquisitions and the launch of new revenue streams. The market approach estimates the fair value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple was determined, which was applied to our operating results to estimate the enterprise value of our company.

Once the enterprise value was determined under the market approach, we used the Black Scholes option pricing model to allocate that value among the various classes of securities to arrive at the fair value of the Cazoo Holdings Limited ordinary shares. We engaged independent third party valuation specialists for grants made in 2020, who considered all objective and subjective factors that they believed to be relevant for each valuation including, management’s best estimate of our business condition, prospects and operating performance at each valuation date. Other significant factors included:

•        The rights, preferences and privileges of our preferred shares as compared to those of the Cazoo Holdings Limited ordinary shares, including the liquidation preferences of the Cazoo Holdings Limited preferred shares;

•        Our results of operations, financial position and the status of R&D efforts;

•        Arms-length transactions involving recent rounds of ordinary share financings;

•        The composition of, and changes to, our management team and board of directors;

•        The lack of liquidity of our ordinary shares;

•        Our stage of development and business strategy and the material risks related to our business and industry;

•        The valuation of publicly traded companies in relevant industry sectors, as well as recently completed mergers and acquisitions of peer companies;

•        Any external market conditions affecting relevant industry sectors;

•        The likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or a sale of our company, given prevailing market conditions; and

•        The state of the initial public offering market for similarly situated privately held comparable companies.

In addition, we also considered any secondary transactions involving our share capital. In our evaluation of those transactions, we considered the facts and circumstances of each transaction to determine the extent to which they represented a fair value exchange. Factors considered include transaction volume, timing, whether the transactions occurred among willing and unrelated parties and whether the transactions involved investors with access to our financial information.

There have been no material changes in our critical accounting policies and procedures during the six months ended June 30, 2021, except as it relates to the significant accounting policy related to the recognition of retail and other revenue as described in Note 2, within Cazoo’s unaudited condensed consolidated interim financial statements appearing elsewhere in this prospectus.

New and amended standards and interpretations

Recently issued accounting pronouncements that may be relevant to our operations but have not yet been adopted are outlined in Note 2, Basis of Presentation, within the Cazoo unaudited condensed consolidated interim financial statements included elsewhere in this prospectus.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates. We do not hold or issue financial instruments for speculative or trading purposes.

Interest rate risk

Interest rate risk is the risk that changes in interest rates will affect our income and financial management. We are exposed to interest rate risk mainly through our stocking facilities where interest, in the period ended June 30, 2020, was charged in reference to a base interest rate. However, our exposure to interest rate risk is minimal since we were in a net cash position at June 30, 2021 and December 31, 2020, and therefore able to reduce exposure through repayment of the facilities. We do not hedge against interest rate risk. In 2021 all base rate references to LIBOR have been replaced with Bank of England base rate.

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on the stocking loans during the six months ended June 30, 2021 and the year ended December 31, 2020, the only element of loans and borrowings impacted by variable interest rates. With other variables held constant, our profit before tax was affected through the impact on floating rate borrowings, as follows:

	Six months ended June 30, 2021
	Increase/ decrease in basis points	Effect on profit before tax
		£’000
IBOR	+100	731
IBOR	-100	(731)
	Year ended December 31, 2020
	Increase/ decrease in basis points	Effect on profit before tax
		£’000
LIBOR	+100	444
LIBOR	-100	(444)

Foreign currency risk

We have foreign currency risks related to certain expenses in Euros and US dollars. We do not currently hedge against currency risk through the use of financial instruments such as foreign currency swaps. However, we may look to do this in the future as appropriate. We do not believe that a 10% change in the relative value of the Pounds Sterling to other foreign currencies would have a material effect on our cash flows and operating results in currencies other than the Pounds Sterling.

Internal control over financial reporting

SEC guidance defines a material weakness as a deficiency or combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual financial statements will not be prevented or detected on a timely basis. Although we are not yet subject to the certification or attestation requirements of Section 404 of the Sarbanes-Oxley Act, our management identified the following material weaknesses in connection with preparation of the financial statements for the year ended December 31, 2020, which have caused the company to conclude that it has not maintained an effective control framework. The material weaknesses identified were:

i.       The entity level and financial reporting control environment is not designed with the appropriate precision to prevent or detect material misstatement in accounting or disclosure; and

ii.      Ineffective IT general control environment, including lack of segregation of duties, supporting the financial reporting systems.

These deficiencies are considered to be material weaknesses which could potentially result in material misstatements and/or impact disclosures which would not be prevented or detected. Prior to the Business Combination, Cazoo operated as a private business. As such, Cazoo’s management had not been required to perform an evaluation of its internal control over financial reporting, nor had it been required to obtain an audit of its control environment in accordance with the provisions of the Sarbanes-Oxley Act or any similar law applicable in the relevant jurisdictions. Had such an evaluation or audit been performed in prior periods, additional control deficiencies may have been identified, and those control deficiencies could have also represented one or more material weaknesses. As such, we cannot assure you that we have identified all of our existing material weaknesses.

We have commenced remediation planning and will implement measures to design an entity-level and financial reporting control framework which will address the underlying causes of the material weaknesses. We have engaged consultants with the appropriate expertise to perform a risk assessment of the internal control environment and assist management in designing and implementing entity level, financial reporting and management review controls, together with IT general and application controls for systems which impact financial reporting. We will develop a detailed workplan which will include identifying and remediating gaps in internal control and developing standard documentation to support the performance of controls to detect and prevent material misstatement in accounting and disclosure. The workplan will also include the ongoing testing and monitoring of controls and procedures for informing those charged with governance as to the progress of remediation implementation and of any new identified deficiencies. In addition, the workplan will highlight where investment in strengthening resource and expertise is required within the accounting function, and how this will be addressed, as well a plan to conduct IFRS and SEC financial reporting training for personnel.

While we intend to complete this remediation process as quickly as possible, the material weaknesses cannot be considered remediated until all steps in the remediation process are complete. In addition, the process of assessing the effectiveness of our internal control over financial reporting may require the investment of substantial time and resources, including by members of our senior management. As a result, this process may divert internal resources and take a significant amount of time and effort to complete. Additionally, if we are unable to successfully remediate the identified material weaknesses or if we identify additional material weaknesses, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our reporting obligations. At such time, our independent registered public accounting firm may issue an adverse report in the event it is not satisfied with the level at which the company’s internal control over financial reporting is documented, designed, or operating.

If we are considered to have material weaknesses in our internal control over financial reporting which are not addressed in a timely manner, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our ordinary shares could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

MANAGEMENT

The following table sets forth the names, ages and positions of our current directors and executive officers:

Name	Age	Position
Alex Chesterman	51	Chief Executive Officer and Chairman (Class I)
Stephen Morana	50	Chief Financial Officer and Class II Director
Ned Staple	42	General Counsel
Daniel Och	60	Class III Director
Lord Rothermere	53	Class III Director
Luciana Berger	40	Class III Director
David Hobbs	37	Class I Director
Moni Mannings	58	Class I Director
Duncan Tatton-Brown	56	Class II Director
Anne Wojcicki	48	Class II Director

Alex Chesterman serves as our Chief Executive Officer and Chairman, positions he has held since the completion of the Business Combination. Mr. Chesterman founded Cazoo Holdings in 2018 and served as its Chief Executive Officer and as a Director since inception. He is one of Europe’s leading digital entrepreneurs and has spent the last twenty years applying data and technology to improve consumer experiences. Previously, in 2008, he founded Zoopla to deliver greater transparency and efficiency to the UK property market and in 2003, he co-founded LoveFilm which transformed the DVD rental market in the UK and Europe. Mr. Chesterman obtained a Bachelor’s Degree in Economics from University College London in 1990.

Stephen Morana serves as our Chief Financial Officer and as a Director, positions he has held since the completion of the Business Combination. Mr. Morana served as Chief Financial Officer of Cazoo Holdings beginning in June 2020. He is regarded as one of the most experienced CFOs in the UK online sector and has significant experience from start-ups to the FTSE 100. He has floated two leading digital businesses in recent years, Betfair and ZPG, both achieving multi-billion-dollar valuations. Stephen has also previously sat on the boards of both FTSE 100 listed Entain and AIM listed Boohoo Group. Mr. Morana obtained a Bachelor’s Degree in Business Studies from the University of Sheffield in 1993.

Ned Staple has served as General Counsel since the completion of the Business Combination. Mr. Staple served as General Counsel of Cazoo Holdings beginning in March 2019. Prior to that, he spent five years as General Counsel and Company Secretary at ZPG Plc, which included the listing of Zoopla, multiple acquisitions and culminated in ZPG Plc’s takeover in 2018. Earlier in his career he was a solicitor at Freshfields Bruckhaus Deringer working on M&A, IPOs, joint ventures and commercial contracts. Mr. Staple obtained a Master’s Degree in International Relations from the London School of Economics and Political Science in 2003.

Daniel Och has served as a Director since the completion of the Business Combination. Mr. Och served as Chief Executive Officer and Chairman of Ajax from the closing of its IPO until the closing of the Business Combination. Mr. Och began his career at Goldman Sachs in 1982 and in 1994, he left to found asset management firm Och-Ziff, where he served as Chief Executive Officer until February 2018 and Chairman of the Board until March 2019. Mr. Och focuses on investment activities through Willoughby Capital Holdings, LLC, his family office, and philanthropy through his foundation. Mr. Och holds a Bachelor’s Degree in Finance from the Wharton School of the University of Pennsylvania.

Lord Rothermere has served as a Director since the completion of the Business Combination. Lord Rothermere has served as the Executive Chairman of Daily Mail and General Trust plc (“DMGT”), a media conglomerate, since 1998. Lord Rothermere served as a director of Cazoo Holdings beginning in 2018. Lord Rothermere holds a Bachelor’s Degree from Duke University.

Luciana Berger has served as a Director since the completion of the Business Combination. Ms. Berger has served, since May 2020, as Managing Director of Advocacy and Public Affairs at Edelman UK, specializing in health, sustainability and energy policy. From 2010 to 2019 she served as a Member of Parliament for Liverpool Wavertree. She was the Shadow Minister for Energy and Climate Change, Shadow Minister for Public Health, Shadow Cabinet

Member for Mental Health between 2010 and 2016, and the Liberal Democrat Shadow Spokesperson for Health, Social Care and Wellbeing in 2019. Ms. Berger earned a Bachelor’s degree from the University of Birmingham and a Masters’ degree from Birkbeck, University of London.

David Hobbs has served as a Director since the completion of the Business Combination. Mr. Hobbs served as a Director of Cazoo Holdings prior to closing of the Business Combination. Mr. Hobbs has served as a Partner of D1 Capital Partners L.P. since 2018, where he leads the fund’s investments in the consumer, industrial and real estate sectors. From 2009 to 2017 he served as a Partner of Tiger Eye Capital, where he led the fund’s investments. Earlier in his career he worked at Centerbridge Partners and The Blackstone Group. Mr. Hobbs serves as a director of Lineage Logistics, a cold storage company. Mr. Hobbs holds a Bachelor’s Degree from the University of Virginia.

Moni Mannings has served as a Director since the completion of the Business Combination. Ms. Mannings currently serves on the boards of directors of Hargreaves Lansdown PLC, where she serves as Chair of the Remuneration Committee, easyJet PLC, where she serves as Chair of the Remuneration Committee and Investec Bank plc, where she serves as senior independent director and Chair of the Remuneration Committee. From 2000 to 2016 Ms. Mannings served as a partner, board member and executive committee member of Olswang LLP. She previously served as a partner of Dewey Ballantine LLP and Simmons & Simmons. Ms. Mannings holds an LLB (Hons) from the University of Southampton and is qualified as a solicitor under the laws of England and Wales.

Duncan Tatton-Brown has served as a Director since the completion of the Business Combination. From September 2012 to November 2020 Mr. Tatton-Brown served as the Chief Financial Officer of Ocado Group plc, where he remains a senior adviser. Mr. Tatton-Brown served as Chief Financial Officer of Fitness First plc from 2010 to 2012. Prior to that, he served as Group Finance Director of Kingfisher plc, Finance Director of B&Q plc, Chief Financial Officer of Virgin Entertainment Group and held various senior finance positions at Burton Group Plc. Mr. Tatton-Brown currently sits on the board of directors of Trainline plc, where he serves as Chair of the Audit Committee. Mr. Tatton-Brown earned a master’s degree in Engineering from King’s College, Cambridge in 1987 and is a member of the Chartered Institute of Management Accountants.

Anne Wojcicki has served as a Director since the completion of the Business Combination. Ms. Wojcicki is the Chief Executive Officer and co-founder of 23andMe, Inc. (“23andMe”) which has pioneered direct-to-consumer genetic testing. Prior to co-founding 23andMe in 2006, she spent a decade on Wall Street investing in healthcare. Ms. Wojcicki served as a director of Ajax from the closing of its IPO until the closing of the Business Combination. Ms. Wojcicki is a co-founder and board member of the Breakthrough Prize in Life Sciences and sits on the boards of directors of Zipline, Inc., and the Kaiser Permanente Bernard J. Tyson School of Medicine. Ms. Wojcicki holds a Bachelor’s Degree in Biology from Yale University.

Board Disclosures

On September 29, 2016, in connection with his prior position as Chief Executive Officer and Chairman of the Board of Och-Ziff, Daniel Och, without admitting or denying any of the allegations, settled with the SEC in connection with an investigation of certain payments made by Och-Ziff, directly or indirectly through intermediaries, between the period from 2007 through 2011 to high-ranking government officials in the Democratic Republic of the Congo. Mr. Och agreed to cease and desist from committing or causing any violations and any future violations of Section 13(b)(2)(A) of the Exchange Act and agreed to a settlement payment of $2,173,718 in disgorgement and interest. The SEC did not allege any anti-fraud violations, intentional misrepresentations or willful misconduct on the part of Mr. Och.

Family Relationships

There are no family relationships between any of our executive officers and directors.

Classification of Directors

Our board of directors is comprised of nine directors. Our Articles provide for a classified board of directors, with three directors in Class I (Alex Chesterman, David Hobbs and Moni Mannings), three directors in Class II (Stephen Morana, Duncan Tatton-Brown and Anne Wojcicki) and three directors in Class III (Luciana Berger, Daniel Och and Lord Rothermere). See “Description of Securities — Certain Anti-Takeover Provisions in the Articles — Classified Board.” We have entered into the Investor Rights Agreement with certain of our shareholders in connection with the

Business Combination. This agreement grants certain board nomination rights to Alex Chesterman, Stephen Morana, DMGH and the Sponsor. See “Certain Relationships and Related Person Transactions — Transactions Related to the Business Combination — Investor Rights Agreement.”

Independence of Directors

As a result of our Class A Shares being listed on the NYSE, the Company has to adhere to the rules of the NYSE, as applicable to foreign private issuers, in determining whether a director is independent. Our Board has consulted, and will consult, with its counsel to ensure that our Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The listing standards of the NYSE define an “independent director” as a person who, in the affirmative determination of our Board, has no material relationship with the Company.

Upon the Closing, the size of our board of directors is nine directors, seven of whom qualify as independent within the meaning of the independent director guidelines of the NYSE.

Board Leadership Structure and Role in Risk Oversight

Following completion of the Business Combination, Alex Chesterman was appointed as our Chairman and Chief Executive Officer. We believe that having Mr. Chesterman act as both Chairman of the Board and Chief Executive Officer is most appropriate for us at this time because it provides us with consistent and efficient leadership, both with respect to our operations and the leadership of the Board. In particular, having Mr. Chesterman act in both of these roles increases the timeliness and effectiveness of our board’s deliberations, increases the board’s visibility into the Company’s day-to-day operations, and ensures the consistent implementation of our strategies.

We believe that the combined role of Chairman and Chief Executive Officer, together with the significant responsibilities of the board’s independent directors, provides an appropriate balance between leadership and independent oversight.

Risk Oversight

Our Board is responsible for overseeing our risk management activities designed and implemented by our management. Our Board executes its oversight responsibility both directly and through its committees. Our Board also considers specific risk topics, including risks associated with our strategic initiatives, business plans and capital structure. Our management, including our executive officers, are primarily responsible for managing the risks associated with the operation and business of the company and provide appropriate updates to the board of directors and the audit committee. Our Board has delegated to the audit committee oversight of our risk management process, and our other committees also consider risk as they perform their respective committee responsibilities. All committees report to the board of directors as appropriate, including when a matter rises to the level of material or enterprise risk.

Foreign Private Issuer Status

We were founded as a Cayman Islands exempted company in 2021. We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to Cazoo on June 30, 2022. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

•        the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and imposing liability for insiders who profit from trades made within a short period of time;

•        the rules under the Exchange Act requiring the filing with the SEC of an annual report on Form 10-K (although we will file annual reports on a corresponding form for foreign private issuers), quarterly reports on Form 10-Q containing unaudited financial and other specified information (although we will file semi-annual financial information on a current reporting form for foreign private issuers), or current reports on Form 8-K, upon the occurrence of specified significant events; and

•        Regulation Fair Disclosure or Regulation FD, which regulates selective disclosure of material non-public information by issuers.

Accordingly, there may be less publicly available information concerning our business than there would be if we were a U.S. public company. Additionally, certain accommodations in the NYSE corporate governance standards allow foreign private issuers, such as Cazoo, to follow “home country” corporate governance practices in lieu of the otherwise applicable corporate governance standards. Our Articles do not require us to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors.

Board Committees

In connection with the completion of the Business Combination, our Board formed the following committees: an audit committee, a compensation committee, a nominating and corporate governance committee and an environmental, social and governance committee. The composition and responsibilities of each committee are described below. Our Board may also establish from time to time any other committees that it deems necessary or desirable. Members serve on these committees until their resignation or until otherwise determined by our Board.

Audit Committee

Our audit committee consists of Duncan Tatton-Brown, Luciana Berger and David Hobbs, with Duncan Tatton-Brown serving as chair and as the audit committee financial expert. Our audit committee is responsible for, among other things:

•        selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•        assisting our Board in annually evaluating the qualifications, performance and independence of our independent auditors;

•        assisting our Board in monitoring the integrity of our financial statements, accounting and financial reporting processes and financial statement audits (including the implementation and effectiveness of internal control over financial reporting);

•        assisting our Board in monitoring our compliance with legal and regulatory requirements;

•        reviewing the adequacy and effectiveness of our internal control over financial reporting processes;

•        overseeing risk management related to financial matters and risk assessment;

•        assisting our Board in monitoring the performance of our internal audit function;

•        reviewing with management and our independent auditors our annual audited and quarterly unaudited financial; and

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Each of Duncan Tatton-Brown, Luciana Berger and David Hobbs qualify as independent directors under the NYSE listing standards and the independence standards of Rule 10A-3 under the Exchange Act.

Compensation Committee

Our compensation committee consists of Moni Mannings, Daniel Och and Anne Wojcicki, with Moni Mannings serving as chair. The compensation committee is responsible for, among other things:

•        reviewing our compensation philosophy, goals and objectives of the executive compensation plans and making recommendations to our Board regarding appropriate amendments;

•        reviewing and evaluating the performance of our CEO and other executive officers in light of those goals and objectives, and, either as a committee or together with the other independent directors (as directed by our Board), determining and approving our CEO’s and other executives’ compensation;

•        reviewing and making recommendations with respect to our incentive compensation and equity-based compensation plans; and

•        overseeing risk management as is relates to our compensation policies and practices.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Alex Chesterman, Lord Rothermere and Duncan Tatton-Brown, with Alex Chesterman serving as chair. The nominating and corporate governance committee is responsible for, among other things:

•        assisting our Board in identifying prospective director nominees and recommending nominees to our Board;

•        overseeing the evaluation of our Board and the committees of our Board;

•        reviewing developments in corporate governance practices and developing and recommending a set of corporate governance guidelines;

•        overseeing succession planning for senior management positions; and

•        recommending members for each committee of our Board.

Environmental, Social and Governance Committee

Our environmental, social and governance committee consists of Luciana Berger, Moni Mannings and Stephen Morana, with Luciana Berger serving as chair. The environmental, social and governance committee is responsible for, among other things, overseeing and supporting our commitment to social, environmental and other public policy initiatives.

Compensation Committee Interlocks and Insider Participation

Other than as indicated below, none of the members of the compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to consummation of the Business Combination, Daniel Och served as the Chief Executive Officer of Capri Listco.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our employees, officers, and directors. This includes our principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Ethics.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending us a letter to at 41 Chalton Street, London, NW1 1JD, United Kingdom for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial shareholder. All communications received as set forth above will be opened by the Corporate Secretary or his or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

EXECUTIVE AND DIRECTOR COMPENSATION

Fiscal Year 2020 Executive Officer and Director Compensation

Fiscal Year 2020 Compensation

The aggregate amount of compensation, consisting of salaries, bonuses, pension and benefits, paid by Cazoo Holdings to its executive officers who are executive officers of the Company, during the year ended December 31, 2020, was approximately £0.7 million for services in all capacities. The aggregate amount of stock options exercisable for Cazoo Holdings Shares granted by Cazoo Holdings to its executive officers who are executive officers of the Company, during the year ended December 31, 2020, was equal to 1,144,930, with a weighted-average exercise price of £nil, each of which were scheduled to expire no later than 10 years following the applicable grant date.

Cazoo Holdings did not historically pay any compensation to its non-executive directors. Cazoo Holdings did not pay any compensation to executive directors other than the executive compensation described in the preceding paragraph.

Employment Agreements

Each of Cazoo Holdings’ executive officers was party to an employment agreement, each of which was in substantially the same form. Under their respective agreements, each executive officer was eligible for an annual base salary and an annual discretionary bonus. In addition, each executive officer was subject to a perpetual confidentiality covenant and non-competition, non-solicitation, non-dealing, non-poaching, non-employment and non-interference restrictive covenants during the term of his employment and for a period of 12 months after the termination of his employment. Each agreement also included a notice period of six months if Cazoo Holdings sought to terminate the executive officer’s employment, other than due to the executive officer being guilty of gross misconduct or any other fundamental breach of the executive officer’s agreement. Cazoo Holdings had the ability to provide payment in lieu of such notice or require the executive officer to be placed on garden leave.

Following completion of the Business Combination, we entered into new employment agreements with each of Messrs. Chesterman, Morana and Staple. These new employment agreements are substantially similar in form to their agreements with Cazoo Holdings.

Messrs. Chesterman and Morana are eligible to participate in a performance-based bonus scheme that provides for a maximum bonus opportunity of 150% and 100% of the annual base salaries for Messrs. Chesterman and Morana, respectively. Any bonus earned by Messrs. Chesterman and Morana is subject to malus or clawback provisions in the event of a material breach of any agreement entered into by Messrs. Chesterman or Morana and the Company. Messrs. Chesterman and Morana are eligible to participate in our occupational pension scheme, to which we contribute 10% of their respective basic salary, subject to the terms and conditions of the pension scheme.

Stephen Morana has agreed to execute a lock-up agreement in respect of the replacement options over Class C Shares granted to him in connection with the Business Combination (“Option Shares”). The proposed terms provide that following the expiration of the Class C Lock-Up Period, he may sell 15 percent of his Option Shares, less any options he sold in the Business Combination, with the balance of his Option Shares locked up for (a) 12 months from Closing in respect of 50% and (b) 24 months from closing of the Business Combination in respect of the remaining 50%. The lock-up restrictions are subject to various carve-outs, including permitting sales of Option Shares immediately following the exercise of any of the Option Shares in order to cover the income tax and national insurance contributions payable in connection with such exercise.

Cazoo Holdings Option Schemes

On May 30, 2019, the board of directors of Cazoo Holdings adopted the (i) Cazoo Ltd EMI Share Option Scheme (the “EMI Share Option Scheme”) and (ii) Cazoo Ltd Share Option Scheme (Non-Tax Favoured) (the “Cazoo Ltd Share Option Scheme”). Further, in June 2020, the board of directors of Cazoo Holdings adopted the Cazoo Holdings Ltd Share Option Scheme (the “Cazoo Holdings Ltd Share Option Scheme,” and together with the EMI Share Option Scheme and the Cazoo Ltd Share Option Scheme, the “Option Schemes”).

Under each of the EMI Share Option Scheme and the Cazoo Ltd Share Option Scheme, (i) no option could be granted if, as a result, the total value of shares of Cazoo Holdings in respect of unexercised options would exceed £3 million and (ii) no option could be granted to an individual if, as a result, the total value of Cazoo Shares in respect of unexercised options held by such individual would exceed £250,000. Under the Cazoo Holdings Ltd Share Option Scheme, no option could be granted if, as a result, the total values of Cazoo Shares in respect of unexercised options would exceed £15 million.

Purpose and Eligibility.    The Option Schemes were intended to enable Cazoo Holdings to retain and recruit employees by providing them with the opportunity to purchase ordinary shares. Consultants approved by the Cazoo Holdings board of directors could also be eligible to receive awards under the Cazoo Holdings Ltd Share Option Scheme.

Type of Awards.    Under the Option Schemes, Cazoo Holdings could grant stock options exercisable for Cazoo Shares, with an exercise price per share specified at grant, and could grant such stock options subject to conditions based on service and/or performance and/or as to the time at which such stock options could be exercisable. Stock options generally expired ten years after grant or on such earlier date as could be specified in connection with the grant of the stock option (including any earlier expiration date specified for any tax purposes applicable to the recipient).

Conditions.    Stock options granted under the Option Schemes could be granted subject to conditions based on service and/or performance and/or as to the time at which stock options could be exercisable. Cazoo Holdings’ board of directors determined any applicable conditions in connection with the grant of a stock option. A stock option would vest in accordance with the vesting schedule provided to the option holder. Grants generally lapsed in the event of termination of employment prior to a stock option vesting in accordance with its terms and any conditions specified in connection with its grant. Stock options that vested could lapse for cause, as defined in the applicable Option Scheme.

Transferability.    Stock options granted under the Option Schemes could not be sold, transferred or disposed of in any manner other than upon the death of the original option holder.

Termination.    Cazoo Holdings’ board of directors terminated the Option Schemes by the passing of a resolution in accordance with Section 2.4(e) of the Business Combination Agreement. Such termination was without prejudice to the subsisting rights of any option holders.

Share Ownership

Ownership of the Company’s shares by its executive officers and directors as of September 28, 2021 is set forth in the section entitled “Principal Securityholders.”

Incentive Equity Plan

Pursuant to the Business Combination Agreement, we established the Incentive Equity Plan for our service providers and subsidiaries. Additional details regarding the terms and conditions of the Incentive Equity Plan are set forth below.

Certain of Cazoo Holdings’ directors and executive officers held vested and unvested Cazoo Holdings stock options prior to closing of the Business Combination. Prior to the closing of the Business Combination, Cazoo Holdings accelerated the vesting of certain unvested Cazoo Holdings stock options, which included those held by Cazoo Holdings’ directors and executive officers.

Upon the closing of the Business Combination, the issued and outstanding options to acquire Cazoo Shares as of the closing of the Business Combination which were not exercised or cancelled in exchange for a cash payment at the Closing were cancelled and replaced by options to purchase 34,515,008 Class C Shares that were issued under the Incentive Equity Plan.

In addition, in connection with the Business Combination, it is contemplated that our executive directors and certain members of senior management will receive awards under the Incentive Equity Plan, equally split between time-based and performance-based awards. It is contemplated that, subject to any modifications necessary to avoid adverse tax consequences for award recipients, (i) the time-based awards will be eligible to vest in equal annual instalments on each of the first four anniversaries of the grant date, subject to continued employment through each such anniversary, and (ii) the performance-based awards will be eligible to vest in four separate tranches in the event the average closing price of a Class A Share for 20 trading days in any consecutive 30 day trading period equals or exceeds $15.00, $18.33,

$21.67 and $25.00, respectively; provided, however, that such performance-based awards that vest will be eligible to be settled in equal annual instalments on each of the first four anniversaries of the grant date. Any portion of the performance-based awards that remain unvested as of the fifth anniversary of the grant will be forfeited.

Summary of the Incentive Equity Plan

The Incentive Equity Plan became effective upon the closing of the Business Combination. The Incentive Equity Plan allows us to make equity and equity-based incentive awards to our employees, directors and consultants or any of our subsidiaries. The Board believes that providing such persons with a direct stake in us assures a closer alignment of the interests of such individuals with those of us and our shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.

This section summarizes certain principal features of the Incentive Equity Plan.

Eligibility and Administration

Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries are eligible to receive awards under the Incentive Equity Plan. The Incentive Equity Plan is administered by the Board with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which could delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that could be imposed under stock exchange rules. The plan administrator has the authority to interpret and adopt rules for the administration of the Incentive Equity Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the Incentive Equity Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of Class A Shares initially available for issuance under the Incentive Equity Plan is 37,607,642 plus shares underlying stock options that are converted from the options outstanding under the Option Schemes. The maximum aggregate market value of awards which an executive or non-executive director could be granted in respect of any financial year will not exceed, as of the date of grant, the level specified in any applicable executive or non-executive directors’ compensation policy.

Awards granted under the Incentive Equity Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or shares, in any case, do not reduce the number of shares authorized for grant under the Incentive Equity Plan except as may be required by reason of applicable law. If any Class A Shares subject to an award are forfeited or expire, are converted to shares of another person in connection with a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other similar event, or such award is settled for cash (in whole or in part), the Class A Shares subject to such award are, to the extent of such forfeiture, expiration, conversion or cash settlement, available for future grants of awards under the Incentive Equity Plan. The payment of dividend equivalents in cash in conjunction with any outstanding awards are not counted against the Class A Shares available for issuance under the Incentive Equity Plan.

Awards

The Incentive Equity Plan provides for the grant of conditional awards, market value options, options with a nil-cost or nominal cost exercise price, restricted shares, cash-based phantom awards, tax qualifying awards where appropriate and dividend equivalents. Certain awards under the Incentive Equity Plan could constitute or provide for a deferral of compensation, subject to Section 409A of the Code or Section 457A of the Code, which could impose additional requirements on the terms and conditions of such awards. All awards under the Incentive Equity Plan are set forth in award certificates, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards, other than cash awards, generally are settled in Class A Shares, but the plan administrator could provide for cash settlement of any award. A brief description of each award type follows.

•        Conditional Awards.    Conditional awards are contractual promises to deliver Class A Shares in the future that remain forfeitable unless and until specified conditions are met.

•        Market Value Options.    Market value options provide for the purchase of Class A Shares in the future at an exercise price set on the grant date. The exercise price per Class A Share subject to each market value option will be set by the plan administrator, but are, except with respect to certain substitute options granted in connection with a corporate transaction, not less than 100% of the fair market value of a Class A Share on the date the market value option is granted. The term of a market value option may not be longer than ten years.

•        Options with a Nil-Cost or Nominal Cost Exercise Price.    Nil-cost options provide for the purchase of Class A Shares in the future at an exercise price set on the grant date. The exercise price per Class A Share subject to each nil-cost option will be set by the plan administrator. The plan administrator will have discretion to ensure that any such nil-cost options are only granted to award holders who reside in jurisdictions in which such awards are permissible.

•        Restricted Shares.    Restricted shares are an award of non-transferable Class A Shares that remain forfeitable unless and until specified conditions are met, and which could be subject to a purchase price.

•        Cash-Based Phantom Awards.    Cash-based phantom awards include awards entitling the holder to receive cash to be delivered immediately or in the future. Cash-based phantom awards could be provided in settlement of other awards granted under the Incentive Equity Plan, as stand-alone payments, as a part of a bonus, deferred bonus, deferred compensation or other arrangement, and/or as payment in lieu of compensation.

•        Tax Qualifying Awards.    Tax qualifying awards are those which provide beneficial tax treatment for an award holder if available in his or her jurisdiction.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on Class A Shares and could be granted alone or in tandem with awards. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting and Holding Period

Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions. The plan administrator could in its absolute discretion determine prior to the grant date of an award whether or not to impose a mandatory holding period in respect of an award, in which case the shares or options subject to the holding period may not be transferred, assigned, sold, pledged or otherwise disposed of during the holding period, except, in the case of shares, as to satisfy any tax liability of the participant incurred in connection with the award.

Certain Transactions

The plan administrator has broad discretion to take action under the Incentive Equity Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of any variation in our share capital or reserves (including, without limitation, by way of capitalization issue, rights issue, open offer, sub-division, consolidation or reduction). If the plan administrator becomes aware that we are or are expected to be affected by any demerger, dividend in specie, super dividend or other transaction which, in the opinion of the plan administrator, would affect the current or future value of any awards, the plan administrator, acting fairly, reasonably and objectively, may in its absolute discretion allow some or all awards to vest, subject to proration in accordance with the Incentive Equity Plan.

In the event of a Relevant Event (as defined in the Incentive Equity Plan) other than an internal reorganization, all outstanding awards will automatically vest upon the consummation of the Relevant Event, subject to proration in accordance with the Incentive Equity Plan. Vested in-the-money options will be automatically exercised upon the consummation of the Relevant Event provided that any exercise price payable by the participant on exercise is equal to or less than the relevant offer price or consideration (as determined by the compensation committee). Notwithstanding the foregoing, in the event that a business entity obtains Control (as defined in the Incentive Equity Plan) of us and such entity notifies participants or us of an offer of replacement awards in substitution of existing awards, then participants may elect to accept, or the plan administrator may determine, that such existing awards will be exchanged for a replacement award.

Subplans, Malus and Claw-Back Provisions, Transferability

The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of award holders in certain countries. All awards are subject to claw-back in the event of circumstances that the plan administrator may consider appropriate, including, without limitation, (i) in the event of a material financial misstatement of results of our audited financial accounts (other than as a result of a change in accounting practice), (ii) material misconduct, conduct which results or could result in material financial loss or reputational harm to us or any of our subsidiaries, or any other misconduct as determined by the plan administrator in its discretion, (iii) conduct or behavior that, following an investigation, is reasonably considered to constitute a breach of our values as stipulated by our Code of Ethics in force from time to time, (iv) we or any of our subsidiaries that employs the applicable participant having suffered a material corporate failure or a failure of risk management, or (v) evidence that an award was granted or vested based on erroneous or misleading data. With limited exceptions for the laws of descent and distribution, awards under the Incentive Equity Plan are generally non-transferable and are exercisable only by the participant.

Plan Amendment and Termination

The Board may amend or terminate the Incentive Equity Plan at any time, provided that no amendment, suspension or termination of the Incentive Equity Plan will, without the consent of an award holder, materially prejudice the interests of such award holder, unless the award itself otherwise expressly so provides.

The Incentive Equity Plan provides that in no event may any award be granted under the Incentive Equity Plan after August 18, 2031.

Non-Employee Director Compensation Policy

In connection with the Business Combination, we adopted a compensation policy for our independent non-employee directors that consists of annual cash retainer fees and long-term equity awards.

Pursuant to this policy, each independent non-employee director will receive an annual cash retainer of £65,000. The chairpersons of the audit committee, the compensation committee and the ESG committee will each receive an additional annual cash retainer of £15,000. The Senior Independent Director will receive an additional annual cash retainer of £10,000. Each annual cash retainer will be paid quarterly in arrears. No meeting fees will be paid to any independent non-employee director for attending any meetings of the Board or its committees.

In addition, we intend to grant each independent non-employee director who serves on the Board as of the consummation of the Business Combination, on the first date of effectiveness of our first registration statement on Form S-8 with respect to the Incentive Equity Plan, an award of restricted stock units or nil-cost options with respect to a number of our Class A Shares with a grant-date value of £500,000 (based on the volume weighted-average price per share as of such date). Independent non-employee directors who are appointed after the consummation of the Business Combination and prior to the date of our first annual meeting or between annual meetings will also receive an award of restricted stock units or nil-cost options with respect to a number of our Class A Shares with a grant-date value of £500,000 (based on the volume weighted-average price per share as of the applicable grant date).

Also, pursuant to this policy, on the date of any annual meeting of our shareholders, each independent non-employee director may be granted, at the sole discretion of the compensation committee, an award of restricted stock units or an award of nil-cost options, to be determined by the compensation committee in its sole discretion with consideration given to the tax residency of the relevant independent non-employee director.

Each of the foregoing equity awards will vest and become exercisable as set out in the Incentive Equity Plan and the applicable award agreement and, subject to the discretion of the compensation committee, may vest in full immediately prior to the occurrence of a Change in Control (as defined in the Incentive Equity Plan), to the extent outstanding at such time. All equity awards granted under this policy will be granted under, and subject to the limits of, the Incentive Equity Plan and an award agreement thereunder.

DESCRIPTION OF SECURITIES

The following description of the material terms of our share capital includes a summary of specified provisions of the Articles that became effective upon the completion of the Business Combination. This description is qualified by reference to our Articles, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part.

We are a Cayman Islands exempted company and our affairs are governed by the Articles, the Companies Act and the common law of the Cayman Islands. Pursuant to the Articles, we are authorized to issue 1,100,000,000 Class A Shares, 50,000,000 Class B Shares, 1,000,000,000 Class C Shares and 5,000,000 preference shares, par value of U.S.$0.0001 each.

As of September 28, 2021 we had 752,152,839 Ordinary Shares issued and outstanding, consisting of 111,228,813 Class A Shares, 0 Class B Shares and 640,924,026 Class C Shares.

Ordinary Shares

Holders of Ordinary Shares are entitled to one vote for each share held of record on all matters to be voted on by members.

There is no cumulative voting with respect to the election of directors.

Conversion of Class C Shares

Class C Shares will automatically convert on a one-for-one basis into Class A Shares, subject to any adjustments for any subdivision or combination with respect to the Class A Shares in accordance with the Articles, on the earlier to occur of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Class A Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date.

Any conversion of Class C Shares into Class A Shares pursuant to the Articles shall be effected by means of the re-designation of each relevant Class C Share as a Class A Share.

Preference Shares

The Board is authorized to issue preference shares from time to time in one or more series without member approval. The Board has the discretion under the Articles to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of our authorized but unissued undesignated shares, and the Board may issue those shares in series of preference shares, without any further member approval. The rights with respect to a series of preference shares may be greater than the rights attached to the Ordinary Shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of Ordinary Shares until the Board determines the specific rights attached to any preference shares so issued. The effect of issuing preference shares could include, among other things, one or more of the following:

•        Restricting dividends in respect of the Ordinary Shares;

•        Diluting the voting power of the Ordinary Shares or providing that holders of preference shares have the right to vote on matters as a class;

•        Impairing the liquidation rights of the Ordinary Shares; or

•        Delaying or preventing a change of control of Cazoo.

As of September 28, 2021, there were no preference shares outstanding, and we have no present plans to designate the rights of or to issue any preference shares.

Dividend Rights

Subject to the foregoing, the payment of cash dividends in the future, if any, will be at the discretion of the Board.

Variation of Rights

Under the Articles, if the share capital is divided into more than one class of shares, the rights attached to any such class may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material and adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The Board may not vary any rights of the Class C Shares without two thirds consent of the holders of Class C Shares.

Transfer of Shares

Subject to the limitations described below regarding Class C Shares during the Class C Lock-Up Period, members may transfer all or any of the member’s Ordinary Shares in compliance with the rules and regulations of the NYSE, the SEC and any other competent regulatory authority or as permitted by applicable law.

The Board may in its absolute discretion decline to register a transfer of Ordinary Shares which are not fully paid up or on which the Company has a lien or issued under any share incentive scheme for employees upon which a transfer restriction imposed still exists. The Board may, but is not required to, decline to register a transfer of any Ordinary Shares unless certain requirements are met.

During the Class C Lock-Up Period Class C Shares may only be transferred:

•        with Board’s approval for the sole purpose of satisfying tax obligations incurred with the receipt of Class C Shares, limited to the number and amount of Class C Shares to satisfy any tax obligations directly in connection with the receipt of Class C Shares in connection with the Company’s acquisition of Cazoo Holdings;

•        to any director or officer of the Company or any affiliates of members of the immediate family of any director or officer of the Company;

•        by a gift to the member’s immediate family or to a trust, the beneficiary of which is the member or a member of the member’s immediate family;

•        to a charitable organization;

•        by virtue of laws of descent and distribution upon death;

•        pursuant to a qualified domestic relations order;

•        in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction in which all members have the right to exchange their Ordinary Shares

•        to an affiliate of the holder; or

•        with the unanimous approval of a committee of the Board comprised of one director designated in writing by the Sponsor and one executive director.

Any person who receives Class C Shares during the Class C Lock-Up Period will be bound by the same restrictions as the initial holder. Any attempted transfer that is not a permitted transfer as described above will be null and void.

Liquidation

On a winding-up or other return of capital, subject to any special rights attaching to any other class of shares, holders of Ordinary Shares will be entitled to participate in any assets available for distribution in proportion to their shareholdings.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The Articles permit indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs damages or expenses, including legal expenses, incurred in their capacities as such unless such liability (if any) arises from actual fraud, willful neglect or willful default, as determined by a court of competent jurisdiction in a final non-appealable order. In addition, we have entered into indemnification agreements with our directors and senior executive officers that provide such persons with additional indemnification beyond that provided in the Articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Certain Anti-Takeover Provisions in the Articles

Certain provisions in the Articles may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a member might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the Ordinary Shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with the Board.

Ordinary Shares

The authorized but unissued Ordinary Shares will be available for future issuance by the Board on such terms as the Board may determine, subject to any limitations in the Articles. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued Ordinary Shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger, amalgamation, scheme of arrangement or otherwise.

Preference Shares

Preference shares could be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. If the Board decides to issue these preference shares, the price of Ordinary Shares may fall and the voting and other rights of the holders of Ordinary Shares may be materially adversely affected. Pursuant to the Articles, preference shares may be issued by us from time to time, and the Board is authorized (without any requirement for further member action) to determine the rights, preferences, powers, qualifications, limitations and restrictions attaching to those shares (and any further undesignated shares which may be authorized by our members).

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Articles for a proper purpose and for what they believe in good faith to be in the best interests of the Company.

Classified Board

Our board of directors is comprised of nine directors. The Articles provide that, subject to the right of holders of any series of preference shares, our Board is divided into three classes of directors, as nearly equal in number as possible, and with the directors serving staggered three-year terms, with only one class of directors being elected at each annual general meeting. As a result, approximately one-third of the Board will be elected each year.

The classification of directors has the effect of making it more difficult for members to change the composition of the Board. The Articles provide for a board comprised of between five and nine directors, but in accordance with the Articles, the directors may increase or reduce the upper and lower limits of the number of directors. See the section entitled “Management.”

Unanimous Action by Written Consent

The Articles provide that members may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each member who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Amendment of Governing Documents

As permitted by Cayman Islands law, the Articles may only be amended by a special resolution of the members.

Member Proposals and Director Nominations

A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting.

The Articles do not provide for the ability of members to nominate candidates for election as directors or to bring business before a meeting of members.

General Meetings

The Companies Act does not provide members with rights to requisition a general meeting and does not provide member with any right to put any proposal before a general meeting. The Articles permit the Board or the chairperson of the Board to call general meetings. The Articles do not allow members to requisition a general meeting.

Cumulative Voting

Cumulative voting potentially facilitates the representation of minority members on a board of directors since it permits the minority member to cast all the votes to which the member is entitled on a single director, which increases the member’s voting power with respect to electing such director. As permitted under Cayman Islands law, the Articles do not provide for cumulative voting.

Transactions with Interested Members

Cayman Islands law has no statute that prohibits certain business combinations with an interested member. However, although Cayman Islands law does not regulate transactions between a company and its significant members, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority members. Any merger or consolidation of the Company with one (1) or more constituent companies shall require the approval of a special resolution (66⅔% of members at a general meeting where there is a quorum).

Dissolution; Winding Up

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an Ordinary Resolution (simple majority standard) of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Articles, if the Company is wound up, the liquidator may distribute the assets available for distribution amongst the members in proportion to the par value of the Ordinary Shares held by them at the commencement of the winding up subject to a deduction from those Ordinary Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

Rights of Non-Resident or Foreign Members

There are no limitations imposed by the Articles on the rights of non-resident or foreign members to hold or exercise voting rights on the Company’s shares. In addition, there are no provisions in the Articles governing the ownership threshold above which member ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, the Board is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, or other rights or restrictions.

Inspection of Books and Records

Holders of shares have no general right under Cayman Islands law to inspect or obtain copies of the Company’s register of members or the Company’s corporate records.

Waiver of Certain Corporate Opportunities

The Articles provide for a waiver of the obligation to provide business opportunities to the Company for directors, members and affiliates of members, in each case, other than an officer (including any officer that is also a director, or a member or an affiliate of such member, as the case may be) (as more particularly described in the Articles). Notwithstanding that the waiver does not apply to any officer, officers are not restricted from engaging, directly or indirectly, in other business ventures of every type and description (other than any competing business, except to the extent permitted under the Articles). No officer shall be deemed to be engaging in a competing business if such activity is: (i) approved by a majority of disinterested directors, subject to applicable law, or (ii) with respect to any investment such officer has as of the date of effectiveness of the Articles, an investment in the greater of (A) up to an additional two and one half per cent (2.5%) or (B) seven and one half per cent (7.5%) in the aggregate of the capital stock of a competing business (in each case, so long as such officer does not participate in management activities or otherwise have the ability to influence or control such competing business). This is subject to applicable law.

Directors

Appointment of Directors

The Board is divided into three (3) classes designated as Class I, Class II and Class III, respectively with directors divided as nearly as possible into thirds among the classes. Subject to the Business Combination Agreement and the Investor Rights Agreement, directors are assigned to each class by the Board. At our 2022 annual general meeting, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three (3) years. At our 2023 annual general meeting, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three (3) years. At our 2024 annual general meeting, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three (3) years. At each succeeding annual general meeting, directors shall be elected for a full term of three (3) years to succeed the directors of the class whose terms expire at such annual general meeting. Directors hold office until the expiration of the director’s term, until a director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

Directors are elected by a majority standard, which requires the number of votes cast for the person’s appointment to exceed the number of votes cast against the person’s appointment.

Any director may in writing appoint another person to be such director’s alternate, with the alternate having the authority to act in the director’s place at any meeting at which the appointing director is unable to be present. A director may, but is not required to, appoint another director to be an alternate.

Removal of Directors

Under the Articles, a director may be removed from office only for cause by special resolution of the Company. A director will also cease to be a director if he or she (i) becomes bankrupt or makes any arrangement or composition with such director’s creditors; (ii) is found to be or becomes of unsound mind; (iii) resigns the office of director by notice in writing to the company; (iv) absents himself or herself (for the avoidance of doubt, without being represented by an alternate) from three (3) consecutive meetings of the Board without special leave of absence from the Board, and the Board passes a resolution that he or she has by reason of such absence vacated office; or (v) is prohibited, by any applicable law or relevant code applicable to the listing of shares on the NYSE, from being a director.

Filling Vacancies on the Board

Vacancies on the Board may be filled by the majority of the directors then in office, even if less than a quorum, or by a sole remaining director (subject to the Companies Act, applicable law, or any rights of any preference shares).

A director appointed to fill a vacancy resulting from the death, resignation or removal of a director serves the remainder of the full term of the director whose death, resignation or removal created the vacancy and until his or her successor shall have been appointed and qualified.

During the period that the Sponsor and DMGH have the ability to designate directors, the Sponsor and DMGH have re-appointment rights if the director each of them appointed fails to be elected or their seat is otherwise vacated.

Directors’ Fiduciary Duties

Under Cayman Islands law, directors and officers owe the following fiduciary duties:

•        duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;

•        duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•        directors should not improperly fetter the exercise of future discretion;

•        duty to exercise powers fairly as between different sections of members;

•        duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•        duty to exercise independent judgment.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the members provided that there is full disclosure by the directors. This can be done by way of permission granted in the amended and restated memorandum and articles of association or alternatively by member approval at general meetings.

Meetings of Members

As a Cayman Islands exempted company, we are not obliged by law to call annual general meetings, however, pursuant to the Articles, directors are elected at annual general meetings and the NYSE requires an annual meeting.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is Equiniti Trust Company.

Listing

Our Class A Shares and Warrants are currently listed on the New York Stock Exchange under the symbols “CZOO” and “CZOO WS,” respectively.

Warrants

Public Warrants

The following description of the Warrants contains only material information concerning such warrants and does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement filed as an exhibit to the registration statement of which this prospectus forms a part.

The terms of the Warrants are set forth in the Warrant Agreement, dated as October 27, 2020, between Ajax and Continental (the “Warrant Agreement”), as amended by the Amendment to and Assignment of Warrant Agreement, dated August 23, 2021, among Ajax, the Company, Continental and Equiniti, pursuant to which Equiniti succeeded Continental as warrant agent for the Warrants. Each Warrant currently entitles the holder thereof to purchase one Class A Share at price of $11.50 per share, subject to adjustment as discussed below. As of September 28, 2021, there were 41,254,590 Warrants outstanding, including 20,124,772 public warrants and 21,129,818 private warrants.

Exercisability

Each Warrant becomes exercisable to purchase one Class A Share at a price of $11.50 per share, at any time commencing on October 30, 2021, except as described below. Pursuant to the Warrant Agreement, a warrantholder may exercise its Warrants only for a whole number of Class A Shares. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption.

We will not be obligated to deliver any Class A Shares pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A Shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available, including in connection with a cashless exercise permitted as a result of a notice of redemption. No warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.

Under the terms of the Warrant Agreement, we are obligated, as soon as practicable, but in no event later than 15 business days, after the closing of the Business Combination, to use commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A Shares issuable upon exercise of the Warrants. We will use commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if the Class A Shares are, at the time of any exercise of a Warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act. We may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of

Class A Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in the preceding sentence shall mean the volume weighted average price of the Class A Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of Warrants when the price per Class A Share equals or exceeds $18.00

Once the Warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•        if, and only if, the last reported sale price of our Class A Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders (the “Reference Value”) equals or exceeds $18.00 per share (subject to adjustment as described below).

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A Shares is available throughout the 30-day redemption period. If and when the Warrants become redeemable, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each warrantholder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date.

Redemption of Warrants when the price per Class A Share equals or exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private warrants:

•        in whole and not in part;

•        at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of the Class A Shares (as defined below) except as otherwise described below; and

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (subject to adjustment as described below).

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Class A Shares that a warrantholder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Class A Shares on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the Class A Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrantholders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” below, and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the Class A Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrant is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 Class A Shares for each Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Class A Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 Class A Shares for each Warrant. In no event will the Warrants be exercisable in connection with this redemption feature for more than 0.361 Class A Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any Class A Shares.

No fractional Class A Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Class A Shares to be issued to the holder.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A Shares issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of issued and outstanding Class A Shares is increased by a capitalization or share dividend payable in Class A Shares, or by a sub-division of Class A Shares or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of Class A Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the issued and outstanding Class A Shares. A rights offering made to all or substantially all holders of Class A Shares entitling holders to purchase Class A Shares at a price less than the “historical fair market value” (as defined below) will be deemed a capitalization of a number of Class A Shares equal to the product of (1) the number of Class A Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Shares) multiplied by (2) one minus the quotient of (x) the price per Class A Share paid in such rights offering divided by (y) the historical fair market value. For these purposes, (1) if the rights offering is for securities convertible into or exercisable for Class A Shares, in determining the price payable for Class A Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) “historical fair market value” means the volume weighted average price of Class A Shares during the 10 trading day period ending on the trading day prior to the first date on which the Class A Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay to all or substantially all of the holders of Class A Shares a dividend or make a distribution in cash, securities or other assets to the holders of Class A Shares on account of such Class A Shares (or other securities into which the Warrants are convertible), other than (a) as described above, or (b) any cash dividends or cash distributions which, when combined on a per share basis, with all other cash dividends and cash distributions paid on the Class A Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted for share sub-divisions, share dividends, rights issuances, consolidations, reorganizations, recapitalizations and other similar transactions) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A Share in respect of such event.

If the number of issued and outstanding Class A Shares is decreased by a consolidation, combination, or reclassification of Class A Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in issued and outstanding Class A Shares.

Whenever the number of Class A Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the issued and outstanding Class A Shares (other than those described above or that solely affects the par value of such Class A Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other of other property of the Company as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares, stock or other equity securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrantholder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Shares in such a transaction is payable in the form of ordinary shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant.

The terms of the Warrants are governed by the Warrant Agreement. The Warrant Agreement provides that (a) the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correcting any mistake, including conforming the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth in the IPO prospectus, or defective provision or (ii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants and (b) all other modifications or amendments require the vote or written consent of at least 65% of the then outstanding public warrants and, solely with respect to any amendment to the terms of the private warrants or any provision of the Warrant Agreement with respect to the private warrants, at least 65% of the then outstanding private warrants. The Warrant Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

The warrantholders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their warrants and receive Class A Shares. After the issuance of Class A Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Private Warrants

The private warrants (including the Class A Shares issuable upon exercise of the Sponsor Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (subject to certain limited exceptions) and they are not redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private warrants on a cashless basis and have certain registration rights with respect to such securities. The private warrants are identical to the public warrants except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the Class A Shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Business Combination; (3) they may be exercised by the holders on a cashless basis; (4) they (including the Class A Shares issuable upon exercise of these warrants) are entitled to registration rights and (5) they will not be exercisable more than seven years after the completion of the Business Combination so long as they are held by the

Sponsor or any of its permitted transferees. If the private warrants are held by holders other than the Sponsor or its permitted transferees, the private warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.

If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Shares underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) less the exercise price of the warrants by (y) the historical fair market value. For these purposes, the “historical fair market value” shall mean the average last reported sale price of the Class A Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Enforceability of Civil Liability under Cayman Islands Law

We have been advised by Maples and Calder, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize, or enforce against us, judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Anti-Money Laundering — Cayman Islands

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection — Cayman Islands

We have certain duties under the Data Protection Act, 2017 of the Cayman Islands (the “Data Protection Act”) based on internationally accepted principles of data privacy.

Privacy Notice

Introduction

This privacy notice puts our members on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the Data Protection Act (“personal data”). In the following discussion, the “company,” “us,” “our” and “we” refers to Cazoo Group Ltd and its affiliates and/or delegates, except where the context requires otherwise.

Investor Data

We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the Data Protection Act and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

In our use of this personal data, we will be characterized as a “data controller” for the purposes of the Data Protection Act, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the Data Protection Act or may process personal information for their own lawful purposes in connection with services provided to us.

We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a member and/or any individuals connected with a member as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the member’s investment activity.

Who this Affects

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in the company, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.

How We May Use a Member’s Personal Data

We, as the data controller, may collect, store and use personal data for lawful purposes, including, in particular:

1.      where this is necessary for the performance of our rights and obligations under any purchase agreements;

2.      where this is necessary for compliance with a legal and regulatory obligation to which we are subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or

3.      where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.

Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.

Why We May Transfer Your Personal Data

In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority. They, in turn, may exchange this information with foreign authorities, including tax authorities.

We anticipate disclosing personal data to persons who provide services to the company and their respective affiliates (which may include certain entities located outside the United States, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.

The Data Protection Measures We Take

Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the Data Protection Act.

We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Ajax Related Person Transactions prior to the Business Combination

Founder Shares

On September 16, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of Ajax in consideration for 8,855,000 Ajax Class B Shares (the “founder shares”). On September 22, 2020, Ajax effected a share capitalization resulting in an aggregate of 9,583,333 founder shares being outstanding. The Ajax Class B Shares included an aggregate of up to 1,250,000 founder shares subject to forfeiture by the Sponsor, so that the number of Ajax Class B Shares would collectively represent 10% of Ajax’s issued and outstanding shares upon the completion of the IPO. On December 11, 2020, the option to exercise the remaining over-allotment balance expired and 638,990 founder shares were forfeited, resulting in an aggregate of 8,944,343 Ajax Class B Shares issued and outstanding. In connection with consummation of the Business Combination, the founder shares were cancelled and exchanged for Class B Shares, which subsequently converted into Class A Shares upon closing of the Business Combination.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the founder shares until the earlier to occur of: (A) two years after the completion of the Business Combination; and (B) subsequent to completion of the Business Combination, (x) if the last reported sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of Ajax’s IPO, the Sponsor purchased an aggregate of 21,129,818 private placement warrants at a price of $1.00 per private placement warrant (for an aggregate purchase price of $21,129,818). The proceeds from the sale of the private placement warrants were added to the net proceeds from Ajax’s IPO held in the trust account. Upon consummation of the Business Combination the private placement warrants were cancelled and exchanged for private warrants, each exercisable to purchase one Class A Share at an exercise price of $11.50 per share, subject to adjustment.

Related Party Notes

On September 16, 2020, Ajax issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which Ajax could borrow up to an aggregate principal amount of $500,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, or (i) the consummation of Ajax’s IPO. The outstanding balance under the Promissory Note of $500,000 was repaid at the closing of Ajax’s IPO on October 30, 2020.

On March 22, 2021, Daniel Och, Ajax’s chief executive officer and chairman of Ajax’s board of directors, committed to provide Ajax with an aggregate of $1,500,000 in loans. On May 15, 2021, Daniel Och and Glenn Fuhrman, a director of Ajax, committed to provide Ajax with an aggregate of $2,000,000 in loans. On August 4, 2021, Daniel Och and Glenn Fuhrman committed to provide Ajax with an aggregate of $1,650,000 in loans. As of June 30, 2021 there were $3,500,000 of such loans outstanding. The loans were non-interest bearing, unsecured and were repaid upon consummation of the Business Combination.

Administrative Services Agreement

In October 2020 Ajax entered into an agreement (the “Administrative Services Agreement”) to pay the Sponsor up to $10,000 per month for office space, and administrative and support services. For the period from August 13, 2020 (inception) through December 31, 2020, Ajax incurred and paid $21,290, in fees for these services. For the six months ended June 30, 2021 Ajax incurred and paid $60,000, in fees for these services. The Administrative Services Agreement was terminated in connection with the closing of the Business Combination.

Cazoo Related Person Transactions prior to the Business Combination

DMGV Financing

As part of prior Cazoo Holdings funding rounds, DMGV provided future media spend in place of cash for a portion of their investment. Cazoo Holdings used approximately £2.0 million of such media spend in the fiscal year ended December 31, 2020 and the Company expects to use approximately £2.0 million of such media spend in the fiscal year ended December 31, 2021. In July 2021, Cazoo Holdings and DMGV agreed to extend the utilization period for approximately £9.0 million of media spend through the first half of 2024.

Transactions Related to the Business Combination

Investor Rights Agreement

At the closing of the Business Combination, the Company, the Sponsor and certain securityholders of the Company entered into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which, among other things, the Company is obligated to file a registration statement to register the resale of certain of its securities held by the holders party thereto within 45 days after the closing of the Business Combination and to use reasonable best efforts to cause such registration statement to be declared effective as soon as possible after such filing, but no later than (i) the 90th day (or the 120th day if the SEC notifies that it will “review” such registration statement) following the closing of the Business Combination. In addition, the Investor Rights Agreement contains customary demand and “piggy-back” registration rights. The Investor Rights Agreement also provides that the Company pay certain expenses relating to such registrations and indemnify the holders party thereto against (or make contributions in respect of) certain liabilities that may arise under the Securities Act.

Pursuant to the terms of the Investor Rights Agreement, certain shareholders are entitled to nominate individuals to the board of directors of the Company following the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth therein. In particular, the Company and such securityholders have agreed to take all necessary and desirable action within their control to cause the nominating committee of the board of directors to nominate and recommend to the board of directors, the following individuals for election to the board as directors:

(a)     for so long as Alex Chesterman is the Chief Executive Officer of the Company or, together with his affiliates, beneficially owns at least 5% of the issued and outstanding voting shares of the Company, Alex Chesterman;

(b)    for so long as Stephen Morana is the Chief Financial Officer of the Company, Stephen Morana;

(c)     until the expiration of the term of office of the Company’s Class III directors in office on the closing of the Business Combination, one individual designated by the Sponsor, who will initially be Daniel Och; and

(d)    until the later of (i) the expiration of the term of office of the Company’s Class III directors in office on the Closing Date and (ii) such time as DMGV, together with certain affiliates, no longer beneficially owns 10% or more of the issued and outstanding voting shares of the Company, one individual designated by DMGV, who will initially be Lord Rothermere.

Pursuant to the terms of the Investor Rights Agreement the Board will initially be set at nine members, at least three of whom satisfy the independence criteria applicable to the audit committee of the Board. So long as the Board comprises nine members, three of such directors shall sit in each of Class I, Class II and Class III.

Pursuant to the terms of the Investor Rights Agreement, so long as DMGV has a designee on the Board, DMGV may, at its election and at any time by written notice to the Company, appoint a board observer to attend all meetings of the Board (and any committees thereof).

Pursuant to the Investor Rights Agreement, during the periods in which the Sponsor and DMGV, respectively, are permitted to designate a nominee to the Board under the provision described above, in the event that (i) a vacancy is created at any time by the death, retirement, disability, removal or resignation of any of the members nominated by the Sponsor or DMGV (the “Shareholder Designees”) or (ii) a Shareholder Designee fails to be elected to the Board at any annual or special meeting of the shareholders of the Company at which such Shareholder Designee stood for election but was nevertheless not elected, the remaining directors and the Company shall cause such open seat to be filled by a new member designated in writing by the shareholder that designated such Shareholder Designee, as soon as possible, and the Company and the other parties to the Investor Rights Agreement shall take all necessary and desirable actions within their control to accomplish the same.

Pursuant to the Investor Rights Agreement, if the Company intends to issue equity securities within one year of the closing of the Business Combination, which would result in any individual or entity that beneficially owns ten percent (10%) or more of the issued and outstanding Ordinary Shares, having beneficial ownership of less than ten percent (10%) of the issued and outstanding Ordinary Shares then, at least 15 business days prior to the issuance of the equity securities, the Company is required to deliver to such shareholder an offer to issue a portion of such equity securities to such shareholder in an aggregate amount, on a pro forma basis after giving effect to the issuance of such equity securities, that would result in such shareholder maintaining beneficial ownership of at least ten percent (10%) of the issued and outstanding Ordinary Shares.

On September 2, 2021, DMGV transferred and assigned all of its Class A Shares and Class C Shares to DMGH. In connection with the transfer, DMGH executed a Joinder to the Investor Rights Agreement, pursuant to which DMGH agreed to join and be bound by the Investor Rights Agreement as if it were DMGV thereunder.

The foregoing summary of the Investor Rights Agreement is qualified in its entirety by reference to the text of the Investor Rights Agreement, the form of which is included as an exhibit to this registration statement, and is incorporated herein by reference.

Transaction Support Agreements

Concurrently with the execution of the Business Combination Agreement, Ajax, the Company, Cazoo Holdings and holders of a majority of each of Cazoo Holdings’ outstanding series A shares, series B shares, series C shares and ordinary shares executed transaction support agreements (the “Transaction Support Agreements”), pursuant to which, on the terms and subject to the conditions set forth therein, each such holder agreed to, among other things (i) following the effectiveness of the Company’s registration statement on Form F-4, enter into a purchase and sale agreement for his, her or its Cazoo Shares pursuant to which, such Cazoo Shareholder sold and the Company purchased such Cazoo Shareholder’s Cazoo Shares, (ii) to the extent reasonably determined to be necessary or advisable by Ajax or Cazoo Holdings in furtherance of the Business Combination, support and vote in favor of the Business Combination Agreement, the ancillary documents to which Cazoo Holdings was a party and the transactions contemplated thereby, (iii) take any actions reasonably determined by Ajax and Cazoo Holdings to be necessary or advisable to exercise the drag along right set out in and in accordance with Cazoo Holdings’ articles of association (including delivery by such holder to Cazoo Holdings of notice of a desire to transfer its Cazoo Shares and implement the drag along right in Cazoo Holdings’ articles of association), and (iv) subject to certain exceptions, not to transfer, assign, or sell their respective Cazoo Shares, prior to the consummation of the Business Combination. In addition, Alex Chesterman and Stephen Morana, in their capacities as Cazoo Shareholders, agreed under the Transaction Support Agreements signed by them to only make a Standard Election or a Stock Election (as such terms are defined in the Business Combination Agreement) with respect to (i) all Cazoo Shares held by them (including such Cazoo Shares resulting from the exercise of certain options), and (ii) all their vested unapproved options.

PIPE Investment

As part of the PIPE Investment, D1 Capital Partners Master LP, an affiliate of David Hobbs, purchased 10,000,000 PIPE Shares for $100,000,000, DMGV, an affiliate of Lord Rothermere, purchased 2,500,000 PIPE Shares for $25,000,000, entities affiliated with Anne Wojcicki purchased 750,000 PIPE Shares for $7,500,000, entities affiliated with Daniel Och purchased 13,150,000 PIPE Shares for $131,500,000, an entity affiliated with Glenn Fuhrman, a former director of Ajax, purchased 3,000,000 PIPE Shares for $30,000,000, an entity affiliated with Jim McKelvey, a former director of Ajax, purchased 1,500,000 PIPE Shares for $15,000,000, Steve Ells, a former director of Ajax, purchased 1,500,000 PIPE Shares for $15,000,000, and an entity affiliated with Kevin Systrom, a former director of Ajax, purchased 100,000 PIPE Shares for $1,000,000. In the aggregate, these investments represent approximately 40.6% of the total number of PIPE Shares issued.

Policies and Procedures for Related Person Transactions

Effective upon the consummation of the Business Combination, the Board adopted a written related person transaction policy that sets forth policies and procedures for the review and approval or ratification of related person transactions. The Company has policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and provides appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee has the responsibility to review related party transactions.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of Ordinary Shares as of September 28, 2021 based on 752,152,839 Ordinary Shares outstanding, consisting of 111,228,813 Class A Shares, 0 Class B Shares and 640,924,026 Class C Shares, giving effect to closing of the Business Combination, by:

•        each person known by the Company to be the beneficial owner of more than 5% of each class of the Ordinary Shares;

•        each of the Company’s executive officers and directors; and

•        all of the Company’s executive officers and directors as a group.

In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over Ordinary Shares they own or have the right to acquire within 60 days, as well as Ordinary Shares for which they have the right to vote or dispose of. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, Ordinary Shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of Ordinary Shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons.

Except as indicated by the footnotes below, the Company believes that the persons named below have sole voting and dispositive power with respect to all Ordinary Shares that they beneficially own. The Ordinary Shares owned by the persons named below have the same voting rights as the Ordinary Shares owned by other holders. To the Company’s knowledge, as of September 28, 2021, approximately 83.4% of the Class A Shares are owned by 71 record holders in the United States of America, and approximately 19.8% of the Class C Shares are owned by 39 record holders in the United States of America.

Name and Address of Beneficial Owner	Number of Class A Shares	%	Number of Class C Shares	%	% of Total Voting Power
Directors and Executive Officers of the Company
Alex Chesterman(1)(2)	—	—	177,539,737	27.7	23.6
Stephen Morana(1)(3)	—	—	4,451,305	*	*
Luciana Berger(1)	—	—	—	—	—
David Hobbs(4)	—	—	—	—	—
Moni Mannings(1)	—	—	—	—	—
Daniel S. Och(5)(6)	43,224,161	32.7	—	—	5.6
Lord Rothermere(7)	—	—	—	—	—
Duncan Tatton-Brown(1)	—	—	—	—	—
Anne Wojcicki(8)(9)	750,000	*	—	—	*
Ned Staple(1)(2)(10)(11)	—	—	1,088,353	*	*
All Directors and Executive Officers of the Company as a Group (10 Individuals)	43,974,161	33.2	183,079,395	28.6	29.4
Other Five Percent Holders:
Ajax I Holdings, LLC(12)	30,074,161	22.7	—	—	3.9
Daily Mail and General Holdings Ltd(13)	2,500,000	2.3	130,132,325	20.3	17.6
Entities affiliated with D1 Capital Partners(14)	10,000,000	9.0	26,826,525	4.2	4.9
Entities affiliated with Marcho Partners L.P.(15)	10,731,649	9.7	—	—	1.4
Pelham Long/Short Master Fund Ltd(16)	6,000,000	5.4	—	—	*
Entities affiliated with FMR, LLC(17)	6,000,000	5.4	26,474,126	4.1	4.3
Swilux SA(18)	750,000	*	33,684,110	5.3	4.6

____________

*        Less than one percent.

(1)      The business address of each of the following individuals is c/o Cazoo Group Ltd, 41 Chalton Street, London, NW1 1JD, United Kingdom.

(2)      Pursuant to Rule 13d-3 under the Exchange Act, Mr. Chesterman is deemed to have beneficial ownership of Class A Shares through his ownership of Class C Shares.

(3)      For Mr. Morana, consists of (i) 200,834 Class C Shares and (ii) options to purchase 4,250,471 Class C Shares with a weighted-average exercise price of £nil that were granted on September 1, 2021 to replace existing options under the Option Schemes. Each of the foregoing options is scheduled to expire no later than 10 years following the applicable grant date of the corresponding option under the Option Schemes that such option replaced.

(4)      David Hobbs is a partner of D1 Capital Partners L.P. D1 Capital Partners L.P. is a registered investment adviser and serves as the investment manager of private investment vehicles and accounts, including D1 Capital Partners Master LP, the sole and managing member of D1 Master Holdco I LLC. David Hobbs disclaims beneficial ownership in the Ordinary Shares held by D1 Capital Partners Master LP and D1 Master Holdco I LLC. The business address of David Hobbs is 9 West 57th Street, 36th Floor, New York, New York 10019.

(5)      The business address of Daniel S. Och is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(6)      Consists of (i) 8,944,343 Class A Shares and (ii) 21,129,818 private warrants held directly by the Sponsor. Daniel S. Och controls the managing member of the Sponsor. As such, he may be deemed to beneficially own the securities held by the Sponsor. In addition, consists of (i) 100,000 Class A Shares held by ASO GST Holdings, LLC; (ii) 100,000 Class A Shares held by AJO GST Holdings, LLC; (iii) 100,000 Class A Shares held by GST VII Holdings, LLC; (iv) 2,600,000 Class A Shares held by JADOFF Investments, LP; (v) 100,000 Class A Shares held by JAO GST Holdings, LLC; (vi) 7,550,000 Class A Shares held by WCH 2021 Quad, LLC; and (vii) 2,600,000 Class A Shares held by WCHS Holdings 1, LLC. Daniel S. Och may be deemed to hold voting and dispositive power over the shares held by ASO GST Holdings, LLC, AJO GST Holdings, LLC, GST VII Holdings, LLC, JADOFF Investments, LP, JAO GST Holdings, LLC, WCH 2021 Quad, LLC; and WCHS Holdings 1, LLC.

(7)      Lord Rothermere is the chairman of Daily Mail and General Trust plc (“DMGT”), the direct parent of DMGH. In addition, Lord Rothermere sits on the board of directors of Rothermere Continuation Limited, a Jersey corporation, which holds 100% of the outstanding voting shares of DMGT and approximately 36% of the outstanding total shares of DMGT. Rothermere Continuation Limited is controlled by a discretionary trust, which is held for the benefit of Lord Rothermere and his immediately family. Lord Rothermere disclaims beneficial ownership of the Ordinary Shares held by DMGH. The business address of Lord Rothermere is Northcliffe House, 2 Derry Street, London, United Kingdom W8 5TT.

(8)      Consists of (i) 500,000 Class A Shares held by The Anne Wojcicki Foundation and (ii) 250,000 Class A Shares held by ABeeC 2.0, LLC. Anne Wojcicki may be deemed to hold voting and dispositive power over the shares held by The Anne Wojcicki Foundation and ABeeC 2.0, LLC. The business address of Anne Wojcicki is 223 North Mathilda Avenue, Sunnyvale, CA 94086.

(9)      Information does not reflect interests held in the Sponsor.

(10)    For Mr. Staple, consists of (i) 940,546 Class C Shares and (ii) options to purchase 147,807 Class C Shares. In addition, Mr. Staple holds unvested options to purchase 194,339 Class C Shares. The options held by Mr. Staple have a weighted-average exercise price of £nil and were granted on September 1, 2021 to replace existing options under the Option Schemes. Each of the foregoing options is scheduled to expire no later than 10 years following the applicable grant date of the corresponding option under the Option Schemes that such option replaced.

(11)    With respect to 518,236 of his Class C Shares, Mr. Staple retains voting but not investment power.

(12)    Daniel S. Och controls the managing member of the Sponsor. As such, he may be deemed to beneficially own the securities held by the Sponsor. The business address of the Sponsor is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(13)    DMGH is a direct, wholly-owned subsidiary of DMGT. The business address of each of DMGH and DMGT is Northcliffe House, 2 Derry Street, London, United Kingdom W8 5TT.

(14)    Consists of (i) 10,000,000 Class A Shares held by D1 Capital Partners Master LP and (ii) 26,826,525 Class C Shares held by D1 Master Holdco I LLC. D1 Capital Partners L.P. is a registered investment adviser and serves as the manager of private investment vehicles and accounts, including D1 Capital Partners Master LP, the sole and managing member of D1 Master Holdco I LLC, and may be deemed to beneficially own the Class A Shares held by D1 Capital Partners Master LP and the Class C Shares held by D1 Master Holdco I LLC. Daniel Sundheim indirectly controls D1 Capital Partners L.P. and may be deemed to beneficially own the Class A Shares held by D1 Capital Partners Master LP and the Class C Shares held by D1 Master Holdco I LLC. The principal business address of the foregoing entities and person is 9 West 57th Street, New York, NY 10019.

(15)    Consists of (i) 7,073,481 Class A Shares held by Marcho Partners Master Fund ICAV and (ii) 2,866,509 Class A Shares held by Marcho Partners Long Master Fund ICAV. Carl Anderson is the Chief Investment Officer of the investment manager of each of Marcho Partners Master Fund ICAV and Marcho Partners Long Master Fund ICAV, and has voting and dispositive power with respect to the Class A Shares held by Marcho Partners Master Fund ICAV and Marcho Partners Long Master Fund ICAV. The business address of the above entities is Berkeley Square House, Berkeley Sq., London, W1J 6BE.

(16)    Pelham Capital Ltd, the investment manager of the Pelham Long/Short Master Fund Ltd (the “Fund”) is the discretionary manager and has voting and investment control over the Class A Shares held by the Fund. Ross Turner is the Chief Investment Officer of Pelham Capital Ltd and has ultimate voting and investment power over the Class A Shares held by the Fund. The mailing address of Pelham Long/Short Master Fund Ltd is c/o Pelham Capital Ltd, Smithson Plaza, 25 St. James’s Street, London SW1A 1HA.

(17)    Consists of (i) 1,619,500 Class A Shares held by Fidelity Contrafund: Fidelity Contrafund; (ii) 483,600 Class A Shares held by Fidelity Contrafund Commingled Pool, By: Fidelity Management Trust Company, as Trustee; (iii) 248,400 Class A Shares held by Fidelity Contrafund: Fidelity Contrafund K6; (iv) 280,596 Class A Shares held by Fidelity Contrafund: Fidelity Advisor

New Insights Fund — Sub A; (v) 7,825 Class A Shares held by Fidelity Global Growth and Value Investment Trust — Sub A by its manager Fidelity Investments Canada ULC; (vi) 83,800 Class A Shares held by Fidelity Insights Investment Trust, By its manager Fidelity Investments Canada ULC; (vii) 298 Class A Shares held by Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund; (viii) 98,800 Class A Shares held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund; (ix) 186,670 Class A Shares held by Variable Insurance Products Fund II: VIP Contrafund Portfolio — Subportfolio A; (x) 413,664 Class A Shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (xi) 14,274 Class A Shares held by Fidelity Blue Chip Growth Commingled Pool, By: Fidelity Management Trust Company, as Trustee; (xii) 847 Class A Shares held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund; (xiii) 40,885 Class A Shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (xiv) 1,038 Class A Shares held by Fidelity Blue Chip Growth Institutional Trust, By its manager Fidelity Investments Canada ULC; (xv) 29,292 Class A Shares held by FIAM Target Date Blue Chip Growth Commingled Pool, By: Fidelity Institutional Asset Management Trust Company as Trustee; (xvi) 56,400 Class A Shares held by Variable Insurance Products Fund III: VIP Balanced Portfolio — Information Technology Sub; (xvii) 53,300 Class A Shares held by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund — Information Technology Sub; (xviii) 5,700 Class A Shares held by Fidelity Advisor Series I: Fidelity Puritan Trust: Fidelity Balanced K6 Fund — Information Technology Sub-portfolio; (xix) 387,545 Class A Shares held by Fidelity Puritan Trust: Fidelity Balanced Fund — Information Technology Sub; (xx) 144,100 Class A Shares held by Fidelity Select Portfolios: Select Technology Portfolio; (xxi) 37,900 Class A Shares held by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio; (xxii) 260,200 Class A Shares held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund; (xxiii) 9,100 Class A Shares held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund; (xxiv) 3,800 Class A Shares held by Fidelity U.S. Growth Opportunities Investment Trust, by its manager Fidelity Investments Canada ULC; (xxv) 32,465 Class A Shares held by Fidelity NorthStar Fund — Sub D, by its manager Fidelity Investments Canada ULC; (xxvi) 121,733 Class A Shares held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (xxvii) 608,443 Class A Shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (xxviii) 652,910 Class A Shares held by Fidelity Growth Company Commingled Pool, By: Fidelity Management Trust Company, as Trustee; and (xxix) 116,915 Class A Shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund.

Consists of (i) 7,242,211 Class C Shares held by Fidelity Contrafund: Fidelity Contrafund; (ii) 1,995,382 Class C Shares held by Fidelity Contrafund Commingled Pool, By: Fidelity Management Trust Company, as Trustee; (iii) 873,840 Class C Shares held by Fidelity Contrafund: Fidelity Contrafund K6; (iv) 1,087,082 Class C Shares held by Fidelity Contrafund: Fidelity Advisor New Insights Fund - Sub A; (v) 308,232 Class C Shares held by Fidelity Insights Investment Trust, By its manager Fidelity Investments Canada ULC; (vi) 1,174 Class C Shares held by Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund; (vii) 422,493 Class C Shares held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund; (viii) 672,093 Class C Shares held by Variable Insurance Products Fund II: VIP Contrafund Portfolio - Subportfolio A; (ix) 4,096,720 Class C Shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (x) 126,692 Class C Shares held by Fidelity Blue Chip Growth Commingled Pool, By: Fidelity Management Trust Company, as Trustee; (xi) 6,756 Class C Shares held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund; (xii) 438,858 Class C Shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (xiii) 12,500 Class C Shares held by Fidelity Blue Chip Growth Institutional Trust, By its manager Fidelity Investments Canada ULC; (xiv) 366,897 Class C Shares held by FIAM Target Date Blue Chip Growth Commingled Pool, By: Fidelity Institutional Asset Management Trust Company as Trustee; (xv) 248,067 Class C Shares held by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio; (xvi) 1,628,803 Class C Shares held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund; (xvii) 68,058 Class C Shares held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund; (xviii) 14,168 Class C Shares held by Fidelity U.S. Growth Opportunities Investment Trust, by its manager Fidelity Investments Canada ULC; (xix) 611,665 Class C Shares held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund; (xx) 2,798,664 Class C Shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund; (xxi) 2,572,226 Class C Shares held by Fidelity Growth Company Commingled Pool, By: Fidelity Management Trust Company, as Trustee; (xxii) 318,694 Class C Shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund; and (xxiii) 68,058 Class C Shares held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund.

          These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.

          Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

          Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Ordinary Shares reported include Class A Shares issuable upon conversion of Class C Shares.

(18)    Swilux SA is a wholly-owned subsidiary of Compagnie Nationale à Portefeuille SA (“CNP”). CNP is indirectly controlled by Frère-Bourgeois Holding SA. The business address of Swilux SA is Rue de Namur 1, 2211 Luxembourg.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the selling securityholders of up to 429,176,927 Class A Shares, up to 21,129,818 private warrants and up to 21,129,818 Class A Shares issuable upon exercise of the private warrants held by our selling securityholders.

The selling securityholders may from time to time offer and sell any or all of the Class A Shares and private warrants set forth below pursuant to this prospectus. When we refer to the “selling securityholders” in this prospectus, we mean the persons listed in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus), and any donees, pledgees, distributees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named selling securityholders as a gift, pledge, distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the selling securityholders for which we are registering Class A Shares and private warrants for resale to the public, and the aggregate principal amount that the selling securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same Class A Shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same Class A Shares.

The Ordinary Shares and private warrants held by certain of the selling securityholders are subject to transfer restrictions, as described in the section entitled “Shares Eligible for Future Sale.”

We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Shares or private warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling securityholder information for each additional selling securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such selling securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each selling securityholder and the number of Class A Shares and private warrants registered on its behalf. A selling securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Except as indicated by the footnotes below, we believe that the persons named below have sole voting and dispositive power with respect to all Class A Shares that they beneficially own. The shares owned by the persons named below do not have voting rights different from the shares owned by other holders.

	Class A Shares Beneficially Owned Prior to Offering(1)		Private Warrants Beneficially Owned Prior to Offering		Number of Class A Shares Being Offered	Number of Private Warrants Being Offered	Class A Shares Beneficially Owned After the Offered Class A(1) Shares are Sold		Private Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	Shares	Percent			Shares	Percent	Warrants	Percent
Ajax I Holdings, LLC(2)	30,074,161	4.0%	21,129,818	100	30,074,161	21,129,818	—	—	—	—
Altimeter Partners Fund, L.P.(3)	1,500,000	*	—	—	1,500,000	—	—	—	—	—
ABeeC 2.0, LLC(4)	250,000	*	—	—	250,000	—	—	—	—	—
The Anne Wojcicki Foundation(5)	500,000	*	—	—	500,000	—	—	—	—	—
BlackRock, Inc.(6)	10,490,304	1.4%	—	—	4,000,000	—	6,490,304	*	—	—
Chescaplq LLC(7)	3,562,500	*	—	—	2,000,000	—	1,562,500	*	—	—
D1 Capital Partners Master LP(8)	10,000,000	1.3%	—	—	10,000,000	—	—	—	—	—
D1 Master Holdco I LLC(9)	26,826,525	3.6%	—	—	26,826,525	—	—	—	—	—
Daily Mail and General Holdings Ltd(10)	132,632,325	17.6%	—	—	132,632,325	—	—	—	—	—
Durable Capital Master Fund LP(11)	5,127,547	*	—	—	250,000	—	4,877,547	*	—	—
Mindich Charitable Foundation(12)	250,000	*	—	—	250,000	—	—	—	—	—
Fidelity Contrafund: Fidelity Contrafund(13)	8,861,711	1.2%	—	—	1,619,500	—	7,242,211	*	—	—
Fidelity Contrafund Commingled Pool By: Fidelity Management Trust Company, as Trustee(13)	2,487,982	*	—	—	483,600	—	1,995,382	*	—	—
Fidelity Contrafund: Fidelity Contrafund K6(13)	1,122,240	*	—	—	248,400	—	873,840	*	—	—
Fidelity Contrafund: Fidelity Advisor New Insights Fund – Sub A(13)	1,367,678	*	—	—	280,596	—	1,087,082	*	—	—
Fidelity Global Growth and Value Investment Trust – Sub A by its manager Fidelity Investments Canada ULC(13)	7,825	*	—	—	7,825	—	—	—	—	—
Fidelity Insights Investment Trust By its manager Fidelity Investments Canada ULC(13)	392,032	*	—	—	83,800	—	308,232	*	—	—
Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund(13)	1,472	*	—	—	298	—	1,174	*	—	—
Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund(13)	521,293	*	—	—	98,800	—	422,493	*	—	—
Variable Insurance Products Fund II: VIP Contrafund Portfolio – Subportfolio A(13)	858,763	*	—	—	186,670	—	672,093	*	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(13)	4,510,384	*	—	—	413,664	—	4,096,720	*	—	—
Fidelity Blue Chip Growth Commingled Pool By: Fidelity Management Trust Company, as Trustee(13)	140,996	*	—	—	14,274	—	126,692	*	—	—
Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund(13)	7,603	*	—	—	847	—	6,756	*	—	—
Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund(13)	479,743	*	—	—	40,885	—	438,858	*	—	—
Fidelity Blue Chip Growth Institutional Trust By its manager Fidelity Investments Canada ULC(13)	13,538	*	—	—	1,038	—	12,500	*	—	—
FIAM Target Date Blue Chip Growth Commingled Pool By: Fidelity Institutional Asset Management Trust Company as Trustee(13)	396,189	*	—	—	29,292	—	366,897	*	—	—
Variable Insurance Products Fund III: VIP Balanced Portfolio – Information Technology Sub(13)	56,400	*	—	—	56,400	—	—	—	—	—
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund – Information Technology Sub(13)	53,300	*	—	—	53,300	—	—	—	—	—
Fidelity Puritan Trust: Fidelity Balanced K6 Fund – Information Technology Sub-portfolio(13)	5,700	*	—	—	5,700	—	—	—	—	—

	Class A Shares Beneficially Owned Prior to Offering(1)		Private Warrants Beneficially Owned Prior to Offering		Number of Class A Shares Being Offered	Number of Private Warrants Being Offered	Class A Shares Beneficially Owned After the Offered Class A(1) Shares are Sold		Private Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	Shares	Percent			Shares	Percent	Warrants	Percent
Fidelity Puritan Trust: Fidelity Balanced Fund – Information Technology Sub(13)	387,545	*	—	—	387,545	—	—	—	—	—
Fidelity Select Portfolios: Select Technology Portfolio(13)	144,100	*	—	—	144,100	—	—	—	—	—
Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio(13)	285,967	*	—	—	37,900	—	248,067	*	—	—
Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund(13)	1,889,003	*	—	—	260,200	—	1,628,803	*	—	—
Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund(13)	77,158	*	—	—	9,100	—	68,058	*	—	—
Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC(13)	17,968	*	—	—	3,800	—	14,168	*	—	—
Fidelity NorthStar Fund – Sub D by its manager Fidelity Investments Canada ULC(13)	32,465	*	—	—	32,465	—	—	—	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund(13)	733,398	*	—	—	121,733	—	611,665	*	—	—
Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund(13)	3,407,107	*	—	—	608,443	—	2,798,664	*	—	—
Fidelity Growth Company Commingled Pool By: Fidelity Management Trust Company, as Trustee(13)	3,225,136	*	—	—	652,910	—	2,572,226	*	—	—
Fidelity Mt. Vernon Street Trust : Fidelity Growth Company K6 Fund(13)	435,609	*	—	—	116,915	—	318,694	*	—	—
Arleon LLC, a series of Virtru PE LLC, A Delaware Series LLC(14)	3,000,000	*	—	—	3,000,000	—	—	—	—	—
Highline Investments LLC(15)	5,000,000	*	—	—	3,000,000	—	2,000,000	*	—	—
Kwidnet Holdings LLC(16)	1,000,000	*	—	—	1,000,000	—	—	—	—	—
Saloniki Investments, LLC(17)	1,500,000	*	—	—	1,500,000	—	—	—	—	—
Luxor Gibraltar, LP – Series I(18)	79,474	*	—	—	79,474	—	—	—	—	—
Luxor Capital Partners Long Offshore Master Fund, LP(18)	12,965	*	—	—	12,965	—	—	—	—	—
Luxor Capital Partners Long, LP(18)	38,948	*	—	—	38,948	—	—	—	—	—
Luxor Capital Partners Offshore Master Fund, LP(18)	722,503	*	—	—	722,503	—	—	—	—	—
Luxor Capital Partners, LP(18)	1,139,923	*	—	—	1,139,923	—	—	—	—	—
Luxor Wavefront, LP(18)	506,187	*	—	—	506,187	—	—	—	—	—
Marcho Partners Long Master Fund ICAV(19)	2,866,509	*	—	—	1,270,800	—	1,595,709	*	—	—
Marcho Partners Master Fund ICAV(20)	7,865,140	1.1%	—	—	6,229,200	—	1,635,940	*	—	—
Morgan Stanley Institutional Fund, Inc. – Counterpoint Global Portfolio(21)	11,731	*	—	—	11,731	—	—	—	—	—
Morgan Stanley Institutional Fund, Inc. – Global Advantage Portfolio(21)	769,896	*	—	—	769,896	—	—	—	—	—
Morgan Stanley Institutional Fund, Inc. – Global Endurance Portfolio(21)	30,318	*	—	—	30,318	—	—	—	—	—
Morgan Stanley Investment Funds – Counterpoint Global Fund(21)	5,103	*	—	—	5,103	—	—	—	—	—
Morgan Stanley Investment Funds – Global Advantage Fund(21)	2,003,791	*	—	—	2,003,791	—	—	—	—	—

	Class A Shares Beneficially Owned Prior to Offering(1)		Private Warrants Beneficially Owned Prior to Offering		Number of Class A Shares Being Offered	Number of Private Warrants Being Offered	Class A Shares Beneficially Owned After the Offered Class A(1) Shares are Sold		Private Warrants Beneficially Owned After the Offered Warrants are Sold
	Shares	Percent	Shares	Percent			Shares	Percent	Warrants	Percent
Morgan Stanley Investment Funds – Global Endurance Fund(21)	179,161	*	—	—	179,161	—	—	—	—	—
MIC Capital Partners (Public) Parallel Cayman, LP(22)	3,356,693	*	—	—	1,750,000	—	1,606,693	*	—	—
Palestra Capital Master Fund, L.P.(23)	2,000,000	*	—	—	2,000,000	—	—	—	—	—
Pelham Long/Short Master Fund Ltd(24)	6,000,000	*	—	—	6,000,000	—	—	—	—	—
Schonfeld Strategic 460 Fund LLC(25)	1,000,000	*	—	—	1,000,000	—	—	—	—	—
Senator Global Opportunity Master Fund L.P.(26)	1,500,000	*	—	—	1,500,000	—	—	—	—	—
SHP II LLC(27)	6,877,547	*	—	—	2,000,000	—	4,877,547	*	—	—
Suvretta Master Fund, Ltd.(28)	1,488,000	*	—	—	1,488,000	—	—	—	—	—
Suvretta Long Master Fund, Ltd.(29)	12,000	*	—	—	12,000	—	—	—	—	—
SWILUX SA(30)	34,434,110	4.6%	—	—	750,000	—	33,684,110	4.5%	—	—
Kevin Systrom Revocable Trust(31)	100,000	*	—	—	100,000	—	—	—	—	—
M Steven Ells(32)	1,500,000	*	—	—	1,500,000	—	—	—	—	—
ASO GST Holdings, LLC(33)	100,000	*	—	—	100,000	—	—	—	—	—
AJO GST Holdings, LLC(34)	100,000	*	—	—	100,000	—	—	—	—	—
GST VII Holdings, LLC(35)	100,000	*	—	—	100,000	—	—	—	—	—
JADOFF Investments, LP(36)	2,600,000	*	—	—	2,600,000	—	—	—	—	—
JAO GST Holdings, LLC(37)	100,000	*	—	—	100,000	—	—	—	—	—
WCH 2021 Quad, LLC(38)	7,550,000	1.0%	—	—	7,550,000	—	—	—	—	—
WCHS Holdings 1, LLC(39)	2,600,000	*	—	—	2,600,000	—	—	—	—	—
Alex Chesterman(40)(41)	177,539,737	23.6%	—	—	177,539,737	—	—	—	—	—
Stephen Morana(40)(42)	4,451,305	*	—	—	4,451,305	—	—	—	—	—
Ned Staple(40)(43)	1,282,692	*	—	—	1,282,692	—	—	—	—	—

____________

*        Less than one percent.

(1)      This presentation assumes the conversion of all Class C shares into Class A Shares upon expiration of the Class C Lock-Up Period, and 752,152,839 Class A Shares outstanding (which reflects the 111,228,813 Class A Shares outstanding as of September 28, 2021 and the conversion of 640,924,026 Class C Shares outstanding as of September 28, 2021 into Class A Shares).

(2)      Consists of (i) 8,944,343 Class A Shares and (ii) 21,129,818 Class A Shares issuable upon the exercise of private warrants. Daniel Och controls the managing member of the Sponsor. As such, he may be deemed to beneficially own the securities held by the Sponsor. Daniel Och is a director of Cazoo and, prior to the closing of the Business Combination, served as Chief Executive Officer and Chairman of Ajax. The business address of the Sponsor is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(3)      Reflects 1,500,000 Class A Shares issued in the PIPE Investment. The Class A Shares are directly owned by Altimeter Partners Fund, L.P. (the “Fund”). Brad Gerstner is the sole managing principal of Altimeter Capital Management General Partner LLC (the “General Partner”), Altimeter Capital Management, LP (the “Investment Manager”) and Altimeter General Partner, LLC (the “Fund General Partner”). The General Partner is the sole general partner of the Investment Manager, which is the investment manager of the Fund. The Fund General Partner is the sole general partner of the Fund. The business address of Altimeter Partners Fund, L.P. is One International Place, Suite 4610, Boston, MA 02110.

(4)      Reflects 250,000 Class A Shares issued in the PIPE Investment. Anne Wojcicki may be deemed to hold voting and dispositive power over the shares held by ABeeC 2.0, LLC. Anne Wojcicki is a director of Cazoo and, prior to the closing of the Business Combination, served as a director of Ajax. The business address of ABeeC 2.0 LLC is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.

(5)      Reflects 500,000 Class A Shares issued in the PIPE Investment. Anne Wojcicki may be deemed to hold voting and dispositive power over the shares held by The Anne Wojcicki Foundation. Anne Wojcicki is a director of Cazoo and, prior to the closing of the Business Combination, served as a director of Ajax. The business address of The Anne Wojcicki Foundation is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.

(6)      Includes 4,000,000 Class A Shares issued in the PIPE Investment. The registered holder of the 4,000,000 Class A Shares issued in the PIPE investment and to be registered is the following fund and account under management by a subsidiary of BlackRock, Inc.: BlackRock Global Funds — Next Generation Technology Fund. The registered holders of the Class C Shares convertible into Class A Shares upon expiration of the Class C Lock-Up Period are the following funds and accounts under management by a subsidiary of BlackRock, Inc.: BlackRock Science and Technology Trust, and BlackRock Science and Technology Trust II. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by (i) the fund and account that is the registered holder of the 4,000,000 Class A Shares issued in the PIPE investment and to be registered for resale, or (ii) the funds and accounts which are the registered holders of the Class C Shares convertible into Class A Shares upon expiration of the Class C Lock-Up Period. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The addresses of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members are 55 East 52nd Street, New York, NY 10055 and 400 Howard Street, San Francisco, CA 94105. Shares shown include only (i) the 4,000,000 Class A Shares issued in the PIPE investment and to be registered for resale, and (ii) the Class C Shares convertible into Class A Shares upon expiration of the Class C Lock-Up Period, and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(7)      Reflects (i) 2,000,000 Class A Shares issued in the PIPE Investment, (ii) 1,250,000 additional Class A Shares and (iii) 312,500 Class A Shares issuable upon exercise of Warrants. Traci Lerner has voting and dispositive power over the shares held by Checaplq LLC. The business address of Checaplq LLC is 2800 Quarry Lake Drive, Suite 300, Baltimore, MD 21209.

(8)      Reflects 10,000,000 Class A Shares issued in the PIPE Investment. D1 Capital Partners L.P. is a registered investment adviser and serves as the manager of private investment vehicles and accounts, including D1 Capital Partners Master LP, and may be deemed to beneficially own the Class A Shares held by D1 Capital Partners Master LP. Daniel Sundheim indirectly controls D1 Capital Partners L.P. and may be deemed to beneficially own the Class A Shares held by D1 Capital Partners Master LP. David Hobbs is a partner of D1 Capital Partners L.P. David Hobbs is a director of Cazoo and, prior to the closing of the Business Combination, served as a director of Cazoo Holdings. The principal business address of the foregoing entities and person is 9 West 57th Street, New York, NY 10019.

(9)      Reflects 26,826,525 Class A Shares issuable upon conversion of Class C Shares. D1 Capital Partners L.P. is a registered investment adviser and serves as the manager of private investment vehicles and accounts, including D1 Capital Partners Master LP, the sole and managing member of D1 Master Holdco I LLC, and may be deemed to beneficially own the Class C Shares held by D1 Master Holdco I LLC. Daniel Sundheim indirectly controls D1 Capital Partners L.P. and may be deemed to beneficially own the Class C Shares held by D1 Master Holdco I LLC. David Hobbs is a partner of D1 Capital Partners L.P. David Hobbs is a director of Cazoo and, prior to closing of the Business Combination, served as a director of Cazoo Holdings. The principal business address of the foregoing entities and person is 9 West 57th Street, New York, NY 10019.

(10)    Reflects (i) 2,500,000 Class A Shares issued in the PIPE Investment and (ii) 130,132,325 Class A Shares issuable upon conversion of Class C Shares. Daily Mail and General Holdings Ltd (“DMGH”) is a direct, wholly-owned subsidiary of Daily Mail and General Trust plc (“DMGT”). DMGV Limited (“DMGV”), a wholly-owned subsidiary of DMGH, was a shareholder in Cazoo Holdings Limited, the predecessor to Cazoo Group Ltd, and was a shareholder in Cazoo Group Ltd until September 2, 2021, when it transferred all of the securities of the Company held by it to DMGH. Lord Rothermere is the Executive Chairman of DMGT, was a director at each of Cazoo Limited from December 6, 2018 until June 16, 2020 and Cazoo Holdings Limited from June 16, 2020 until August 26, 2021, and has been a director of Cazoo Group Ltd since August 26, 2021. DMGH and DMGT have voting and investment control over the shares held by DMGH. The business address of each of DMGH and DMGT is Northcliffe House, 2 Derry Street, London, United Kingdom W8 5TT.

(11)    Reflects (i) 250,000 Class A Shares issued in the PIPE Investment and (ii) 4,877,547 Class A Shares issuable upon conversion of Class C Shares. Durable Capital Partners LP (“Durable Capital Partners”) is the investment adviser to Durable Capital Master Fund LP (“Durable Master Fund”). Durable Capital Partners GP LLC (“Durable GP”) is the general partner of Durable Capital Partners, and Henry Ellenbogen is the chief investment officer of Durable Capital Partners and the managing member of Durable GP. The principal business address of Durable Master Fund is c/o Durable Capital Partners, 5425 Wisconsin Avenue, Suite 802, Chevy Chase, MD 20815.

(12)    Reflects 250,000 Class A Shares issued in the PIPE Investment. Eric Mindich is the President and Secretary of Mindich Charitable Trust and has voting and dispositive power with respect to the Class A Shares held by Mindich Charitable Trust. The business address of Mindich Charitable Foundation is c/o Everblue Management LLC, PO Box 907, New York, NY 10150.

(13)    These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC.

          Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

          Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The Ordinary Shares reported include Class A Shares issuable upon conversion of Class C Shares.

(14)    Reflects 3,000,000 Class A Shares issued in the PIPE Investment. Glenn Fuhrman, as the President of Virtru Investment Partners, the managing member of Arleon LLC, has the power to vote or dispose of the securities on behalf of Arleon LLC. Prior to the closing of the Business Combination, Glenn Fuhrman was the Co-founder, President and a Director of Ajax. The business address of Arleon LLC, a series of Virtru PE LLC, A Delaware Series LLC, is 640 Park Avenue, New York, NY 10065.

(15)    Reflects (i) 3,000,000 Class A Shares issued in the PIPE Investment, (ii) 1,600,000 additional Class A Shares and (iii) 400,000 Class A Shares issuable upon exercise of Warrants. The business address of Highline Investments LLC is 200 Clarendon Street, Boston, MA 02116.

(16)    Reflects 1,000,000 Class A Shares issued in the PIPE Investment. The business address of Kwidnet Holdings LLC is 200 Clarendon Street, Boston, MA 02116.

(17)    Reflects 1,500,000 Class A Shares issued in the PIPE Investment. James McKelvey Jr., as the manager of Arlanda Management, LLC, a member of Saloniki Investments, LLC, has the power to vote or dispose of the securities on behalf of Arlanda Management, LLC. Prior to the closing of the Business Combination, James McKelvey Jr. served as a Director of Ajax. The business address of Saloniki Investments, LLC is 3445 Peachtree Rd, Ste 1400, Atlanta, GA 30326.

(18)    Reflects (i) 79,474 Class A Shares held by Luxor Gibraltar, LP — Series I issued in the PIPE Investment; (ii) 12,965 Class A Shares held by Luxor Capital Partners Long Offshore Master Fund, LP issued in the PIPE Investment; (iii) 38,948 Class A Shares held by Luxor Capital Partners Long, LP issued in the PIPE Investment; (iv) 722,503 Class A Shares held by Luxor Capital Partners Offshore Master Fund, LP issued in the PIPE Investment; (v) 1,139,923 Class A Shares held by Luxor Capital Partners, LP issued in the PIPE Investment; and (vi) 506,187 Class A Shares held by Luxor Wavefront, LP issued in the PIPE Investment. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Gibraltar, LP — Series I, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Capital Partners Long, LP, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners, LP, and Luxor Wavefront, LP. The business address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Fl New York, NY 10036.

(19)    Reflects (i) 1,270,800 Class A Shares issued in the PIPE Investment and (ii) 1,595,709 additional Class A Shares. Carl Anderson is the Chief Investment Officer of the investment manager of Marcho Partners Long Master Fund ICAV, and has voting and dispositive power with respect to the Class A Shares held by Marcho Partners Long Master Fund ICAV. The business address of Marcho Partners Long Master Fund ICAV is Berkeley Square House, Berkeley Sq., London, W1J 6BE.

(20)    Reflects (i) 6,229,200 Class A Shares issued in the PIPE Investment and (ii) 1,635,940 additional Class A Shares. Carl Anderson is the Chief Investment Officer of the investment manager of Marcho Partners Master Fund ICAV and has voting and dispositive power with respect to the Class A Shares held by Marcho Partners Master Fund ICAV. The business address of Marcho Partners Master Fund ICAV is Berkeley Square House, Berkeley Sq., London, W1J 6BE.

(21)    Reflects (i) 11,731 Class A Shares held by Morgan Stanley Institutional Fund, Inc. — Counterpoint Global Portfolio issued in the PIPE Investment; (ii) 769,896 Class A Shares held by Morgan Stanley Institutional Fund, Inc. — Global Advantage Portfolio issued in the PIPE Investment; (iii) 30,318 Class A Shares held by Morgan Stanley Institutional Fund, Inc. — Global Endurance Portfolio issued in the PIPE Investment; (iv) 5,103 Class A Shares held by Morgan Stanley Investment Funds — Counterpoint Global Fund issued in the PIPE Investment; (v) 2,003,791 Class A Shares held by Morgan Stanley Investment Funds — Global Advantage Fund issued in the PIPE Investment; and (vi) 179,161 Class A Shares held by Morgan Stanley Investment Funds — Global Endurance Fund issued in the PIPE Investment. Morgan Stanley Investment Management Inc. is the investment manager or adviser of each of Morgan Stanley Institutional Fund, Inc. — Counterpoint Global Portfolio, Morgan Stanley Institutional Fund, Inc. — Global Advantage Portfolio, Morgan Stanley Institutional Fund, Inc. — Global Endurance Portfolio, Morgan Stanley Investment Funds — Counterpoint Global Fund, Morgan Stanley Investment Funds — Global Advantage Fund and Morgan Stanley Investment Funds — Global Endurance Fund (collectively, the “MS Funds”) and holds voting and dispositive power with respect to shares of record held by each of the MS Funds. The address of each of the MS Funds is 522 Fifth Avenue, New York, NY 10036.

(22)    Reflects (i) 1,750,000 Class A Shares issued in the PIPE Investment, and (ii) 1,606,693 Class A Shares issuable upon conversion of Class C Shares. MIC Capital Partners (Public) Parallel Cayman, LP is a fund constituted in the form of a limited partnership company incorporated under the laws of the Cayman Islands. Its general partner is MIC Capital Partners (Public) GP, LP, a Cayman Islands exempt limited partnership (c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands), whose general partner is MDC Capital Partners (Public) GP, LLC, a Cayman Islands limited liability company (c/o Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands). The Managing Member of MDC Capital Partners (Public) GP, LLC is MIC Capital Partners (Public) Principals GP, LLC.

(23)    Reflects 2,000,000 Class A Shares issued in the PIPE Investment. The securities are held by Palestra Capital Master Fund, L.P. (the “Palestra Fund”), a Cayman Islands exempted limited partnership. Palestra Capital Management LLC (“PCM”) is the investment manager of the Palestra Fund, and as a result, has voting and investment power over the shares held by the Palestra Fund. Jeremy Schiffman and Andrew Immerman, through one or more affiliated entities, own PCM. Mr. Schiffman and Mr. Immerman each disclaim any beneficial ownership of these shares. The business address of the entities and persons named herein is c/o Palestra Capital Management LLC, 888 Seventh Avenue, 23rd Floor, New York, New York 10019.

(24)    Reflects 6,000,000 Class A Shares issued in the PIPE Investment. Pelham Capital Ltd, the investment manager of the Pelham Long/Short Master Fund Ltd (the “Pelham Fund”), is the discretionary manager and has voting and investment control over the Class A Shares held by the Pelham Fund. Ross Turner is the Chief Investment Officer of Pelham Capital Ltd and has ultimate voting and investment power over the Class A Shares held by the Pelham Fund. The mailing address of Pelham Long/Short Master Fund Ltd is c/o Pelham Capital Ltd, Smithson Plaza, 25 St. James’s Street, London SW1A 1HA.

(25)    Reflects 1,000,000 Class A Shares issued in the PIPE Investment. Schonfeld Strategic 460 Fund LLC is a limited liability company organized under the laws of Delaware. The business address of Schonfeld Strategic 460 Fund LLC is 460 Park Avenue, 19th Floor, New York, New York 10022.

(26)    Reflects 1,500,000 Class A Shares issued in the PIPE Investment. Senator Investment Group LP (“Senator”), is investment manager of Senator Global Opportunity Master Fund L.P. and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Investment Group LP. Mr. Silverman disclaims beneficial ownership of the shares held by Senator Global Opportunity Master Fund L.P. The address for these entities and Mr. Silverman is 510 Madison Avenue 28th Floor, New York, NY 10022.

(27)    Reflects (i) 2,000,000 Class A Shares issued in the PIPE Investment and (ii) 4,877,547 Class A Shares issuable upon conversion of Class C Shares. Tom Walker as the President, Vice President, Secretary and Treasurer of SHP II LLC is deemed to have voting and dispositive power over the shares held by SHP II LLC. The business address of SHP II LLC is c/o Spruce, 435 Hudson Street Suite 803, New York, NY 10014.

(28)    Reflects 1,488,000 Class A Shares issued in the PIPE Investment. Aaron Cowen, as the control person of Suvretta Capital Management, LLC, the investment manager of Suvretta Master Fund, Ltd., may be deemed to have beneficial ownership of these shares. The business address of Suvretta Master Fund, Ltd. is 540 Madison Ave, 7th Floor, New York, NY 10022.

(29)    Reflects 12,000 Class A Shares issued in the PIPE Investment. Aaron Cowen, as the control person of Suvretta Capital Management, LLC, the investment manager of Suvretta Long Master Fund, Ltd, may be deemed to have beneficial ownership of these shares. The business address of Suvretta Long Master Fund, Ltd. is 540 Madison Ave, 7th Floor, New York, NY 10022.

(30)    Reflects (i) 750,000 Class A Shares issued in the PIPE Investment and (ii) 33,684,110 Class A Shares issuable upon conversion of Class C Shares. Swilux SA is a wholly-owned subsidiary of Compagnie Nationale à Portefeuille SA (“CNP”). CNP is indirectly controlled by Frère-Bourgeois Holding SA. The business address of Swilux SA is Rue de Namur 1, 2211 Luxembourg.

(31)    Reflects 100,000 Class A Shares issued in the PIPE Investment. Prior to the closing of the Business Combination, Kevin Systrom was a director of Ajax. The business address of the Kevin Systrom Revocable Trust is 314 Lytton Ave Suite 200, Palo Alto, CA 94301.

(32)    Reflects 1,500,000 Class A Shares issued in the PIPE Investment. Prior to the closing of the Business Combination, M. Steven Ells was a director of Ajax. The business address of M. Steven Ells is BDO, 303 E 17th Ave. Ste 600, Denver CO 80203-1259.

(33)    Reflects 100,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the underlying owner of the manager of the selling stockholder and may share dispositive and voting power over the shares held by the selling stockholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Business Combination, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling stockholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(34)    Reflects 100,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the underlying owner of the manager of the selling stockholder and may share dispositive and voting power over the shares held by the selling stockholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Business Combination, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling stockholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(35)    Reflects 100,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the underlying owner of the manager of the selling stockholder and may share dispositive and voting power over the shares held by the selling stockholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Business Combination, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling stockholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(36)    Reflects 2,600,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the sole owner of the general partner of the selling stockholder and may share dispositive and voting power over the shares held by the selling stockholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Business Combination, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling stockholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(37)    Reflects 100,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the underlying owner of the manager of the selling stockholder and may share dispositive and voting power over the shares held by the selling stockholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Business Combination, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling stockholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(38)    Reflects 7,550,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the manager of the selling stockholder and may share dispositive and voting power over the shares held by the selling stockholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Business Combination, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling stockholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(39)    Reflects 2,600,000 Class A Shares issued in the PIPE Investment. Daniel S. Och is the president of the selling stockholder and may share dispositive and voting power over the shares held by the selling stockholder. Daniel S. Och is a director of Cazoo and, prior to the closing of the Business Combination, served as Chief Executive Officer and Chairman of Ajax. The business address of the selling stockholder is c/o Willoughby Capital Holdings, LLC, 667 Madison Avenue, New York, NY 10065.

(40)    The business address of such individual is c/o Cazoo Group Ltd, 41 Chalton Street, London, NW1 1JD, United Kingdom.

(41)    Reflects 177,539,737 Class A Shares issuable upon conversion of Class C Shares. Pursuant to Rule 13d-3 under the Exchange Act, Mr. Chesterman is deemed to have beneficial ownership of Class A Shares through his ownership of Class C Shares.

(42)    Reflects (i) 200,834 Class A Shares issuable upon conversion of Class C Shares and (ii) options to purchase 4,250,471 Class A Shares, issuable upon conversion of Class C Shares, with a weighted-average exercise price of £nil that were granted on September 1, 2021 to replace existing options under the Option Schemes. Each of the foregoing options is scheduled to expire no later than 10 years following the applicable grant date of the corresponding option under the Option Schemes that such option replaced.

(43)    Reflects (i) 940,546 Class A Shares issuable upon conversion of Class C Shares and (ii) options to purchase 342,146 Class A Shares (including unvested options to purchase 194,339 Class A Shares), issuable upon conversion of Class C Shares, with a weighted-average exercise price of £nil that were granted on September 1, 2021 to replace existing options under the Option Schemes. Each of the foregoing options is scheduled to expire no later than 10 years following the applicable grant date of the corresponding option under the Option Schemes that such option replaced. With respect to 518,236 of his Class C Shares, Mr. Staple retains voting but not investment power.

Material Relationships with Selling Securityholders

Please see the section entitled “Certain Relationships and Related Person Transactions.”

TAXATION

Material U.S. Federal Income Tax Considerations

The following discussion is a general summary based on present law of certain U.S. federal income tax considerations relevant to U.S. Holders (as defined below) of Class A Shares and Warrants. This discussion is not a complete description of all tax considerations that may be relevant to a U.S. Holder of Class A Shares or Warrants; it is not a substitute for tax advice. It applies only to U.S. Holders that will hold Class A Shares or Warrants as capital assets and use the U.S. dollar as their functional currency. In addition, it does not describe all of the U.S. federal income tax considerations that may be relevant to a U.S. Holder in light of a U.S. Holder’s particular circumstances, including U.S. Holders subject to special rules, such as banks or other financial institutions, insurance companies, tax-exempt entities, dealers, traders in securities that elect to mark-to-market, regulated investment companies, real estate investment trusts, partnerships and other pass-through entities (including S-corporations), U.S. expatriates, persons liable for the alternative minimum tax, persons that directly, indirectly or constructively, own 5% or more of the total combined voting power of the Company’s stock or of the total value of the Company’s equity interests, investors that will hold Class A Shares or Warrants in connection with a permanent establishment or fixed base outside the United States, or investors that will hold securities as part of a hedge, straddle, conversion, constructive sale or other integrated financial transaction. This summary also does not address U.S. federal taxes other than the income tax (such as estate or gift taxes) or U.S. state and local, or non-U.S. tax laws or considerations.

As used in this section, “U.S. Holder” means a beneficial owner of Class A Shares or Warrants that is, for U.S. federal income tax purposes: (i) a citizen or individual resident of the United States, (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court; or (iv) an estate the income of which is subject to U.S. federal income taxation regardless of its source.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that holds Class A Shares or Warrants generally will depend on the status of the partner and the activities of the partnership. Partnerships that hold Class A Shares or Warrants should consult their own tax advisors regarding the specific U.S. federal income tax consequences to their partners of the partnership’s ownership and disposition of Class A Shares or Warrants.

U.S. federal income tax consequences of U.S. Holders of Class A Shares and Warrants

Taxation of dividends and other distributions on our Class A Shares

Subject to the discussion below under “— Passive Foreign Investment Company rules,” the gross amount of any distribution of cash or property (other than certain pro rata distributions of ordinary stock) with respect to Class A Shares will be included in a U.S. Holder’s gross income as ordinary income from foreign sources when actually or constructively received. Dividends will not be eligible for the dividends-received deduction generally available to U.S. corporations. Dividends received from a “qualified foreign corporation” by eligible non-corporate U.S. Holders that satisfy a minimum holding period and certain other requirements generally will be taxed at the preferential rate applicable to qualified dividend income. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on NYSE will be considered readily tradable on an established securities market in the United States. There can be no assurance, however, that Class A Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of the Company’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. The Company will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “— Passive Foreign Investment Company rules.”

Dividends paid in a currency other than U.S. dollars will be included in income in a U.S. dollar amount based on the exchange rate in effect on the date of receipt, whether or not the currency is converted into U.S. dollars at that time. A U.S. Holder’s tax basis in the non-U.S. currency will equal the U.S. dollar amount included in income. Any gain or loss realized on a subsequent conversion or other disposition of the non-U.S. currency for a different U.S. dollar amount generally will be U.S. source ordinary income or loss. If dividends paid in a currency other than U.S. dollars are converted into U.S. dollars on the day they are received, the U.S. Holder generally will not be required to recognize foreign currency gain or loss in respect of the dividend income.

Dividends received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Taxation of dispositions of Class A Shares and Warrants

Subject to the discussion below under “— Passive Foreign Investment Company rules,” a U.S. Holder generally will recognize capital gain or loss on the sale or other disposition of Class A Shares or Warrants in an amount equal to the difference between the U.S. dollar value of the amount realized and the U.S. Holder’s adjusted tax basis in the disposed Class A Shares or Warrants. Any gain or loss generally will be treated as arising from U.S. sources and will be long-term capital gain or loss if the U.S. Holder’s holding period exceeds one year. Deductions for capital loss are subject to significant limitations.

Capital gains from the sale or other disposition of Class A Shares or Warrants received by certain non-corporate U.S. Holders generally will be includible in “net investment income” for purposes of the Medicare contribution tax.

Passive Foreign Investment Company rules

Based on the composition of the Company’s current gross assets and income and the manner in which the Company expects to operate its business in future years, the Company believes that it should not be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for its current taxable year and does not expect to be so classified in the foreseeable future. In general, a non-U.S. corporation will be a PFIC for any taxable year in which, taking into account a pro rata portion of the income and assets of 25% or more owned subsidiaries, either (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the average quarterly value of its assets are assets that produce, or are held for the production of, passive income or which do not produce income. For this purpose, passive income generally includes, among other things and subject to various exceptions, interest, dividends, rents, royalties and gains from the disposition of assets that produce passive income. Whether the Company is a PFIC is a factual determination made annually, and the Company’s status could change depending among other things upon changes in the composition and relative value of its gross receipts and assets. Because the market value of the Company’s assets (including for this purpose goodwill) may be measured in large part by the market price of the Class A Shares, which is likely to fluctuate, no assurance can be given that the Company will not be a PFIC in the current year or in any future taxable year.

If the Company were a PFIC for any taxable year in which a U.S. Holder holds Class A Shares or Warrants, such U.S. Holder would be subject to additional taxes on any excess distributions and any gain realized from the sale or other taxable disposition of Class A Shares or Warrants (including certain pledges) regardless of whether the Company continues to be a PFIC. A U.S. Holder will have an excess distribution to the extent that distributions on Class A Shares during a taxable year exceed 125% of the average amount received during the three preceding taxable years (or, if shorter, the U.S. Holder’s holding period). To compute the tax on excess distributions or any gain, (i) the excess distribution or gain is allocated rateably over the U.S. Holder’s holding period, (ii) the amount allocated to the current taxable year and any year before the Company became a PFIC is taxed as ordinary income in the current year and (iii) the amount allocated to other taxable years is taxed at the highest applicable marginal rate in effect for each year and an interest charge is imposed to recover the deemed benefit from the deferred payment of the tax attributable to each year.

If, as is not expected to be the case, the Company were a PFIC for any taxable year in which a U.S. Holder holds Class A Shares, a U.S. Holder may be able to avoid some of the adverse impacts of the PFIC rules described above by electing to mark Class A Shares to market annually. The election is available only if the Class A Shares are considered “marketable stock,” which generally includes stock that is regularly traded in more than de minimis quantities on a qualifying exchange (which includes NYSE). If a U.S. Holder makes the mark-to-market election, any gain from marking Class A Shares to market or from disposing of them would be ordinary income. Any loss from marking

Class A Shares to market would be recognized only to the extent of unreversed gains previously included in income. Loss from marking Class A Shares to market would be ordinary, but loss on disposing of them would be capital loss except to the extent of mark-to-market gains previously included in income. No assurance can be given that the Class A Shares will be traded in sufficient frequency and quantity to be considered “marketable stock.” A valid mark-to-market election cannot be revoked without the consent of the IRS unless the Class A Shares cease to be marketable stock. Currently, a mark-to-market election may not be made with respect to Warrants to acquire Class A Shares.

As an alternative, if the Company were to be treated as a PFIC, a U.S. Holder may avoid the excess distribution rules described above in respect of Class A Shares (but not Warrants) by electing to treat the Company (for the first taxable year in which the U.S. Holder owns any Class A Shares) and any lower-tier PFIC (for the first taxable year in which the U.S. Holder is treated as owning an equity interest in such lower-tier PFIC) as a “qualified electing fund” (a “QEF”). If a U.S. Holder makes an effective QEF election with respect to the Company (and any lower-tier PFIC), the U.S. Holder will be required to include in gross income each year, whether or not the Company makes distributions, as capital gains, its pro rata share of the Company’s (and such lower-tier PFIC’s) net capital gains and, as ordinary income, its pro rata share of the Company’s (and such lower-tier PFIC’s) net earnings in excess of its net capital gains. U.S. Holders can make a QEF election only if the Company (and each lower-tier PFIC) provides certain information, including the amount of its ordinary earnings and net capital gains determined under U.S. tax principles. A U.S. Holder may not make a QEF election with respect to its Warrants to acquire Class A Shares. The Company has not determined whether it will provide U.S. Holders with this information if it determines that it is a PFIC.

U.S. Holders of Class A Shares and Warrants should consult their own tax advisors concerning the Company’s possible PFIC status and the consequences to them if the Company were classified as a PFIC for any taxable year.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss from the acquisition of Class A Shares upon exercise of a Warrant for cash. A U.S. Holder’s tax basis in the Class A Shares received upon exercise of the Warrant generally will be an amount equal to the U.S. Holder’s basis in the Warrant and the exercise price. A U.S. Holder’s holding period for the Class A Shares received upon exercise of the Warrants will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrants and will not include the period during which the U.S. Holder held the Warrants. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to its tax basis in the Warrant.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s basis in the Class A Share received would equal its basis in the Warrant. If the cashless exercise were treated as not being a gain realization event, a U.S. Holder’s holding period in the Class A Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Shares would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Warrants equal to the number of Class A Shares having a value equal to the exercise price for the total number of Warrants to be exercised. A U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Class A Shares represented by the Warrants deemed surrendered and its tax basis in the Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the Class A Shares received would equal the sum of the fair market value of the Class A Shares represented by the Warrants deemed surrendered and the U.S. Holder’s tax basis in the Warrants exercised. A U.S. Holder’s holding period for the Class A Share would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder would, however, be treated as receiving a constructive distribution from the Company if, for example, the adjustment increases the U.S. Holder’s proportionate interest in the Company’s assets or earnings and profits (e.g., through an increase in the number of Class A Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of Class A Shares which is taxable to the U.S. Holders of such shares as described under “— Taxation of dividends and other distributions on our Class A Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if a U.S. Holder received a cash distribution from the Company equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

Dividends on Class A Shares and proceeds from the sale or other disposition of Class A Shares and Warrants may be reported to the IRS unless the holder is a corporation or otherwise establishes a basis for exemption. Backup withholding tax may apply to amounts subject to reporting. Any amount withheld may be credited against the holder’s U.S. federal income tax liability subject to certain rules and limitations. U.S. Holders should consult with their own tax advisers regarding the application of the U.S. information reporting and backup withholding rules.

Certain non-corporate U.S. Holders are required to report information with respect to Class A Shares and Warrants not held through an account with a domestic financial institution to the IRS. U.S. Holders that fail to report required information could become subject to substantial penalties. Prospective investors are encouraged to consult with their own tax advisors about these and any other reporting obligations arising from their investment in Class A Shares or Warrants.

THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE OF IMPORTANCE TO A PARTICULAR U.S. HOLDER. EACH U.S. HOLDER OF CLASS A SHARES AND WARRANTS IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF OWNING AND DISPOSING OF CLASS A SHARES AND WARRANTS IN LIGHT OF THE U.S. HOLDER’S OWN CIRCUMSTANCES.

Cayman Islands Tax Considerations in Relation to the Holding of Our Ordinary Shares

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Under Existing Cayman Islands Laws

Payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporate tax. The Cayman Islands currently has no income, corporation or capital gains tax and no estate duty, inheritance tax or gift tax.

No stamp duty is payable in respect of the issue of the warrants. An instrument of transfer in respect of one of our Warrants is stampable if executed in or brought into the Cayman Islands.

No stamp duty is payable in respect of the issue of our Ordinary Shares or on an instrument of transfer in respect of such shares.

We have been incorporated under the laws of the Cayman Islands as an exempted company with limited liability and, as such, have applied for and received an undertaking from the Financial Secretary of the Cayman Islands in the following form:

The Tax Concessions Act
(2018 Revision)
Undertaking as to Tax Concessions

In accordance with the provision of Section 6 of The Tax Concessions Act (2018 Revision), the Financial Secretary undertakes with the Company:

1.      That no law which is hereafter enacted in the Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to the Company or its operations; and

2.      In addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable:

2.1    On or in respect of the shares, debentures or other obligations of the Company; or

2.2    by way of the withholding in whole or part, of any relevant payment as defined in Section 6(3) of the Tax Concessions Act (2018 Revision).

These concessions shall be for a period of 20 years from the date hereof.

PLAN OF DISTRIBUTION

We are registering (i) the issuance by us of up to 41,254,590 Class A Shares issuable upon exercise of the warrants, and (ii) the resale of up to 429,176,927 Class A Shares, 21,129,818 Warrants and 21,129,818 Class A Shares issuable upon the exercise of Warrants by the selling securityholders.

We will not receive any of the proceeds from the sale of the securities by the selling securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the selling securityholders will be the purchase price of the securities less any discounts and commissions borne by the selling securityholders.

The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the selling securityholders covered by this prospectus may be offered and sold from time to time by the selling securityholders. The term “selling securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer. The selling securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each selling securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The selling securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the selling securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the NYSE;

•        through trading plans entered into by a selling securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        to or through underwriters or broker-dealers;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•        at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•        through loans or pledges of the securities, including to a broker-dealer or an affiliate thereof;

•        by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our securities;

•        in options transactions;

•        through a combination of any of the above methods of sale; or

•        any other method permitted pursuant to applicable law.

In addition, a selling securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners, or shareholders, or other similar persons, are not affiliates of ours, such members, partners or shareholders, or other similar persons, would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling securityholders will sell all or any of the securities offered by this prospectus. In addition, the selling securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The selling securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The selling securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a selling securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the selling securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•        the specific securities to be offered and sold;

•        the names of the selling securityholders;

•        the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•        settlement of short sales entered into after the date of this prospectus;

•        the names of any participating agents, broker-dealers or underwriters; and

•        any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.

In connection with distributions of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with selling securityholders. The selling securityholders may also sell the securities short and redeliver the securities to close out such short positions. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover over-allotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The selling securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Shares and Warrants are listed on the NYSE under the symbols “CZOO” and “CZOO WS,” respectively.

The selling securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the selling securityholders pay for solicitation of these contracts.

A selling securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any selling securityholder or borrowed from any selling securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any selling securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any selling securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any broker-dealer or agent regarding the sale of the securities by the selling securityholders. Upon receiving notification by a selling securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the selling securityholders and any underwriters, broker-dealers or agents who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the selling securityholders, may have banking, lending or other relationships with us or the selling securityholders or may perform services for us or the selling securityholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

Exercise of Warrants

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Equiniti Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

For additional information regarding the exercise of terms of the Warrants, see the section titled “Description of Securities — Warrants.”

SHARES ELIGIBLE FOR FUTURE SALE

Our authorized share capital consists of 1,100,000,000 Class A Shares, 50,000,000 Class B Shares. 1,000,000,000 Class C Shares and 5,000,000 preference shares of a par value of U.S.$0.0001 each. As of September 28, 2021 we had 752,152,839 Ordinary Shares issued and outstanding, consisting of 111,228,813 Class A Shares, 0 Class B Shares and 640,924,026 Class C Shares. The registration statement of which this prospectus forms a part has been filed to satisfy our obligations to register the offer and sale of our securities pursuant to the registration rights agreements with certain of our securityholders. We cannot make any prediction as to the effect, if any, that sales of our shares or the availability of our shares for sale will have on the market price of our Class A Shares. Sales of substantial amounts of our Class A Shares in the public market could adversely affect prevailing market prices of the Class A Shares.

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A Shares or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A Shares or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        one percent (1%) of the total number of Class A Shares then issued and outstanding; or

•        the average weekly reported trading volume of the Class A Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the consummation of the Business Combination, we ceased to be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and securities held by affiliates.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while

Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of Cazoo other than by virtue of his or her status as an officer or director of Cazoo.

Registration Rights

Investor Rights Agreement

At the Closing, the Company, the Sponsor and the other holders party thereto (the “Holders”) entered into an Investor Rights Agreement (the “Investor Rights Agreement”). Under the Investor Rights Agreement, the Holders hold registration rights that obligate the Company to register for resale under the Securities Act certain securities, including all of the Class A Shares issued or issuable upon the conversion or exchange of any Class B Shares or Class C Shares held by such Holder, the Warrants (including any Class A Shares issued or issuable upon the exercise of any such Warrants) held by such Holder, and any outstanding Ordinary Shares or any other equity security (including the Ordinary Shares issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the Closing Date (collectively, the “Registrable Securities”). Under the Investor Rights Agreement, (i) Alex Chesterman, (ii) any of DMGV and each of its permitted transferees that is Rothermere Continuation Limited, DMGT or a controlled Affiliate of DMGT holding Registrable Securities (the “DMGV Group”), or (iii) Holders of a majority-in-interest of Registrable Securities held by the Sponsor Group (as such term is defined in the Investor Rights Agreement) (a “Demanding Holder”) may make a written demand for registration of all or part of their Registrable Securities on Form F-3 (or, if Form F-3 is not available to be used by the Company at such time, on Form F-1 or another appropriate form permitting registration of such Registrable Securities for resale by such Demanding Holders). Under no circumstances will the Company be obligated to effect more than an aggregate of (i) three (3) registrations pursuant to a demand registration initiated by Alex Chesterman, three (3) registrations pursuant to a demand registration initiated by a member of the DMGV Group, or (iii) two (2) registrations pursuant to a demand registration by the Sponsor Group (which number of registrations may be increased to three (3) under certain circumstances.

Subject to certain exceptions, if at any time after the Closing, the Company proposes to file a registration statement under the Securities Act with respect to its securities, under the Investor Rights Agreement, it will be required to give notice to the Holders as to the proposed filing and offer the Holders an opportunity to register the sale of such number of Registrable Securities as requested by the Holders in writing. The Company has also agreed to file within 45 calendar days after the Closing a resale registration statement on Form F-3 (or, if Form F-3 is not available to be used by the Company at such time, on Form F-1 or another appropriate form permitting registration of such Registrable Securities for resale). In addition, the Investor Rights Agreement contains customary “piggy-back” registration rights. If a registration statement includes any Registrable Securities that are subject to transfer restrictions under the Ajax Letter Agreement (as defined below), the Warrant Agreement or the Articles, such Registrable Securities may be registered, but they may not be sold or transferred while subject to such transfer restrictions.

Under the Investor Rights Agreement, the Company is required to promptly notify each of the Holders in writing if a registration statement or prospectus contains an untrue statement of a material fact or an omission to state a material fact required to be stated in a registration statement or prospectus, or necessary to make the statements in a registration statement or prospectus (and in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading (a “Misstatement”) and, upon receipt of such written notice from the Company, each of the Holders is required to discontinue disposition of Registrable Securities until he, she or it is advised in writing by the Company that the use of the prospectus may be resumed or has received copies of a supplemented or amended prospectus correcting the Misstatement. If the filing, initial effectiveness or continued use of a registration statement or prospectus included in any registration statement at any time (i) would require the Company to make any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with counsel to the Company, (a) would be required to be made in any registration statement or prospectus in order for the applicable registration statement or prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (a) would not be required to be made at such time if the registration statement were not being filed, and (c) would materially impede, delay or interfere with any significant financing, significant acquisition, significant corporate reorganization or other significant transaction then pending or proposed to be taken by the Company or any of its subsidiaries (or any negotiations, discussions or pending proposals with respect thereto), or would otherwise materially adversely affect the Company, or (ii) would require the inclusion in such registration statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may defer the filing, initial effectiveness or continued use of any registration statement pursuant to (i) or (ii) for a period of not more than sixty (60) consecutive days and the Company may not defer any such filing, initial effectiveness or use of a registration statement for more than three times or for more than a total of 120 days (in each case counting deferrals initiated pursuant to (i) or (ii) in the aggregate) in any 12-month period.

Under the Investor Rights Agreement, the Company has agreed to indemnify the Holders and certain persons or entities related to the Holders such as their officers, directors, agents and persons who control such Holder against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Holders including Registrable Securities in any registration statement or prospectus agree to indemnify the Company, its directors and officers and agents and each person who controls (within the meaning of the Securities Act) the Company against any losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein.

Subscription Agreements with PIPE Investors

Concurrently with the execution and delivery of the Business Combination Agreement, the Company, Ajax and certain investors, including the Sponsor, and Ajax’s directors and officers (collectively, the “PIPE Investors”), entered into Subscription Agreements, pursuant to which the PIPE Investors committed to purchase, concurrently with the closing of the Business Combination, in the aggregate, 80,000,000 Class A Shares for $10.00 per share, for an aggregate purchase price of $800,000,000. At the Closing, we issued 80,000,000 Class A Shares to the PIPE Investors. The PIPE Investors were given registration rights in the PIPE Subscription Agreements pursuant to which the Company is required to file a resale registration statement for the Class A Shares issued to the PIPE Investors within 30 calendar days after the Closing and to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof.

Under the PIPE Subscription Agreements, the Company may delay or postpone filing of such registration statement if, acting reasonably, it determines that an amendment to the registration statement is required in order for the registration statement to not contain a material misstatement or omission, or if the Company’s board of directors determines in good faith that such filing or use could materially affect a bona fide business or financing transaction of the Company that would require premature disclosure of information that could materially adversely affect the Company, or if the SEC issues any stop order suspending the effectiveness of such registration statement or indicates the intention to initiate any proceedings for such purpose (each such circumstance, a “Suspension Event”). Upon receipt of any written notice from the Company of any Suspension Event, the PIPE Investors are required to immediately discontinue offers and sales of our securities under the registration statement and to maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law.

Warrant Agreement

The Company agreed that, as soon as practicable, but in no event later than 15 business days after the Closing Date, we would use our commercially reasonable efforts to file a registration statement with the SEC covering the Class A Shares issuable upon exercise of the Warrants. The Company also agreed to use its commercially reasonable efforts to cause the registration statement to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Warrants in accordance with the provisions of the Warrant Agreement.

If a registration statement covering the Class A Shares issuable upon exercise of the Warrants has not been declared effective by the sixtieth (60th) business day following the Closing Date, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) business day after the Closing Date and ending upon such registration statement being declared effective by the SEC, and during any other period when we fail to have maintained an effective registration statement covering the issuance of the Class A Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis.”

Transfer Restrictions

Transfer Restrictions on the Class C Shares

Subject to certain exceptions, the Class C Shares are non-transferrable until the earlier of (a) the date that is six (6) months following the Closing Date and (b) the date on which the last reported sale price of the Class A Shares on the NYSE equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any consecutive thirty (30) trading day period commencing at least one-hundred fifty (150) days after the Closing Date. Upon expiration of the Class C Lock-Up Period, the Class C Shares will automatically convert into Class A Shares on a one-for-one basis in accordance with the Articles.

Transfer Restrictions under the Ajax Letter Agreement

Pursuant to the letter agreement, dated as of October 27, 2020 (the “Ajax Letter Agreement”), among Ajax, the Sponsor and certain directors and officers of Ajax (collectively, the “Insiders”), the Sponsor and each Insider agreed that it, he or she shall not transfer any founder shares (or Class A Shares issuable upon conversion thereof) until the earlier of (A) two years after the completion of the initial business combination and (B) subsequent to the business combination, (x) if the last reported sale price of the Class A Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination or (y) the date following the completion of the initial business combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A Shares for cash, securities or other property.

Transfer Restrictions under the Warrant Agreement

Pursuant to the Warrant Agreement that was assumed by the Company in connection with the Business Combination, the private warrants owned by the Sponsor and its permitted transferees may not be transferred, assigned or sold until thirty (30) days after the consummation of the Business Combination.

EXPENSES RELATED TO THE OFFERING

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee		$509,044.10
FINRA filing fee		225,500
Legal fees and expenses		*
Accountants’ fees and expenses		*
Transfer agent fees and expenses		*
Miscellaneous costs		*
Total	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the selling securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

The validity of the ordinary shares offered by this prospectus and certain legal matters as to Cayman Islands law will be passed upon by Maples and Calder. The validity of the Warrants has been passed upon for us by Freshfields Bruckhaus Deringer US LLP, New York, New York. We have been advised on U.S. securities matters by Freshfields Bruckhaus Deringer US LLP, New York, New York.

EXPERTS

The financial statements of Ajax as of December 31, 2020 and for the period from August 13, 2020 (inception) through December 31, 2020 included in this prospectus have been audited by Marcum LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting as stated in their report appearing herein.

The registered office of Marcum LLP is 750 3rd Avenue, 11th Floor, New York, NY 10017, United States.

The financial statements of Cazoo Holdings Limited as of December 31, 2020, 2019 and 2018 and for the fiscal years ended December 31, 2020 and 2019, and the period October 15, 2018 (inception) to December 31, 2018 included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The registered office of Ernst & Young LLP is 1 More London Place, London, SE1 2AF, United Kingdom.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and selling shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.cazoo.co.uk. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

INDEX TO FINANCIAL STATEMENTS

Page
I. Index to Audited Financial Statements of Ajax I as of December 31, 2020 and for the period from August 13, 2020 (Inception) through December 31, 2020
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements:
Balance Sheet as of December 31, 2020	F-3
Statement of Operations for the period August 13, 2020 (Inception) through December 31, 2020	F-4
Statement of Changes in Shareholders’ Equity for the period August 13, 2020 (Inception) through December 31, 2020	F-5
Statement of Cash Flows for the period August 13, 2020 (Inception) through December 31, 2020	F-6
Notes to Financial Statements	F-7

II. Index to Unaudited Financial Statements of Ajax I as of and for the Six Months Ended June 30, 2021
Condensed Balance Sheet as of June 30, 2021 (Unaudited)	F-22
Condensed Statement of Operations for the Six Months Ended June 30, 2021 (Unaudited)	F-23
Condensed Statement of Changes in Shareholders’ Equity for the Six Months Ended June 30, 2021 (Unaudited)	F-24
Condensed Statement of Cash Flows for the Six Months Ended June 30, 2021 (Unaudited)	F-25
Notes to Unaudited Condensed Financial Statements as of and for the Six Months Ended June 30, 2021	F-26

III. Index to Audited Financial Statements of Cazoo Holdings Limited as of and for the year ended December 31, 2020
Report of Independent Registered Public Accounting Firm	F-41
Financial Statements:
Consolidated Statement of Profit or Loss and Other Comprehensive Income for the year ended December 31, 2020	F-42
Consolidated Statement of Financial Position for the year ended December 31, 2020	F-43
Consolidated Statement of Changes in Equity for the year ended December 31, 2020	F-44
Consolidated Statement of Cash Flows for the year ended December 31, 2020	F-45
Notes to the Consolidated Financial Statements for the year ended December 31, 2020	F-46
IV. Index to Unaudited Condensed Consolidated Interim Financial Statements of Cazoo Holdings Limited as of and for the six months ended June 30, 2021
Financial Statements:
Unaudited Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income for the six months ended June 30, 2021	F-79
Unaudited Condensed Consolidated Statement of Financial Position as of June 30, 2021	F-80
Unaudited Condensed Consolidated Statement of Changes in Equity for the six months ended June 30, 2021	F-81
Unaudited Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2021	F-83
Notes to the Condensed Consolidated Interim Financial Statements for the six months ended June 30, 2021	F-84

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
Ajax I

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Ajax I (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from August 13, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 13, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of the 2020 Financial Statements

As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from August 13, 2020 (inception) through December 31, 2020, have been restated.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY

March 25, 2021 except for the effects of the restatement discussed in Note 2 and the subsequent event discussed in Note 11B as to which the date is May 7, 2021.

AJAX I
BALANCE SHEET
DECEMBER 31, 2020 (RESTATED)

ASSETS
Current Assets
Cash	$633,355
Prepaid expenses	3,331,178
Total Current Assets	3,964,533

Cash and marketable securities held in Trust Account	805,100,267
Total Assets	$809,064,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – accrued expenses	$91,069
Warrant Liability	155,599,680
Deferred underwriting fee payable	28,174,682
Total Liabilities	183,865,431

Commitments

Class A ordinary shares subject to possible redemption, 62,011,512 shares at redemption value	620,199,367

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 18,487,578 shares issued and outstanding (excluding 62,011,512 shares subject to possible redemption)	1,849
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,944,343 shares issued and outstanding	894
Additional paid-in capital	118,067,125
Accumulated deficit	(113,069,866)
Total Shareholders’ Equity	5,000,002
Total Liabilities and Shareholders’ Equity	$809,064,800

The accompanying notes are an integral part of the financial statements.

AJAX I
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(RESTATED)

Formation and operational costs	$1,852,924
Loss from operations	(1,852,924)

Other income (expense):
Interest income – bank	65
Interest earned on marketable securities held in Trust Account	97,827
Unrealized gain on marketable securities held in Trust Account	11,540
Change in fair value of derivative liability	(111,326,374)
Other expense, net	(111,216,942)

Net loss	$(113,069,866)

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	72,074,470

Basic and diluted net income per share, Class A ordinary shares subject to possible redemption	$0.00

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	13,618,324

Basic and diluted net loss per share, Non-redeemable ordinary shares	$(8.31)

The accompanying notes are an integral part of the financial statements.

AJAX I
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(RESTATED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – August 13, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	9,583,333	958	24,042	—	25,000

Sale of 80,499,090 Units, net of underwriting discounts and offering costs	80,499,090	8,050	—	—	738,236,185	—	738,244,235

Forfeiture of Founder Shares	—	—	(638,990)	(64)	64	—	—

Class A ordinary shares subject to possible redemption	(62,011,512)	(6,201)	—	—	(620,193,166)	—	(620,199,367)

Net loss	—	—	—	—	—	(113,069,866)	(113,069,866)

Balance – December 31, 2020	18,487,578	$1,849	8,944,343	$894	$118,067,125	$(113,069,866)	$5,000,002

The accompanying notes are an integral part of the financial statements.

AJAX I
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 13, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
(RESTATED)

Cash Flows from Operating Activities:
Net loss	$(113,069,866)
Adjustments to reconcile net loss to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of Class B ordinary shares	5,000
Interest earned on marketable securities held in Trust Account	(97,827)
Unrealized gain on marketable securities held in Trust Account	(11,540)
Transaction costs allocable to warrant liabilities	1,316,194
Change in fair value of warrant liability	111,326,374
Changes in operating assets and liabilities:
Prepaid expenses	(3,331,178)
Accrued expenses	91,069
Net cash used in operating activities	(3,771,774)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(804,990,900)
Net cash used in investing activities	(804,990,900)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	788,891,082
Proceeds from sale of Private Placement Warrants	21,129,818
Proceeds from promissory note – related party	500,000
Repayment of promissory note – related party	(500,000)
Payment of offering costs	(624,871)
Net cash provided by financing activities	809,396,029

Net Change in Cash	633,355
Cash – Beginning	—
Cash – Ending	$633,355

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$720,744,700
Change in value of Class A ordinary shares subject to possible redemption	$(100,545,333)
Offering costs paid directly by Sponsor from proceeds from issuance of Class B ordinary shares	$20,000
Deferred underwriting fee payable	$28,174,682
Forfeiture of Founder Shares	$(64)

The accompanying notes are an integral part of the financial statements.

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Ajax I (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 13, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 13, 2020 (inception) through December 31, 2020, relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below and following the closing of the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2020. On October 30, 2020, the Company consummated the Initial Public Offering of 80,499,090 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 5,499,090 Units, at $10.00 per Unit, generating gross proceeds of $804,990,900 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 21,129,818 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Ajax I Holdings, LLC (the “Sponsor”), generating gross proceeds of $21,129,818, which is described in Note 5.

Transaction costs amounted to $44,919,371, consisting of $16,099,818 of underwriting fees, $28,174,682 of deferred underwriting fees and $644,871 of other offering costs. Of the total transaction costs of the Initial Public Offering, $1,316,194 is included in transactions costs in the statement of operations and $43,603,177 is included in shareholders’ equity.

Following the closing of the Initial Public Offering on October 30, 2020, an amount of $804,990,900 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete its initial Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company. The shareholders will be entitled to

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

redeem their shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until October 30, 2022 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters

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NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

have agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants (as defined in Note 4) and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant. In addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement, dated as of October 27, 2020, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agreement”).

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s ordinary shares. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s ordinary shares if the terms of the warrant require an adjustment to the exercise price upon a specified event

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NOTES TO FINANCIAL STATEMENTS

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s ordinary shares in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statements. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period (including on October 30, 2020 and December 31, 2020) and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

The Company’s accounting for the Warrants as components of equity instead of as derivative liabilities did not have any effect on the Company’s previously reported cash or investments held in the trust account.
	As Previously Reported	Adjustments	As Restated
Balance sheet as of October 30, 2020 (audited)
Warrant Liability	$—	$55,472,110	$55,472,110
Class A Ordinary Shares Subject to Possible Redemption	776,216,810	(55,472,110)	720,744,700
Class A Ordinary Shares	288	555	843
Additional Paid-in Capital	5,008,291	12,514,443	17,522,734
Accumulated Deficit	(9,534)	(12,514,998)	(12,524,532)

Balance sheet as of December 31, 2020 (audited)
Warrant Liability	$—	$155,599,680	$155,599,680
Class A Ordinary Shares Subject to Possible Redemption	775,799,047	(155,599,680)	620,199,367
Class A Ordinary Shares	293	1,556	1,849
Additional Paid-in Capital	5,426,113	112,641,012	118,067,125
Accumulated Deficit	(427,298)	(112,642,568)	(113,069,866)

Statement of Operations for the Period from August 13, 2020 (inception) to December 31, 2020 (audited)
Formation and operational costs	$536,730	$1,316,194	$1,852,924
Change in fair value of warrant liability	—	(111,326,374)	(111,326,374)
Net loss	(427,298)	(112,642,568)	(113,069,866)
Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to possible redemption	77,621,681	(5,547,211)	72,074,470
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	10,373,729	3,244,595	13,618,324
Basic and diluted net loss per share, Non-redeemable ordinary shares	(0.05)	(8.26)	(8.31)

Cash Flow Statement for the Period from August 13, 2020 (inception) to December 31, 2020 (audited)
Net loss	$(427,298)	$(112,642,568)	$(113,069,866)
Transaction costs allocable to warrant liabilities	—	1,316,194	1,316,194
Change in fair value of warrant liability	—	111,326,374	111,326,374
Initial classification of ordinary shares subject to possible redemption	776,216,810	(55,472,110)	720,744,700
Change in value of Class A ordinary Shares subject to possible redemption	(417,763)	(100,127,570)	(100,545,333)

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NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Marketable Securities Held in Trust Account

At December 31, 2020, substantially all of the assets held in the Trust Account were held in U.S. Treasury Bills.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public warrants initially was estimated using a Monte Carlo simulation approach (see Note 10). The fair value of the Private Placement warrants initially was estimated using a Black-Scholes-Merton approach (see Note 10).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

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NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Net Loss per Ordinary Share

Net loss per share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 41,254,590 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per share for Class A ordinary shares subject to possible redemption in a manner similar to the two-class method of income (loss) per share. Net income per ordinary share, basic and diluted, for Class A ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account net of applicable taxes, if any, by the weighted average number of Class A ordinary shares subject to possible redemption outstanding since original issuance.

Net loss per share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable ordinary shares include Class B ordinary shares and non-redeemable Class A ordinary shares as these shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on non-redeemable shares’ proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
For the Period from August 13, 2020 (Inception) Through December 31, 2020
Class A Ordinary Shares subject to possible redemption
Numerator: Earnings allocable to Class A ordinary shares subject to possible redemption
Interest earned on marketable securities held in Trust Account	$75,356
Unrealized gain (loss) on marketable securities held in Trust Account	8,889
Net income attributable	$84,245
Denominator: Weighted Average Class A Ordinary Shares subject to possible redemption
Basic and diluted weighted average shares outstanding, Class A Ordinary shares subject to possible redemption	72,074,470
Basic and diluted net income per share, Class A Ordinary shares subject to possible redemption	$0.00

Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net loss	$(113,069,866)
Net income allocable to Class A Ordinary shares subject to possible redemption	(84,245)
Non-Redeemable Net Loss	$(113,154,111)
Denominator: Weighted Average Non-Redeemable Ordinary shares
Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	13,618,324
Basic and diluted net loss per share, Non-redeemable Ordinary shares	$(8.31)

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NOTES TO FINANCIAL STATEMENTS

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 80,499,090 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 5,499,090 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 21,129,818 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (for an aggregate purchase price of $21,129,818). Each Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. As a result of the difference in fair value of $1.53 per share of the Private Placement warrants (see Note 10) and the purchase of $1.00 per share, the Company recorded a charge of $11.2 million as of the date of the Private Placement which is included in the Change in fair value of derivative liability in the statement of operations for the period from August 13, 2020 (inception) through December 31, 2020.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On September 16, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,855,000 Class B ordinary shares (the “Founder Shares”). On September 22, 2020, the Company effected a share capitalization resulting in an aggregate of 9,583,333 Founder Shares being outstanding. The Founder Shares included an aggregate of up to 1,250,000 shares subject to forfeiture by the Sponsor, so that the number of Founder Shares will collectively represent 10% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 30, 2020, a total of 611,010 Founder Shares are no longer subject to forfeiture and 638,990 shares were forfeited.

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NOTES TO FINANCIAL STATEMENTS

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) two years after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on October 27, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space and administrative support services. For the period from August 13, 2020 (inception) through December 31, 2020, the Company incurred and paid $21,290 in fees for these services.

Promissory Note — Related Party

On September 16, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $500,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, or (i) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Note of $500,000 was repaid at the closing of the Initial Public Offering on October 30, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants.

NOTE 7. COMMITMENTS

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on October 27, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant

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NOTES TO FINANCIAL STATEMENTS

NOTE 7. COMMITMENTS (cont.)

to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $28,174,682 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 8. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 18,487,578 Class A ordinary shares issued and outstanding, excluding 62,011,512 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 8,944,343 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 10% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

NOTE 9. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 9. WARRANTS (cont.)

basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares; and

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted).

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 9. WARRANTS (cont.)

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of the Business Combination; (3) they may be exercised by the holders on a cashless basis; (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights; and (5) they can only be exercised during the period (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes its Business Combination, and (ii) the date that is twelve (12) months from the date of the closing of the Initial Public Offering, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is seven years after the date on which the Company completes its Business Combination, and (y) the liquidation of the Company in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time, if the Company fails to complete a Business Combination.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$805,100,267
Liabilities
Warrant Liability – Public Warrants	1	$66,009,252
Warrant Liability – Private Warrants	3	$89,590,428

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the statement of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on October 30, 2020, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model for the Public Warrants and a Black-Scholes-Merton model for the Private Placement warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one Class A ordinary share and one-fourth of one Public Warrant), and (ii) the sale of Private Placement Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to Class A ordinary shares subject to possible redemption, and Class A ordinary shares based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Monte Carlo simulation model Public Warrants and the Black-Scholes-Merton model for the Private Placement Warrants were as follows at initial measurement:
	October 30, 2020 (Initial Measurement)
Input	Public Warrants	Private Warrants
Risk-free interest rate	0.51%	0.72%
Expected term (years)	1	8
Expected volatility	17.5%	17.5%
Exercise price	$11.50	$11.50
Fair value of Units	$10.08	$9.79

On October 30, 2020, the Private Placement Warrants and Public Warrants were determined to be $1.53 and $1.15 per warrant for aggregate values of $32.3 million and $23.1 million, respectively.

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of December 31, 2020 is classified as Level 1 due to the use of an observable market quote in an active market.

As of December 31, 2020 the Private Placement Warrants and Public Warrants were determined to be $4.24 and $3.28 per warrant for aggregate values of $89.6 million and $66.0 million, respectively.

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of warrant liabilities:
	Private Placement(1)	Public	Warrant Liabilities
Fair value –	$—	$—	$—
Initial measurement on October 30, 2020 (IPO)	32,328,622	23,143,488	55,472,110
Change in valuation inputs or other assumptions	57,261,806	42,865,764	100,127,570
Fair value as of December 31, 2020	$89,590,428	$66,009,252	$155,599,680

____________

(1)      As a result of the difference in fair value of $1.53 per share of the Private Placement warrants and the purchase of $1.00 per share (see Note 5), the Company recorded a charge of $11.2 million as of the date of the Private Placement which is included in the private placement liability initial measurement within this table but is reported as part of the change in fair value of the warrant liability in the statement of operations.

Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totalling $66.0 million during the period from October 30, 2020 through December 31, 2020.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The fair value of the Private Placement Warrants was estimated at December 31, 2020 to be $4.24 using the modified Black-Scholes option pricing model and the following assumptions:
December 31, 2020
Expected volatility	30.6%
Risk-free interest rate	0.73%
Expected term (years)	7.82
Fair value per share of Class A ordinary shares	$11.80

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described in Note 2 and below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

11A

On March 22, 2021, Daniel Och, our chief executive officer and chairman of the board of directors, committed to provide us with an aggregate of $1,500,000 in loans. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans.

11B

On March 29, 2021, the Company entered into a business combination agreement (the “Cazoo Business Combination Agreement”) with Cazoo Holdings Limited, a private limited company formed under the laws of England and Wales (the “Cazoo”), and Capri Listco, a Cayman Islands exempted company (“Listco”). The transactions contemplated by the Cazoo Business Combination Agreement are referred to herein as the “Cazoo Business Combination.” The board of directors of the Company and a committee of the board of directors of the Cazoo unanimously approved the Cazoo Business Combination.

AJAX I
NOTES TO FINANCIAL STATEMENTS

NOTE 11. SUBSEQUENT EVENTS (cont.)

The Cazoo Business Combination Agreement provides, subject to the terms and conditions therein, for the consummation of, among other things, the following transactions prior to the closing of the Cazoo Business Combination (collectively, the “Reorganization”): (a) approximately three business days prior to the closing of the Cazoo Business Combination (the “Listco Closing Date”), the sole shareholder of Listco will transfer to the Company all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco shall become a wholly-owned subsidiary of the Company, and (b) following the Listco Closing Date, the Company will be merged with and into Listco, with Listco continuing as the surviving entity (the “Merger”). In connection with the Merger, each Unit, Class A ordinary share, Class B ordinary share and Warrant issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive one Listco unit (consisting of one Listco Class A Share and one-fourth of one redeemable Listco warrant) (the “Listco Units”), Class A ordinary share, par value $0.0001 per share (the “Listco Class A Shares”), Class B ordinary share, par value $0.0001 per share (the “Listco Class B Shares”), and warrant to purchase Listco Class A ordinary shares, respectively.

Approximately two days following the completion of the Reorganization and at the closing of the Cazoo Business Combination (the “Closing”), pursuant to the Cazoo Business Combination Agreement, subject to the terms and conditions therein, Listco will acquire all of the issued and outstanding shares of Cazoo from the holders thereof (the “Cazoo Shareholders”). Cazoo Shareholders will, subject to the procedures, limitations and rationing mechanics set forth in the Cazoo Business Combination Agreement, have the ability to elect the mix of cash and Listco Class C ordinary shares, par value $0.0001 per share (the “Listco Class C Shares”) each such Cazoo Shareholder will receive. The Listco Class C Shares will, subject to certain exceptions, be non-transferrable for 180 days following the Closing, at which time, such Listco Class C Shares will automatically convert into Listco Class A Shares in accordance with Listco’s governing documents. Additionally, effective as of the Closing, (a) the issued and outstanding Listco Class B Shares will convert automatically on a one-for-one basis into Listco Class A Shares, and (b) each issued and outstanding Listco Unit will automatically separate into its component parts.

The Business Combination will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

On March 29, 2021, concurrently with the execution of the Cazoo Business Combination Agreement, the Company and Listco entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Listco has agreed to issue and sell to the PIPE Investors, an aggregate of 80,000,000 Listco Class A Shares for an aggregate purchase price of $800,000,000 concurrently with the Closing, on the terms and subject to the conditions set forth therein. The Subscription Agreements contain customary representations and warranties of the Company and Listco, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Business Combination Agreement. The securities that may be issued in connection with the Subscription Agreements will not be registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

AJAX I
CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	Unaudited
ASSETS
Cash	$1,916,741	$633,355
Prepaid expenses	2,418,650	3,331,178
Total current assets	4,335,391	3,964,533

Cash and marketable securities held in Trust Account	805,244,565	805,100,267
TOTAL ASSETS	$809,579,956	$809,064,800

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities – accrued expenses	$2,915,951	$91,069
Executive Loans	3,500,000	—
Warrant Liability	91,303,062	155,599,680
Deferred underwriting fee payable	28,174,682	28,174,682
Total Liabilities	125,893,695	183,865,431

Commitments
Class A ordinary shares subject to possible redemption, 80,499,090 and 62,011,512 shares at redemption value at June 30, 2021 and December 31, 2020, respectively.	805,244,565	620,199,367

Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 0 and 18,487,578 shares issued and outstanding (excluding 80,499,090 and 62,011,512 shares subject to possible redemption) as of June 30, 2021 and December 31, 2020, respectively.	—	1,849
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,944,343 shares issued and outstanding at June 30, 2021 and December 31, 2020	894	894
Additional paid-in capital	—	118,067,125
Accumulated deficit	(121,559,198)	(113,069,866)
Total Shareholders’ Equity	(121,558,304)	5,000,002
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$809,579,956	$809,064,800

The accompanying notes are an integral part of the unaudited condensed financial statements.

AJAX I
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021

General and administrative expenses	$3,006,974	$5,954,111
Loss from operations	(3,006,974)	(5,954,111)

Other income (expense):
Interest earned on marketable securities held in Trust Account	42,956	156,937
Unrealized gain (loss) on marketable securities held in Trust Account	(40,129)	(12,552)
Change in fair value of derivative liability	(8,904,914)	64,296,618
Other income (expense), net	(8,902,087)	64,441,003

Net (loss) income	$(11,909,061)	$58,486,892

Basic and diluted weighted average shares outstanding, Class A ordinary shares subject to redemption	69,038,016	65,544,174

Basic and diluted net income per share, Class A ordinary shares subject to redemption	$0.00	$0.89

Basic and diluted weighted average shares outstanding, Non-redeemable ordinary shares	20,405,417	23,899,259

Basic and diluted net income (loss) per share, Non-redeemable ordinary shares	$(0.58)	$2.44

The accompanying notes are an integral part of the unaudited condensed financial statements.

AJAX I
CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021
(Unaudited)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	18,487,578	$1,849	8,944,343	$894	$118,067,125	$(113,069,866)	$5,000,002

Change in value of Class A ordinary shares subject to redemption	(7,026,504)	(703)	—	—	(70,395,251)	—	(70,395,954)

Net income	—	—	—	—	—	70,395,953	70,395,953

Balance – March 31, 2021	11,461,074	$1,146	8,944,343	$894	$47,671,874	$(42,673,913)	$5,000,001

Change in value of Class A ordinary shares subject to redemption	(11,461,074)	(1,146)	—	—	(47,671,874)	(66,976,224)	(114,649,244)

Net loss	—	—	—	—	—	(11,909,061)	(11,909,061)

Balance – June 30, 2021	—	—	8,944,343	$894	—	(121,559,198)	(121,558,304)

The accompanying notes are an integral part of the unaudited condensed financial statements.

AJAX I
CONDENSED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021
(Unaudited)

Cash Flows from Operating Activities:
Net income	$58,486,892
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(156,850)
Unrealized gain on marketable securities held in Trust Account	12,552
Change in fair value of warrant liability	(64,296,618)
Changes in operating assets and liabilities:
Prepaid expenses	912,528
Accrued expenses	2,824,882
Net cash used in operating activities	(2,216,614)

Cash Flows from Financing Activities:
Proceeds from Executive Loans	3,500,000
Net cash provided by financing activities	3,500,000

Net Change in Cash	1,283,386
Cash – Beginning	633,355
Cash – Ending	$1,916,741

Non-cash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$185,045,198

The accompanying notes are an integral part of the unaudited condensed financial statements.

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Ajax I (“Ajax” or the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 13, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”).

The Company is not limited to a particular industry or geographic region for purposes of completing a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2021, the Company had not commenced any operations. All activity for the period from August 13, 2020 (inception) through June 30, 2021, relates to the Company’s formation and the initial public offering (the “Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on October 27, 2020. On October 30, 2020, the Company consummated the Initial Public Offering of 80,499,090 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”), which includes the partial exercise by the underwriter of its over-allotment option in the amount of 5,499,090 Units, at an offering price of $10.00 per Unit, generating gross proceeds of $804,990,900 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 21,129,818 warrants (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Ajax I Holdings, LLC (the “Sponsor”), generating gross proceeds of $21,129,818, which is described in Note 4.

Transaction costs amounted to $44,919,371, consisting of $16,099,818 of underwriting fees, $28,174,682 of deferred underwriting fees and $644,871 of other offering costs. These costs were charged to shareholders’ equity upon the completion of the Initial Public Offering.

Following the closing of the Initial Public Offering on October 30, 2020, an amount of $804,990,900 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and certain of the proceeds of the sale of the Private Placement Warrants were placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination with one or more target businesses that together have a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes, if permitted, and excluding any deferred underwriting commissions held in the Trust Account) at the time of the agreement to enter into a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide its shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve a Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount held in the Trust Account (initially $10.00 per ordinary share), calculated as of two business days prior to the completion of a Business Combination, including any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations. There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 upon such completion of a Business Combination and, if the Company seeks shareholder approval in connection with a Business Combination, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who vote at a general meeting of the Company. If a shareholder vote is not required under applicable law or stock exchange listing requirements and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased in or after the Initial Public Offering in favor of approving a Business Combination and to waive its redemption rights with respect to any such shares in connection with a shareholder vote to approve a Business Combination. However, in no event will the Company redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Additionally, each public shareholder may elect to redeem its Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Memorandum and Articles of Association provides that a public shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the public shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment and (iii) to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares if the Company fails to complete a Business Combination.

The Company will have until October 30, 2022 (the “Combination Period”) to complete a Business Combination. If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than 10 business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Company’s board of directors, dissolve and liquidate, subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

The Sponsor has agreed that it will be liable to the Company, if and to the extent any claims by a third party for services rendered or products sold to the Company, or by a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) such lesser amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Capital Resources

As of June 30, 2021, the Company had $1,916,741 in its operating bank accounts and working deficit of $2,080,560. On March 22, 2021, Daniel Och, our chief executive officer and chairman of the board of directors, committed to provide us with an aggregate of $1,500,000 in loans. On May 15, 2021, Daniel Och and Glenn Fuhrman, the Company’s founders, committed to provide us with an aggregate of $2,000,000 in loans. On August 4, 2021, Daniel Och and Glenn Fuhrman, the Company’s founders, committed to provide us with an aggregate of $1,650,000 in loans. The loans are non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available outside of the Trust Account to repay such loans. As of June 30, 2021 there were $3,500,000 Executive Loans outstanding.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). As of June 30, 2021, there were no amounts outstanding under the Working Capital Loans.

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of the consummation of a Business Combination or at least one year from the date that the financial statements were issued.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto included in the Amended and Restated Annual Report on Form 10-K/A for the period ended December 31, 2020 filed with the SEC on May 7, 2021. The operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected through December 31, 2021.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 80,499,090 and 62,011,512 Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets, respectively.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Liability

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company accounts for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815-40-15-7D, under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, the Company classifies the warrants as liabilities at their fair value and adjusts the warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants initially was estimated using a Monte Carlo simulation approach (see Note 9). The fair value of the Private Placement Warrants initially was estimated using a Black-Scholes-Merton approach (see Note 9).

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands Company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) per Ordinary Share

Net income (loss) per ordinary share is computed by dividing net income by the weighted-average number of ordinary shares outstanding during the period. The Company has not considered the effect of warrants sold in the Initial Public Offering and private placement to purchase 41,254,591 shares of Class A common stock in the calculation of diluted

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

income per share, since the average stock price of the Company’s common stock for the three and six months ended June 30, 2021 was less than the exercise price and therefore, the inclusion of such warrants under the treasury stock method would be anti-dilutive.

The Company’s statement of operations includes a presentation of income (loss) per Class A ordinary share subject to possible redemption in a manner similar to the two-class method of income (loss) per ordinary share. Net income (loss) per Class A ordinary share, basic and diluted, for Class A ordinary shares subject to possible redemption is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account by the weighted average number of Class A ordinary shares subject to possible redemption outstanding for the three months ended June 30, 2021.

Net loss per ordinary share, basic and diluted, for non-redeemable ordinary shares is calculated by dividing the net income (loss), adjusted for income or loss on marketable securities attributable to Class A ordinary shares subject to possible redemption, by the weighted average number of non-redeemable ordinary shares outstanding for the period.

Non-redeemable ordinary shares includes Class B ordinary shares and non-redeemable Class A ordinary shares as these ordinary shares do not have any redemption features. Non-redeemable ordinary shares participate in the income or loss on marketable securities based on Class A non-redeemable ordinary share’s proportionate interest.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Class A Ordinary shares subject to possible redemption
Numerator: Earnings allocable to Class A Ordinary shares subject to possible redemption
Interest earned on marketable securities held in Trust Account	$36,169	$132,193
Unrealized gain on marketable securities held in Trust Account	(33,821)	(10,579)
Net Income allocable to shares subject to redemption	$2,348	$121,614
Denominator: Weighted Average Class A ordinary shares subject to possible redemption
Basic and diluted weighted average shares outstanding	69,038,016	65,544,174
Basic and diluted net income per share	$—	$—

Non-Redeemable Ordinary Shares
Numerator: Net Loss minus Net Earnings
Net (loss) income	$(11,909,061)	$58,486,892
Less: Net income allocable to Class A ordinary shares subject to possible redemption	(2,348)	(121,614)
Non-Redeemable Net (Loss) Income- Basic	$(11,911,409)	$58,365,278
Denominator: Weighted Average Non-redeemable ordinary shares
Basic and diluted weighted average shares outstanding, Non-Redeemable ordinary shares	20,405,417	23,899,259
Basic and diluted net (loss) income per share, Non-Redeemable ordinary shares	$(0.58)	$2.44

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 80,499,090 Units, which includes a partial exercise by the underwriters of their over-allotment option in the amount of 5,499,090 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 21,129,818 Private Placement Warrants at a price of $1.00 per Private Placement Warrant (for an aggregate purchase price of $21,129,818), which includes a partial exercise by the underwriters of their over-allotment option in the amount of 1,099,818 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant (for an aggregate purchase price of $1,099,818). Each whole Private Placement Warrant is exercisable for one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On September 16, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,855,000 Class B ordinary shares (the “Founder Shares”). On September 22, 2020, the Company effected a share capitalization resulting in an aggregate of 9,583,333 Founder Shares being outstanding. The Founder Shares included an aggregate of up to 1,250,000 shares subject to forfeiture by the Sponsor so that the number of Founder Shares will collectively represent 10% of the Company’s issued and outstanding shares upon the completion of the Initial Public Offering. As a result of the underwriters’ election to partially exercise their over-allotment option on October 30, 2020, a total of 611,010 Founder Shares are no longer subject to forfeiture and 638,990 shares were forfeited.

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) two years after the completion of a Business Combination; and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, amalgamation, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on October 27, 2020 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space and administrative support services. For the three and six months ended June 30, 2021, the Company incurred and paid $30,000 and $60,000 in fees for these services, respectively.

Promissory Note — Related Party

On September 16, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company could borrow up to an aggregate principal amount of $500,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) June 30, 2021, or (i) the consummation of the Initial Public Offering. As of June 30, 2021, there was no outstanding balance under the Promissory Note. The outstanding balance under the Promissory Note of $500,000 was repaid at the closing of the Initial Public Offering on October 30, 2020.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of June 30, 2021 and December 31, 2020 there were no Working Capital Loans outstanding.

Executive Loan

On March 22, 2021, Daniel Och, our chief executive officer and chairman of the board of directors, committed to provide us with an aggregate of $1,500,000 in loans. On May 15, 2021, Daniel Och and Glenn Fuhrman, the Company’s founders, committed to provide us with an aggregate of $2,000,000 in loans. On August 4, 2021, Daniel Och and Glenn Fuhrman, committed to provide us with an aggregate of $1,650,000 in loans. The loans are non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that the Company has funds available outside of the Trust Account to repay such loans. As of June 30, 2021 there were $3,500,000 Executive Loans outstanding.

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

Pursuant to a registration rights agreement entered into on October 27, 2020, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights pursuant to a registration rights agreement requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A ordinary shares). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement provides that the Company will not be required to effect or permit any registration or cause any registration statement to become effective until termination of the applicable lock-up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred fee of $0.35 per Unit, or $28,174,682 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Cazoo Business Combination Agreement

On March 29, 2021, the Company entered into a business combination agreement (the “Cazoo Business Combination Agreement”) with Cazoo Holdings Limited, a private limited company formed under the laws of England and Wales (the “Cazoo”), and Capri Listco, a Cayman Islands exempted company (“Listco”). The transactions contemplated by the Cazoo Business Combination Agreement are referred to herein as the “Cazoo Business Combination.” The board of directors of the Company and a committee of the board of directors of the Cazoo unanimously approved the Cazoo Business Combination.

The Cazoo Business Combination Agreement provides, subject to the terms and conditions therein, for the consummation of, among other things, the following transactions prior to the closing of the Cazoo Business Combination (collectively, the “Reorganization”): (a) approximately three business days prior to the closing of the Cazoo Business Combination (the “Listco Closing Date”), the sole shareholder of Listco will transfer to the Company all of the issued and outstanding equity securities of Listco and, as a result of such transfer, Listco shall become a wholly-owned subsidiary of the Company, and (b) following the Listco Closing Date, the Company will be merged with and into Listco, with Listco continuing as the surviving entity (the “Merger”). In connection with the Merger, each Unit, Class A ordinary share, Class B ordinary share and warrant issued and outstanding immediately prior to the Merger will be cancelled in exchange for the right to receive one Listco unit (consisting of one Listco Class A Share and one-fourth of one redeemable Listco warrant) (the “Listco Units”), Class A ordinary share, par value $0.0001 per share (the “Listco Class A Shares”), Class B ordinary share, par value $0.0001 per share (the “Listco Class B Shares”), and warrant to purchase Listco Class A ordinary shares, respectively.

Approximately two days following the completion of the Reorganization and at the closing of the Cazoo Business Combination (the “Closing”), pursuant to the Cazoo Business Combination Agreement, subject to the terms and conditions therein, Listco will acquire all of the issued and outstanding shares of the Cazoo from the holders thereof (the “Cazoo Shareholders”). Cazoo Shareholders will, subject to the procedures, limitations and rationing mechanics set forth in the Cazoo Business Combination Agreement, have the ability to elect the mix of cash and Listco Class C

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

ordinary shares, par value $0.0001 per share (the “Listco Class C Shares”) each such Cazoo Shareholder will receive. The Listco Class C Shares will, subject to certain exceptions, be non-transferrable for 180 days following the Closing, at which time, such Listco Class C Shares will automatically convert into Listco Class A Shares in accordance with Listco’s governing documents. Additionally, effective as of the Closing, (a) the issued and outstanding Listco Class B Shares will convert automatically on a one-for-one basis into Listco Class A Shares, and (b) each issued and outstanding Listco Unit will automatically separate into its component parts.

The Cazoo Business Combination will be consummated subject to the deliverables and provisions as further described in the Cazoo Business Combination Agreement.

On March 29, 2021, concurrently with the execution of the Cazoo Business Combination Agreement, the Company and Listco entered into subscription agreements (collectively, the “Subscription Agreements”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for and purchase, and Listco has agreed to issue and sell to the PIPE Investors, an aggregate of 80,000,000 Listco Class A Shares for an aggregate purchase price of $800,000,000 concurrently with the Closing, on the terms and subject to the conditions set forth therein. The Subscription Agreements contain customary representations and warranties of the Company and Listco, on the one hand, and each PIPE Investor, on the other hand, and customary conditions to closing, including the consummation of the transactions contemplated by the Cazoo Business Combination Agreement. The securities that may be issued in connection with the Subscription Agreements will not be registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Legal Update

On June 3, 2021, June 8, 2021, July 13, 2021, July 27, 2021, August 6, 2021 and August 10, 2021, respectively, the Company received six demand letters from purported shareholders of the Company claiming certain alleged material omissions in the definitive proxy statement/prospectus, initially filed with the SEC on May 14, 2021, surrounding its planned transaction with Cazoo. A complaint asserting similar claims was filed on August 2, 2021 on behalf of one of these purported shareholders in the Supreme Court of the State of New York, County of New York: Ben Hoftyzer v. Ajax I, et al., Index No. 654725/2021. This complaint was later dismissed voluntarily by the plaintiff on August 12, 2021. Other, similar suits may follow. The Company specifically denies all allegations in the complaint and demand letters that any additional disclosure was or is required and believes these purported shareholders’ claims are without merit.

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 0 and 18,487,578 shares, respectively, of Class A ordinary shares issued and outstanding, excluding 80,499,090 and 62,011,512 shares, respectively, of Class A ordinary shares subject to possible redemption.

The Company determined the ordinary shares subject to redemption to be equal to the redemption value of approximately $10.00 per share of common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Upon considering the impact of the PIPE Investment and associated PIPE Subscription Agreements, it was concluded that the redemption value should include all the Public Shares resulting in the ordinary

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 7. SHAREHOLDERS’ EQUITY (cont.)

shares subject to possible redemption being equal to $805,244,565. This resulted in a measurement adjustment to the initial carrying value of the ordinary shares subject to redemption with the offset recorded to additional paid-in capital and accumulated deficit.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2021 and December 31, 2020, there were 8,944,343 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Cazoo Business Combination. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of the Company’s shareholders except as otherwise required by law.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which the Class B ordinary shares will convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the issued and outstanding Class B ordinary shares agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 10% of the sum of all ordinary shares issued and outstanding upon the completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.

NOTE 8. WARRANTS

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating thereto is available, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement covering the issuance, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of a Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if the Class A ordinary shares are, at the time of any exercise of a warrant, not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 8. WARRANTS (cont.)

the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $18.00 — Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per Public Warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder and

•        if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders (the “ Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants When the Price per Class A Ordinary Share Equals or Exceeds $10.00 — Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the “fair market value” of the Class A ordinary shares; and

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted).

The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 8. WARRANTS (cont.)

Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that, so long as they are held by the Sponsor or its permitted transferees: (1) they will not be redeemable by the Company; (2) they (including the ordinary shares issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of a Business Combination; (3) they may be exercised by the holders on a cashless basis; (4) they (including the ordinary shares issuable upon exercise of these warrants) are entitled to registration rights; and (5) they can only be exercised during the period (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes its Business Combination, and (ii) the date that is twelve (12) months from the date of the closing of the Initial Public Offering, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is seven years after the date on which the Company completes its Business Combination, and (y) the liquidation of the Company in accordance with the Company’s Amended and Restated Memorandum and Articles of Association, as amended from time to time, if the Company fails to complete a Business Combination.

NOTE 9. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC Topic 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021 and December 31, 2020, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	June 30, 2021	December 31, 2020
Assets:
Marketable securities held in Trust Account	1	$805,244,565	$805,100,267
Liabilities
Warrant Liability – Public Warrants	1	$37,633,324	$66,009,252
Warrant Liability – Private Warrants	3	$53,669,738	$89,590,428

AJAX I
NOTES TO CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2021
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the change in fair value of warrant liabilities in the statement of operations.

Level 3 financial liabilities consist of the Private Placement Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate.

The fair value of the Private Placement Warrants was estimated at June 30, 2021 and December 31, 2020 to be $2.54 and $4.24, respectively, using the modified Black-Scholes option pricing model and the following assumptions:
	June 30, 2021	December 31, 2020
Expected volatility	26.4%	30.6%
Risk-free interest rate	1.22%	0.73%
Expected term (years)	7.00	7.82
Fair value per share of Class A ordinary shares	$9.96	$11.80

The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of December 31, 2020	$89,590,428	$66,009,252	$155,599,680
Change in valuation inputs or other assumptions	(35,920,690)	(28,375,928)	(64,296,618)
Fair value as of June 30, 2021	$53,669,738	$37,633,324	$91,303,062

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and six months ended June 30, 2021.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

On August 4, 2021, Daniel Och and Glenn Fuhrman, the Company’s founders, committed to provide the Company with an aggregate of $1,650,000 in loans. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of a Business Combination. If the Company does not consummate a Business Combination, all amounts loaned to the Company will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans.

Stockholder Litigation and Demands

On June 3, 2021, June 8, 2021, July 13, 2021, July 27, 2021, August 6, 2021 and August 10, 2021, respectively, the Company received six demand letters from purported shareholders of the Company claiming certain alleged material omissions in the definitive proxy statement/prospectus, initially filed with the SEC on May 14, 2021, surrounding its planned transaction with Cazoo. A complaint asserting similar claims was filed on August 2, 2021 on behalf of one of these purported shareholders in the Supreme Court of the State of New York, County of New York: Ben Hoftyzer v. Ajax I, et al., Index No. 654725/2021. This complaint was later dismissed voluntarily by the plaintiff on August 12, 2021. Other, similar suits may follow. The Company specifically denies all allegations in the complaint and demand letters that any additional disclosure was or is required and believes these purported shareholders’ claims are without merit.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Cazoo Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Cazoo Holdings Limited (and subsidiaries) (the Company) as of December 31, 2020, 2019 and 2018, the related consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the years ended December 31, 2020 and 2019 and for the period from October 15, 2018 to December 31, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020, 2019 and 2018, and the results of its operations and its cash flows for each of the years ended December 31, 2020 and 2019 and the period from October 15, 2018 to December 31, 2018, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

London, United Kingdom

May 14, 2021

CAZOO HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME
For the year ended December 31, 2020

	Notes	Year ended December 31 2020	Year ended December 31 2019	Period ended December 31 2018
		£‘000	£‘000	£‘000
Continuing operations
Revenue	5	162,208	1,176	—
Cost of sales		(165,082)	(2,246)	—
Gross loss		(2,874)	(1,070)	—

Marketing expenses		(36,110)	(3,899)	—
Selling and distribution expenses		(17,693)	(2,059)	—
Administrative expenses		(42,358)	(10,650)	(179)
Loss from operations	6	(99,035)	(17,678)	(179)

Finance income	8	486	170	—
Finance expense	8	(1,298)	(456)	—
Loss before tax from continuing operations		(99,847)	(17,964)	(179)
Tax credit	9	969	—	—
Loss for the year from continued operations	4	(98,878)	(17,964)	(179)

Discontinued Operations
Loss after tax for the year from discontinued operations	10	(3,809)	—	—
Loss for the year		(102,687)	(17,964)	(179)
Other comprehensive income		—	—	—
Total comprehensive loss		(102,687)	(17,964)	(179)

Earnings per share:
Net loss per ordinary share, basic and diluted		£(0.69)	£(0.18)	£(0.00)
Earnings per share from continuing operations:
Net loss from continuing operations per ordinary share, basic and diluted		£(0.66)	£(0.18)	£(0.00)

No items have been recognized as other comprehensive income during the year ending December 31, 2020, December 31, 2019 and December 31, 2018.

The notes beginning on page F-46 form part of these financial statements.

CAZOO HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF FINANCIAL POSITION
For the year ended December 31, 2020

	Notes	2020	2019	2018
		£‘000	£‘000	£‘000
Assets
Non-current assets
Property, plant and equipment	14	85,934	8,794	—
Intangible assets	15	26,660	3,188	20
Trade and other receivables	17	7,511	3,974	5,000
		120,105	15,956	5,020
Current assets
Inventory	16	114,694	42,970	—
Trade and other receivables	17	29,358	13,255	49
Cash and cash equivalents	26	243,524	34,539	26,366
		387,576	90,764	26,415
Total assets		507,681	106,720	31,435
Current liabilities
Trade and other payables	18	35,569	4,237	114
Loans and borrowings	19	94,617	33,987	—
Provisions	20	—	30	—
		130,186	38,254	114
Non-current liabilities
Loans and borrowings	19	43,634	4,358	—
Provisions	20	3,363	552	—
Total liabilities		177,183	43,164	114
Net assets		330,498	63,556	31,321
Share capital	22	—	—	—
Share premium reserve	22	266,120	81,500	31,500
Merger reserve		181,250	—	—
Retained earnings		(116,872)	(17,944)	(179)
TOTAL EQUITY		330,498	63,556	31,321

The notes beginning on page F-46 form part of these financial statements.

CAZOO HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the year ended December 31, 2020

	Note	Share capital	Share premium	Merger reserve	Retained earnings	Total equity
		£‘000	£‘000	£‘000	£‘000	£‘000
At October 15, 2018		—	—	—	—	—
Comprehensive income for the Period
Loss for the Period		—	—	—	(179)	(179)
Contributions by and distributions to owners
Issue of share capital	22	—	31,500	—	—	31,500
At December 31, 2018		—	31,500	—	(179)	31,321
Comprehensive income for the year
Loss for the year		—	—	—	(17,964)	(17,964)
Other comprehensive income		—	—	—	—	—
Contributions by and distributions to owners
Issue of share capital	22	—	50,000	—	—	50,000
Share based payments	25	—	—	—	199	199
At December 31, 2019		—	81,500	—	(17,944)	63,556
Comprehensive income for the year
Loss for the year		—	—	—	(102,687)	(102,687)
Other comprehensive income		—	—	—	—	—
Contributions by and distributions to owners
Issue of share capital	22	—	365,870	—	—	365,870
Group restructuring(1)	2.2		(181,250)	181,250	—	—
Share based payments	25	—	—	—	3,759	3,759
At December 31, 2020		—	266,120	181,250	(116,872)	330,498

____________

(1)      During the year, the Group was subject to a restructuring where Cazoo Holdings Limited was inserted at the top of the Group as a new parent company. Cazoo Limited became a wholly owned direct subsidiary of Cazoo Holdings Limited through a share for share exchange. Note 2.2 provides more detail on the basis of consolidation. The 2018 and 2019 balances are stated as though the transactions occurred within Cazoo Holdings Limited. In addition, the issue of share capital balance of £365.9m includes £99.8m of shares that were issued by the previous parent company, Cazoo Limited.

The notes beginning on page F-46 form part of these financial statements.

CAZOO HOLDINGS LIMITED
CONSOLIDATED STATEMENT OF CASH FLOWS
For the year ended December 31, 2020

	Note	2020	2019	2018
		£‘000	£‘000	£‘000
Cash flows from operating activities
Loss for the year		(102,687)	(17,964)	(179)

Adjustments for:
Depreciation of property, plant and equipment		11,759	705	—
Amortization of intangible fixed assets		1,292	76	—
Finance income	8	(486)	(170)	—
Finance expense	8	1,361	456	—
Share-based payment expense	25	3,759	199	—
Tax credit	9	(969)	—	—
		(85,965)	(16,698)	(179)
Movements in working capital:
Increase in trade and other receivables	17	(4,789)	(12,158)	(49)
Increase in inventory	16	(36,961)	(42,970)	—
Increase in trade and other payables	18	10,394	4,123	114
Total working capital movements		(31,356)	(51,005)	65

Other cash flows from operating activities:
Interest received	8	478	149	—
Tax credit received	9	969	—	—
Net cash used in operating activities		(115,874)	(67,554)	(114)

Cash flows from investing activities
Purchases of property, plant and equipment	14	(17,919)	(2,422)	—
Purchases and development of intangible fixed assets	15	(1,889)	(3,244)	(20)
Acquisition of subsidiary, net of cash acquired	12	(16,530)	—	—
Net cash used in investing activities		(36,338)	(5,666)	(20)

Cash flows from financing activities
Issue of ordinary shares	22	348,870	50,000	26,500
Proceeds from stocking loans	19	216,444	42,825	—
Repayment of stocking loans	19	(196,082)	(10,348)	—
Repayment of mortgages	19	(443)	—	—
Interest paid on loans and borrowings	19	(1,298)	(456)	—
Lease payments	21	(6,294)	(628)	—
Net cash from financing activities		361,197	81,393	26,500
Net cash increase in cash and cash equivalents		208,985	8,173	26,366
Cash and cash equivalents at the beginning of the year		34,539	26,366	—
Cash and cash equivalents at the end of the year		243,524	34,539	26,366

The notes beginning on page F-46 form part of these financial statements.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

1. Reporting entity

Cazoo Holdings Limited (the ‘Company’, ‘Cazoo’ or ‘the Group’) is a limited company incorporated in the United Kingdom incorporated on February 7, 2020. On June 10, 2020, the Company was inserted as a parent of Cazoo Limited in a group reorganization. The Company’s registered office is at 41 Chalton Street, London, NW1 1JD. The Company’s principal activity is the operation of an e-commerce platform for buying used cars.

The consolidated financial statements incorporate the accounts of the Company and entities controlled by the Company (“its subsidiaries”).

2. Significant accounting policies

2.1 Basis of preparation

These consolidated financial statements have been prepared in accordance with international accounting standards in conformity with the requirements of International Financial Reporting Standards (IFRSs) as issued by the International Accounting Standards Board (IASB). They were authorized for issue by the Company’s board of Directors on May 13, 2021.

Details of the Group’s accounting policies are included in note 3.

In preparing these financial statements, management has made judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

The areas where judgements and estimates have been made in preparing the financial statements and their effect are disclosed in note 4.

2.2 Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at December 31, 2020. Control is achieved when the Group is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. Specifically, the Group controls an investee if, and only if, the Group has:

•        Power over the investee

•        Exposure, or rights, to variable returns from its involvement with the investee

•        The ability to use its power over the investee to affect its returns

When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group’s accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction.

The results of subsidiaries acquired are included from the date the Group obtained control of the subsidiary.

During the year, the Group was subject to a restructuring where Cazoo Holdings Limited was inserted at the top of the Group as a new parent company. Cazoo Limited became a wholly owned direct subsidiary of Cazoo Holdings Limited through a share for share exchange. Such Group reorganizations are outside the scope of IFRS 3.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

2. Significant accounting policies (cont.)

In accordance with IAS 8 management has used its judgement to develop a relevant and reliable accounting treatment, applying the principles of merger accounting. The current year and comparatives have been disclosed on the basis that Cazoo Holdings Limited has been in existence since the initial incorporation of Cazoo Limited. The comparatives are based upon those presented in the Cazoo Limited financial statements for the year ended December 31, 2019 and period ended December 31, 2018. The share capital issued by Cazoo Limited prior to the restructure is presented as a merger reserve in the statement of changes in equity.

2.3 Basis of measurement

The financial statements have been prepared on the historical cost basis, except for financial assets, financial liabilities and share based payments that have been measured at fair value.

2.4 New and amended standards and interpretations

The Group applied for the first-time certain standards and amendments, which are effective for annual periods beginning on or after January 1, 2020. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

Amendments to IFRS 9 and IAS 39 Financial Instruments

The amendments to IFRS 9 and IAS 39 Financial Instruments: Recognition and Measurement provide a number of reliefs, which apply to all hedging relationships that are directly affected by interest rate benchmark reform. A hedging relationship is affected if the reform gives rise to uncertainty about the timing and/or amount of benchmark-based cash flows of the hedged item or the hedging instrument. These amendments have no impact on the consolidated financial statements of the Group as it does not have any interest rate hedge relationships.

Amendments to IAS 1 and IAS 8: Definition of Material

The amendments provide a new definition of material that states, “information is material if omitting, misstating or obscuring it could reasonably be expected to influence decisions that the primary users of general-purpose financial statements make on the basis of those financial statements, which provide financial information about a specific reporting entity.” The amendments clarify that materiality will depend on the nature or magnitude of information, either individually or in combination with other information, in the context of the financial statements. A misstatement of information is material if it could reasonably be expected to influence decisions made by the primary users. These amendments had no impact on the consolidated financial statements of, nor is there expected to be any future impact to the Group.

Conceptual Framework for Financial Reporting issued on March 29, 2018

The Conceptual Framework is not a standard, and none of the concepts contained therein override the concepts or requirements in any standard. The purpose of the Conceptual Framework is to assist the IASB in developing standards, to help preparers develop consistent accounting policies where there is no applicable standard in place and to assist all parties to understand and interpret the standards. This will affect those entities which developed their accounting policies based on the Conceptual Framework. The revised Conceptual Framework includes some new concepts, updated definitions and recognition criteria for assets and liabilities and clarifies some important concepts. These amendments had no impact on the consolidated financial statements of the Group.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

2. Significant accounting policies (cont.)

Amendments to IFRS 16 Covid-19 Related Rent Concessions

On May 28, 2020, the IASB issued Covid-19-Related Rent Concessions - amendment to IFRS 16 Leases. The amendments provide relief to lessees from applying IFRS 16 guidance on lease modification accounting for rent concessions arising as a direct consequence of the Covid-19 pandemic. As a practical expedient, a lessee may elect not to assess whether a Covid-19 related rent concession from a lessor is a lease modification. A lessee that makes this election accounts for any change in lease payments resulting from the Covid-19 related rent concession the same way it would account for the change under IFRS 16 if the change were not a lease modification.

The amendment applies to annual reporting periods beginning on or after June 1, 2020. Earlier application is permitted. This amendment had no impact on the consolidated financial statements of the Group.

2.5 Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of the issuance of the Group’s financial statements are listed below. The Group intends to adopt these new and amended standards, if applicable, when they become effective. The new standards and amendments are not expected to have a material impact on the Group.

•        IFRS 17 Insurance Contracts

•        Amendments to IAS 1: Classification of Liabilities as Current or Non-current

•        Reference to the Conceptual Framework — Amendments to IFRS 3

•        Property, Plant and Equipment: Proceeds before Intended Use — Amendments to IAS 16

•        Onerous Contracts — Costs of Fulfilling a Contract — Amendments to IAS 37

•        IFRS 1 First-time Adoption of International Financial Reporting Standards — Subsidiary as a first-time adopter

•        IFRS 9 Financial Instruments — Fees in the ’10 per cent’ test for derecognition of financial liabilities

•        IAS 41 Agriculture — Taxation in fair value measurements

2.6 LIBOR reform

Following the financial crisis, the reform and replacement of benchmark interest rates such as GBP LIBOR and other inter-bank offered rates (‘IBORs’) has become a priority for global regulators. There remains some uncertainty around the timing and precise nature of these changes. The Group currently has a number of stocking loans which reference GBP LIBOR. These loans are disclosed in note 23. Subsequent to the year-end the UK stocking loans have been rebased to the Bank of England base rate. LIBOR reform is not expected to have a significant impact on the Group.

2.7 Presentational currency

These financial statements are presented in pound sterling, which is the Group’s functional currency. All amounts have been rounded to the nearest thousand, unless otherwise indicated.

2.8 Going Concern

The financial statements have been prepared on a going concern basis as the Directors’ are satisfied that the Group will continue in operational existence for the foreseeable future. In assessing the going concern position of the Group,

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

2. Significant accounting policies (cont.)

the Directors have considered the Group’s cash flows, liquidity and business activities. As at December 31, 2020, the Group had net assets of £330.5m and a cash balance of £243.5m following the successful completion of the Series D funding round in October 2020.

The Group expects to raise additional capital in the third quarter of 2021 through a business combination with Ajax I a special purpose acquisition company listed on the New York stock exchange (the “business combination”). The additional capital will fund Cazoo’s growth strategy in the UK and across Europe. The funds generated from the business combination will provide significant cash headroom for the foreseeable future. The business combination is conditional upon approval by both the shareholders of Cazoo Holdings Limited and Ajax I and requires regulatory consent.

The Group has a strong record of attracting investment from existing and new investors. During the year ended December 31, 2020 it successfully raised a net total of £356.9m. The Directors expect that in the event that the business combination did not complete the Group would be in a strong position to raise additional funds from existing and new shareholders allowing it to continue to pursue its growth strategy and continue as a going concern.

The Directors have considered a further scenario where no future funds are raised by the Group in the period to July 2022. In this scenario, the business would have sufficient liquidity to continue to operate once applying mitigating factors which could include a reassessment of discretionary spend, timing of growth initiatives and scale of operations. On this basis the Directors are satisfied that the accounts should be prepared on a going concern basis and that the Group will continue in operational existence for the foreseeable future.

3. Accounting policies

3.1 Revenue

The Group evaluates Revenue from contracts with customers based on the five step model under IFRS 15: (1) identify the contract with the customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the separate performance obligations; and (5) recognize revenues when (or as) each performance obligation is satisfied.

Revenue is measured based on the consideration the Group expects to be entitled to in a contract with a customer and excludes amounts collected on behalf of third parties. The Group recognizes revenue when it transfers control over a product or service to a customer.

The Group does not expect to have any contracts where the period between the transfer of the promised goods or services to the customer and payment by the customer exceeds one year. Consequently, the Group does not adjust any of the transaction prices for the time value of money.

(i) Sale of goods

Retail

The Group sells vehicles directly to its customers through its platform. The prices of vehicles are set forth in the customer contracts at stand-alone selling prices, which are agreed prior to delivery. The Group satisfies its performance obligations for vehicle sales upon delivery when the transfer of title, risks, and rewards of ownership and control pass to the customer. The Group recognizes revenue at the agreed upon purchase price stated in the contract less an estimate for returns. Estimates for returns are based on an analysis of historical experience, trends and sales data. Changes in these estimates are reflected as an adjustment to revenue in the period identified. The amount of consideration received for vehicles includes non-cash consideration representing the value of part-exchange vehicles, if applicable. The value of part-exchange vehicles is agreed by the customer at the time of purchase and is stated in the contract. Prior to the delivery of the vehicle, the payment is received, or financing has been arranged. Revenue is recognized net of VAT.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

Wholesale

The Group sells vehicles through car auctions to trade buyers. The vehicles sold to trade buyers are primarily acquired from customers as part-exchanges that do not meet the Group’s quality standards to list and sell through its platform. The Group satisfies its performance obligation for wholesale sales when the purchaser obtains control of the underlying vehicle through the car auction which is when the transfer of title, risks, and rewards of ownership and control pass to the purchaser.

(ii) Rendering of services

Other sales

Customers purchasing vehicles from the Group may enter into a contract for finance through the Group’s platform. The Group receives a commission for the arrangement of these contracts from the principal. The Group recognizes commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction in revenue. Changes in these estimates are reflected as an adjustment to revenue in the period identified.

Customers purchasing vehicles from the Group may enter into a contract to extend their warranty after the initial 90-day inclusive period. The Group receives a commission for the arrangement of these contracts from the principal. The Group recognizes commission revenue at the time of sale, net of a reserve for estimated contract cancellations. The reserve for cancellations is estimated based upon historical experience and recent trends and is reflected as a reduction in revenue. Changes in these estimates are reflected as an adjustment to revenue in the period identified.

At the Group’s Customer Centers vehicle servicing products for vehicles are offered including interim, full and major servicing, MOT tests, general repairs and one-off checks and treatments. The Group satisfies its performance obligations at the point the agreed work is completed. The Group recognizes revenue at the agreed purchase price net of VAT.

Contract assets relate to commission revenue earned but not invoiced at the period end. The commission earned is conditional upon the delivery of the vehicle to the customer and no return being made by the customer.

Contract liabilities relate to undelivered retail orders. Contract liabilities are recognised at the point of customer order on the platform and are derecognised into revenue upon delivery to the customer.

3.2 Cost of Sales

Cost of sales includes the cost to acquire vehicles as well as direct and indirect reconditioning costs associated with preparing the vehicles for resale. Vehicle reconditioning costs include parts, labor and inbound transportation costs. Cost of sales includes any necessary adjustments to reflect vehicle inventory at the lower of cost and net realizable value. It also includes the cost of providing drive-away insurance and vehicle warranty to the retail customer, and costs incurred in providing servicing and MOT’s.

3.3 Leasing

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group classifies assets with value less than £5,000 are low-value. The Group recognizes lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

i) Right-of-use assets

Right-of-use assets recognized are presented within Property, Plant and Equipment on the statement of financial position. The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:
Leasehold property	2 to 20 years
Motor vehicles	4 years
Fixtures and fittings	5 years

Depreciation of right-of-use assets is recognized within operational expenses on the statement of profit or loss and other comprehensive income.

The right-of-use assets are also subject to impairment in accordance with the accounting policy set out in note 3.9.

ii) Lease liabilities

Lease liabilities recognized are presented within Loans and borrowings on the statement of financial position.

At the commencement date of the lease, the Group recognizes lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. Variable lease payments that do not depend on an index or a rate are recognized as expenses (unless they are incurred to produce inventory) in the period in which the event or condition that triggers the payment occurs.

The accretion of interest on lease liabilities is recognized within financial expense in the statement of profit or loss and other comprehensive income.

3.4 Employee benefits

Short-term and long-term employee benefits

A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Liabilities recognized in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

Grants from the government are recognized at their fair value where there is reasonable assurance that the grant will be received, and the Group will comply with all attached conditions. Amounts received are recognized net within the income statement as income or a reduction to expenses. In the current year, the group has received funds in connection to the Job Retention Scheme launched as part of the UK Government’s response to the COVID-19 pandemic.

The group has not taken advantage of any other government assistance during the year.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

3.5 Share-based payments

Equity-settled share-based payments to employees are measured at the fair value of the equity instruments at the grant date.

The fair value determined at the grant date of the equity-settled share-based payments is expensed on a straight-line basis over the vesting period, based on the Group’s estimate of equity instruments that will eventually vest, with a corresponding increase in equity. At the end of each reporting period, the Group revises its estimate of the number of equity instruments expected to vest. The impact of the revision of the original estimates, if any, is recognized in profit or loss such that the cumulative expense reflects the revised estimate, with a corresponding adjustment to the retained earnings.

3.6 Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

(i) Current tax

The tax currently payable is based on taxable profit for the Period. Taxable profit differs from ‘profit before tax’ as reported in the Statement of profit or loss and other comprehensive income because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

(ii) Deferred tax

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability in the consolidated statement of financial position differs from its tax base, except for differences arising on:

•        the initial recognition of goodwill;

•        the initial recognition of an asset or liability in a transaction which is not a business combination and at the time of the transaction affects neither accounting or taxable profit; and

•        investments in subsidiaries and jointly controlled entities where the Group is able to control the timing of the reversal of the difference and it is probable that the difference will not reverse in the foreseeable future.

Recognition of deferred tax assets is restricted to those instances where it is probable that taxable profit will be available against which the difference can be utilized.

The amount of the asset or liability is determined using tax rates that have been enacted or substantively enacted by the reporting date and are expected to apply when the deferred tax assets are recovered.

Deferred income tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when deferred income tax assets and liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities where there is an intention to settle balances on a net basis.

(iii) Current and deferred tax

Current and deferred tax are recognized in profit or loss, except when they relate to items that are recognized in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognized in other comprehensive income or directly in equity, respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

3.7 Cash and cash equivalents

Cash and cash equivalents in the statement of financial position comprises cash at banks and short-term highly liquid deposits with a maturity of three months or less, that are readily convertible to a known amount of cash and subject to insignificant risk of change in value.

3.8 Business combinations

The acquisition of subsidiaries and businesses is accounted for using the acquisition method in accordance with IFRS 3. The consideration for each acquisition is measured at the aggregate of fair values of assets given, liabilities incurred or assumed, and equity instruments issued by the Group in exchange for control of the acquiree, net of cash acquired. Acquisition related costs other than those associated with the issue of debt or equity securities, are recognized in the consolidated statement of comprehensive income as incurred.

At the acquisition date the identifiable assets acquired and liabilities assumed are recognized at their fair value with the exception of deferred tax assets and liabilities, which are measured in accordance with IAS 12 — income taxes. Identifiable net assets include the recognition of any separately identifiable intangible assets.

Deferred and contingent consideration are measured at fair value at the date of acquisition. Where the amounts payable are classified as a financial liability any subsequent change in the fair value is charged/credited to the Group’s consolidated statement of comprehensive income. Amounts classified as equity are not subsequently remeasured. Where consideration to management shareholders is contingent on their continued employment the amount is recognized as a remuneration expense in the statement of comprehensive income over the deferral period.

3.9 Property, plant and equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and any accumulated impairment losses.

If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of property, plant and equipment is recognized in the statement of profit or loss. Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.

Leased assets are depreciated on a straight-line basis over the shorter of the lease term and their useful lives unless it is reasonably certain that the Group will obtain ownership by the end of the lease term. Depreciation is provided on all other items of property, plant and equipment so as to write off their carrying value over their expected useful economic lives. It is provided at the following range:
Leasehold improvements	5 years
Fixtures and fittings	1 – 5 years
Computer equipment	3 years
Motor vehicles	4 to 8 years
Plant and machinery	4 years

The residual values and economic lives of assets are reviewed on an annual basis.

3.10 Intangible assets

(i) Intangible assets

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

lives. Amortization is recognized within operating expenses in the statement of profit or loss. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.
Domain names	5 years
Platform development and computer software	3 years

(ii) Internally-generated intangible assets

Expenditure on research activities is recognized as an expense in the period in which it is incurred.

An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognized if, and only if, all of the following have been demonstrated:

•        the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•        the intention to complete the intangible asset and use or sell it;

•        the ability to use or sell the intangible asset;

•        how the intangible asset will generate probable future economic benefits;

•        the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•        the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognized for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Expenditure includes both employees of the Group and external contractors contributing to the development projects. Where no internally-generated intangible asset can be recognized, development expenditure is recognized in the statement of profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

(iii) Goodwill

Goodwill arising on a business combination represents the difference between the fair value of the consideration paid and the fair value of assets and liabilities acquired and is recorded as an intangible asset. Goodwill is not subsequently subject to amortization but is tested for impairment annually and whenever the Directors have an indication that it may be impaired. For the purposes of impairment testing, goodwill is allocated to the cash-generating units expected to benefit from the combination. Any impairment in carrying value is charged to the consolidated statement of comprehensive income.

3.11 Impairment of tangible and intangible assets other than goodwill

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

Intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

When an impairment loss subsequently reverses, the carrying amount of the asset (or a cash generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss.

3.12 Inventory

Inventory consists of vehicles purchased, direct and indirect vehicle reconditioning costs, including parts and labor and inbound transportation costs.

Inventory are stated at the lower of cost and net realizable value. The costs of inventory are determined by specific identification. Net realizable value is the estimated selling price less costs to complete and transport the vehicles. Selling prices are derived from historical data and trends, such as sales price and inventory turn times of similar vehicles, as well as independent market data. Each reporting period the Group recognizes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value through cost of sales.

3.13 Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made of the amount of the obligation.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (when the effect of the time value of money is material).

3.14 Financial instruments

Financial assets and financial liabilities are recognized when an entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

i. Financial assets

All recognized financial assets are subsequently measured in their entirety at either amortized cost or fair value, depending on the classification of the financial assets.

Classification of financial assets

Debt instruments that meet the following conditions are subsequently measured at amortized cost:

•        the financial asset is held within a business model whose objective is to hold financial assets in order to collect contractual cash flows; and

•        the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Debt instruments that meet the following conditions are subsequently measured at fair value through other comprehensive income (FVOCI):

•        the financial asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling the financial assets; and

•        the contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Amortized cost and effective interest method

The effective interest method is a method for calculating the amortized cost of a debt instrument and of allocating interest income over the relevant period.

The amortized cost of a financial asset is the amount at which the financial asset is measured at initial recognition minus the principal repayments, plus the cumulative amortization using the effective interest method of any difference between that initial amount and the maturity amount, adjusted for any loss allowance. On the other hand, the gross carrying amount of a financial asset is the amortized costs of a financial asset before adjusting for any loss allowance.

Interest income is recognized using the effective interest method for debt instruments measured subsequently at amortized cost and at FVOCI. For financial instruments other than purchased or originated credit-impaired financial assets, interest income is calculated by applying the effective interest rate to the gross carrying amount of a financial asset. Interest income is recognized in profit or loss and is included in the ‘finance income’ line item.

Impairment of financial assets

The Group recognizes a loss allowance for expected credit losses on trade receivables, other receivables, and accrued income. The amount of expected credit loss is updated at each reporting date to reflect changes in credit risk since the initial recognition of the respective financial instrument.

The Group always recognizes lifetime expected credit losses (“ECL”) for trade receivables, other receivables, and amounts due from customers under contracts. The expected credit losses on these financial assets are estimated using a provision matrix based on the Group’s historical credit loss experience, adjusted for factors that are specific to the debtors, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.

Lifetime ECL represents the expected credit losses that will result from all possible default events over the expected life of a financial instrument.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

Significant increase in credit risk

In assessing whether the credit risk on a financial instrument has increased significantly since initial recognition, the Group compares the risk of a default occurring on the financial instruments as at the reporting date with the risk of a default occurring on the financial instrument as at the date of initial recognition. In making this assessment, the Group considers both quantitative and qualitative information that is reasonable and supportable.

ii. Financial liabilities

All financial liabilities are subsequently measured at amortized cost using the effective interest method or at fair value through profit or loss “FVTPL”.

Financial liabilities subsequently measured at amortized cost

Financial liabilities that are not (i) contingent consideration of an acquirer in a business combination, (ii) held for trading, or (iii) designated as at FVTPL, are subsequently measured at amortized cost using the effective interest method.

The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortized cost of a financial liability.

Derecognition of financial liabilities

The Group derecognizes financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in profit or loss.

Fair value measurement

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

3.15 Defined contribution schemes

Contributions to defined contribution pension schemes are charged to the statement of comprehensive income in the period to which they relate.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

3. Accounting policies (cont.)

3.16 Business segments

The Board of Directors has been identified as the Group’s chief operating decision maker. A monthly reporting pack is provided to the Board of Directors to enable them to assess the performance of the business. This reporting pack has been used as the basis for determining the Group’s operating segments. The monthly reporting pack presents the performance of the business on a consolidated basis and therefore the Board of Directors monitor the performance of the business on a consolidated basis only. The key financial performance metrics monitored by the chief operating decision maker include revenue, gross profit, operating expenses, Adjusted EBITDA and exceptional items. Assets and liabilities are also managed on a consolidated basis and are not reported to the chief operating decision maker in a disaggregated format within the monthly reporting pack.

The chief operating decision maker monitors three individual revenue streams within the consolidated revenue metric, as set out in note 5. The revenue streams are monitored under the geographical segments UK and Europe. For the financial year ended December 31, 2020 all revenue and costs were incurred within the UK segment. For a disaggregation of revenue see note 5.

For a disaggregation of revenue by the three streams see note 5.

4. Accounting estimates and judgements

4.1 Judgements

Discontinued operations

Cazoo Holdings Limited acquired Imperial Cars on July 15, 2020. Prior to the acquisition, Imperial Cars had been one of the largest independent used car retailers in the UK. Imperial operated as a wholly offline retailer.

Imperial Cars operated from 18 retail dealership locations in the UK. Imperial Cars offered approximately 2,500 nearly new and used cars, supported by 14 service centers and two vehicle preparation centers.

The Group acquired Imperial Cars in order to obtain its infrastructure and properties, including Imperial’s main refurbishment facility with the capacity to recondition up to 50,000 cars per year, rather than to continue Imperial Cars’ physical retailing operation. Two months after the acquisition, the Imperial Cars onsite dealership business ceased operations. Eleven of the existing dealership centers were converted to Cazoo Customer Centers in order to align with the Group’s online strategy.

A key accounting judgement was made in recognizing the post-acquisition performance of the Imperial dealerships as a discontinued operation. The assessment against the criteria of IFRS 5 concluded that the dealerships was a business component which represented a separate major line of the Group’s business and was fully discontinued during the year.

Management determined that Imperial Cars was a business component because its operations were managed entirely separately from the remainder of the Group. Management concluded that this component represented a separate major line of business since sales of the Imperial retailing operations were conducted on-site at various locations across the country rather than through the central online platform that generates sales for the remainder of the Group.

Accordingly, management consider it appropriate to present the performance of the dealerships as a discontinued operation.

Recognition of acquired intangibles on acquisition

The process of recognizing intangibles assets acquired in an acquisition requires a judgement in assessing the intangibles that exist in the acquired business and assessing fair value. An intangible asset acquired as part of a business combination is recognized if it can be separately identified and it is a probable source of economic benefits.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

4. Accounting estimates and judgements (cont.)

The Group has recognized £22.6m of goodwill in respect of the acquisition of Imperial Cars and no other separately identifiable intangibles. The Group engaged a third-party valuation expert for the purchase price allocation exercise in relation to the Imperial Cars acquisition to mitigate the risk associated with the recognition and valuation of assets and liabilities upon acquisition. The purchase price allocation exercise was performed separately for the two cash generating units of the acquired business:

•        The reconditioning centers

•        The customer facing dealerships (see discontinued operations, note 10)

The Imperial business was acquired during the COVID-19 pandemic where customer facing dealerships were forced to close to prevent the further spread of the virus. Market analysis concluded that during the crisis no premium to net assets was being paid by market participants in transactions involving car dealership businesses. Accordingly, the purchase price, in excess of net assets acquired, was fully allocated to the reconditioning center CGU.

The reconditioning center CGU was analyzed for the existence of separately identifiable intangibles, none were noted. The Imperial Cars purchase price allocation exercise, therefore, concluded there exists no separately identifiable intangible assets aside from Goodwill. Goodwill is attributable to the expertise and synergies expected to be achieved from integrating the existing infrastructure of Imperial Cars into the Group’s business.

The details of all assets and liabilities recognized upon acquisition is set out in note 12.

Capitalization of development time

Time spent by the Group’s employees, and external contractors under the direction of the Group’s employees, in software development is capitalized as an internally generated intangible asset when the requirements of IAS 38 and of Group policy are both met. A management judgement is applied in the assessment of the project against the development criteria of IAS 38 in the following areas:

•        Assessment of whether the project meets the six requirements of IAS 38 to be considered an internally generated asset, as set out in note 3.10.

•        Assessment of the point in time when the project moved from an exploratory phase into a development phase.

•        Assessment of the proportion of employee and contractor output that is directly attributable to developmental activities.

The Group capitalized £1.6m of employee and contractor development expenditure in the year ended December 31, 2020 (2019: £3.2m).

Segmental information

In preparing the segmental disclosures in the Group financial statements of Cazoo Holdings Limited it is necessary for management to determine the number and nature of each segment. Management has determined for the 2020 financial statements there exists a single consolidated segment encompassing the performance of the UK business.

The Board of Directors has been identified as the Group’s chief operating decision maker. A monthly reporting pack is provided to the Board of Directors to enable them to assess the performance of the business. This reporting pack has been used as the basis for determining the Group’s operating segments. The monthly reporting pack presents the performance of the business on a consolidated basis and therefore the Board of Directors monitor the performance of the business on a consolidated basis only. The key financial performance metrics monitored by the chief operating decision maker include revenue, gross profit, operating expenses, Adjusted EBITDA and exceptional items. Assets and liabilities are also managed on a consolidated basis and are not reported to the chief operating decision maker in a disaggregated format within the monthly reporting pack.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

4. Accounting estimates and judgements (cont.)

4.2 Estimate

Net realizable value of inventory

Vehicles held in inventory are stated at the lower of cost and net realizable value. The calculation of net realizable value requires an estimate of the expected selling price of each vehicle held in inventory. This estimate is made using a combination of historical data of the Group and independent market data.

Independent market data provide a view to recent market activity for vehicles with similar attributes to those held in stock. This, combined with recent sales data of the Group, is used to estimate the expected selling prices of inventory.

At each reporting period the Group recognizes any necessary adjustments to reflect vehicle inventory at the lower of cost or net realizable value through cost of sales.

As at December 31, the inventory provision is stated as follows:
	December 31 2020	December 31 2019	December 31 2018
	£‘000	£‘000	£‘000
Gross inventory	118,203	43,969	—
Inventory provision	(3,509)	(999)	—
Inventory	114,694	42,970	—

The sensitivity of the inventory provision, based upon a 2% change in the expected selling price of inventory input, is as follows:
	Change in expected selling price estimate	Change in inventory provision 2020	Change in inventory provision 2019
	%	£’000	£’000
Inventory provision	+2	882	354
Inventory provision	-2	(1,132)	(558)

Share-based payments

Estimating fair value of equity settled employee share options requires determination of the most appropriate valuation model, which depends on the terms and conditions of the grant. This estimate also requires determination of the most appropriate inputs to the valuation model including the expected life of the share option, volatility and dividend yield and making assumptions about them. For the measurement of the fair value of equity-settled transactions with employees at the grant date, the Group uses a Black-Scholes valuation method. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in note 25.

5. Revenue

5.1 Disaggregated revenue information

The following is an analysis of the Group’s revenue for the year from continuing operations. Management assesses and monitors the revenue performance of the Group as a single segment.

Revenue recognized has arisen entirely within the United Kingdom.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

5. Revenue (cont.)

Other sales includes commission revenue from finance and warranty sales where the Group is not the principal of the transaction and revenue is recognized on a net basis.
	2020	2019	2018
	£‘000	£‘000	£‘000
Type of goods
Retail	150,420	1,078	—
Wholesale	8,667	90	—
Other sales	3,121	8	—
	162,208	1,176	—

Timing of revenue recognition
	2020	2019	2018
	£‘000	£‘000	£‘000
Goods and services transferred at point in time	162,208	1,176	—
	162,208	1,176	—

5.2 Contract balances
	December 31, 2020	December 31, 2019	December 31, 2018
	£‘000	£‘000	£‘000
Trade receivables	7,243	291	—
Contract assets	599	8	—
Contract liabilities	(9,059)	(385)	—

All contract assets and liabilities are short term in nature and are derecognized within one month of the reporting period end across both 2020 and 2019 financial periods.

Revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the year-end is summarized as below.
	Within one month as at December 31, 2020	Within one month as at December 31, 2019	Within one month as at December 31, 2018
	£‘000	£‘000	£‘000
Undelivered vehicles	9,059	385	—
	9,059	385	—

6. Operating expenses

Operating loss from continuing operations is stated after charging:
	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
	£’000	£’000	£’000
Depreciation of property, plant and equipment	5,897	705	—
Amortization of Intangibles	1,292	76	—
Expensed research and development cost	6,697	1,010	—
	13,886	1,791	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

7. Employee benefit expenses

Employee benefit expenses (including Directors) comprise:
	Year ended December 31, 2020	Year ended December 31, 2019	Period ended December 31, 2018
	£‘000	£‘000	£‘000
Wages and salaries	10,913	5,164	—
Employer’s national insurance	2,092	599	—
Short-term non-monetary benefits	416	69	—
Defined contribution pension cost	871	215	—
Share-based payment expenses	3,759	199	—
	18,051	6,246	—

8. Finance income and expense

Recognized in profit or loss
	Year ended December 31 2020	Year ended December 31 2019	Period ended December 31 2018
	£’000	£‘000	£‘000
Finance income
Interest on:
Bank deposits	486	170	—
Total finance income	486	170	—
Finance expense
Bank interest payable	(1,000)	(392)	—
Lease interest accretion	(298)	(64)	—
Total finance expense	(1,298)	(456)	—
Net finance income recognized in profit or loss	(812)	(286)	—

9. Taxation

No deferred tax assets or deferred tax liabilities were recognized in the Period ended December 31, 2020 (2019: nil, 2018: nil). The charge for the Period can be reconciled to the statement of profit and loss as follows:
	Year ended December 31 2020	Year ended December 31 2019	Period ended December 31 2018
	£‘000	£‘000	£‘000
Loss before tax from continuing operations	(99,847)	(17,964)	(179)

Current corporation tax rate of 19%	(18,971)	(3,413)	(34)
Expenses not deductible for tax purposes	1,238	64	10
Research and development claim – prior year	(969)	—	—
Deferred tax asset not recognized	17,733	3,349	24
Tax credit	(969)	—	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

9. Taxation (cont.)

The Group has unutilized tax losses of £127.2m (2019: £18.5m, 2018: £0.1m) which are available against future taxable profits for an indefinite period. No deferred tax assets have been recognized due to uncertainty of future taxable profits in the upcoming financial years against which to utilize the losses.

On March 11, 2020, the government published a policy paper announcing that the Finance Bill 2020 intends to maintain the Corporation Tax rate at 19% for the 2020 and 2021 tax years.

10. Discontinued Operations

On July 15, 2020, the Group completed its acquisition of Imperial Cars. Prior to the acquisition, Imperial Cars had been one of the largest independent used car retailers in the UK. Imperial operated as a wholly offline retailer.

Imperial Cars operated from 18 retail dealership locations in the UK. Imperial Cars offered approximately 2,500 nearly new and used cars, supported by 14 service centers and two vehicle preparation centers.

The Group acquired Imperial Cars in order to obtain its infrastructure and properties, including Imperial Cars’ main refurbishment facility with the capacity to recondition up to 50,000 cars per year, rather than to continue Imperial Cars’ physical retailing operation. Two months after the acquisition, the Imperial Cars onsite dealership business ceased operations. Eleven of the existing dealerships were converted to Cazoo Customer Centers in order to align with the Group’s online strategy.

In accordance with IFRS 5 the revenue and costs arising from the on-site dealership businesses from the date of acquisition through to the date of closure has been treated as a discontinued operation.
Year ended December 31 2020
£‘000
Revenue	27,194
Expenses	(30,315)
Operating loss	(3,121)
Finance expense	(688)
Loss before tax from discontinued operations	(3,809)
Tax expense	—
Loss for the year from discontinued operations	(3,809)

The net cash flows incurred by the Imperial Car Dealerships are, as follows:
2020
£’000
Operating	23,581
Investing	—
Financing	(34,987)
Net cash (outflow)/inflow	(11,406)
Earnings per share:	2020
£’000
Basic, profit/(loss) for the year from discontinued operations	£(0.03)
Diluted, profit/(loss) for the year from discontinued operations	£(0.03)

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

11. Earnings per share
	2020	2019	2018
	£’000	£’000	£’000
Earnings for the purposes of basic and diluted earnings per share, being loss for the year from continuing operations	(98,878)	(17,964)	(179)
Dilutive effect of share options, note 25	—	—	—
Dilutive earnings per share denominator	149,109,163	97,769,783	70,681,818

Basic earnings per share	£(0.66)	£(0.18)	£(0.00)
Diluted earnings per share	£(0.66)	£(0.18)	£(0.00)

12. Acquisitions

On July 15, 2020 Cazoo Holdings Limited completed its acquisition of Imperial Cars through the purchase of 100% of share capital of Imperial Car Supermarkets Limited for a total consideration of £26,904 (net of cash acquired) as measured in accordance with IFRS 3.

Prior to the acquisition, Imperial Cars had been one of the UK’s largest independent used car retailers. The acquisition allowed the Group to accelerate its roll out of Customer Centers by obtaining a portfolio of suitable leasehold and freehold properties. Goodwill represents the strategic value of obtaining a portfolio of freehold and leasehold properties and adding the expertise of the Imperial Cars workforce into the Group.

The purchase has been accounted for as a business combination under the acquisition method in accordance with IFRS 3. The Group has completed its provisional assessment of fair value of assets acquired as set out below.

In calculating goodwill arising from the acquisition the fair value of net assets acquired was determined. Adjustments to book value were made in the recognition of market value of real estate leases and the fair value of freehold property. The Group has not identified any separately identifiable intangibles as part of the acquisition.
£’000
Property, plant and equipment	50,758
Intangible assets	251
Inventory	34,763
Trade and other receivables	5,599
Trade and other payables	(19,561)
Lease liabilities	(27,972)
Dilapidation provision	(1,820)
Other loans and borrowings	(37,807)
Total net assets acquired	4,211

Intangibles assets recognized on acquisition:
Goodwill	22,693
26,904
Satisfied by:
Cash consideration, net of cash acquired	16,530
Shares issued	8,999
Contingent consideration	1,375
Total consideration	26,904

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

12. Acquisitions (cont.)

Contingent consideration represents the expected sales proceeds of a long lease with peppercorn rent that was acquired through the purchase of Imperial Cars. The lease is held at a net book value of £1.4m and is presented within freehold property in note 14. The payment of the consideration is contingent upon the long lease being sold and the amount payable will be equal to the proceeds from the sale.

From the date of acquisition, Imperial Cars contributed £27.2m of revenue and £3.8m to loss before tax from discontinued operations of the Group. The impact of the acquisition on discontinued revenue and profit before tax had the combination occurred on January 1, 2020 has not been quantified due to significant and material GAAP difference in the historical reporting of Imperial Cars.

13. Disposals

On August 6, 2020 C New Co 2, a direct wholly owned subsidiary of Cazoo Holdings Limited was incorporated. C New Co 2 was incorporated to be used as a vehicle to enable the subletting of four leasehold properties acquired in the acquisition of Imperial Cars that did not meet the Group’s requirements for conversion into customer centers. C New Co 2 purchased property, plant and equipment associated with the properties from the Imperial Car entities.

On September 10, 2020 100% of the issued share capital of C New Co 2 was sold for a consideration of £1. There was no gain or loss associated with the sale of C New Co 2.

14. Property, plant and equipment
	Leasehold property	Freehold property	Leasehold improvements	Fixtures and Fittings	Computer equipment	Motor vehicles	Plant and machinery	Total
	£‘000	£’000	£‘000	£‘000	£‘000	£‘000	£’000	£‘000
Cost
At December 31, 2018	—	—	—	—	—	—	—	—
Additions	5,450	—	1,191	832	235	1,791	—	9,499
At December 31, 2019	5,450	—	1,191	832	235	1,791	—	9,499
Additions	13,902	—	11,784	2,892	363	9,198	—	38,139
Acquisition of a subsidiary	30,367	14,907	2,576	1,375	252	116	1,165	50,758
Disposals	(1,387)	—	(1,849)	(1,076)	(252)	(116)	(506)	(5,186)
At December 31, 2020	48,332	14,907	13,702	4,023	598	10,989	659	93,210

Accumulated depreciation
At December 31, 2018	—	—	—	—	—	—	—	—
Depreciation charge for the year	(421)	—	(54)	(113)	(35)	(82)	—	(705)
At December 31, 2019	(421)	—	(54)	(113)	(35)	(82)	—	(705)
Depreciation charge for the year	(4,561)	—	(620)	(345)	(154)	(1,076)	(79)	(6,835)
Disposals	143	—	40	25	21	7	28	264
At December 31, 2020	(4,839)	—	(634)	(433)	(168)	(1,151)	(51)	(7,276)

Net book value
At December 31, 2020	43,493	14,907	13,068	3,590	430	9,838	608	85,934
At December 31, 2019	5,029	—	1,137	719	200	1,709	—	8,794
At December 31, 2018	—	—	—	—	—	—	—	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

14. Property, plant and equipment (cont.)

Right of use assets recognized within property, plant and equipment

The net book value of right-of-use assets held under leases included above, are as follows:
	2020	2019	2018
	£’000	£‘000	£‘000
Leasehold property	43,493	5,029	—
Motor vehicles	7,171	1,670	—
Furniture, fittings and equipment	56	70	—
	50,720	6,769	—

15. Intangible assets
	Domain names	Development assets	Goodwill	Total
	£‘000	£’000	£’000	£‘000
Cost
At October 15, 2018	—	—	—	—
Additions	20	—	—	20
At December 31, 2018	20	—	—	20
Additions	—	3,244	—	3,244
At December 31, 2019	20	3,244	—	3,264
Additions	31	1,858	—	1,889
Acquisition of a subsidiary	—	251	22,693	22,944
At December 31, 2020	51	5,353	22,693	28,097

Accumulated amortization
At October 15, 2018	—	—	—	—
Charge for the Period	—	—	—	—
At December 31, 2018	—	—	—	—
Charge for the Period	(4)	(72)	—	(76)
At December 31, 2019	(4)	(72)	—	(76)
Charge for the Period	(5)	(1,356)	—	(1,361)
At December 31, 2020	(9)	(1,428)	—	(1,437)

Net book value
At December 31, 2020	42	3,925	22,693	26,660
At December 31, 2019	16	3,172	—	3,188
At December 31, 2018	20	—	—	20

16. Inventory
	2020	2019	2018
	£‘000	£‘000	£‘000
Finished goods and goods for resale	114,694	42,970	—

During the year, the group recognized a provision of £2.5m (2019: £1.0m) for the impairment of inventory within cost of sales.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

16. Inventory (cont.)

During the year £161.2m (2019: £1.2m) was recognized as an expense for inventory carried at net realizable value. This is recognized in cost of sales.

As at December 31, 2020 inventory of £96.3m (2019: £36.6m) was held as a security against stocking loans.

17. Trade and other receivables
	2020	2019	2018
	£’000	£’000	£’000
Trade receivables	7,243	291	—
Prepayments	20,278	10,260	5,014
Contract assets	599	8	—
VAT recoverable	4,533	4,983	35
Other receivables	4,216	1,687	—
Total trade and other receivables	36,869	17,229	5,049

Due within one year	29,358	13,255	49
Due within two to five years	7,511	3,974	5,000
	36,869	17,229	5,049

There is no expected credit loss on trade receivables.

The carrying value of trade and other receivables classified as loans and receivables approximates fair value. As at December 31, 2020 none (2019: none) of the trade receivables balance was aged over 30 days. During the year ended December 31, 2020 a £4.0m prepayment was written off to the statement of profit or loss.

18. Trade and other payables
	2020	2019	2018
	£‘000	£’000	£’000
Trade payables	12,668	1,867	107
Accruals and other creditors	10,348	1,632	7
Tax and social security payables	2,119	353	—
Contract liabilities	9,059	385	—
Deferred consideration	1,375	—	—
Total trade and other payables	35,569	4,237	114

Due within one year	35,569	4,237	114
Due within two to five years	—	—	—
	35,569	4,237	114

Trade and other payables are measured at amortized cost.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

19. Loans and borrowings

The book value of loans and borrowings are as follows:
	December 31 2020	December 31 2019	December 31 2018
	£‘000	£‘000	£‘000
Current
Stocking loans	86,709	32,477	—
Mortgages	1,368	—	—
Lease liabilities	6,540	1,510	—
	94,617	33,987	—
Non-Current
Mortgages	2,126	—	—
Lease liabilities	41,508	4,358	—
	43,634	4,358	—
Total loans and borrowings	138,251	38,345	—

The carrying value of loans and borrowings classified as financial liabilities measured at amortized cost approximates fair value. Details of the interest rates, maturity and security details of loans and borrowings are set out in note 23.

The Group’s loans and borrowings are denominated in Pound Sterling.

Set out below are the movements in lease liabilities during the Period:
Loans and Borrowings
£‘000
As at December 31, 2018	—

Additions	6,496
Accretion of interest	65
Payments	(693)
As at December 31, 2019	5,868

Additions	19,850
Acquisition of a subsidiary	27,972
Accretion of interest	652
Payments	(6,294)
As at December 31, 2020	48,048

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

20. Provisions
Dilapidation Provisions
£‘000
At December 31, 2018	—

At January 1 2019	—
Recognized during the year	582
At December 31, 2019	582

At January 1 2020	582
Acquisition of a subsidiary	1,820
Recognized during the year	961
At December 31, 2020	3,363

Current	—
Non-current	3,363

The dilapidation provisions relate to the expected reinstatement costs of leased office buildings, collection centers and vehicles back to the conditions required by the lease. Cash outflows associated with the dilapidation provision are to be incurred at the end of the relevant lease term, between 4 and 20 years.

21. Leases

The Group has lease contracts for its offices, customer collection centers, transporter motor vehicles and furniture and fittings. The Group’s obligations under its leases are secured by the lessor’s title to the leased assets.

The carrying amounts and movement in the right-of-use assets is set out in note 14. The carrying amount and movement in the lease liabilities is set out in note 19.

The following are the amounts recognized in the statement of profit and loss in respect of lease agreements:
	2020	2019	2018
	£‘000	£‘000	£‘000
Depreciation expense	5,429	506	—
Accretion of interest	652	64	—
Total	6,081	570	—

22. Share capital

Issued and fully paid share capital
	2020	2019	2018	2020	2019	2018
	Number ‘000	Number ‘000	Number ‘000	£’000	£’000	£’000
Ordinary shares of £0.0000000167 each	62,604	61,250	61,250	—	—	—
Series A shares of £0.0000000167 each	30,250	30,250	30,250	—	—	—
Series B shares of £0.0000000167 each	29,412	29,412	—	—	—	—
Series C shares of £0.0000000167 each	31,679	—	—	—	—	—
Series D shares of £0.0000000167 each	22,501	—	—	—	—	—
	176,446	120,912	91,500	—	—	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

22. Share capital (cont.)

All classes of share presented above carry one vote per share and equal rights to dividends.
	Share capital	Share premium	Merger reserve
	£’000	£’000	£’000
As at October 15, 2018	—	—	—
Ordinary share issuance	—	1,250	—
Series A share issuance	—	30,250	—
As at December 31, 2018	—	31,500	—

Series B share issuance	—	50,000	—
As at December 31, 2019	—	81,500	—

Series C share issuance	—	99,750	—
Group restructuring	—	(181,250)	181,250
Series C extension	—	25,250	—
Acquisition of subsidiary	—	8,999	—
Series D share issuance	—	231,634	—
Other share issuances		237
As at December 31, 2020	—	266,120	181,250

On December 6, 2018, the Group completed its Series A funding round raising £31.5m. The Series A share issue was partially settled by a £5m media advertising and marketing commitment. The £5.0m recognised represents the fair value of the media advertising and marketing commitment.

On September 12, 2019, the Group completed its series B funding round raising £50.0m.

On March 23, 2020, the Group completed its Series C funding round initially raising £99.8m followed by an extension to the funding round on June 23, 2020 raising an additional £25.2m. The Series C share issue was partially settled by a £8m media advertising and marketing commitment. The £8.0m recognised represents the fair value of the media advertising and marketing commitment.

On June 10, 2020, Group was subject to a restructuring where Cazoo Holdings Limited was inserted at the top of the Group as a new parent company resulting in a merger reserve as set out in note 2.2.

On July 15, 2020, the acquisition of Imperial Cars was partially settled through the issuance of £9.0m of shares, as set out in note 12.

On October 1, 2020 the Group completed its Series D funding round raising £231.6m. The equity raised includes a deduction of £7.4m in relation to fund raising costs incurred.

23. Financial instruments

23.1 Financial assets
	December 31 2020	December 31 2019	December 31 2018
	£‘000	£’000	£’000
Debt instruments at amortized cost
Trade receivables	7,243	291	—
Contract assets	599	8	—
Lease deposits	2,653	1,675	—
Total financial assets	10,495	1,974	—

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

23. Financial instruments (cont.)

23.2 Financial liabilities: Interest bearing loans and borrowings
	Interest rate %	Maturity	December 31 2020	December 31 2019	December 31 2018
			£‘000	£’000	£’000
Current
Lease liabilities	1 – 7%	Within one year	6,540	1,510	—
Stocking loan	Base rate + 1 – 3.75%	On earlier of sale of underlying vehicle or 120/.180 days	86,709	32,477	—
Mortgages	2 – 4%	Within one year	1,368	—	—

Non-Current
Lease liabilities	1 – 7%	2022 – 2040	41,508	4,358	—
Mortgages	2 – 4%	2022 – 2025	2,126	—	—

The stocking loans are secured against the inventory of the Group. The stocking loans become due upon the sooner of a sale of a vehicle by the Group to a customer or 120/180 term from the inception of the individual loan. The stocking loans base rates are in reference to 7-day GBP LIBOR and the Bank of England base rate.

The mortgages are secured against the freehold property of the Group.

23.3 Fair Value

Management assessed that the fair value of trade receivables, other receivables, stocking loans and trade and other payables approximate their carrying value due to the short-term maturities of these instruments.

The fair value of trade receivables, other receivables, stocking loans and trade and other payables has been measured using level 3 valuation inputs.

23.4 Interest rate risk management

Interest rate risk is the risk that changes in interest rates will affect the income and financial management of the Group. The Group is exposed to interest rate risk through its stocking facilities where interest is charged in reference to LIBOR. However, the exposure to interest rate risk is minimal since the Group is in a net cash position as at December 31, 2020 and December 31, 2019 and is therefore able to reduce exposure through repayment of the facility. The Group is not exposed to interest rate risk on its mortgages where interest rates are fixed.

The Group does not hedge against interest rate risk.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

23. Financial instruments (cont.)

The following table demonstrates the sensitivity to a reasonably possible change in interest rates on the stocking loans, the only element of loans and borrowings impacted by variable interest rates. With other variables held constant, the Group’s profit before tax is affected through the impact on floating rate borrowings, as follows:
	Increase/ decrease in basis points	Effect on profit before tax 2020	Effect on profit before tax 2019
		£’000	£’000
LIBOR	+10	44	10
LIBOR	-10	(44)	(10)

23.5 Credit risk management

Credit risk is the risk of financial loss to the Group if a customer or bank (“Counterparty”) fails to meet its contractual obligations resulting in a financial loss to the Group. The Group’s maximum exposure to credit risk at the Period end was equal to the carrying amount of trade receivables as set out in note 17.

The Group’s exposure to credit risk is minimal since the settlement of amounts due for the sale of a vehicle to a consumer is completed prior to the delivery of the vehicle. The trade receivables balance represents customer funds to be received from our consumer finance partners and payment gateway provider. No provision in relation to the recoverability of receivables has been recognized.

Credit risk from balances with banks and financial institutions is managed in accordance with the Group’s treasury policy. It is the Group’s policy to only hold cash and cash equivalent with banks which have at least an A rating and an A-1 rating for short term deposits, as per Standard and Poor’s credit rating system. The Group’s maximum exposure to credit risk on cash and cash equivalents is the carrying amount of cash and cash equivalents on the statement of financial position.

23.6 Liquidity risk management

Liquidity risk refers to the ability of the Group to meet the obligations associated with its financial liabilities that are settled as they fall due.

The treasury strategy of the Group is to retain cash on the balance sheet by financing the purchase of inventory and to maximize interest received whilst maintaining liquidity and flexibility in the availability of funds.

The table below summarizes the maturity profile of the Group’s financial liabilities based upon contractual undiscounted payments:
2020	Less than one year	1 to 5 years	Over 5 years	Total
	£‘000	£‘000	£‘000	£‘000
Stocking loans	86,709	—	—	86,709
Lease liabilities	7,603	25,243	21,052	53,898
Mortgages	1,385	2,230	—	3,615
Trade payables	12,668	—	—	12,668
Total	108,365	27,473	21,052	156,890

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

23. Financial instruments (cont.)

2019	Less than one year	1 to 5 years	Over 5 years	Total
	£‘000	£‘000	£‘000	£‘000
Stocking loans	32,477	—	—	32,477
Lease liabilities	1,429	4,943	—	6,372
Trade payables	1,867	—	—	1,867
Total	35,773	4,943	—	40,716
2018	Less than one year	1 to 5 years	Over 5 years	Total
	£‘000	£‘000	£‘000	£‘000
Stocking loans	—	—	—	—
Lease liabilities	—	—	—	—
Trade payables	107	—	—	—
Total	107	—	—	—

23.7 Changes in liabilities arising from financial activities
	Stocking loans	Lease liabilities	Mortgages	Total
	£‘000	£‘000	£‘000	£‘000
October 15, 2018	—	—	—	—
New leases	—	—	—	—
Issue of debt	—	—	—	—
Repayment	—	—	—	—
Accretion of interest	—	—	—	—
December 31, 2018	—	—	—	—
New leases	—	6,496	—	6,496
Issue of debt	42,825	—	—	42,825
Repayment	(10,348)	(693)	—	(11,041)
Accretion of interest	—	65	—	65
December 31, 2019	32,477	5,868	—	38,345
New leases	—	19,850	—	19,850
Acquisition of subsidiary	33,870	27,972	3,937	65,799
Issue of debt	216,444	—	—	216,444
Repayment	(196,082)	(6,294)	(443)	(202,819)
Accretion of interest	—	652	—	652
December 31, 2020	86,709	48,048	3,494	138,251

23.8 Hedge accounting

The Group has not entered into any agreements designed to hedge financial risk in the Year ended December 31, 2020 (2019: none, 2018: none).

23.9 Derecognition of financial instruments

The Group has not recorded any gains or losses arising through the derecognition of financial assets or financial liabilities in the Period ended December 31, 2020 (2019: none, 2018: none).

The Company is not subject to any externally imposed capital requirements.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

23. Financial instruments (cont.)

23.10 Capital management

For the purposes of the Group’s capital management, capital includes cash raised through the issue of share capital and stocking loans. The primary objective of the Group’s capital management is to finance operational and developmental activities. Stocking loans are used specifically by the Group to finance the purchase of inventory.
	2020	2019	2018
	£’000	£’000	£’000
Inventory	114,694	42,970	—
Stocking loans	(86,709)	(32,477)	—
Net inventory	27,985	10,493	—
Cash and cash equivalents	243,524	34,539	26,366

24. Group information

Subsidiaries

As at 31 December 2020, the consolidated financial statements of the Group include:
Name	Registered address and country of incorporation	Principal activities	Equity interest
Cazoo Holdings Limited	41 Chalton Street, London, NW1 1JD, United Kingdom	Activities of other holding companies	100%
Cazoo Limited		Sale of used cars and light motor vehicles	– 61,600,000 Ordinary shares – 100% – 30,250,000 Series A shares – 100% – 29,411,765 Series B shares – 100% – 23,470,589 Series C shares – 100%
Cazoo Properties Limited		Activities of other holding companies	100,000 Ordinary shares – 100%
Imperial Car Supermarkets Limited		Sale of used cars and light motor vehicles	900 Ordinary shares – 100%
Imperial Cars of Swanwick Limited		Sale of used cars and light motor vehicles	1000 Ordinary shares – 100%
Carsaz Limited		Sale of used cars and light motor vehicles	25 Ordinary shares – 100%

25. Share based payments

Details of the employee share option of the Group

The Group operates an equity-settled share-based incentive scheme. The options vest in instalments over four years with expiry after ten years. Unvested options are forfeited if the employee leaves the Group before the options vest. During the year share options were granted under an unapproved scheme.

On June 10, 2020 Cazoo Holdings was inserted as the parent company of Cazoo Limited in a Group reorganization. All outstanding share options of Cazoo Limited were exchanged with replacement options in Cazoo Holdings Limited.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

25. Share based payments (cont.)

The replacements were granted as if they had been granted on the same date as the original Cazoo Limited option at the same exercise price with the same vesting schedule. The fair value of the Cazoo Holding Limited option was equal to the fair value of the Cazoo Limited option immediately prior to the replacement. The share option replacement was treated as a modification in accordance with IFRS 2 and accordingly the initial share-based payment charge profile has not been impacted.

The Group recognized a share based charge for the year as follows:
	2020	2019	2018
	£’000	£’000	£’000
EMI – Pre-modification grants	182	152	—
Unapproved – Pre-modification grants	1,763	47	—
Unapproved – Post-modification grants	1,814	—	—
	3,759	199	—

The following options were granted during the year ended December 31, 2020:
Scheme	Number	Grant date	Expiry date
Unapproved	1,566,584	01/01/2020	01/01/2030
Unapproved	1,422,500	01/04/2020	01/04/2030
Unapproved	2,215,381	01/07/2020	01/07/2030
Unapproved	1,594,720	01/10/2020	01/10/2030
Total 2020	6,799,185

Unapproved	2,079,500	01/06/2019	31/05/2029
EMI	7,102,500	01/10/2019	30/09/2029
Total 2019	9,182,000

Movements in share options during the year

The following reconciles the share options outstanding at the beginning and end of the year. The movement schedule is presented as if the options granted in 2019 and prior to the restructure were granted by Cazoo Holdings Limited.
	EMI Number of options	Unapproved Number of options
As at October 15, 2018	—	—
Granted during the Period	—	—
Forfeited during the Period	—	—
As at December 31, 2018	—	—

Granted during the Year	7,102,500	2,079,500
Forfeited during the Year	(15,000)	(20,000)
As at December 31, 2019	7,087,500	2,059,500

Granted during the Year	—	6,799,185
Exercised during the Year	(1,353,817)	—
Forfeited during the Year	(1,050,000)	(737,292)
As at December 31, 2020	4,683,683	8,121,393

10,625 options were exercisable as at December 31, 2020 (2019: nil).

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

25. Share based payments (cont.)

Employee share option fair value assessment

The following information is relevant in the determination of fair value of the employee share options granted in during 2020:
Unapproved
Valuation method	Black-Scholes
Share valuation	£0.72 – £4.47
Exercise price	£nil
Expected volatility	46%
Dividend yield	Nil
Risk free interest rate	0.00%
Fair value per share	£0.72 – £4.47

The expected volatility was estimated with references to listed Companies with a similar business model.

The following information is relevant in determining the fair value of the employee share options granted during 2019:
	EMI	Unapproved
Valuation method	Black-Scholes	Black-Scholes
Share valuation	£0.10	£0.17
Exercise price	£0.10	£nil
Expected volatility	66%	62%
Dividend yield	Nil	Nil
Risk free interest rate	0.80%	0.75%
Fair value per share	£0.17	£0.17

26. Notes supporting statement of cash flows
	2020	2019	2018
	£‘000	£‘000	£‘000
Cash at bank available on demand	52,742	19,508	1,366
Cash held in short-term deposit accounts	190,782	15,031	25,000
Cash and cash equivalents in the statement of financial position	243,524	34,539	26,366

Cash and cash equivalents in the statement of cash flows	243,524	34,539	26,366

27. Events after the reporting date

On January 25, 2021, Cazoo Holdings Limited acquired 100% of the share capital of Drover Limited (“Drover”), a leading UK car subscription service, for total consideration of £58.8m. The consideration was £21.0m in cash, £4.5m of debt assumed and discharged and £33.3m through the issue of Cazoo Holdings Limited shares and warrants.

Drover is car subscription service with operations in the United Kingdom, and a small subscriber base in France. Founded in 2016, Drover had grown to a team of over 100 employees across London, Lisbon, Paris and Bucharest. Drover provides a monthly car subscription service, including maintenance, servicing, tax, breakdown cover and optional insurance, allowing its customers to choose from over 50 different models, all available online. The acquisition combined Cazoo’s brand, platform and funding with Drover’s expertise and relationships in car subscription services.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

27. Events after the reporting date (cont.)

The Group acquired Drover to accelerate its entry into the car subscription market and the acquisition provided the Group an existing customer base of over 2,000 active subscribers in the UK as well as a small subscriber base in France along with the associated recurring revenues.

On February 11, 2021 Cazoo Holdings Limited acquired Smart Fleet Solutions Limited for consideration of £23.1m. The consideration was £13.1m in cash, £9.0m of debt assumed and discharged and £1.0m through the issue of Cazoo Holdings Limited shares. The final consideration is dependent upon completion accounts which are not yet finalized. The Group also acquired £15.9m of freehold property relating to reconditioning sites operated by Smart Fleet Solutions Limited in the same transaction.

Smart Fleet Solutions Limited is a vehicle refurbishment business operating four state-of-the-art vehicle refurbishment centers across the UK which the Group expect will provide it with the capacity to refurbish approximately 200,000 cars per year across all its sites, reducing its reliance on any third-party providers. Smart Fleet’s team of over 500 vehicle refurbishment and logistics staff also provide significant expertise. In addition, Smart Fleet has in place a number of third-party contracts which are strategically beneficial to the Group. The Group acquired Smart Fleet for its UK-wide infrastructure and expertise in the refurbishment of used cars, which is expected to enhance the Group’s ability to operate at scale.

On February 23, 2021 the Cazoo Holdings Limited acquired Cluno GmbH (“Cluno”), a leading German car subscription service, for consideration of £60.4m. The consideration was £29.4m in cash and £31.0m through the issue of Cazoo Holdings Limited shares.

Cluno is a German car subscription services company, with a business similar to Drover and a team of approximately 100 employees based in Munich. Cluno offers a monthly subscription that includes all car expenses other than fuel, with a six-month minimum term per car in Germany with 100 different models from 15 different brands. Cluno has an experienced team and strong supplier and EU-partner relationships. The Group acquired Cluno to accelerate its entry into the EU market and the acquisition provided the Group an existing customer base of over 3,000 active subscribers in Germany along with the associated recurring revenues and a strong team to help launch the Cazoo proposition in Germany and across Europe.

As of the date of this report Management has not completed its purchase price allocation exercise for the above acquisitions. Full details of the fair value of assets and liabilities acquired will be provided in the Group’s results for the year ended December 31, 2021.

On March 22, 2021, Cazoo Limited entered into an additional £25 million stocking facilities for the financing of Group inventory.

On March 29, 2021 Cazoo Holdings Limited and Ajax I, a publicly traded special purpose acquisition company, entered into a business combination agreement which will result in the public listing of the Group. Under the terms of the agreement, the Group and Ajax I will combine under a new holding company domiciled in the Cayman Islands (“Listco”). Listco is expected to be listed on the New York Stock Exchange under the symbol “CZOO”. The transaction shall be treated as a “reverse acquisition” where Cazoo Holdings Limited is identified as accounting acquirer. The operations of the Group will substantially comprise the ongoing operations of the combined company.

On April 12, 2021 Cazoo Limited entered into a £25 million facility for the financing of the Group’s subscription fleet of vehicles.

There have been no other reportable subsequent events at the date of signing of this report.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
For the year ended December 31, 2020

28. Related party transactions

28.1 Key management personnel

The Directors are considered to be Key management personnel of the Group. The amounts disclosed in the table are the amounts recognized as an expense during the year related to key management personnel.
	Year ended December 31 2020	Year ended December 31 2019	Period ended December 31 2018
	£‘000	£‘000	£‘000
Wages and salaries	546	411	—
Employer’s national insurance	83	57	—
Short-term non-monetary benefits	2	2	—
Defined contribution pension cost	23	16	—
	654	486	—

28.2 Other related party transactions

No other reportable related party transactions occurred during the Year ended December 31, 2020 (2019: nil 2018: nil).

CAZOO HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR
LOSS AND OTHER COMPREHENSIVE INCOME
For the six months ended June 30, 2021

	Notes	June 30 2021 £’000	June 30 2020 £’000
Continuing operations
Revenue(1)	3	248,209	39,945
Cost of sales		(236,850)	(41,381)
Gross profit/(loss)		11,359	(1,436)

Marketing expenses		(29,355)	(10,354)
Selling and distribution expenses		(20,389)	(5,298)
Administrative expenses		(69,427)	(13,236)
Loss from operations		(107,812)	(30,324)
Finance income		166	185
Finance expense		(1,793)	(627)
Loss before tax		(109,439)	(30,766)
Tax credit	5	7,326	—
Loss for the period		(102,113)	(30,766)

Other comprehensive income
Other comprehensive income that may be reclassified to profit or loss in subsequent periods:
Exchange differences on translation of foreign operations		76	—
Other comprehensive income for the period		76	—
Total comprehensive loss for the period		(102,037)	(30,766)

Earnings per share:
Net loss per ordinary share, basic		£(0.67)	£(0.28)
Net loss per ordinary share, diluted		£(0.67)	£(0.28)

____________

(1)      Revenue excludes £7.5 million of sales where Cazoo sold vehicles as an agent for third parties and only the net commission received from those sales is recorded within revenue.

The notes on pages F-84 to F-96 form part of these financial statements.

CAZOO HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION
As at June 30, 2021

	Notes	June 30 2021 Unaudited £’000	December 31 2020 Audited £’000
Assets
Property, plant and equipment	6	182,631	85,934
Intangible assets	7	155,037	26,660
Trade and other receivables		8,865	7,511
Non-current assets		346,533	120,105

Inventory		127,322	114,694
Trade and other receivables		38,773	29,358
Cash and cash equivalents	12	60,347	243,524
Current assets		226,442	387,576
Total assets		572,975	507,681

Liabilities
Trade and other payables	8	76,569	35,569
Loans and borrowings	9	130,803	94,617
Warrants		6,648	—
Provisions	10	—	—
Current liabilities		214,020	130,186

Loans and borrowings	11	48,478	43,634
Provisions	12	4,163	3,363
Non-current liabilities		52,641	46,997
Total liabilities		266,661	177,183
Net assets		306,314	330,498

Equity
Share capital		—	—
Share premium		266,120	266,120
Merger reserve		246,598	181,250
Retained earnings		(206,480)	(116,872)
Foreign currency translation reserve		76	—
Total equity		306,314	330,498

The notes on pages F-84 to F-96 form part of these financial statements.

CAZOO HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the six months ended June 30, 2021

	Note	Share capital £’000	Share premium £’000	Merger reserve £’000	Retained earnings £’000	Foreign currency translation reserve £’000	Total equity £’000
At January 1, 2021		—	266,120	181,250	(116,872)	—	330,498
Comprehensive loss for the period
Loss for the period		—	—	—	(102,113)	—	(102,113)
Other comprehensive income		—	—	—	—	76	76
Total comprehensive loss		—	—	—	(102,113)	76	(102,037)

Contributions by and distributions to owners
Acquisition of subsidiaries	4	—	—	65,348	—	—	65,348
Share based payments		—	—	—	12,505	—	12,505
At June 30, 2021		—	266,120	246,598	(206,480)	76	306,314

The notes on pages F-84 to F-96 form part of these financial statements.

CAZOO HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
For the six months ended June 30, 2020

	Note	Share capital £’000	Share premium £’000	Merger reserve £’000	Retained earnings £’000	Foreign currency translation reserve £’000	Total equity £’000
At January 1, 2020		—	81,500	—	(17,944)	—	63,556
Comprehensive loss for the period
Loss for the period		—	—	—	(30,766)	—	(30,766)
Other comprehensive income		—	—	—	—	—	—
Total comprehensive loss		—	—	—	(30,766)	—	(30,766)

Contributions by and distributions to owners
Issue of share capital		—	125,000	—	—	—	125,000
Group restructuring(1)		—	(181,250)	181,250	—	—	—
Share based payments		—	—	—	326	—	326
At June 30, 2020		—	25,250	181,250	(48,384)	—	158,116

____________

(1)      On June 10, 2020, the Group was subject to a restructuring where Cazoo Holdings Limited was inserted at the top of the Group as a new parent company resulting in a merger reserve.

The notes on pages F-84 to F-96 form part of these financial statements.

CAZOO HOLDINGS LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
For the six months ended June 30, 2021

	Note	June 30 2021 £’000	June 30 2020 £’000
Cash flows from operating activities
Loss for the period		(102,113)	(30,766)

Adjustments for:
Depreciation of property, plant, and equipment	6	10,531	2,039
Amortisation of intangible assets	7	4,618	457
Finance income		(166)	(185)
Finance expense		1,793	627
Share based payment expense		12,688	326
Tax credit	5	(7,326)	—
		(79,975)	(27,502)

Movements in working capital:
Decrease/(increase) in trade and other receivables		8,508	(10,571)
Increase in inventory		(12,294)	(3,095)
Increase in trade and other payables		28,106	9,727
Total working capital movements		24,320	(3,939)

Other cash flows from operating activities:
Interest received		166	185
Net cash used in operating activities		(55,489)	(31,256)

Cash flows from investing activities
Purchases of property, plant, and equipment	6	(34,685)	(568)
Purchases and development of intangible fixed assets	7	(4,810)	(687)
Acquisition of subsidiaries, net of cash acquired	4	(79,695)	—
Net cash used in investing activities		(119,190)	(1,255)

Cash flows from financing activities
Proceeds from issue of shares		—	125,000
Proceeds from stocking loans		217,399	49,152
Repayment of stocking loans		(218,520)	(49,509)
Repayment of mortgages		(1,070)	—
Interest paid on loans and borrowings		(1,711)	(627)
Lease payments	8	(4,596)	(3,188)
Net cash (used in)/generated from financing activities		(8,498)	120,828
Net (decrease)/increase in cash and cash equivalents		(183,177)	88,317
Cash and cash equivalents at the beginning of the period		243,524	34,539
Cash and cash equivalents at the end of the period		60,347	122,856

The notes on pages F-84 to F-96 form part of these financial statements.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

1. Reporting entity

Cazoo Holdings Limited (the ‘Company’, ‘Cazoo’ or ‘the Group’) is a limited company incorporated in the United Kingdom incorporated on February 7, 2020. The Company’s registered office is at 41 Chalton Street, London, NW1 1JD. The Company’s principal activity is the operation of an e-commerce platform for buying used cars.

The consolidated financial statements incorporate the accounts of the Company and entities controlled by the Company (“its subsidiaries”).

2. Basis of preparation

This condensed consolidated interim financial report for the half-year reporting period ended June 30, 2021 has been prepared in accordance with Accounting Standard IAS 34 Interim Financial Reporting. The interim report does not include all the information and disclosures required in the annual financial report. Accordingly, this report is to be read in conjunction with the annual report for the year ended December 31, 2020. The interim report does not comprise statutory accounts within the meaning of Section 434 of the Companies Act 2006. Statutory accounts for the year ended December 31, 2020, which contained an unqualified audit report under Section 495 of the Companies Act 2006 (which did not make any statements under Section 498 of the Companies Act 2006), will be delivered to the Registrar of Companies.

Except as described in 2.2. below, the accounting policies adopted in the preparation of the interim condensed consolidated financial statements are consistent with those followed in the preparation of the Group’s annual consolidated financial statements for the year ended December 31, 2020.

2.1. Going concern

The financial statements have been prepared on a going concern basis as the Directors’ are satisfied that the Group will continue in operational existence for the foreseeable future. In assessing the going concern position of the Group, the Directors have considered the Group’s cash flows, liquidity and business activities. As at June 30, 2021, the Group had net assets of £306.3 million and a cash balance of £60.3 million.

The Group has raised additional capital of $836 million after fees in the third quarter of 2021 through a business combination with Ajax I; a special purpose acquisition company listed on the New York Stock Exchange (the “business combination”). The additional capital will fund Cazoo’s growth strategy in the UK and across Europe. The business combination was approved by both the shareholders of Cazoo Holdings Limited and Ajax I and the transaction was completed on August 26, 2021. On this basis the Directors are satisfied that the interim accounts should be prepared on a going concern basis and that the Group will continue in operational existence for a period of at least 12 months from the issuance of the interim financial statements.

2.2. New accounting policies

2.2.1. Retail revenue

Retail revenue also includes the sale of a small number of vehicles where Cazoo acts as an agent and receives a fixed commission from the supplier when the vehicle is sold. Under IFRS 15 only the net commission received from these sales is recorded within revenue, with 100% of that revenue contributing towards gross profit. Any ancillary revenue earned on the transaction continues to be recognised separately.

2.2.2. Other revenue

Revenue from the Cazoo Subscription Service is recognised under IFRS 16 and as such is recognised on a straight-line basis over the contract period and presented as part of ‘other revenue’ within the breakdown of revenue in the statement of profit or loss. The Cazoo Subscription Service allows customers to subscribe for a vehicle over a period of time for a monthly fee as an alternative to ownership.

Revenue from provision of related services such as maintenance and breakdown are recognised in accordance with IFRS 15 — overtime, as the services are provided.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

2. Basis of preparation (cont.)

2.2.3. Leasing

Group acting as a lessor

The subscription of vehicles to customers is recognised under IFRS 16. When the Group acts as a lessor, it determines at the lease inception whether each lease is a finance lease or an operating lease.

To classify each lease, the Group makes an overall assessment of whether the lease transfers substantially all of the risks and rewards incidental to ownership of the underlying asset. If this is the case, then the lease is a finance lease; if not, then it is an operating lease. As part of this assessment, the Group considers certain indicators such as whether the lease is for the major part of the economic life of the asset.

When the Group is an intermediate lessor, it accounts for its interests in the head lease and the sub-lease separately. It assesses the lease classification of a sub-lease with reference to the right-of-use asset arising from the head lease, not with reference to the underlying asset. If a head lease is a short-term lease to which the Group applies the short-term lease exemption, then it classifies the sub-lease as an operating lease.

If an arrangement contains lease and non-lease components, then the Group applies IFRS 15 to allocate the consideration in the contract.

The Group recognises lease payments received under operating leases as revenue on a straight-line basis over the lease term as part of ‘other sales’.

Amounts due from lessees under finance leases are recorded as a receivable at an amount equal to the net investment in the lease. The Group recognises finance income over the lease term, reflecting a constant periodic rate of return on the Group’s net investment in the lease. The Group applies the derecognition and impairment requirements in IFRS 9 to the net investment in the lease. The Group further regularly reviews estimated unguaranteed residual values used in calculating the gross investment in the lease.

2.2.4. Foreign currency

Foreign currency transactions

Transactions in foreign currencies are translated into the Group’s functional currency (Pounds Sterling) at the exchange rates at the dates of the transactions.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated into the functional currency at the exchange rate when the fair value was determined. Non-monetary items that are measured based on historical cost in foreign currency are translated at the exchange rate at the date of the transaction.

Foreign currency differences are recognised in profit or loss and presented within finance costs.

Foreign operations

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on acquisition are translated at the exchange rates at the reporting date. The income and expenses of foreign operations are translated at the exchange rates at the dates of the transactions.

Foreign currency differences are recognised in Other Comprehensive Income (OCI) and accumulated in the translation reserve.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

2. Basis of preparation (cont.)

2.2.5. Intangible assets

For specific acquisitions, the Group has identified intangible assets in respect of customer relationships and brands. The values of these intangibles are recognised as part of the identifiable assets and liabilities acquired.

Intangible assets that are acquired by the Group and have finite useful lives are measured at cost less accumulated amortisation and any accumulated impairment losses.

Amortisation is calculated to write-off the cost of intangible assets less their estimated residual values using the straight-line method over their estimated useful lives and is recognised in profit or loss.

The estimated useful lives are as follows:
Customer relationships	Over the period of the expected benefit, between 2 to 6 years
Brand name	Over the period of use in the business, up to 3 years

2.3. New standards, interpretations and amendments adopted by the Group

The Group has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective. Several amendments apply for the first time in 2021, but do not have an impact on the interim condensed consolidated financial statements of the Group.

Interest Rate Benchmark Reform — Phase 2:    Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16

The amendments provide temporary reliefs which address the financial reporting effects when an interbank offered rate (IBOR) is replaced with an alternative nearly risk-free interest rate (RFR). The amendments include the following practical expedients:

•        A practical expedient to require contractual changes, or changes to cash flows that are directly required by the reform, to be treated as changes to a floating interest rate, equivalent to a movement in a market rate of interest.

•        Permit changes required by IBOR reform to be made to hedge designations and hedge documentation without the hedging relationship being discontinued.

•        Provide temporary relief to entities from having to meet the separately identifiable requirement when an RFR instrument is designated as a hedge of a risk component.

These amendments had no impact on the interim condensed consolidated financial statements of the Group. The Group intends to use the practical expedients in future periods if they become applicable.

3. Revenue

3.1. Disaggregated revenue information

The following is an analysis of the Group’s revenue for the period from continuing operations. The Group’s Chief Operating Decision Maker (CODM) has been identified as the Board of Directors. Management assesses and monitors the revenue performance of the Group as a single segment in line with the way the Group is assessed and managed by the CODM.

All material revenue recognised has arisen within the UK.
Revenue:	June 30 2021 £’000	June 30 2020 £’000
Retail	207,948	36,902
Wholesale	12,774	2,509
Other sales	27,487	534
Revenue	248,209	39,945

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

3. Revenue (cont.)

Other sales include commission revenue from finance and warranty sales where the Group is not the principal of the transaction and revenue is recognised on a net basis.

Recognition of revenue
Revenue from contracts with customers	240,530	39,945
Other revenue	7,679	—
	248,209	39,945

All revenue from contracts with customers are recognised at a point in time.

3.2. Contract balances
	June 30 2021 £’000	December 31 2020 £‘000
Trade receivables	12,715	7,243
Contract assets	153	599
Contract liabilities	(15,668)	(9,059)

All contract assets and liabilities are short term in nature and are derecognised within one month of the reporting period end across both June 30, 2021 and December 31, 2020 financial periods.

Revenue expected to be recognised in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the period end is summarised as below.
	Within one month as at June 30, 2021 £’000	Within one month as at December 31, 2020 £’000
Undelivered vehicles	13,678	9,059

4. Business Combinations

4.1. Drover Limited

On January 25, 2021, Cazoo Holdings Limited acquired 100% of the share capital of Drover Limited (“Drover”) for a total consideration of £65.4 million, as measured in accordance with IFRS 3. The acquisition balance sheet includes £4.0 million of cash on balance sheet. Total consideration net of cash acquired was £61.4 million.

Drover is car subscription service with operations in the United Kingdom and France. Founded in 2016, Drover provided a monthly car subscription service, including maintenance, servicing, tax, breakdown cover and optional insurance, allowing its customers to choose from over 50 different models, all available online. The Group acquired Drover to accelerate its entry into the car subscription market and the acquisition provided the Group an existing customer base of over 2,000 active subscribers in the UK as well as a nascent subscriber base in France along with the associated recurring revenues.

The purchase has been accounted for as a business combination under the acquisition method in accordance with IFRS 3. The interim condensed consolidated financial statements include the results of Drover for the period from the acquisition date.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

4. Business Combinations (cont.)

In calculating goodwill arising from the acquisition, the fair value of net assets acquired was assessed and no material adjustments from book value were made to existing assets and liabilities. The Group has recognised a number of separately identifiable intangible assets as part of the acquisition, details of the provisional amounts are set out in the table below.
£’000
Property, plant and equipment	3,943
Trade and other receivables	4,868
Cash	3,975
Trade and other payables	(4,819)
Loans and borrowings	(3,791)
Total net assets acquired	4,176

Intangible assets recognised on acquisition:
Software	19,558
Brand	1,303
Deferred tax arising on intangible assets	(3,983)
Total intangible assets arising on acquisition	16,878
Total identifiable net assets at fair value	21,054
Goodwill	44,310
Purchase consideration transferred	65,365

Satisfied by:
Cash	20,997
Debt assumed and discharged	4,463
Shares issued	33,339
Warrants issued	6,566
Purchase consideration transferred	65,365

The fair value of the ordinary shares issued at the date of acquisition was determined as £10.6 per ordinary share. This is consistent with an independent valuation of the Group’s ordinary shares at the last funding round.

At the date of the acquisition, the carrying amount of trade and other receivables was £4.9 million and all of this was expected to be collectible in the short term. As such, there was no difference between the carrying amount and fair value of trade and other receivables at the date of acquisition.

The Group measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities and adjusted to reflect the unfavourable terms of the lease relative to market terms.

Software acquired represents Drover’s subscription platform system that has been developed in-house and is considered to be Drover owned intellectual property. The platform underpins Drover’s business allowing customers to book, pay and manage their subscriptions.

During the six months ended June 30, 2021, the Group launched the Cazoo Subscription Service, bringing the technology and subscription offering previously provided by Drover under the Cazoo brand. Accordingly, the Drover brand was considered to be fully impaired during the period and has been written off to the profit or loss account.

Goodwill is attributable mainly to the skills and technical talent of Drover’s workforce, and the synergies expected to be achieved from integrating the company into the Group’s existing standard car business.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

4. Business Combinations (cont.)

Upon acquisition, warrants were issued as consideration giving the holders the right to purchase ordinary share capital of Cazoo Holdings Limited at the next funding round at a 20 percent discount to the equity share price of that round. The benefit gained by the warrant holders is a fixed value and therefore the warrants have been recorded as a financial liability. As at the date of this report all warrant liabilities have been extinguished as part of the Group’s listing on the New York Stock Exchange.

From the date of acquisition to June 30, 2021, Drover has contributed £4.8 million of revenue and £3.6 million to the Group’s loss before tax. If the acquisition had occurred on January 1, 2021, management estimates that the Group’s revenue from continuing operations would have been £248.9 million and the loss from continuing operations for the period would have been £102.7 million.

Transaction costs of £0.8 million have been expensed and are included in administrative expenses in the statement of profit or loss and are part of operating cash flows in the statement of cash flows.

4.2. Smart Fleet Solutions Limited

On February 11, 2021 Cazoo Holdings Limited acquired 100% of the share capital of Smart Fleet Solutions Limited (“Smart Fleet”) for consideration of £23.2 million, in accordance with IFRS 3. The acquisition balance sheet includes £0.7 million of cash on balance sheet. Total consideration net of cash acquired was £22.5 million for the equity of Smart Fleet.

At the time of the transaction, the Group also acquired £15.9 million of freehold property relating to reconditioning sites operated by Smart Fleet owned by the previous shareholders. Total consideration recognised in accordance with IFRS 3 is therefore £39.1 million.

Smart Fleet is a vehicle refurbishment business operating four state-of-the-art vehicle refurbishment centres across the UK and provides the Group with the capacity to refurbish approximately 200,000 cars per year across all its sites, reducing its reliance on any third-party providers. Smart Fleet’s team of over 500 vehicle refurbishment and logistics staff also provide significant expertise. In addition, Smart Fleet has in place a number of third-party contracts which are strategically beneficial to the Group. The Group acquired Smart Fleet for its UK-wide infrastructure and expertise in the refurbishment of used cars, which is expected to enhance the Group’s ability to operate at scale. The purchase has been accounted for as a business combination under the acquisition method in accordance with IFRS 3. The interim condensed consolidated financial statements include the results of Smart Fleet for the period from the acquisition date.

In calculating goodwill arising from the acquisition, the fair value of net assets acquired was determined. Adjustments to book value were made in the recognition of market value of real estate leases and the fair value of freehold property. The Group has also recognised a number of separately identifiable intangible assets as part of the acquisition, details of the provisional amounts are set out in the table below.
£’000
Property, plant and equipment	25,101
Inventory	333
Trade and other receivables	7,335
Cash	669
Trade and other payables	(2,161)
Loans and borrowings	(3,019)
Total net assets acquired	28,259

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

4. Business Combinations (cont.)

£’000
Intangible assets recognised on acquisition:

Customer relationships	7,300
Deferred tax arising on intangible assets	(1,600)
Total intangible assets arising on acquisition	5,700
Total identifiable net assets at fair value	33,959
Goodwill	5,166
Purchase consideration transferred	39,125

Satisfied by:
Cash	29,125
Debt assumed and discharged	9,000
Shares issued	1,000
Purchase consideration transferred	30,125

The fair value of the ordinary shares issued at the date of acquisition was determined as £10.6 per ordinary share. This is consistent with an independent valuation of the Group’s ordinary shares at the last funding round.

At the date of the acquisition, the carrying amount of trade and other receivables was £7.3 million and all of this was expected to be collectible in the short term. As such, there was no difference between the carrying amount and fair value of trade and other receivables at the date of acquisition.

The Group measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities and adjusted to reflect the unfavourable terms of the lease relative to market terms.

An intangible asset has been recognised for significant customer relationships as future economic benefit is expected to arise from Smart Fleet existing customer relationships. Smart Fleet provides vehicle refurbishment to a small number of customers for which it holds long term relationships.

Goodwill is attributable mainly to the skills and technical talent of Smart Fleet’s workforce, and the synergies expected to be achieved from integrating the company into the Group’s existing car refurbishment process, significantly increasing in-house capacity.

From the date of acquisition to June 30, 2021, Smart Fleet has contributed £11.6 million of revenue and £1.4 million to loss before tax to the Group. If the acquisition had occurred on January 1, 2021, management estimates that the Group’s revenue from continuing operations would have been £251.6 million and the loss from continuing operations for the period would have been £102.5 million.

Transaction costs of £2.0 million have been expensed and are included in administrative expenses in the statement of profit or loss and are part of operating cash flows in the statement of cash flows.

4.2. Cluno GmbH

On February 23, 2021 the Cazoo Holdings Limited acquired 100% of the share capital of Cluno Gmbh (“Cluno”) for a total consideration of £60.4 million (€69.7 million), as measured in accordance with IFRS 3. The acquisition balance sheet includes £8.6 million of cash. Total consideration net of cash acquired was £51.8 million.

Cluno is a German car subscription services company, with a business similar to Drover and a team of approximately 100 employees based in Munich. Cluno offers a monthly subscription that includes all car expenses other than fuel, with a six-month minimum term per car in Germany with 100 different models from 15 different brands. Cluno has an experienced team and strong supplier and EU-partner relationships. The Group acquired Cluno to accelerate its entry into the EU market and the acquisition provided the Group an existing customer base of over 3,000 active subscribers in Germany along with the associated recurring revenues and a strong team to help launch the Cazoo proposition in Germany and across Europe.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

4. Business Combinations (cont.)

The purchase has been accounted for as a business combination under the acquisition method in accordance with IFRS 3. The interim condensed consolidated financial statements include the results of Smart Fleet for the period from the acquisition date.

In calculating goodwill arising from the acquisition, the fair value of net assets acquired was assessed and no material adjustments from book value were made to existing assets and liabilities. The Group has recognised a number of separately identifiable intangible assets as part of the acquisition, details of the provisional amounts are set out in the table below.
£’000
Property, plant and equipment	27,181
Cash	8,589
Trade and other receivables	5,493
Trade and other payables	(5,982)
Loans and borrowings	(23,708)
Total net assets acquired	11,573

Intangible assets recognised on acquisition:

Software	4,445
Brand	1,444
Deferred tax arising on intangible assets	(1,767)
Total intangible assets recognised on acquisition	4,122

Total identifiable net assets at fair value	15,695

Goodwill	44,659
Purchase consideration transferred	60,354

Satisfied by:
Cash	28,722
Shares issued	31,009
Voluntary employee share option plan	623
Purchase consideration transferred	60,354

The fair value of the ordinary shares issued at the date of acquisition was determined as £10.6 per ordinary share. This is consistent with an independent valuation of the Group’s ordinary shares at the last funding round.

At the date of the acquisition, the carrying amount of trade and other receivables was £5.5 million and all of this was expected to be collectible in the short term. As such, there was no difference between the carrying amount and fair value of trade and other receivables at the date of acquisition.

The Group measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities and adjusted to reflect the unfavourable terms of the lease relative to market terms.

Software acquired represents Cluno’s subscription platform system that has been developed in-house and is considered to be Cluno owned intellectual property. The platform underpins Cluno’s business allowing customers to book, pay and manage their subscriptions.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

4. Business Combinations (cont.)

Cluno is the Germany’s leading car subscription provider. The brand is considered to be highly recognisable in Germany.

Goodwill is attributable mainly to the skills and technical talent of Cluno’s workforce, and the synergies expected to be achieved from integrating the company into the Group’s existing standard car business.

From the date of acquisition to June 30, 2021, Cluno has contributed £4.5 million of revenue and £5.0 million to loss before tax to the Group. If the acquisition had occurred on January 1, 2021, management estimates that the Group’s revenue from continuing operations would have been £250.1 million and the loss from continuing operations for the period would have been £104.2 million.

Transaction costs of £0.9 million have been expensed and are included in administrative expenses in the statement of profit or loss and are part of operating cash flows in the statement of cash flows.

5. Taxation

The Group calculates the period income tax expense using the tax rate that would be applicable to the expected total annual earnings. The major components of income tax expense in the interim condensed consolidated statement of profit or loss are:
	June 30 2021 £’000	June 30 2020 £’000
Current income tax expense	(24)	—
Deferred tax credit relating to origination and reversal of temporary differences	7,350	—
Income tax credit recognised in statement of profit or loss	7,326	—

A deferred tax liability arises due to a purchase price adjustment on the acquisition of subsidiaries where the fair value of intangible assets exceeded the tax basis in the subsidiaries. A deferred tax asset on losses is only recognised to the extent that it reduces the deferred tax liability arising to nil due to uncertainty of recoverability.

6. Property, plant and equipment

During the six months ended June 30, 2021, the Group acquired property, plant and equipment with a cost of £51.0 million (six months ended June 30, 2020: £8.2 million). In addition, the Group recognised property, plant and equipment on acquisition of subsidiaries with a cost of £56.1 million (six months ended June 30, 2020: £nil). Details of property, plant and equipment recognised on acquisition of subsidiaries are set out in Note 4.

7. Intangible assets

During the six months ended June 30, 2021, the Group acquired intangible assets with a cost of £4.8 million (six months ended June 30, 2020: £0.7 million). In addition, the Group recognised goodwill and other intangible assets on acquisition of subsidiaries with a cost of £128.2 million (six months ended June 30, 2020: £nil). Details of goodwill and other intangible assets recognised on acquisition of subsidiaries are set out in Note 4.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

7. Intangible assets (cont.)

The reconciliation of carrying amount of goodwill is presented in the table below:
Goodwill £’000
Cost
At December 31, 2020	22,693
Additions	—
Acquisition of subsidiaries	94,135
At June 30, 2021	116,828

Accumulated impairment
At December 31, 2020	—
Impairment loss	—
At June 30, 2021	—

Net book value
At June 30, 2021	116,828
At December 31, 2020	22,693

8. Trade and other payables
	June 30 2021 £’000	December 31 2020 £’000
Trade payables	24,036	12,668
Accruals and other creditors	31,816	10,348
Tax and social security payables	4,115	2,119
Contract liabilities	13,678	9,059
Deferred consideration	2,924	1,375
	76,569	35,569

Current	76,569	35,569
Non-current	—	—

9. Loans and borrowings

The book value of loans and borrowings are as follows:
	June 30 2021 £’000	December 31 2020 £’000
Current
Stocking loans	116,155	86,709
Mortgages	523	1,368
Lease liabilities	14,125	6,540
	130,803	94,617
Non-current
Mortgages	1,776	2,126
Lease liabilities	46,702	41,508
	48,478	43,634
Total loans and borrowings	179,281	138,251

The Group’s loans and borrowings are mainly denominated in Pound Sterling.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

10. Provisions
Dilapidation Provisions £’000
At December 31, 2021	3,363
Acquisition of subsidiaries	275
Recognised during the period	525
4,163
Current	—
Non-current	4,163

The dilapidation provisions relate to the expected reinstatement costs of leased office buildings, collection centres and vehicles back to the conditions required by the lease. Cash outflows associated with the dilapidation provisions are to be incurred at the end of the relevant lease term, between 4 and 20 years.

11. Financial instruments

11.1. Financial assets

Set out below, is an overview of financial assets, other than cash and short-term deposits, held by the Group as at June 30, 2021 and December 31, 2020:
	June 30 2021 £’000	December 31 2020 £’000
Debt instruments at amortised cost
Trade receivables	12,715	7,243
Contract assets	153	599
Lease deposits	1,954	2,653
	14,822	10,495

Current	14,822	10,495
Non-current	—	—

11.2. Financial liabilities

Set out below is an overview of financial liabilities held by the Group as at June 30, 2021 and December 31, 2020:
	June 30 2021 £’000	December 31 2020 £’000
Financial liabilities at amortised cost
Current:
Lease liabilities	14,125	6,540
Stocking loans	116,155	86,709
Mortgages	523	1,368
Warrants	6,648	—
	137,451	94,617
Non-current:
Lease liabilities	46,702	41,508
Mortgages	1,776	2,126
Warrants	—	—
	48,478	43,634

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

11. Financial instruments (cont.)

11.3. Fair value

Management assessed that the fair value of trade receivables, other receivables, stocking loans and trade and other payables approximate their carrying value due to the short-term maturities of these instruments.

The fair value of trade receivables, other receivables, stocking loans and trade and other payables has been measured using level 3 valuation inputs.

12. Cash and cash equivalents

For the purpose of the condensed consolidated statement of cash flows, cash and cash equivalents are comprised of the following:
	June 30 2021 £’000	December 31 2020 £’000
Cash at bank available on demand	32,373	52,742
Cash held in short term deposit accounts	27,974	190,782
Cash and cash equivalents in the statement of cash flows	60,347	243,524

13. Events after the reporting date

13.1. The business combination

On March 29, 2021, Ajax I, a Cayman Islands exempted company (“Ajax”), Cazoo and Capri Listco, a Cayman Islands exempted company (“Listco”), entered into the Business Combination Agreement, as amended by the First Amendment thereto, dated as of May 14, 2021 (the “Business Combination Agreement”) which, among other things, provided that (i) Ajax would merge with and into Listco, with Listco continuing as the surviving company, and (ii) Listco would acquire all of the issued and outstanding shares of Cazoo via exchange for a combination of shares of Listco and cash consideration (the “Business Combination”).

Upon consummation of the Business Combination, shareholders of Ajax and Cazoo became shareholders of Listco, and Listco changed its name to “Cazoo Group Ltd.” Upon consummation of the Business Combination Class A ordinary shares, par value $0.001 per share (the “Class A Shares”) and warrants of Cazoo Group Ltd became listed on the New York Stock Exchange under the symbols “CZOO” and “CZOO WS,” respectively. The transaction shall be treated as a “reverse acquisition” where Cazoo Holdings Limited is identified as accounting acquirer. The operations of the Group substantially comprise the ongoing operations of the combined company.

13.2. Additional stocking facility

During August 2021, the Group entered into a €20 million stocking facility to finance the purchase of retail cars in Europe.

13.3. Acquisition of Cazana Limited

On September 2, 2021, Cazoo Holdings Limited acquired Cazana Limited (‘Cazana’) for net consideration of approximately £25 million in cash.

Founded in 2012, Cazana has grown to a team of more than 50 staff including data scientists and engineers headquartered in London. Cazana has built an extensive dataset of over 500 million historic vehicle transactions from a range of countries, including the UK, Germany, France, Spain and Italy, and its tools are used by car manufacturers, lenders, fleet owners and insurers.

CAZOO HOLDINGS LIMITED
NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL STATEMENTS

13. Events after the reporting date (cont.)

Cazana’s products include real-time vehicle valuation, pricing and stock management tools, and the Group’s acquisition of Cazana will combine its brand, proposition and platform with Cazana’s extensive data, products and expertise. The Group anticipates the deal will enhance its data team and capabilities and allow the Group to further optimise its car buying and pricing across the UK & Europe for the benefit of consumers.

13.4. Acquisition of SMH Fleet Solutions Limited

On September 15, 2021, Cazoo Holdings Limited acquired SMH Fleet Solutions Limited (‘SMH’) for a cash consideration of approximately £70 million, net of cash acquired.

Established in 2003, SMH has a team of over 500 expert staff and has the capacity to process 70,000 vehicle refurbishments annually from five vehicle preparation sites across 136 acres in Bedford, Gloucester, Throckmorton, Worcester and St Helens. SMH also carries out over 150,000 vehicle movements per year with a team of over 300 logistics specialists as well as operating an online wholesale platform for used cars.

The combination of Cazoo’s online retail platform and brand with SMH’s leading infrastructure and expertise will double Cazoo’s overall vehicle reconditioning, logistics and storage capabilities in the UK with 10 total sites across more than 265 acres, as well as providing it with an experienced team of hundreds of additional vehicle preparation and logistics specialists and its own digital wholesale platform.

As of the date of this report, management has not completed its purchase price allocation exercise for the above acquisitions. Full details of the fair value of assets and liabilities acquired are not available yet and will be provided in the Group’s results for the year ended December 31, 2021.

14. Related party transactions

No reportable related party transactions occurred during the period ended June 30, 2021 (six months ended June 30, 2020: nil) other than the remuneration of key management personnel.

Cazoo Group Ltd

_____________________

PROSPECTUS

_____________________

        , 2021

PART II

Information Not Required in Prospectus

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by a Cayman Islands court to be contrary to public policy, such as to provide indemnification against fraud or willful default or the consequences of committing a crime. Cazoo’s amended and restated memorandum and articles of association provides for indemnification of its officers and directors to the fullest extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. Cazoo will maintain insurance on behalf of its directors and executive officers.

Cazoo has entered into indemnification agreement with each of its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Cazoo pursuant to the foregoing provisions, Cazoo has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities

The following sets forth information regarding all securities sold or granted by the Company within the past three years that were not registered under the Securities Act and the consideration, if any, received by the Company for such securities.

In connection with the Business Combination, on August 26, 2021, we issued 80,000,000 Class A Shares to the PIPE Investors pursuant to the terms of the PIPE Subscription Agreements for aggregate consideration of $800,000,000.

The foregoing securities issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

Exhibit Index

Exhibit No.	Description
2.1

Business Combination Agreement, dated as of March 29, 2021, by and among Ajax I, Cazoo Holdings Limited and Capri Listco (incorporated by reference to Exhibit 2.1 to the Company’s registration statement on Form F-4/A (File No. 333-256152), filed with the SEC on July 22, 2021).

2.2

First Amendment to Business Combination Agreement, dated as of May 14, 2021, by and among Ajax I, Cazoo Holdings Limited and Capri Listco (incorporated by reference to Exhibit 2.2 to the Company’s registration statement on Form F-4/A (File No. 333-256152), filed with the SEC on July 22, 2021).

3.1

Memorandum and Articles of Association of Capri Listco (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form F-4/A (File No. 333-256152), filed with the SEC on July 22, 2021).

3.2

Amended and Restated Memorandum and Articles of Association of Cazoo Group Ltd (incorporated by reference to Exhibit 3.2 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).

4.1

Specimen Class A Ordinary Share Certificate of Cazoo Group Ltd (incorporated by reference to Exhibit 2.1 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).

4.2

Specimen Warrant Certificate of Cazoo Group Ltd (incorporated by reference to Exhibit 2.2 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).

Exhibit No.	Description
4.3

Warrant Agreement, dated October 27, 2020, between Continental Stock Transfer & Trust Company and Ajax I (incorporated by reference to Exhibit 4.1 of Ajax I’s Current Report on Form 8-K filed on October 30, 2020).

4.4

Amendment to and Assignment of Warrant Agreement, dated as of August 23, 2021, by and among Ajax I, Capri Listco, Continental Stock Transfer & Trust Company and Equiniti Trust Company (incorporated by reference to Exhibit 2.4 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).

5.1**	Opinion of Maples and Calder.
5.2**	Opinion of Freshfields Bruckhaus Deringer US LLP.
10.1

Letter Agreement, dated October 27, 2020, among Ajax I, AJAX I Holdings, LLC and Ajax I’s officers and directors (incorporated by reference to Exhibit 10.1 of Ajax’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).

10.2

Sponsor Warrants Purchase Agreement, dated October 27, 2020, between Ajax I and AJAX I Holdings, LLC (incorporated by reference to Exhibit 10.5 of Ajax’s Form 8-K (File No. 001-39660), filed with the SEC on October 30, 2020).

10.3

Securities Subscription Agreement, dated September 16, 2020, between Ajax I and Ajax I Holdings, LLC (incorporated by reference to Exhibit 10.5 to Ajax’s registration statement on Form S-1/A (File No. 333-249411), filed with the SEC on October 16, 2020).

10.4	Incentive Equity Plan (incorporated by reference to Exhibit 4.6 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).
10.5

Investor Rights Agreement, dated August 26, 2021, by and among Capri Listco, Ajax I Holdings, LLC and the other investors party thereto (incorporated by reference to Exhibit 4.7 to the Company’s shell company report on Form 20-F (File No. 001-40754) filed with the SEC on September 1, 2021).

10.6	Form of Subscription Agreement (Institutional Investor) (incorporated by reference to Exhibit 10.4 to Ajax’s Current Report on Form 8-K (File No. 001-39660), filed with the SEC on March 29, 2021).
10.7	Form of Subscription Agreement (Other) (incorporated by reference to Exhibit 10.5 to Ajax’s Current Report on Form 8-K (File No. 001-39660), filed with the SEC on March 29, 2021).
10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.22 to the Company’s registration statement on Form F-4/A (File No. 333-256152), filed with the SEC on July 22, 2021).
21.1**	List of Subsidiaries of the Company.
23.1*	Consent of Ernst and Young LLP.
23.2*	Consent of Marcum LLP.
23.3**	Consent of Maples and Calder (included in Exhibit 5.1).
23.4**	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.2).
24.1**	Powers of Attorney (included on the signature page of the Registration Statement).
101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

____________

*        Filed herewith

**      Previously filed.

(b)    Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a)     The undersigned Registrant hereby undertakes:

(1)    to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that:

(2)    That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5)    That, for the purpose of determining liability under the Securities Act to any purchaser:

(iv)   If the Registrant is relying on Rule 430B:

(A)    Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(v)    If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     The undersigned Registrant hereby undertakes:

(1)    That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of London, United Kingdom, on the 30th day of September, 2021.

Cazoo Group Ltd
By:	/s/ Alex Chesterman
Name: Alex Chesterman
Title: Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1. to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Alex Chesterman	Chairman and Chief Executive Officer and Director	September 30, 2021
Alex Chesterman	(Principal Executive Officer)
/s/ Stephen Morana	Chief Financial Officer and Director	September 30, 2021
Stephen Morana	(Principal Financial and Accounting Officer)
*	Director	September 30, 2021
Daniel Och
*	Director	September 30, 2021
Lord Rothermere
*	Director	September 30, 2021
Luciana Berger
*	Director	September 30, 2021
David Hobbs
*	Director	September 30, 2021
Moni Mannings
*	Director	September 30, 2021
Duncan Tatton-Brown
*	Director	September 30, 2021
Anne Wojcicki

____________

*        Alex Chesterman signs this Amendment No. 1 to the Registration Statement on behalf of the indicated persons for whom he is attorney-in-fact, pursuant to the power of attorney included on the signature page of the Registration Statement filed with the SEC on September 24, 2021.

By:	/s/ Alex Chesterman
Alex Chesterman
Attorney-in-fact

Dated: September 30, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Cazoo Group Ltd, has signed this Amendment No. 1 to the Registration Statement in the City of Newark, State of Delaware, on September 30, 2021.

PUGLISI & ASSOCIATES
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director